Filed pursuant to Rule 424(b)(3)
Registration No. 333-229158

PROSPECTUS

MEREDITH CORPORATION

Offer to Exchange

This is an offer by Meredith Corporation to exchange up to $1,272,940,000 aggregate principal amount of its 6.875% Senior Notes due 2026 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding unregistered 6.875% Senior Notes due 2026 that were issued in a private offering on January 31, 2018 (the “outstanding unregistered notes”, and such transaction, the “exchange offer”).

We are conducting the exchange offer in order to provide you with an opportunity to exchange your outstanding unregistered notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offer:

•	We will exchange all outstanding unregistered notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding unregistered notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer will expire at 5:00 p.m., New York City time, on February 28, 2019, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding unregistered notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes.

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The terms of the exchange notes to be issued in the exchange offer are substantially identical to the terms of the outstanding unregistered notes, except that the exchange notes will be freely tradable.

Results of the Exchange Offer:

•	The exchange notes may be sold in the over-the-counter-market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national exchange.

All untendered outstanding unregistered notes will continue to be subject to the restrictions on transfer set forth in the outstanding unregistered notes and in the indenture governing the notes. In general, the outstanding unregistered notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding unregistered notes under the Securities Act.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it shall deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Meredith Corporation and the guarantors have agreed that, for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, they shall make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 11 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2019.

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AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

We file periodic reports and other information with the Securities and Exchange Commission, or SEC. In this prospectus, we “incorporate by reference” certain information we file with the SEC, which means that important information is being disclosed to you by referring to those documents. Those documents that are filed prior to the date of this prospectus are considered part of this prospectus, and those documents that are filed after the date of this prospectus and prior to the completion of the exchange offer will be considered a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently dated or filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

The documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this prospectus:

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Our Annual Report on Form 10-K for the year ended June 30, 2018, filed with the SEC on September 4, 2018 and our Quarterly Report on Form 10-Q for the period ended September 30, 2018, filed with the SEC on November 9, 2018;

•	Our Current Reports on Form 8-K filed with the SEC on November 15, 2018 and January 15, 2019;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 24, 2018; and

•	All documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before completion of the exchange offer.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will, upon any request, provide to any prospective investor to whom a copy of this prospectus is delivered, a copy of any and all information that has been incorporated by reference herein. In addition, we will upon request, provide to any prospective investor to whom a copy of this prospectus is delivered, a copy of the documents summarized in this prospectus. Such information will be provided upon written or oral request and at no cost to the requested. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at the telephone number listed below:

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

Telephone: +1 (515) 284-3000

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MUST MAKE YOUR INVESTMENT DECISION. ACCORDINGLY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN 5:00 P.M. NEW YORK CITY TIME ON FEBRUARY 21, 2019.

In addition, all other information we file with the SEC can be accessed electronically by means of our website at www.meredith.com or the SEC’s home page on the Internet at http:// www.sec.gov. Such material may also be read and copied at the public reference room of the SEC at 100 F Street, Room 1580, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates by writing to the public reference room. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of U.S. federal securities laws. All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, cost savings, industry trends and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Additionally, important factors could cause our actual results to differ materially from such forward-looking statements. Such risks, uncertainties and other important factors include, among others:

•	changes in and the execution of our plans, initiatives and strategies;

•	growth potential in certain markets;

•	recent and future changes in technology, including methods for the delivery of our content;

•	changes in consumer behavior, including changes in spending behavior, changes in when, where and how content is consumed;

•	our ability to develop or acquire technologies that enable us to serve changing consumer behaviors and support our evolving business needs;

•	competitive pressures;

•	our ability to deal effectively with economic slowdowns or other economic or market difficulties;

•	our ability to realize the anticipated synergies or cost savings from the acquisition of Time Inc. in the time period expected or at all;

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possible disruptions in our retail distribution channels due to challenging conditions in the highly concentrated wholesale magazine distribution industry, the financial instability of certain wholesalers and a reduction of retail outlets as a result of weak economic or industry conditions;

•	increases in the price of paper or in postal rates and services or disruption of services from our suppliers including our printers;

•	world, national, or local events that could disrupt broadcast television;

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changes in advertising market conditions or advertising expenditures due to, among other things, economic conditions, changes in consumer behavior, changes in advertising standards or the implementation of technologies that interfere with advertisements, pressure from public interest groups, changes in laws and regulations and other societal or political developments;

•	changes in television network affiliation agreements;

•	our ability to exploit and protect our intellectual property rights in and to our content and other products;

•	lower than expected valuations associated with our cash flows and revenues, which could impair our ability to realize the value of recorded intangible assets and goodwill;

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increased volatility or decreased liquidity in the capital markets, including any limitation on our ability to access the capital markets, refinance our outstanding indebtedness or obtain bank financing on acceptable terms;

•	impacts on our pension obligations due to changes in equity markets, our credit rating, interest rates, actuarial assumptions and regulatory actions;

•	the effect of any significant acquisitions, investments, dispositions and other similar transactions by us;

•	the adequacy of our risk management framework;

•	changes in accounting principles generally accepted in the United States or other applicable accounting policies;

•	the impact of terrorist acts, hostilities, natural disasters (including extreme weather) and pandemic viruses;

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a disruption, breach (including misappropriation or accidental release of data) or failure of network and information systems or other technology on which our business relies (including the network and information systems or other technology of our vendors, partners and suppliers), or any delay in recovering from such, that occurs as a result of computer viruses, malware, hackers or similar causes, including possible loss of revenue due to cancellation of customers’ credit cards on file for subscription auto-renewals resulting from credit card data breaches affecting us or third parties, and reputational harm that may result from any of these incidents;

•	changes in tax and other laws and regulations affecting our domestic or international operations, including the impact of Brexit and new U.S. tax reform legislation;

•	changes in foreign exchange rates;

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the outcome of litigation and other proceedings, including the matters described in the notes to our financial statements, as well as possible regulatory actions and civil claims involving privacy issues related to consumer data collection and use practices; and

•	the other risks and uncertainties detailed herein under the section titled “Risk Factors.”

There may be other factors not presently known to us or which we currently consider to be immaterial that could cause our actual results to differ materially from those projected in any forward-looking statements we make. You should read carefully the factors described in the section titled “Risk Factors” of this prospectus, including the Risk Factors incorporated herein by reference to our Quarterly and Annual Reports filed with the SEC, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date hereof and are expressly qualified in their entirety by the cautionary statements included herein. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes publishing industry data, rankings, circulation information, Internet user data and other industry and market information that we obtained from public filings, internal company sources and various third-party sources. These third-party sources include, but are not limited to, Publishers Information Bureau as provided by Kantar Media (“PIB”), the Alliance for Audited Media (“AAM”), the Audit Bureau of Circulations (“ABC”), comScore Media Metrix (“comScore”) and GfK Mediamark Research and Intelligence (“MRI”). While we are not aware of any misstatements regarding any industry data presented in this prospectus and believe such data are accurate, we have not independently verified any data obtained from third-party sources, and we cannot assure you of the accuracy or completeness of such data. Similarly, we believe our internal company data are accurate, but such internal data have not been verified by any independent sources. Such data involve uncertainties and are subject to change based on various factors. Accordingly, investors should not place undue reliance on such data.

Unless otherwise stated herein, all U.S. circulation data included in this prospectus are sourced from AAM reports, or from ABC reports. All Internet user data included in this prospectus are sourced from comScore reports. All print advertising revenue data, including statements as to our position in the print publishing industry and ranking based on print advertising revenues in the United States, are sourced from PIB reports. Magazine readership and audience statistics included in this prospectus are based on surveys conducted by MRI.

CERTAIN TRADEMARKS

We own or have rights to various trademarks, logos, service marks and trade names that we use in connection with the operation of our business. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the TM, SM, ® and © symbols, but these references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, trade names and copyrights included in this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information about us and the exchange offer. This summary is not complete and does not contain all of the information that may be important to you. You should read carefully this entire prospectus, including the “Risk Factors” section, and the other documents that we refer to and incorporate by reference in this prospectus, for a more complete understanding of us and the exchange offer. In particular, we incorporate by reference important business and financial information into this prospectus. This summary contains forward-looking statements that involve risks and uncertainties.

Unless the context requires otherwise, in this prospectus, “Meredith,” the “Company,” “we,” “us,” and “our” refer to Meredith Corporation and its consolidated subsidiaries.

Meredith has been committed to service journalism for over 115 years. Meredith uses multiple media platforms, including print, digital, mobile, video and broadcast television, to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith operates two business segments. The national media segment reaches more than 175 million unduplicated American consumers every month, including more than 80 percent of U.S. millennial women. Meredith is the No. 1 U.S. magazine operator, possessing leading positions in entertainment, food, lifestyle, parenting, and home content creation, as well as enhanced positions in the beauty, fashion, and luxury advertising categories through well-known brands such as People, Better Homes & Gardens, InStyle, Allrecipes, Real Simple, Shape, Southern Living, and Martha Stewart Living. Meredith is also the owner of the largest premium content digital network for American consumers. The national media segment features robust brand licensing activities, including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the United States. and at Walmart.com. The national media segment also includes leading affinity marketer Synapse, and The Foundry, Meredith’s state-of-the-art creative content studio.

Meredith’s local media segment includes 17 television stations reaching 11 percent of U.S. households. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 markets-including Atlanta, Phoenix, St. Louis, and Portland—and 13 in Top 50 markets. Meredith’s stations produce over 700 hours of local news and entertainment content each week, and operate leading local digital properties. The local media segment also generates revenue through the sale of geographic and demographic-targeted digital and print advertising programs sold to third parties.

In the third quarter of fiscal 2018, Meredith acquired Time Inc. (“Time”). The operating results of Time have been included in Meredith’s consolidated operating results since the first day of combined company operations on February 1, 2018.

Recent Developments

Divestitures

In September 2018, Meredith entered into a definitive agreement to sell the TIME brand to an unrelated third party for $190.0 million in cash. This sale closed on October 31, 2018. In November 2018, Meredith entered into a definitive agreement to sell the Fortune brand to an unrelated third party for $150.0 million in cash. This sale closed on December 21, 2018. Meredith anticipates agreements to sell the Sports Illustrated and Money brands, along with its 60 percent equity investment in Viant, to be finalized in fiscal 2019.

Credit Facility Repricing

In October 2018, Meredith repriced its variable-rate senior credit facility term loan. The original interest rate was based on the London Interbank Offered Rate (“LIBOR”) plus a spread of 3.0 percent. The new interest rate under the term loan is based on LIBOR plus a spread of 2.75 percent as of the repricing date until maturity. In addition, when Meredith’s leverage ratio drops below 2.25 to 1.00, the spread will decrease to 2.50 percent.

The Exchange Offer

In this prospectus, the term “outstanding unregistered notes” refers to the outstanding 6.875% Senior Notes due 2026 that were issued in a private offering on January 31, 2018 (the “private offering”). The term “exchange notes” refers to the 6.875% Senior Notes due 2026 offered hereby, as registered under the Securities Act, and the term “notes” refers collectively to the outstanding unregistered notes and the exchange notes.

General	In connection with the private offering, Meredith Corporation, or the Issuer, entered into a registration rights agreement (the “registration rights agreement”) with the initial purchasers of the outstanding unregistered notes, pursuant to which the Issuer and the guarantors agreed, among other things, to cause this registration statement to be declared effective within 360 days after the issue date of the outstanding unregistered notes and upon effectiveness of this registration statement, to commence the exchange offer.

You are entitled to exchange in the exchange offer your outstanding unregistered notes for exchange notes, which are substantially identical to the outstanding unregistered notes except:

•	the exchange notes contain no restrictive legend thereon;

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the exchange notes accrue interest from (A) the later of (x) the last date on which interest was paid on the outstanding unregistered notes and (y) if outstanding unregistered notes are surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, such interest payment date or (B) if no such interest has been paid, from the issue date of the outstanding unregistered notes;

•	the exchange notes will contain no provisions relating to additional interest;

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the exchange notes will be entitled to the benefits of the indenture governing the outstanding unregistered notes or a trust indenture that is identical in all material respects to the indenture governing the outstanding unregistered notes and that, in either case, has been qualified under the Trust Indenture Act;

•	the exchange notes have been registered under the Securities Act; and

•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding unregistered notes under the registration rights agreement.

The Exchange Offer	We are offering to exchange up to $1,272,940,000 aggregate principal amount of 6.875% Senior Notes due 2026, which have been registered under the Securities Act, for any and all of the outstanding unregistered 6.875% Senior Notes due 2026.

You may only exchange outstanding unregistered notes in denominations of $2,000, and integral multiples of $1,000 in excess thereof.

Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all outstanding unregistered notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

Upon completion of the exchange offer, there may be no market for the outstanding unregistered notes and you may have difficulty selling them.

Resale	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

We have not entered into any arrangement or understanding with any person who will receive exchange notes in the exchange offer to distribute such securities following completion of the exchange offer. We are not aware of any person that will participate in the exchange offer with a view to distribute the exchange notes. If you are not acquiring the exchange notes in the ordinary course of your business, or if you are engaging in, intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or if you are our affiliate, then:

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you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

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in the absence of an exception from the position of the SEC stated in the first bullet point above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes, where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it shall deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on February 28, 2019, unless extended by us. We do not currently intend to extend the expiration date of the exchange offer.

Withdrawal	You may withdraw the tender of your outstanding unregistered notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding unregistered notes that for any reason are not accepted for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the Exchange Notes and the Outstanding Unregistered Notes	Each exchange note will bear interest at the rate per annum of 6.875% from the most recent date to which interest has been paid on the outstanding unregistered notes. The interest on the notes will be payable on February 1 and August 1 of each year. No interest will be paid on outstanding unregistered notes that are tendered and accepted for exchange following their acceptance for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Unregistered Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding unregistered notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding unregistered notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer for the outstanding unregistered notes, you must comply with the Automated Tender Offer Program (“ATOP”) procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	at the time of the commencement of the exchange offer, you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

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if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding unregistered notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale or other transfer of such exchange notes.

If you are not acquiring the exchange notes in the ordinary course of your business, or if you are engaged in, or intend to engage in, or have an arrangement or understanding with any person to participate in, a distribution of the exchange notes, or if you are an affiliate of the Issuer, then you cannot rely on the positions and interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding unregistered notes that are held in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding unregistered notes in the exchange offer, you should contact such person promptly and instruct such person to tender those outstanding unregistered notes on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your outstanding unregistered notes and your outstanding unregistered notes are not immediately available or you cannot deliver your outstanding unregistered notes and any other documents required by the letter of transmittal or you cannot comply with the DTC procedures for book-entry transfer prior to the expiration date, then you must tender your outstanding unregistered notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Unregistered Notes

In connection with the sale of the outstanding unregistered notes, the Issuer and the guarantors entered into a registration rights agreement with the initial purchasers of the outstanding unregistered notes that grants the holders of outstanding unregistered notes certain registration rights. By consummating the exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Accordingly, upon consummation of the exchange offer, we will not be obligated to pay additional interest as described in the registration rights agreement. If you do not tender your outstanding unregistered notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding unregistered notes as set forth in the indenture, except that we will not have any further obligation to you to provide for the registration of the outstanding unregistered notes under the registration rights agreement and we will not be obligated to pay additional interest as described in the registration rights agreement. To the extent that outstanding unregistered notes are tendered and accepted in the exchange offer, the trading market for outstanding unregistered notes could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding unregistered notes will continue to be subject to the restrictions on transfer set forth in the outstanding unregistered notes and in the indenture. In general, the outstanding unregistered notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding unregistered notes under the Securities Act.

Material United States Federal Income Tax Consequences	The exchange of outstanding unregistered notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	U.S. Bank National Association, whose address and telephone number are set forth in the section captioned “The Exchange Offer—Exchange Agent” of this prospectus, is the exchange agent for the exchange offer.

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the outstanding unregistered notes and the exchange notes. The exchange notes will have terms substantially identical to the terms of the outstanding unregistered notes, except that the exchange notes will not contain terms with respect to additional interest for failure to fulfill certain of our obligations under the registration rights agreement and transfer restrictions.

Issuer	Meredith Corporation

Notes Being Exchanged Hereby	Our 6.875% Senior Notes due 2026.

Maturity Date	February 1, 2026.

Interest	6.875% per annum.

Interest Payment Dates	February 1 and August 1 of each year, commencing on August 1, 2019.

Guarantees	The notes are fully and unconditionally guaranteed on a senior unsecured basis by each of the guarantors.

Ranking	The notes and the guarantees are the general senior unsecured obligations of the Issuer and the guarantors. The notes rank:

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pari passu in right of payment with all existing and senior indebtedness (including the Senior Credit Facilities, defined herein) and all other obligations (other than subordinated indebtedness) of the Issuer;

•	effectively subordinated to all existing and future secured indebtedness of the Issuer (including the Senior Credit Facilities) to the extent of the value of the assets securing such indebtedness;

•	senior in right of payment to any existing and future subordinated indebtedness of the Issuer;

•	structurally subordinated to all existing and future indebtedness, claims of holders of preferred stock and other liabilities of each of the Issuer’s subsidiaries that is not a guarantor; and

•	guaranteed on a general senior unsecured basis by each of the restricted subsidiaries that guarantee the Senior Credit Facilities.

Each guarantee of a guarantor ranks:

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pari passu in right of payment with all existing and senior indebtedness (including such guarantor’s guarantee of the Senior Credit Facilities) and all other obligations (other than subordinated indebtedness) of such guarantor;

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effectively subordinated to all existing and future secured indebtedness of such guarantor (including such guarantor’s guarantee of the Senior Credit Facilities) to the extent of the value of the assets securing such indebtedness;

•	senior in right of payment to any existing and future subordinated indebtedness of such guarantor; and

•	structurally subordinated to all existing and future indebtedness, claims of holders of preferred stock and other liabilities of the subsidiaries of such guarantor that do not guarantee the notes.

Optional Redemption	Prior to February 1, 2021, we may redeem the notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus the applicable “make-whole” premium plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

On and after February 1, 2021, we may redeem the notes, in whole at any time or in part from time to time, at the redemption prices and as described under “Description of Notes—Optional Redemption” plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Until February 1, 2021, we may, at any time and from time to time, redeem up to 40% of the aggregate principal amount of the notes at a redemption price of 106.875% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, in an amount no greater than the aggregate cash proceeds received from one or more equity offerings; provided that (1) at least 60% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after each such redemption and (2) each such redemption occurs within 120 days of the closing of such equity offering. See “Description of Notes—Optional Redemption.”

Change of Control Offer	If we experience a change of control, each holder of the notes will have the right to require us to repurchase all or any part of their notes at a purchase price of 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date. If holders of not less than 90% of the aggregate principal amount of notes outstanding validly tender their notes in such offer, we will have the right to redeem all remaining notes following such purchase at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to, but excluding, the date of such redemption. See “Description of Notes—Change of Control.”

Asset Sale Offer	If we or our restricted subsidiaries sell assets under certain circumstances and do not apply the proceeds as provided in “Description of Notes—Certain Covenants—Asset Sales,” we or any

of our restricted subsidiaries must use the excess proceeds from such asset sales to offer to repurchase the notes at a repurchase price equal to 100% of the principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date. See “Description of Notes—Certain Covenants—Asset Sales.”

Certain Covenants	The indenture that governs the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	pay dividends on, repurchase or make distributions on account of capital stock or make other restricted payments;

•	make certain investments or acquisitions;

•	designate restricted subsidiaries as unrestricted subsidiaries;

•	incur additional indebtedness, guarantee indebtedness or issue disqualified stock and, in the case of such subsidiaries, preferred stock;

•	create certain liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our or such subsidiary’s assets;

•	enter into transactions with affiliates;

•	enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

•	sell, transfer or otherwise convey certain assets;

•	enter into sale/leaseback transactions; and

•	engage in businesses not similar to ours.

These covenants are subject to a number of important exceptions and qualifications. Many of these covenants cease to apply to the notes during any period in which the notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s Financial Services LLC and no default has occurred and is continuing under the indenture that governs the notes.

For more details, see “Description of Notes—Certain Covenants.”

Trading Market	The exchange notes will be freely transferrable. Although the initial purchasers in the private offering of the outstanding unregistered notes have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and they may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the exchange notes will be maintained. See “Risk Factors—Risks Related to the Exchange Offer—Your ability to transfer the notes may be limited by the absence of an active trading market, and we cannot assure you that any active trading market will develop for the notes.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. See “Use of Proceeds.”

Trustee	U.S. Bank National Association

Governing Law	The indenture and the notes are governed by the law of New York.

Risk Factors	Investing in the notes and participating in this exchange offer involves risks. You should carefully read and consider the information set forth under “Risk Factors” beginning on page 11 and all other information included or incorporated by reference in this prospectus.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus and in the documents incorporated by reference herein before tendering for exchange any outstanding unregistered notes. The risks and uncertainties described below are not the only risks facing us and your investment in the notes. Additional risks and uncertainties that we are unaware of, or those we currently deem immaterial, also may become important factors that affect us. The following risks could materially and adversely affect our business, financial condition, cash flows or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to the Exchange Offer

If you choose not to exchange your outstanding unregistered notes in the exchange offer, the transfer restrictions currently applicable to your outstanding unregistered notes will remain in force and the market price of your outstanding unregistered notes could decline.

If you do not exchange your outstanding unregistered notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions that apply to the outstanding unregistered notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding unregistered notes. In general, the outstanding unregistered notes may not be sold unless the sale is registered or exempt from registration under the Securities Act. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding unregistered notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offer” for information about how to tender your outstanding unregistered notes.

The tender of outstanding unregistered notes pursuant to the exchange offer will reduce the outstanding principal amount of the outstanding unregistered notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding unregistered notes due to reduction in liquidity.

Late deliveries of outstanding unregistered notes and other required documents could prevent you from exchanging your notes.

Holders of the notes are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for outstanding unregistered notes will only occur upon completion of the procedures described under “Prospectus Summary—The Exchange Offer.” Therefore, holders of outstanding unregistered notes who wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange offer procedures. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedures or waive any defect if you fail to follow the proper procedures.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the prospectus delivery requirements of the Securities Act in order to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to Our Indebtedness

Our substantial level of indebtedness and our ability to incur significant additional indebtedness could adversely affect our business, financial condition and results of operations.

Our level of indebtedness could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements or to carry out other aspects of our business;

•	increase our cost of borrowing;

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures and other general corporate requirements or to carry out other aspects of our business;

•	limit our ability to make material acquisitions or take advantage of business opportunities that may arise;

•	expose us to fluctuations in interest rates, to the extent our borrowings bear variable rates of interest;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry;

•	place us at a potential disadvantage compared to our competitors that have less debt; and

•	affect our credit ratings.

Our ability to make scheduled payments on and to refinance our indebtedness will depend on and be subject to our future financial and operating performance, which in turn is affected by general economic, financial, competitive, business and other factors beyond our control, including the availability of financing in the banking and capital markets. Our business may fail to generate sufficient cash flow from operations or we may be unable to efficiently repatriate the portion of our cash flow that is derived from our foreign operations or borrow funds in an amount sufficient to enable us to make payments on our debt, to refinance our debt or to fund our other liquidity needs. If we were unable to make payments on or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as asset sales, equity issuances or negotiations with our lenders to restructure the applicable debt. The terms of our debt agreements and market or business conditions may limit our ability to take some or all of these actions. In addition, if we incur additional debt, the related risks described above could be exacerbated.

When the Senior Credit Facilities mature, we may not be able to refinance or replace them.

The Senior Credit Facilities have an earlier maturity date than that of the notes. When the Senior Credit Facilities mature, we may need to refinance them and may not be able to do so on favorable terms or at all. If we are able to refinance maturing indebtedness, the terms of any refinancing or alternate credit arrangements may contain terms and covenants that restrict our financial and operating flexibility.

The terms of the credit agreement that governs the Senior Credit Facilities and the indenture that governs the notes may restrict our current and future operations, particularly our ability to incur debt that we may need to fund initiatives in response to changes in our business, the industries in which we operate, the economy and governmental regulations.

The credit agreement that governs the Senior Credit Facilities and the indenture that governs the notes contain a number of restrictive covenants that impose significant operating and financial restrictions on us and our subsidiaries and limit our ability to engage in actions that may be in our long-term best interests, including restrictions on our and our subsidiaries’ ability to:

•	incur or guarantee additional indebtedness or sell disqualified or preferred stock;

•	pay dividends on, make distributions in respect of, repurchase or redeem, capital stock;

•	make investments or acquisitions;

•	sell, transfer or otherwise dispose of assets out of the ordinary course of business, including restrictions on the use of proceeds of such sales;

•	create liens;

•	enter into sale/leaseback transactions;

•	enter into agreements restricting the ability to pay dividends or make other intercompany transfers;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our or our subsidiaries’ assets;

•	enter into transactions with affiliates;

•	prepay, repurchase or redeem certain kinds of indebtedness;

•	issue or sell stock of our subsidiaries; and

•	significantly change the nature of our business.

In addition, the Revolving Credit Facility has a financial covenant that, in the event that on the last day of any fiscal quarter of the Issuer that the aggregate amount of all outstanding loans and letters of credit (other than those letters of credit that have been cash collateralized or otherwise backstopped) under the Revolving Credit Facility exceeds 30% of the revolving commitments thereunder, requires us to maintain a total net leverage ratio of no greater than 4.25 to 1.00. Our ability to meet this financial covenant may be affected by events beyond our control.

As a result of all of these restrictions, we may be:

•	limited in how we conduct our business and pursue our strategy;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

A breach of the covenants under the indenture that governs the notes or the credit agreement that governs the Senior Credit Facilities could result in an event of default under the applicable agreement. If such an event of default occurs, the lenders under the Senior Credit Facilities and holders of the notes , as applicable, would have the right to accelerate the repayment of such debt and the event of default or acceleration may result in the acceleration of the repayment of any other debt to which a cross-default or cross-acceleration provision applies. In addition, an event of default under the credit agreement that governs the Senior Credit Facilities would also permit the lenders under the Revolving Credit Facility to terminate all other commitments to extend additional credit under the Revolving Credit Facility.

Furthermore, if we were unable to repay the amounts due and payable under the Senior Credit Facilities, the lenders under the Senior Credit Facilities could proceed against the collateral that secures the indebtedness. In the event our creditors accelerate the repayment of our borrowings, we may not have sufficient assets to repay such indebtedness and we may not be able to access the capital markets to refinance such indebtedness on terms we find acceptable or at all.

Our indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly or could prevent us from taking advantage of lower rates.

A portion of our indebtedness consists of term loans and revolving credit facility borrowings with variable rates of interest that expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remains the same, and our net income and cash flows will correspondingly decrease. Even if we enter into interest rate swaps in the future in order to reduce future interest rate volatility, we may not elect to maintain such interest rate swaps with respect to any of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk. In addition, we have significant fixed rate indebtedness that includes prepayment penalties which could prevent us from taking advantage of any future decrease in interest rates that may otherwise be applicable to us.

We and our subsidiaries may be able to incur substantially more indebtedness, including secured indebtedness. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may incur significant additional indebtedness in the future, including secured indebtedness. Although the indenture that governs the notes contains, and the credit agreement that governs the Senior Credit Facilities contains, restrictions on the incurrence of additional indebtedness and additional liens, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness, including secured indebtedness, incurred in compliance with these restrictions could be substantial. The holders of our future indebtedness that ranks equally in right of payment with the notes, subject to any collateral arrangements in favor of such indebtedness, will be entitled to share ratably with holders of notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our business. This could reduce the amount of proceeds paid to holders of notes. These restrictions also do not prevent us from incurring obligations that do not constitute indebtedness. If new debt is added to our current debt levels, the related risks that we now face would increase.

The calculation of Consolidated Adjusted EBITDA under the indenture that governs the notes permits certain estimates and assumptions that may differ materially from actual results, and the estimated savings, expected from the cost saving plan, may not be achieved.

The calculation of Consolidated Adjusted EBITDA, a defined term under the indenture that governs the notes, allows us to add back certain non-cash, non-operating or non-recurring or unusual charges that are deducted in calculating net income attributable to us, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to shorter term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. See “Description of Notes—Certain Definitions—Consolidated Adjusted EBITDA.”

The calculation of Consolidated Adjusted EBITDA under the indenture that governs the notes allows us to add estimated cost savings, operating expense reductions, other operating improvements initiatives and projected synergies related to various actions, including investments, acquisitions, dispositions, mergers and consolidations. As a result of these and other adjustments that are permitted by the indenture, we may be able to incur more debt or pay dividends or make other restricted payments in amounts greater than would be permitted without such adjustments.

Because the calculation of Consolidated Adjusted EBITDA under the indenture that governs the notes permits certain estimates and assumptions that may differ materially from actual results, we are permitted to incur debt and pay dividends or make other restricted payments based on such estimates even if those estimates are not achieved in the timeframe anticipated or at all. Accordingly, you should carefully consider the calculation of Consolidated Adjusted EBITDA in accordance with the indenture that governs the notes. See “Description of Notes—Certain Definitions.”

To service our indebtedness, we require a significant amount of cash and our ability to generate cash depends on many factors beyond our control.

Our ability to make cash payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures depends on our ability to generate significant operating cash flow in the future. Our ability to generate such cash flow is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate cash flow from operations in an amount sufficient to enable us to pay the principal, premium, if any, and interest on our indebtedness, including the notes, or to fund our other liquidity needs. If we cannot service our indebtedness, we may have to take actions such as refinancing or restructuring our indebtedness, selling assets, issuing equity or reducing or delaying capital expenditures, strategic acquisitions and investments. These actions, if necessary, may not be effected on commercially reasonable terms or at all. Our ability to refinance or restructure our debt will depend on the condition of the capital markets and our financial condition at the applicable time. Any refinancing of our debt, if we are able to refinance our debt at all, could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Further, the credit agreement that governs the Senior Credit Facilities and the indenture that governs the notes restrict our ability to undertake, or use the proceeds from, such measures.

Our ability to repay our indebtedness, including the notes, is largely dependent on the generation of cash flow by our operating subsidiaries and our operating subsidiaries’ ability to make cash available to us by dividend, intercompany loans, advances and other transactions or otherwise. Our subsidiaries may not be able to, or may not be permitted to, transfer cash to us to enable us to make payments in respect of our indebtedness. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including the Senior Credit Facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes. In addition, if we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness (including covenants in the credit agreement that governs the Senior Credit Facilities and the indenture that governs the notes), we could be in default under the terms of the agreements governing such indebtedness. In this event, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest; the lenders under the Senior Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may need to obtain waivers from the required lenders under the Senior Credit Facilities to avoid being in default. If we breach these covenants and seek a waiver from the required lenders, we may not be able to obtain it. If this occurs, we would be in default under the Senior Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The notes are unsecured and effectively subordinated to our and the guarantors’ indebtedness under the Senior Credit Facilities and any other of our secured indebtedness or of the guarantors’ secured indebtedness, in each case, to the extent of the value of the assets securing that indebtedness.

The notes are not secured by any of our or the guarantors’ assets. As a result, the notes and the guarantees are effectively subordinated to our and the guarantors’ indebtedness under the Senior Credit Facilities with respect to the assets that secure that indebtedness. As of September 30, 2018, we had approximately $3 billion of senior indebtedness. Additionally, we expect that we will be able, if we obtain commitments from lenders to do so, to incur significant additional secured indebtedness. For example, the Senior Credit Facilities initially permit us to increase the Senior Credit Facilities by an aggregate principal amount not to exceed the sum of (x) $700.0 million plus (y) additional amounts so long as, on a pro forma basis at the time of incurrence, our senior secured net leverage ratio does not exceed 2.00 to 1.00. All additional indebtedness under the Senior Credit Facilities would be secured. In addition, we may incur additional secured debt in the future. The effect of the effective subordination of the notes to our secured indebtedness, to the extent of the collateral securing our secured indebtedness, is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of us or the guarantors, the proceeds from the sale of assets securing our secured indebtedness will be available to repay obligations on the notes only after all obligations under the Senior Credit Facilities and any other secured debt has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of a bankruptcy, insolvency, liquidation, dissolution or reorganization of us or the guarantors.

Not all of our subsidiaries guarantee the notes, and the notes are structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become guarantors of the notes.

The notes are guaranteed by each of our existing and future subsidiaries that guarantee the Senior Credit Facilities. However, the guarantee of the notes by a subsidiary will be automatically released under certain circumstances, including if such subsidiary’s guarantee of the Senior Credit Facilities is released or discharged. See “Description of Notes—Guarantees” for more information. In the future, other subsidiaries will be required to guarantee the notes only under certain limited circumstances. The indenture that governs the notes does not limit the transfer of assets to, or the making of investments in, any of our restricted subsidiaries, including our non-guarantor subsidiaries. Our subsidiaries that do not guarantee the notes, including the non-domestic, non-wholly owned and immaterial subsidiaries, have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. In the event that any non-guarantor subsidiary becomes insolvent or is liquidated, reorganized or dissolved, the assets of such non-guarantor subsidiary will be used first to satisfy the claims of its creditors, including trade creditors, banks and other lenders followed by claims of any holders of preferred stock of such non-guarantor subsidiary. Only the residual equity value will be available to us and our guarantors, and only to the extent we or any guarantor is a parent company of such non-guarantor subsidiary. Consequently, each guarantee of the notes is structurally subordinated to claims of creditors of non-guarantor subsidiaries. The indenture that governs the notes permits our subsidiaries, including our non-guarantor subsidiaries, to incur additional indebtedness, and does not limit their ability to incur trade payables and similar liabilities.

For the twelve-month period ended September 30, 2018, the Issuer’s subsidiaries that are not guarantors accounted for less than 4% of our total revenue. In addition, as of September 30, 2018, the Issuer’s subsidiaries that are not guarantors accounted for less than 6% of our total assets and less than 3%, of our total liabilities (all amounts presented exclude intercompany balances).

In addition, our subsidiaries that provide guarantees of the notes will be automatically released from those guarantees upon (1) receipt by the trustee of a notification from us that such guarantee be released and (2) the occurrence of any of the following:

•

the release or discharge of the guarantee by such guarantor of the Senior Credit Facilities or the guarantee which resulted in the creation of such guarantee, except a discharge or release by or as a result of payment under such guarantee;

•	the sale or other disposition, including the sale of substantially all the assets, of that guarantor, as permitted by the indenture that governs the notes;

•	designation of such guarantor as an unrestricted subsidiary in accordance with the terms of the indenture that governs the notes; or

•	the achievement of investment grade status; provided that such guarantee will be reinstated if we subsequently fail to maintain investment grade status.

If any guarantee provided by a subsidiary is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any noteholders. See “Description of Notes—Guarantees.”

The lenders under the Senior Credit Facilities have the discretion to release the guarantors under the Senior Credit Facilities in a variety of circumstances, which would cause those guarantors to be released from their guarantees of the notes.

While any obligations under the Senior Credit Facilities remain outstanding, any guarantee of the notes by a guarantor may be released without action by, or consent of, any holder of the notes or the trustee under the indenture that governs the notes, if the release of the guarantee of the Senior Credit Facilities by such guarantor is approved by the lenders under the Senior Credit Facilities or otherwise permitted under the Senior Credit Facilities. See “Description of Notes—Guarantees.” The lenders under the Senior Credit Facilities have the discretion to release the guarantees of guarantors under the Senior Credit Facilities in all cases, and are obligated to release the guarantees of guarantors in a variety of circumstances. You will not have a claim as a creditor against any of our subsidiaries that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries are effectively senior to claims of noteholders.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the applicable repurchase date. Additionally, under the Senior Credit Facilities, a change of control (as defined therein) will constitute an event of default that permits the lenders to accelerate the maturity of borrowings under the Senior Credit Facilities and terminate their commitments to lend. The source of funds for any purchase of the notes and repayment of borrowings under the Senior Credit Facilities would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control repurchase event because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control repurchase event and repay the other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain such financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement that governs the Senior Credit Facilities, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

Certain corporate events may not trigger a change of control, in which case we will not be required to repurchase the notes.

The indenture that governs the notes permits us to engage in certain corporate events that would increase indebtedness or alter our business but would not constitute a “change of control” as defined in the indenture that governs the notes. As a result of the definition of “change of control,” certain extraordinary corporate events could take place without having the “change of control” provision of the notes apply.

In addition, if we effected a leveraged recapitalization or other transactions excluded from the definition of “change of control” that resulted in an increase in indebtedness, adversely affected our credit rating or fundamentally changed our business, our ability to make payments on the notes would be adversely affected.

However, we would not be required to offer to repurchase the notes, despite our decreased ability to meet our obligations under the notes. See “Description of Notes—Change of Control.”

Holders of the notes may not be able to determine when a “change of control” giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of “change of control” in the indenture that governs the notes includes a phrase relating to the sale of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “substantially all” of our assets. As a result, it may be unclear as to whether a change of control has occurred and whether we are required to make an offer to repurchase the notes.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (1) issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following were also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•

the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business, in which we or the guarantors, as applicable, are engaged; or

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that we or a guarantor, as applicable, did not receive reasonably equivalent value or fair consideration for our issuance of the notes or its guarantee to the extent that we or such guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes or the applicable guarantee. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds to make a dividend payment or otherwise retire or redeem equity interests of the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the guarantees would be subordinated to any of our or the guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the present fair saleable value of all of its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that guarantee, could subordinate the notes or that guarantee to presently existing and future indebtedness of ours or of the related guarantor or could require the noteholders to repay any amounts received with respect to that guarantee. If the notes or a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be a creditor of the issuer or any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the guarantor’s assets would be applied first to satisfy its other liabilities, before any portion of its assets might be available, directly or indirectly, to pay the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. Furthermore, the loss of a guarantee will constitute a default under the indenture that governs the notes and could result in the acceleration of the notes, if not otherwise accelerated due to our or our guarantor’s insolvency or bankruptcy filing. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes.

The indenture that governs the notes contains a “savings clause” intended to limit each subsidiary guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. We cannot assure you that this provision will be upheld as intended.

Under the United States Bankruptcy Code, a bankruptcy court may subordinate claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to the Issuer’s other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the United States Bankruptcy Code.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

The notes are a new issue of securities for which there is no established trading market. The initial purchasers of the notes have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the notes and, if commenced, may discontinue their market-making activities at any time without notice. Therefore, an active market for the notes may not develop or be maintained, which would adversely affect the market price and liquidity of the notes. In that case, the noteholders may not be able to sell their notes at a particular time or at a favorable price, if at all.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors. You should not purchase any of the notes unless you understand and know you can bear all of the investment risks involving the notes.

A lowering or withdrawal of our credit ratings may increase our future borrowing costs and reduce our access to capital and may adversely affect the price of the notes.

Our credit rating and any rating assigned to the notes, if any, could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell securities. Additionally, our credit ratings may not reflect the potential effect of risks relating to our business or the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

We may choose to redeem the notes prior to maturity.

We may redeem the notes, in whole or in part, at any time at the applicable redemption price set forth under “Description of Notes—Optional Redemption” for the notes redeemed plus, in each case, accrued and unpaid interest to but excluding the redemption date. If prevailing interest rates are lower at the time of redemption, holders of the notes may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed. Our redemption right may also adversely affect holders’ ability to sell their notes.

Most of the covenants in the indenture that governs the notes do not apply during any period in which the notes are rated investment grade by both Moody’s and S&P.

Most of the covenants in the indenture that governs the notes does not apply to us during any period in which the notes are rated investment grade by both Moody’s and S&P, as long as at such time no default has occurred and is continuing. These covenants restrict, among other things, our ability to pay distributions, incur debt and enter into certain other transactions. We cannot assure you that the notes will maintain investment grade these ratings. However, to the extent the notes are rated investment grade and these covenants are therefore suspended, we would then be allowed to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indenture that governs the notes. See “Description of Notes—Certain Covenants.”

The restrictive covenants in the credit agreement that governs the Senior Credit Facilities and the indenture that governs the notes are subject to a number of qualifications, exceptions and limitations, and are subject to amendment.

The restrictive covenants in the credit agreement that governs the Senior Credit Facilities and the indenture that governs the notes only applies to our restricted subsidiaries and is subject to a number of other important qualifications, exceptions and limitations. This means that the restrictions are not absolute prohibitions. We and our restricted subsidiaries may be able to engage in some of the restricted activities, such as incurring additional debt, securing assets in priority to the claims of the holders of the notes, paying dividends, making investments, selling assets and entering into mergers or other business combinations, in limited amounts, or in certain circumstances, in unlimited amounts, notwithstanding the restrictive covenants. Our unrestricted subsidiaries are permitted to engage in such activities without limitations under these agreements. These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the notes or the Senior Credit Facilities, and could reduce the amount of our assets that would be available to satisfy such claims should we default on the notes or the Senior Credit Facilities.

In addition, the restrictive covenants in the indenture that governs the notes generally can be amended with the consent of holders of a majority of the notes, and the restrictive covenants in the credit agreement that governs the Senior Credit Facilities generally can be amended or waived without the consent of the holders of the notes and the lenders under the Senior Credit Facilities may have interests that are opposed to the interests of the holders of the notes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial information for Meredith. The selected historical consolidated financial information for the fiscal year ended June 30, 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial information for the fiscal years ended June 30, 2017, 2016, 2015 and 2014 have been derived from our audited consolidated financial statements not included in this prospectus.

The information set forth for the year ended June 30, 2018 includes results of the Time acquisition from February 1, 2018 through June 30, 2018.

Information contained in the below table is not necessarily indicative of results of operations in future years and should be read in conjunction with “Item 7-Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8-Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended June 30, 2018, filed with the SEC on September 4, 2018.

Years ended June 30,	2018	2017	2016	2015	2014
(In millions except per share data)
Results of operations
Revenues	$2,247.4	$1,713.3	$1,649.6	$1,594.2	$1,468.7

Costs and expenses	1,823.3	1,333.9	1,334.8	1,276.8	1,204.9
Acquisition, disposition, and restructuring related activities	173.4	10.3	(36.4)	17.5	17.4
Depreciation and amortization	129.0	53.8	59.1	56.5	48.7
Impairment of goodwill and other long-lived assets	22.7	6.2	161.5	1.3	11.2

Income from operations	99.0	309.1	130.6	242.1	186.5
Non-operating expenses, net	(11.7)	—	—	—	—
Net interest expense	(96.9)	(18.8)	(20.4)	(19.3)	(12.2)
Income taxes	123.6	(101.4)	(76.3)	(86.0)	(60.8)

Earnings from continuing operations	114.0	188.9	33.9	136.8	113.5
Discontinued operations	(14.6)	—	—	—	—

Net earnings	$99.4	$188.9	$33.9	$136.8	$113.5

Basic earnings per share information
Earnings from continuing operations	$1.80	$4.23	$0.76	$3.07	$2.54
Discontinued operations	(0.32)	—	—	—	—

Net earnings	$1.48	$4.23	$0.76	$3.07	$2.54

Diluted earnings per share information
Earnings from continuing operations	$1.79	$4.16	$0.75	$3.02	$2.50
Discontinued operations	(0.32)	—	—	—	—

Net earnings	$1.47	$4.16	$0.75	$3.02	$2.50

Average diluted shares outstanding	45.2	45.5	45.4	45.3	45.4

Other per share information
Dividends	$2.130	$2.030	$1.905	$1.780	$1.680
Stock price-high	72.25	66.25	53.11	57.22	53.84
Stock price-low	47.30	43.85	35.03	41.95	40.11

Financial position at June 30,
Current assets	$1,979.1	$505.4	$481.2	$482.5	$493.1
Working capital	788.8	45.7	3.3	(48.5)	10.0
Total assets	6,727.2	2,729.7	2,626.8	2,843.3	2,543.8
Long-term obligations (including current portion)	3,165.3	729.9	703.6	802.8	723.8
Redeemable, convertible Series A preferred stock	522.6	—	—	—	—
Shareholders’ equity	1,097.5	996.0	889.0	951.9	891.7

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the outstanding unregistered notes. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. As consideration for issuing the exchange notes as contemplated by this prospectus, we will receive in exchange a like principal amount of outstanding unregistered notes, the terms of which are substantially identical to the terms of the exchange notes, except that the exchange notes will not contain terms with respect to additional interest for failure to fulfill certain of our obligations under the registration rights agreement and transfer restrictions. The outstanding unregistered notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any change to our capitalization.

DESCRIPTION OF OTHER INDEBTEDNESS

We summarize below the principal terms of the Senior Credit Facilities. This summary is not a complete description of all of the terms of the Senior Credit Facilities.

Senior Credit Facilities

On January 31, 2018, we entered into a senior secured credit facility (the “Senior Credit Facilities”), consisting of:

•	a term loan in an initial principal amount of $1,800 million with a seven-year maturity (the “Term Loans”); and

•

a $350 million revolving credit facility with a five-year maturity, of which $175 million is available for the issuance of letters of credit from time to time (the “Revolving Credit Facility”) with approximately $3.4 million in “rollover” or replacement letters of credit initially outstanding (including those assumed from Time).

The credit agreement that governs the Senior Credit Facilities (the “Credit Agreement”) initially permits us to incur incremental senior secured term loan borrowings, and incremental senior secured revolving credit facilities, subject to the satisfaction of certain conditions, in an aggregate principal amount not to exceed the sum of (x) $700 million plus (y) additional amounts so long as, on a pro forma basis at the time of incurrence, our consolidated secured net leverage ratio does not exceed 2.00 to 1.00.

All obligations under the Senior Credit Facilities, any interest rate protection or other hedging arrangement entered into with a lender, agent, arranger or affiliate thereof and certain cash management arrangements entered into with a lender, agent, arranger or affiliate thereof is unconditionally guaranteed by our material direct and indirect wholly owned domestic subsidiaries, subject to certain exceptions. All obligations under the Senior Credit Facilities, any interest rate protection or other hedging arrangements entered into with any lender, agent, arranger or affiliate thereof, certain cash management arrangements entered into with a lender, agent, arranger or affiliate thereof and the guarantees of those obligations, is secured, subject to certain permitted liens and other agreed upon exceptions, on a senior basis by a perfected security interest in all of the Issuer’s and each guarantor’s existing or after-acquired personal property, including all of the capital stock directly held by the Issuer or any guarantor (limited, in the case of first-tier foreign subsidiaries of the Issuer or any subsidiary of the Issuer that is a guarantor, to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such subsidiaries).

The Term Loans originally amortized at 1% per annum in equal quarterly installments until the final maturity date. All then outstanding principal and interest under the Term Loans will be due and payable seven years from the closing date of the Senior Credit Facilities. All then outstanding principal and interest under the Revolving Credit Facility are due and payable, and all commitments under the Revolving Credit Facility will terminate five years from the closing date of the Senior Credit Facilities. Term Loans that are repaid or prepaid may not be reborrowed, and amounts prepaid under the Revolving Credit Facility may be reborrowed.

We are permitted to prepay amounts outstanding under the Senior Credit Facilities at any time without payment of a premium, except that with respect to the Term Loans, a 1% premium will apply to a repayment of the Term Loans in connection with a repricing of such loans effected on or prior to the date that is six months following October 26, 2018. We are required to prepay certain amounts outstanding under the Term Loans with a certain percentage of excess cash flow, the net cash proceeds of certain asset sales, certain casualty events, and certain issuances of debt, in each case subject to certain exceptions.

In October 2018, we repriced the Term Loans. The original interest rate was based on LIBOR plus a spread of 3.0 percent. The new interest rate under the term loan is based on LIBOR plus a spread of 2.75 percent as of the repricing date until maturity. In addition, when our leverage ratio drops below 2.25 to 1.00, the spread will decrease to 2.50 percent. We are also required to pay a quarterly commitment fee under the Revolving Credit Facility based on the average daily unused portion of the commitments during the applicable quarter, which fee decreases if our total net leverage ratio is less than certain levels, as well as a fee which accrues at a rate per annum equal to the applicable margin under the Revolving Credit Facility on the daily maximum amount available to be drawn under outstanding letters of credit under our Revolving Credit Facility, payable in arrears at the end of each quarter. In addition, we are required to pay a fronting fee in respect of letters of credit issued under our Revolving Credit Facility at a rate of 0.125% per annum of the daily maximum amount available to be drawn under issued letters of credit, payable in arrears at the end of each quarter. The Revolving Credit Facility will permit multicurrency letters of credit, that may need to be cash collateralized if they exceed their limits as a result of currency fluctuations.

The Senior Credit Facilities contain certain customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of junior lien, unsecured and subordinated indebtedness, liens and dividends and other distributions, and customary events of default. With respect to the Revolving Credit Facility only, we are required to maintain a total net leverage ratio of 4.25 to 1.00, as tested at the end of each fiscal quarter in which the aggregate amount of all loans outstanding under the Revolving Credit Facility (including swingline loans), and letters of credit (other than letters of credit that have been cash collateralized or otherwise backstopped) exceeds 30% of commitments under the Revolving Credit Facility.

THE EXCHANGE OFFER

General

The Issuer hereby offers to exchange a like principal amount of exchange notes for any or all outstanding unregistered notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We refer to the offer as the “exchange offer.” You may tender some or all of your outstanding unregistered notes pursuant to the exchange offer.

As of the date of this prospectus, $1,272,940,000 aggregate principal amount of 6.875% Senior Notes due 2026 that were issued in a private offering on January 31, 2018 are outstanding. This prospectus, together with the letter of transmittal, is first being sent to all holders of outstanding unregistered notes known to us on or about January 28, 2019. The Issuer’s obligation to accept outstanding unregistered notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “—Conditions to the Exchange Offer” below. The Issuer currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

We issued the outstanding unregistered notes on January 31, 2018 in transactions exempt from registration under the Securities Act. In connection with this issuance, we entered into a registration rights agreement with the initial purchasers of the outstanding unregistered notes pursuant to which we agreed to file a registration statement relating to an offer to exchange the outstanding unregistered notes for exchange notes. We also agreed to use commercially reasonable efforts to cause this registration statement to be declared effective within 360 days after the issue date of the outstanding unregistered notes (or if such 360th day is not a business day, the next succeeding business day) and upon effectiveness of this registration statement, to commence the exchange offer. We also agreed to use commercially reasonable efforts to issue the exchange notes within 30 business days after the effective date of this registration statement. The exchange notes will have terms substantially identical to the terms of the outstanding unregistered notes, except that the exchange notes will not contain terms with respect to additional interest for failure to fulfill certain of our obligations under the registration rights agreement and transfer restrictions. The outstanding unregistered notes were issued on January 31, 2018.

Under the circumstances set forth below, we will use our commercially reasonable efforts to, as promptly and as reasonably practicable, file with the SEC a shelf registration statement with respect to the resale of the outstanding unregistered notes within the time period specified in the registration rights agreement and to keep the shelf registration statement continuously effective until the earlier of (i) the date upon which all the notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or (ii) one year from the effective date of the shelf registration statement. These circumstances include if:

(1) the Issuer and the guarantors are not:

(A) required to file the exchange offer registration statement; or

(B) permitted to consummate the exchange offer because the registered exchange offer is not permitted by applicable law or SEC policy; or

(2) any holder of registrable securities notifies the Issuer prior to the 20th business day following consummation of the registered exchange offer that:

(A) it is prohibited by law or SEC policy from participating in the registered exchange offer;

(B) it may not resell the exchange notes acquired by it in the registered exchange offer to the public without delivering a prospectus and the prospectus contained in this registration statement is not appropriate or available for such resales; or

(C) it is a broker-dealer and owns notes acquired directly from the Issuer or an affiliate of the Issuer.

If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding unregistered notes required to be registered on a shelf registration statement.

Each holder of outstanding unregistered notes that wishes to exchange its outstanding unregistered notes for exchange notes in the exchange offer will be required to make the following written representations:

•	any exchange notes to be received by such holder will be acquired in the ordinary course of its business;

•

such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act or SEC policy;

•

such holder is not an “affiliate” of the Issuer or any guarantor within the meaning of Rule 405 under the Securities Act or, if it is an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of the exchange notes;

•

if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding unregistered notes that were acquired as a result of market-making or other trading activities, it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of such exchange notes; and

•

such holder has the full power and authority to transfer the unregistered notes in exchange for the exchange notes and that the Issuer will acquire good and unencumbered title thereto free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims.

Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the exchange notes in your ordinary course of business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an affiliate of any Issuer as defined by Rule 405 of the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

We have not entered into any arrangement or understanding with any person who will receive exchange notes in the exchange offer to distribute such securities following completion of the exchange offer. We are not aware of any person that will participate in the exchange offer with a view to distribute the exchange notes. If you are an affiliate of any Issuer, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, then:

•

you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception to the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker dealers, only broker dealers that acquired the outstanding unregistered notes as a result of market making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes, where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it shall deliver a prospectus in connection with any resale of such exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer outstanding unregistered notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding unregistered notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue $2,000 principal amount or an integral multiple of $1,000 of exchange notes in exchange for a corresponding principal amount of outstanding unregistered notes surrendered in the exchange offer.

The terms of the exchange notes will be substantially identical to the terms of the outstanding unregistered notes, except that the exchange notes will not contain terms with respect to additional interest for failure to fulfill certain of our obligations under the registration rights agreement and transfer restrictions. The exchange notes will evidence the same debt as the outstanding unregistered notes. The exchange notes will be issued under and entitled to the benefits of the same indenture under which the outstanding unregistered notes were issued. The exchange notes and the outstanding unregistered notes will constitute a single class for all purposes under the indenture governing the notes. For a description of the indenture governing the notes, please see “Description of Notes.”

On the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, the guarantors of the outstanding unregistered notes offer to issue new guarantees with respect to all exchange notes issued in the exchange offer. Throughout this prospectus, unless the context otherwise requires and whether so expressed or not, references to the “exchange offer” include the guarantors’ offer to exchange the new guarantees for the old guarantees, references to the “exchange notes” include the related new guarantees and references to the “outstanding unregistered notes” include the related old guarantees.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding unregistered notes being tendered for exchange.

As of the date of this prospectus, $1,272,940,000 aggregate principal amount of notes that were issued in a private offering on January 31, 2018 are outstanding and unregistered. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding unregistered notes. There will be no fixed record date for determining registered holders of outstanding unregistered notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Outstanding unregistered notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits that such holders have under the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

We will be deemed to have accepted for exchange properly tendered outstanding unregistered notes when we have given oral (promptly confirmed in writing) or written notice of the acceptance of tenders to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept notes due to the failure of any of the conditions specified below under “—Conditions to the Exchange Offer.”

Holders who tender outstanding unregistered notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding unregistered notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date, Extensions and Amendments

As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on February 28, 2019. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension in writing, followed by notification to the registered holders of the outstanding unregistered notes, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding unregistered notes (only if we amend or extend the exchange offer);

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding unregistered notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offer” has not been satisfied, by giving oral (promptly confirmed in writing) or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding unregistered notes. If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose the amendment by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act and will extend the offer period if necessary so that at least five business days remain in the offer following notice of the material change.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding unregistered notes, and we may terminate or amend the exchange offer as provided in this prospectus before accepting any outstanding unregistered notes for exchange, if:

•	the exchange offer, or the making of any exchange by a holder of outstanding unregistered notes, violates any applicable law or interpretation of the staff of the SEC;

•

any action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer, or any material adverse development shall have occurred in any existing action or proceeding with respect to us; or

•	all governmental approvals shall not have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding unregistered notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering Outstanding Unregistered Notes”; and

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding unregistered notes by notice, by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act of such extension to their holders. During any such extensions, all outstanding unregistered notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding unregistered notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding unregistered notes not previously accepted for exchange upon the occurrence of any of the conditions to the exchange offer specified above. We will give notice by press release or other public announcement as required by Rule 14e-1(d) of the Act of any extension, amendment, non-acceptance or termination to the holders of the outstanding unregistered notes. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them so long as such circumstances do not arise due to our action or inaction or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Approvals

Other than the registration of the notes under the Securities Act and the qualification of the Trustee and the indenture governing the notes under the Trust Indenture Act, there are no federal or state regulatory requirements that must be complied with prior to the commencement of the exchange offer.

Procedures for Tendering Outstanding Unregistered Notes

Only a holder of outstanding unregistered notes may tender its outstanding unregistered notes in the exchange offer. To tender outstanding unregistered notes in the exchange offer, a holder must comply with either of the following:

•

complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s ATOP procedures described below.

In addition, prior to the expiration date, either:

•	the exchange agent must receive outstanding unregistered notes along with the letter of transmittal; or

•

the exchange agent must receive a timely confirmation of book-entry transfer of outstanding unregistered notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted “agent’s message,” as defined below; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

A tender to us that is not withdrawn prior to the expiration date constitutes an agreement between us and the tendering holder upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding unregistered notes, letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or certificates representing outstanding unregistered notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or other nominees effect the above transactions for them.

If you are a beneficial owner whose outstanding unregistered notes are held in the name of a broker, dealer, commercial bank, trust company, or other nominee who wishes to participate in the exchange offer, you should promptly contact such party and instruct such person to tender outstanding unregistered notes on your behalf. If you are a beneficial owner and you wish to tender your outstanding unregistered notes on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding unregistered notes, either make appropriate arrangements to register ownership of the outstanding unregistered notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the outstanding unregistered notes.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution (as defined below) unless the outstanding unregistered notes surrendered for exchange are being or were tendered:

•

by a registered holder of the outstanding unregistered notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (each such entity, an “eligible institution”).

If the applicable letter of transmittal is signed by a person other than the registered holder of any outstanding unregistered notes listed on the outstanding unregistered notes, such outstanding unregistered notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding unregistered notes, and an eligible institution must guarantee the signature on the bond power.

If the applicable letter of transmittal or any certificates representing outstanding unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also so indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

Any financial institution that is a participant in DTC’s system may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their tender of outstanding unregistered notes in the exchange offer by causing DTC to transfer their outstanding unregistered notes into the exchange agent’s DTC account in accordance with DTC’s electronic ATOP procedures for such transfer, as set forth below under the caption —“Book-Entry Delivery Procedures”.

Acceptance of Exchange Notes

In all cases, we will promptly issue exchange notes for outstanding unregistered notes that we have accepted for exchange under the applicable exchange offer only after the exchange agent timely receives:

•	outstanding unregistered notes or a timely book-entry confirmation of such outstanding unregistered notes into the exchange agent’s account at the applicable book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding unregistered notes pursuant to the exchange offer, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	at the time of the commencement of the exchange offer, you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•

you are not an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding unregistered notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale or other transfer of such exchange notes.

The applicable letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding unregistered notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding unregistered notes not properly tendered or to not accept any particular outstanding unregistered notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any tender of any particular outstanding unregistered notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding unregistered notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding unregistered notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding unregistered notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding unregistered notes at DTC as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of the outstanding unregistered notes by causing DTC to transfer those outstanding unregistered notes into the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures for such transfer. To be timely, book-entry delivery of outstanding unregistered notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding unregistered notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth below under the caption “—Exchange Agent” prior to the expiration date to receive exchange notes for tendered outstanding unregistered notes, or the guaranteed delivery procedure described below must be complied with. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation of the electronic tender, that states that DTC has received an express acknowledgment from a participant in its ATOP that is tendering outstanding unregistered notes that are the subject of the book-entry confirmation that:

•

the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

Tender will not be deemed made until such documents or an agent’s message are received by the exchange agent. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to tender your outstanding unregistered notes but your outstanding unregistered notes are not immediately available or you cannot deliver your outstanding unregistered notes to the exchange agent or comply with the applicable procedures under DTC’s ATOP prior to the expiration date, you may still tender if:

•	the tender is made through an “eligible institution”;

•

prior to the expiration date, the exchange agent receives from such eligible institution either: (i) a properly completed and duly executed letter of transmittal, or facsimile thereof, and notice of guaranteed delivery, by facsimile transmission, mail or hand delivery or (ii) a properly transmitted agent’s message and notice of guaranteed delivery that (a) sets forth your name and address, the certificate number(s) of such outstanding unregistered notes and the principal amount of outstanding unregistered notes tendered; (b) states that the tender is being made by that notice of guaranteed delivery; and (c) guarantees that, within three New York Stock Exchange trading days after the expiration date, the outstanding unregistered notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificate(s) representing all tendered outstanding unregistered notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding unregistered notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you did not receive one and you wish to tender your notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding unregistered notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal; or

•	you must comply with the appropriate procedures of DTC’s ATOP system;

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding unregistered notes to be withdrawn;

•	identify the outstanding unregistered notes to be withdrawn, including the certificate numbers and principal amount of the outstanding unregistered notes to be withdrawn; and

•

where certificates for outstanding unregistered notes have been transmitted, specify the name in which such outstanding unregistered notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding unregistered notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution.

If outstanding unregistered notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the applicable book-entry transfer facility to be credited with the withdrawn outstanding unregistered notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding unregistered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding unregistered notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding unregistered notes will be credited to an account at the applicable book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn outstanding unregistered notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Unregistered Notes” above at any time on or prior to the expiration date.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. U.S. Bank National Association also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance with respect to tendering procedures, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By overnight courier or mail to:	By certified or registered mail to:
U.S. Bank National Association	U.S. Bank National Association
60 Livingston Avenue	60 Livingston Avenue
St. Paul, Minnesota 55107	St. Paul, Minnesota 55107
Attn: Specialized Finance	Attn: Specialized Finance

By Facsimile Transmission	By hand:
(For Eligible Institutions Only):	U.S. Bank National Association
(651) 466-7372	60 Livingston Avenue
Confirm by Telephone:	1st Floor - Bond Drop Window
(800) 934-6802	St. Paul, Minnesota 55107

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent’s fees for its services and its out-of-pocket expenses (including attorney fees). We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding unregistered notes and for handling or tendering for such clients.

We have not retained any dealer manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding unregistered notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding unregistered notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding unregistered notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding unregistered notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding unregistered notes tendered;

•	tendered outstanding unregistered notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding unregistered notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding unregistered notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding unregistered notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding unregistered notes for exchange notes pursuant to the exchange offer, your outstanding unregistered notes will remain subject to the restrictions on transfer of such outstanding unregistered notes as set forth in the legend printed on the outstanding unregistered notes as a consequence of the issuance of the outstanding unregistered notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act.

In general, you may not offer or sell your outstanding unregistered notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding unregistered notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding unregistered notes in open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. We have no present plans to acquire any outstanding unregistered notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding unregistered notes.

DESCRIPTION OF NOTES

General

In this Description of Notes, (1) the term “Issuer” refers only to Meredith Corporation and (2) the terms “we”, “us” and “our” each refer collectively to the Issuer and its Subsidiaries.

The Issuer issued $1,400.0 million aggregate principal amount of 6.875% Senior Notes due 2026 (the “Notes”) and will issue the Exchange Notes under an indenture dated as of the Issue Date (the “Indenture”) among the Issuer, the Guarantors and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the “Trustee”). Any outstanding unregistered notes that remain outstanding after completion of the exchange offer, together with the Exchange Notes issued in such exchange offer, will be treated as a single class of securities under the Indenture. The Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Exchange Notes are substantially identical to the terms of the outstanding unregistered notes, except that the Exchange Notes will not contain terms with respect to additional interest for failure to fulfill certain of our obligations under the registration rights agreement and transfer restrictions. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes (defined below) that are issued and any Exchange Notes that are issued in exchange for unregistered Notes under the Registration Rights Agreement. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following is only a summary of the material provisions of the Indenture and the Registration Rights Agreement and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms used below. We urge you to read these documents because they, not this Description of Notes, define your rights as Holders of the Notes. You may request a copy of these documents at our address set forth under the heading “Available Information and Incorporation by Reference.” The registered holder of a Note is treated as the owner of it for all purposes. Only registered holders have rights under the Indenture and the Registration Rights Agreement.

Brief Description of the Notes

The Notes are:

•	general senior unsecured obligations of the Issuer;

•	pari passu in right of payment with all existing and future Indebtedness (including the Senior Credit Facilities) and all other obligations (other than Subordinated Indebtedness) of the Issuer;

•	effectively subordinated to all existing and future secured Indebtedness of the Issuer (including the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness;

•	senior in right of payment to any existing and future Subordinated Indebtedness of the Issuer;

•	structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of each of the Issuer’s Subsidiaries that is not a Guarantor; and

•	guaranteed on a general senior unsecured basis by each of the Restricted Subsidiaries that guarantee the Senior Credit Facilities.

Guarantees

The Guarantors jointly and severally unconditionally Guarantee, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture.

Each Guarantee of a Guarantor is:

•	a general senior unsecured obligation of such Guarantor;

•

pari passu in right of payment with all existing and future Indebtedness (including such Guarantor’s guarantee of the Senior Credit Facilities) and all other obligations (other than Subordinated Indebtedness) of such Guarantor;

•

effectively subordinated to all existing and future secured Indebtedness of such Guarantor (including such Guarantor’s guarantee of the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness;

•	senior in right of payment to any existing and future Subordinated Indebtedness of such Guarantor; and

•	structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of the Subsidiaries of such Guarantor that do not guarantee the Notes.

Not all of the Issuer’s Subsidiaries guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these Subsidiaries that are not Guarantors, such Subsidiaries that are not Guarantors will pay the holders of their debt, their trade creditors and holders of their Preferred Stock before they will be able to distribute or contribute, as the case may be, any of their assets to the Issuer or a Guarantor. As a result, all of the existing and future liabilities of the Subsidiaries that are not Guarantors, including any claims of trade creditors and holders of their Preferred Stock, are structurally senior to the Notes. For the twelve-month period ended September 30, 2018, the Issuer’s Subsidiaries that are not Guarantors accounted for less than 4% of our total revenue. In addition, as of September 30, 2018, the Issuer’s Subsidiaries that are not Guarantors accounted for less than 6% of our total assets and less than 3%, of our total liabilities (all amounts presented exclude intercompany balances).

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law and, therefore, are limited to the amount that such Guarantor could guarantee without such Guarantee constituting a fraudulent conveyance; this limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance.

Any Guarantor that makes a payment under its Guarantee will be entitled, upon payment in full of all guaranteed obligations under the Indenture, to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other obligations (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such obligations, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to Our Indebtedness—Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees and, if that occurs, you may not receive any payments on the notes.”

The Indenture provides by its terms that a Guarantee by a Guarantor will be automatically and unconditionally released and discharged upon (a) receipt by the Trustee of a notification from the Issuer that such Guarantee be released and (b) the occurrence of any of the following:

(1) any direct or indirect sale, exchange, disposition or other transfer (including by merger, consolidation or otherwise) of (A) the Capital Stock of such Guarantor, after which such Guarantor is no longer a Restricted Subsidiary or (B) all or substantially all the assets of such Guarantor, which sale, exchange, disposition or other transfer is made in a manner not in violation of the applicable provisions of the Indenture;

(2) (A) the release or discharge of the guarantee by such Guarantor of the Senior Credit Facilities or (B) the release or discharge of the guarantee which resulted in the creation of such Guarantee, in each case except a release or discharge by or as a result of payment under such guarantee;

(3) designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(4) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in a manner not in violation of the provisions described under “—Satisfaction and Discharge”; or

(5) the occurrence of a Covenant Suspension Event as described under “—Certain Covenants”; provided that such Guarantee will be reinstated upon the applicable Reversion Date in accordance with the Indenture.

Upon request of the Issuer, the Trustee shall evidence such release by its execution of a supplemental indenture or other instrument that may be executed by the Trustee and the Issuer without the consent of any Holder, upon receipt of an Opinion of Counsel and Officer’s Certificate as required by the Indenture.

If any Guarantor is released from its Guarantee, any of its Subsidiaries that are Guarantors will also be released from their Guarantees, if any.

All of our subsidiaries are Restricted Subsidiaries. We are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries” under the circumstances described in the definition of “Unrestricted Subsidiary.” Our Unrestricted Subsidiaries are not subject to any of the restrictive covenants in the Indenture and do not guarantee the Notes.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee will rank pari passu in right of payment with all Indebtedness and all other obligations (other than Subordinated Indebtedness) of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities.

The Notes are effectively subordinated to all Secured Indebtedness of the Issuer and each Guarantor, including Secured Indebtedness under the Senior Credit Facilities, to the extent of the value of the assets securing such Indebtedness, and are structurally subordinated to all Indebtedness, claims of preferred stockholders and other liabilities of the Subsidiaries that are not Guarantors. As of September 30, 2018, we had $2,995.5 million of senior indebtedness, of which $1,595.5 million was secured indebtedness, and we had undrawn availability of $350.0 million under the revolving credit facility of the Senior Credit Facilities.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, the amount of such Indebtedness could be substantial, and such additional Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuer maintains a paying agent and registrar for the Notes. The initial paying agent and registrar for the Notes is the Trustee. The Issuer may change the paying agent or the registrar without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar. Upon written request from the Issuer, the registrar shall provide the Issuer with a copy of the register reflecting ownership of the Notes at its registered office.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to, among other things, furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or within 15 days of an interest payment date.

Principal, Maturity and Interest

The Issuer issued $1,400.0 million aggregate principal amount of Notes. The Notes will mature on February 1, 2026. Subject to compliance with the covenant described below under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, the Issuer may issue additional Notes (the “Additional Notes”) from time to time under the Indenture. Each of the Notes issued and any Additional Notes issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Additional Notes will not be issued with the same CUSIP, if any, as existing Notes unless such Additional Notes are fungible with existing Notes for U.S. federal income tax purposes. Notes can only be exchanged in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Interest will accrue on the Notes at a rate per annum equal to 6.875% from (x) in the case of any outstanding unregistered notes, the most recent date to which interest has been paid or provided for and (y) in the case of the Exchange Notes, the latter of (1) the last interest payment date on which interest was paid on the outstanding unregistered notes surrendered for exchange and (2) if the outstanding unregistered notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date. Interest will be payable semi-annually in arrears using a 360-day year comprised of twelve 30-day months in cash to Holders of record at the close of business on January 15 or July 15 immediately preceding the interest payment date (whether or not a Business Day), on February 1 and August 1 of each year, as the case may be, commencing August 1, 2019. At maturity, the Issuer will pay accrued and unpaid interest from the most recent date to which interest has been paid or provided for.

Sinking Fund; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuer will not be entitled to redeem the Notes at its option prior to February 1, 2021.

Prior to February 1, 2021, the Issuer may redeem the Notes, in whole at any time or in part from time to time, upon notice as described below under “—Selection and Notice”, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after February 1, 2021, the Issuer may redeem the Notes, in whole at any time or in part from time to time, upon notice as described below under “—Selection and Notice”, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on of each of the years indicated below:

Year	Redemption Price
2021	103.438%
2022	101.719%
2023	100.859%
2024 and thereafter	100.000%

In addition, until February 1, 2021, the Issuer may, at any time and from time to time, upon notice as described below under “—Selection and Notice”, redeem up to 40.0% of the aggregate principal amount of Notes (including any Additional Notes) at a redemption price equal to 106.875% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in an amount no greater than the aggregate cash proceeds received from one or more Equity Offerings; provided that (1) at least 60.0% of the aggregate principal amount of Notes (including any Additional Notes) remains outstanding immediately after the occurrence of each such redemption and (2) each such redemption occurs within 120 days of the closing of such Equity Offering.

In addition to the foregoing, in connection with any tender offer for the Notes (including, without limitation, any Change of Control Offer), if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making a such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer (which may be less than par) plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date.

We may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Notice of any redemption of the Notes (including upon an Equity Offering or in connection with a transaction (or series of related transactions) or an event that constitutes a Change of Control) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Selection and Notice

If the Issuer is offering to purchase or redeeming less than all of the Notes at any time, the Trustee will select the Notes to be redeemed on a pro rata basis (or as nearly pro rata as practicable) or by such method as the trustee shall deem fair and appropriate, unless otherwise required by law or the rules of the principal national securities exchange, if any, on which the Notes are listed or by lot or such other similar method in accordance with the procedures of DTC; provided that no Notes of $2,000 or less shall be redeemed or repurchased in part.

Notices of purchase or redemption shall be mailed by first-class mail (or otherwise sent in accordance with the applicable procedures of DTC), at least 30 but not more than 60 days before the purchase or redemption date to each Holder at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed (or otherwise sent in accordance with the applicable procedures of DTC) more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that is to be purchased or redeemed. The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note.

Subject to the terms of the applicable redemption notice (including any conditions precedent contained therein), Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions precedent to the redemption. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

Change of Control

The Indenture provides that if a Change of Control occurs after the Issue Date, unless the Issuer has previously or concurrently mailed (or otherwise sent in accordance with the applicable procedures of DTC) a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption”, the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, unless the Issuer has previously or concurrently mailed (or otherwise sent in accordance with the applicable procedures of DTC) a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption” or the Issuer has previously made a Change of Control Offer in connection with such Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that, subject to clause (7) below, all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will, subject to clause (7) below, be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the expiration time of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(6) that if the Holders tender less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(7) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control, and if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as the Change of Control shall occur, or that such redemption may not occur and such notice may be rescinded in the event that the Issuer shall determine that such condition will not be satisfied by the Change of Control Payment Date or by the Change of Control Payment Date as so delayed; and

(8) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities provide, and future credit agreements, indentures or other agreements relating to Indebtedness to which the Issuer becomes a party may provide, that certain change of control events with respect to the Issuer (including a Change of Control under the Indenture) would constitute a default (or require us to repurchase all of the applicable Indebtedness) thereunder. If we experience a change of control that triggers a default or requirement to repurchase under our Senior Credit Facilities, we could seek a waiver of such default or requirement or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, all amounts outstanding under our Senior Credit Facilities could become immediately due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and the Issuer. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings. Restrictions on the Issuer’s ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding unless transferred to the Issuer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries to any Person other than a Restricted Subsidiary. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indenture. Beginning on the day of a Covenant Suspension Event (as defined below) and ending on a Reversion Date (as defined below) (such period a “Suspension Period”) with respect to the Notes, the covenants specifically listed under the following captions are not applicable to the Notes (collectively, the “Suspended Covenants”):

(1) “—Limitation on Restricted Payments”;

(2) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(3) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(4) “—Transactions with Affiliates”;

(5) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(6) “—Asset Sales”;

(7) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(8) “—Limitation on Sale and Lease-Back Transactions”; and

(9) “—Business Activities.”

During any Suspension Period, the Guarantees of the Guarantors will be suspended, and such Guarantees will be reinstated on each Reversion Date. On each Reversion Date, all Indebtedness, Disqualified Stock or Preferred Stock incurred during the Suspension Period will be classified as having been incurred pursuant to the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness or Disqualified Stock or Preferred Stock incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be incurred pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “— Limitation on Restricted Payments” had been in effect since the Issue Date (but not during the Suspension Period); provided that, during the Suspension Period the Issuer shall not designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries unless the Issuer would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period. In addition, for purposes of the covenant described under “—Transactions with Affiliates”, all agreements, arrangements and transactions entered into by the Issuer or any of its Restricted Subsidiaries with an Affiliate of the Issuer during the applicable Suspension Period prior to such Reversion Date will be deemed to have been entered into on or prior to the Issue Date, and for purposes of the covenant described under “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”, all contracts entered into during the applicable Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Issue Date.

For purposes of the covenant described under “—Asset Sales”, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

If, at any date following the Issue Date, (1) the Notes have Investment Grade Ratings from both Rating Agencies and (2) no Default has occurred and is continuing under the Indenture as of such date, a “Covenant Suspension Event” will be deemed to have occurred. If on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The Issuer will provide written notice to the Trustee of any Covenant Suspension Event and reinstatement of Suspended Covenants on a Reversion Date. The Trustee shall not have any duty to monitor whether or not a Covenant Suspension Event or Reversion Date has occurred or if a Suspension Period has commenced or ended, nor any duty to notify the noteholders of any of the foregoing.

Notwithstanding the reinstatement of the Suspended Covenants on a Reversion Date, no Default or Event of Default or breach of any kind under the Indenture, the Notes or the Guarantees will be deemed to have occurred on such Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period (or upon the termination of the Suspension Period or thereafter based solely on events that occurred during the Suspension Period) to the extent such actions were permitted under the Indenture during the Suspension Period, and none of the Issuer or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the applicable Suspension Period to the extent such actions were permitted under the Indenture during the Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. On and after each Reversion Date, the Issuer and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during any Suspension Period so long as such contract and such consummation would have been permitted during such Suspension Period.

We cannot assure you that the Notes will maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend, payment or distribution payable in connection with any merger or consolidation, other than:

(A) dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer; or

(B) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, repurchase, defease or otherwise acquire or retire for value any Equity Interests of the Issuer (including in connection with any merger or consolidation), to the extent held by a Person other than the Issuer or a Restricted Subsidiary;

(3) make any principal payment on, or purchase, redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuer or a Guarantor other than the payment, purchase, redemption, repurchase, defeasance, acquisition or retirement of:

(A) Indebtedness permitted under clause (7) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(B) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, repurchase, defeasance, acquisition or retirement; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries (and not rescinded or refunded) after the Issue Date (including

Restricted Payments permitted by clause (1) of the next paragraph, but excluding all other Restricted Payments permitted by the next paragraph), is less than the sum of (without duplication):

(A) (i) 100% of Consolidated Adjusted EBITDA of the Issuer for the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Issue Date occurs to the end of the Issuer’s most recently completed fiscal quarter for which Required Financial Statements have been delivered at the time of such Restricted Payment, minus (ii) the product of (x) 1.4 and (y) Consolidated Interest Expense of the Issuer for the same period (taken as one accounting period); plus

(B) 100% of the aggregate net cash proceeds and the fair market value (as determined in good faith by the Issuer) of marketable securities or other property received by the Issuer from the issuance or sale of Equity Interests of the Issuer (other than Disqualified Stock or Refunding Capital Stock (as defined below)) or otherwise contributed to the equity (other than through an issuance of Disqualified Stock) of the Issuer after the Issue Date (other than an issuance or sale to a Subsidiary of the Issuer or an issuance or sale to an employee stock ownership plan or other trust established by the Issuer or its Restricted Subsidiaries to the extent funded by the Issuer or its Subsidiaries); plus

(C) 100% of the aggregate net cash proceeds and the fair market value (as determined in good faith by the Issuer) of marketable securities or other property received by the Issuer or any Restricted Subsidiary from the issuance or sale (other than to the Issuer or a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or other trust established by the Issuer or its Restricted Subsidiaries to the extent funded by the Issuer or its Subsidiaries) by the Issuer or any Restricted Subsidiary after the Issue Date of any Indebtedness or Disqualified Stock that has been converted into or exchanged for Equity Interests of the Issuer (other than Disqualified Stock), plus, without duplication, any cash proceeds and the fair market value (as determined in good faith by the Issuer) of marketable securities or other property received by the Issuer or any Restricted subsidiary upon such conversion or exchange; plus

(D) 100% of the aggregate amount received in cash and the fair market value (as determined in good faith by the Issuer) of marketable securities or other property received by the Issuer or any Restricted Subsidiary from: (i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of and the receipt of any dividends or distributions from Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or (ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment in such Unrestricted Subsidiary that constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, in each case after the Issue Date; plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, in each case after the Issue Date, the fair market value (as determined in good faith by the Issuer) or if such fair market value exceeds $200.0 million, the fair market value as specified in writing by an Independent Financial Advisor, of the Investment in such Unrestricted Subsidiary at the time of such redesignation, merger, consolidation or transfer (other than to the extent of the amount of the Investment in such Unrestricted Subsidiary that constituted a Permitted Investment); plus

(F) in the event that the Issuer or any Restricted Subsidiary has made or makes any Investment in a Person subsequent to the Issue Date that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the existing Investment of the Issuer or any

Restricted Subsidiary in such Person to the extent it was previously treated as a Restricted Payment (collectively, the “Restricted Payments Builder Basket”).

The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”):

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of the Indenture;

(2) the purchase, redemption, defeasance, repurchase, retirement or other acquisition of any Equity Interests of the Issuer or of Subordinated Indebtedness of the Issuer or any Guarantor, in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan or other trust established by the Issuer or its Restricted Subsidiaries to the extent funded by the Issuer or its Restricted Subsidiaries) of, Equity Interests (other than Disqualified Stock) of the Issuer (collectively, the “Refunding Capital Stock”);

(3) the purchase, redemption, defeasance, repurchase, retirement or other acquisition of (i) Subordinated Indebtedness of the Issuer or a Guarantor made by, in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Indebtedness of the Issuer or a Guarantor or (ii) Disqualified Stock of the Issuer or any Guarantor made in exchange for, or out of the proceeds of the substantially concurrent incurrence of Disqualified Stock of the Issuer or any Guarantor, in each case that is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock, as applicable, being so purchased, redeemed, defeased, repurchased, retired or acquired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, retired or acquired and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, repurchased, retired or acquired;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, retired or acquired; and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, retired or acquired;

(4) a Restricted Payment to pay for the purchase, repurchase, retirement or other acquisition for value of Equity Interests (other than Disqualified Stock) of the Issuer held by any future, present or former member of management, employee, director or consultant of the Issuer or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement or upon the termination of such member’s, employee’s, director’s or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $50.0 million (with unused amounts in any calendar year being carried over for one additional calendar year); provided further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer to future, present or former members of management, employees, directors or consultants of the Issuer or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of the Restricted Payments Builder Basket; plus

(B) the cash proceeds of key man life insurance policies received by the Issuer or any of its Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (4);

and; provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former members of management, employees, directors or consultants of the Issuer or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) purchases, redemptions, defeasances, repurchases or other acquisitions of Equity Interests deemed to occur (i) upon exercise of stock options, stock appreciation rights or warrants if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights or warrants or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee;

(6) other Restricted Payments in an aggregate amount taken together with all other outstanding Restricted Payments made pursuant to this clause (6) not to exceed $300.0 million;

(7) distributions or payments of Receivables Fees;

(8) [reserved];

(9) the repurchase, redemption, defeasance or other acquisition or retirement of any Subordinated Indebtedness pursuant to the provisions similar to those described under “—Change of Control” and “—Asset Sales”; provided that prior to any such repurchase, redemption, defeasance or other acquisition or retirement, all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, defeased, acquired or retired;

(10) the repurchase, redemption or other acquisition for value of Equity Interests of the Issuer deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Issuer or its Subsidiaries, in each case permitted under the Indenture;

(11) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to, the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(12) for any taxable period in which the taxable income of the Issuer or any of its Subsidiaries is included in a consolidated, combined or similar income tax group of which a direct or indirect parent of the Issuer is the common parent (a “Tax Group”), an amount not to exceed the tax liabilities that the Issuer and the applicable Subsidiaries, in the aggregate, would have been required to pay in respect of such taxable income if such entities were a standalone group of corporations separate from such Tax Group (it being understood and agreed that, if the Issuer or any Subsidiary pays any portion of such tax liabilities directly to any taxing authority, a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (12));

(13) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(14) payments of cash, or dividends, distributions or advances by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person; and

(15) mandatory redemptions or repurchases of Disqualified Stock the issuance of which itself constituted a Restricted Payment or Permitted Investment otherwise permissible under the Indenture;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6) or (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

All of our Subsidiaries are Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated are deemed to be an Investment in an amount determined as set forth in the definition of “Investment.” Such designation is permitted only if an Investment in such amount would be permitted at such time, whether as a Restricted Payment or a Permitted Investment, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries are not subject to any of the covenants set forth in the Indenture.

For purposes of clauses (2) and (3) of the second paragraph of this covenant, a Restricted Payment shall be deemed to have been made substantially concurrently with the applicable event if made or irrevocably committed to be made within 90 days of such event.

The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in good faith by the Issuer) on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (15) above and/or one or more of the clauses contained in the definition of “Permitted Investments,” or is entitled to be made pursuant to the first paragraph of this covenant, the Issuer will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) among such clauses (1) through (15) and such first paragraph and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this covenant.

For the avoidance of doubt, this covenant shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred under the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for (collectively, “incur” and collectively, an “incurrence”) any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Net Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 3.50 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom); provided further, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance, more than an aggregate of $300.0 million at the time of incurrence of such Indebtedness or Disqualified Stock or Preferred Stock of such Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph, clause (12) of the next succeeding paragraph with respect to Refinancing Indebtedness in respect of the foregoing and clause (17) of the next succeeding paragraph.

The foregoing limitations do not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided, however, that immediately after giving effect to any such incurrence, the then outstanding aggregate principal amount of all Indebtedness under this clause (1) does not exceed at any one time the sum of (A) $2,150.0 million, plus (B) the greater of (i) $700.0 million and (ii) the maximum amount of Secured Indebtedness that can be incurred, after giving effect to the incurrence of such Indebtedness and the use of proceeds therefrom (and after giving effect to any acquisition, disposition, Investment and other transactions contemplated in connection with such incurrence) and assuming the full draw of any revolving commitments in respect thereof and that all Indebtedness incurred under this clause (1) is Secured Indebtedness, so long as the Consolidated Secured Net Leverage Ratio (calculated excluding any increase in Eligible Cash resulting from the incurrence of such Indebtedness) does not exceed 2.50 to 1.00, plus (C) in connection with the incurrence of Refinancing Indebtedness to Refinance any Indebtedness incurred under this clause (1), any Indebtedness incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith;

(2) Indebtedness represented by the Notes (other than any Additional Notes) and any related Guarantees (including any Exchange Notes and Guarantees with respect thereto);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2)) after giving effect to the Transactions;

(4) (A) Indebtedness (including Capitalized Lease Obligations and Attributable Debt), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Indebtedness incurred to Refinance any such Indebtedness (and successive Refinancings thereof), in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding under this clause (4)(A), together with the aggregate principal amount of Indebtedness outstanding pursuant to clause (B) of this clause (4), does not exceed the greater of (x) $300.0 million and (y) 25% of Four Quarter EBITDA at the time of incurrence and (B) any Indebtedness incurred to Refinance Indebtedness incurred under clause (A) of this clause (4) (or successive Refinancings of Indebtedness incurred under this clause (B));

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits, property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits, or property, casualty or liability insurance or self-insurance;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, earn-out, holdback, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness of the Issuer to a Restricted Subsidiary or a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by the Issuer or a Guarantor to a Non-Guarantor Subsidiary is expressly subordinated in right of payment to the Notes or the applicable Guarantee, as applicable; and provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in such Preferred Stock being beneficially owned by a Person other than the Issuer or any Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9) Hedging Obligations not entered into for speculative purposes;

(10) obligations in respect of workers’ compensation claims, self-insurance, performance, bid, appeal and surety bonds and performance or completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bankers’ acceptances, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;

(11) (A) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Guarantor not otherwise permitted under the Indenture in an aggregate principal amount or liquidation preference, which when aggregated with the outstanding principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (11)(A), together with the aggregate principal amount of Indebtedness outstanding pursuant to clause (B) of this clause (11), does not exceed the greater of (x) $500.0 million and (y) 50% of Four Quarter EBITDA at the time of incurrence and (B) any Indebtedness incurred to Refinance Indebtedness incurred under clause (A) of this clause (11) (or successive Refinancings of Indebtedness incurred under this clause (B));

(12) the incurrence by the Issuer or any Restricted Subsidiary of Refinancing Indebtedness that serves to Refinance:

(A) any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under any of the first paragraph of this covenant, clause (2) above, clause (3) above and/or clause (13) below, or

(B) any Indebtedness, Disqualified Stock or Preferred Stock incurred to so Refinance the Indebtedness, Disqualified Stock or Preferred Stock described in clause (A) above,

including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith;

(13) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred to finance an acquisition of any assets, business or Person or (y) Persons that are acquired by the

Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that, after giving effect to such acquisition, merger or consolidation, either:

(A) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in the first paragraph of this covenant, or

(B) the Consolidated Net Leverage Ratio is less than or equal to the Consolidated Net Leverage Ratio immediately prior to such acquisition, merger or consolidation;

(14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Indebtedness is extinguished within ten Business Days of notice of its incurrence;

(15) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(16) (A) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture,

(B) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”, or

(C) any guarantee by the Issuer or a Restricted Subsidiary in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees of the Issuer or any Restricted Subsidiary;

(17) (A) Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (17)(A) and incurred by Non-Guarantor Subsidiaries pursuant to the first paragraph of this covenant and clause (12) with respect to Refinancing Indebtedness in respect of the foregoing, together with the aggregate principal amount of Indebtedness outstanding pursuant to clause (B) of this clause (17), does not exceed the greater of (x) $300.0 million and (y) 25% of Four Quarter EBITDA at the time of incurrence and (B) any Indebtedness incurred to Refinance Indebtedness incurred under clause (A) of this clause (17) (or successive Refinancings of Indebtedness incurred under this clause (B));

(18) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(19) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management, overdraft protection and related activities with respect to any Subsidiary or joint venture in the ordinary course of business; and

(20) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer to the extent permitted under clause (4) of the second paragraph under “—Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (20) above or is permitted to be incurred pursuant to the first paragraph of this section under “—Limitation on

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, the Issuer, in its sole discretion, may divide and/or classify on the date of incurrence such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant and may later redivide and/or reclassify (based on circumstances existing at the time of such redivision or reclassification) such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date was treated as incurred on the Issue Date under clause (1) of the preceding paragraph and will not later be reclassified.

Accrual of interest or dividends, the accretion of accreted value and the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock, as applicable, of the same class, and accretion of original issue discount or liquidation preference will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of any determination under “—Certain Covenants” expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than U.S. dollars shall be translated into U.S. dollars at currency exchange rates in effect on the date of such determination; provided, however, that for purposes of determining compliance with the Indenture with respect to the amount of any Permitted Lien, Indebtedness, Asset Sale, Restricted Payment, Affiliate Transaction, Permitted Investment or Permitted Payment in a currency other than U.S. dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Permitted Lien or Indebtedness is incurred or Asset Sale, Restricted Payment, Affiliate Transaction, Permitted Investment or Permitted Payment is made; provided that, for the avoidance of doubt, the foregoing provisions of this paragraph shall otherwise apply to such Sections, including with respect to determining whether any Permitted Lien or Indebtedness is incurred or Asset Sale, Restricted Payment, Affiliate Transaction, Permitted Investment or Permitted Payment is made at any time under such Sections. In addition, to the extent that the size of any basket or carve-out set forth under “—Certain Covenants” is determined by reference to a percentage of Four-Quarter EBITDA, a percentage of Consolidated Adjusted EBITDA or the Consolidated Secured Net Leverage Ratio, no Default or Event of Default shall be deemed to occur with respect to any transaction consummated or incurred pursuant to such basket or carve-out as a result of any decrease in the amount of Four-Quarter EBITDA, Consolidated Adjusted EBITDA or the Consolidated Secured Net Leverage Ratio subsequent to such consummation or incurrence which results in such basket or carve-out no longer being sufficient to permit such transaction or incurrence.

The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated by the Issuer based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated as in effect on the date of such Refinancing.

The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur Indebtedness (including Acquired Indebtedness) that is contractually subordinated in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is contractually subordinated in right of payment to the Notes or such Guarantor’s Guarantee, in all material respects, to the extent and in the manner as such Indebtedness is so subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

The Indenture does not treat (1) Indebtedness that is unsecured as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or such Restricted Subsidiary whether now owned or hereafter acquired, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes are (or in the case of a Lien on any asset or property of such Guarantor, its Guarantee is) secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in the case of Liens securing any other Indebtedness, the Notes are (or in the case of a Lien on any asset or property of such Guarantor, its Guarantee is) secured by an equal and ratable (or prior ranking) Lien on such property, assets or proceeds.

Any Lien created for the benefit of the Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) above.

For purposes of determining compliance with this covenant, a Lien securing an item of Indebtedness need not be permitted solely by reference to the second preceding paragraph or to one category (or portion thereof) of the Permitted Liens described in clauses (1) through (38) of the definition of “Permitted Liens” but may be permitted in part under any combination thereof.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common equity of a Restricted Subsidiary or any direct or indirect parent of a Restricted Subsidiary, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in the definition of “Indebtedness.”

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, merger or wind up (if other than the Issuer) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership (including a limited partnership), trust or limited liability company organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that, if such Person is not a corporation, another Person that is a corporation organized or existing under such laws becomes a co-obligor of the Notes;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture, the Notes and the Registration Rights Agreement pursuant to a supplemental indenture;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions:

(A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, or

(B) the Consolidated Net Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be less than or equal to such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (3) and (4) above.

The Successor Company will succeed to, and be substituted for, the Issuer under the Indenture and the Notes and the Issuer will automatically be released and discharged from its obligations under the Indenture and the Notes except in the case of a lease. Notwithstanding the foregoing clauses (3), (4) and (5), which do not apply to transactions referred to in this sentence:

(a) any Restricted Subsidiary may consolidate with, merge into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, the Issuer or any Restricted Subsidiary, and

(b) the Issuer may merge with an Affiliate of the Issuer solely for the purpose or effect of reorganizing the Issuer in a state or commonwealth of the United States, the District of Columbia or any territory thereof.

No Guarantor will, and the Issuer will not permit any such Guarantor to, consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions to any Person unless:

(1) (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, merger or wind up (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(B) the Successor Guarantor, if other than such Guarantor or another Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures; and

(C) immediately after such transaction, no Default exists; or

(2) the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition complies with the covenant described under “—Asset Sales.”

In the case of clause (1) above, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee and, except in the case of a lease, such Guarantor will automatically be released and discharged from its obligations under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, (A) any Guarantor may merge into or transfer all or substantially all of its properties or assets to another Guarantor or the Issuer and (B) any Guarantor may merge with an Affiliate of the Guarantor solely for the purpose or effect of reorganizing the Guarantor in a state or commonwealth of the United States, the District of Columbia or any territory thereof.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless:

(1) such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time of such transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(2) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $100.0 million is approved by a majority of the Board of Directors of the Issuer; and

(3) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $200.0 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

The foregoing provisions do not apply to the following:

(1) transactions between or among the Issuer and any of its Restricted Subsidiaries (including transactions between or among the Issuer’s Restricted Subsidiaries) (or an entity that becomes a Restricted Subsidiary as a result of, or in connection with, such transaction, so long as neither such entity nor the selling entity was an Affiliate of the Issuer or any Restricted Subsidiary prior to such transaction);

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” or Permitted Investments;

(3) the payment of reasonable fees and compensation paid to, and indemnities and reimbursements and employment, benefit and severance arrangements and agreements provided on behalf of, or entered into with, officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

(4) (A) any agreement or arrangement as in effect as of the Issue Date (or transactions pursuant thereto), (B) any other agreements or arrangements pursuant to or in connection with the Transactions or (C) any amendment, modification or supplement to the agreements referenced in clause (A) or (B) above or any replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced are not materially more disadvantageous to the Holders when taken as a whole compared to the applicable agreements or arrangements as in effect on the Issue Date or as described in the Offering Memorandum, as applicable, as determined in good faith by the Issuer;

(5) [reserved];

(6) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(7) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer and the granting of registration and other customary rights in connection therewith;

(8) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(9) payments or loans (or cancellation of loans) to employees, directors or consultants of the Issuer or any of its Restricted Subsidiaries and employment agreements, benefit plans, equity plans, stock option and stock ownership plans and other similar arrangements with such employees, directors or consultants which, in each case, are approved by the Issuer in good faith;

(10) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(11) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, has delivered to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(12) the issuances of securities or other payments, loans (or cancellation of loans), awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, benefit plans, equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer in good faith;

(13) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Issuer or any of its Restricted Subsidiaries owns an Equity Interest in or otherwise controls such Person;

(14) any transaction in which the only consideration paid by the Issuer or any of its Restricted Subsidiaries is in the form of Equity Interest (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer or any contribution to the capital of the Issuer or any Restricted Subsidiary (other than in consideration of Disqualified Stock);

(15) the provision to Unrestricted Subsidiaries of cash management, accounting, business and strategic management, legal, human resources, centralized purchasing, leasing and other overhead services (including any necessary or incidental use of equipment, goods or services involving intellectual property that are related to the foregoing) in the ordinary course of business undertaken in good faith and not for the purpose of circumventing any covenant set forth in the Indenture;

(16) intellectual property licenses in the ordinary course of business;

(17) transactions between the Issuer or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of the Issuer or any other direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person;

(18) payments by the Issuer or any of its Restricted Subsidiaries pursuant to tax sharing agreements among the Issuer or any of its Restricted Subsidiaries;

(19) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Issuer and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein; and

(20) (A) the guarantee by the Issuer or any Restricted Subsidiary of the Indebtedness of any parent company of the Issuer that becomes the parent company of the Issuer in a Change of Control transaction consummated in accordance with the Indenture, or of any Indebtedness of Subsidiaries of such parent company; provided that such guarantee was permitted by the terms of the Indenture to be incurred and (B) the granting by the Issuer or any of its Restricted Subsidiaries of any Liens to secure such Indebtedness or such guarantee; provided that such Liens are permitted to be incurred under the Indenture.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) (A) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date;

(b) the Indenture, the Notes and the Guarantees and (ii) any agreement governing Indebtedness permitted to be incurred pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that the provisions relating to restrictions of the type described in clauses (1) through (3) above contained in such agreement, taken as a whole, are (in the good faith determination of the Issuer) not materially more restrictive than the provisions contained in the Senior Credit Facilities or in the Indenture, in each case as in effect when initially executed;

(c) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired or leased;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person (including an Unrestricted Subsidiary that becomes a Restricted Subsidiary whether by redesignation or otherwise) acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer that impose restrictions solely on the assets to be sold;

(g) any Hedging Obligations;

(h) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(i) restrictions on cash or other deposits or net worth imposed by leases, customers under contracts or other contracts or agreements entered into in the ordinary course of business;

(j) other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(k) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture;

(l) customary provisions contained in leases, sub-leases, licenses or sub-licenses, permits, contracts and other agreements, in each case, entered into in the ordinary course of business;

(m) any agreements entered into in the ordinary course of business, not relating to Indebtedness and that do not, individually or in the aggregate, materially impair (in the good faith determination of the Issuer) the ability of the Issuer or the Guarantors to pay the principal and interest on the Notes;

(n) any agreement for the sale or other disposition of all or substantially all the Capital Stock or the assets of a Restricted Subsidiary to the extent it restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(o) customary provisions imposed on the transfer of copyrighted or patented materials;

(p) encumbrances or restrictions relating to the IPC Media Ltd., pension scheme;

(q) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (p) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith determination of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(r) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility; provided that such restrictions apply only to the applicable Receivables Subsidiary.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock will not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary will not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or any such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, in the Issuer’s good faith determination, at least 75% of the consideration therefor received by the Issuer or any such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A) any liabilities (as shown on the Issuer’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or such Restricted Subsidiary (other than Contingent Obligations and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Asset Sale) and for which the Issuer and all such Restricted Subsidiaries have been released,

(B) any notes or other obligations or securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale, and

(C) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value (as determined in good faith by the Issuer) taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding (but, to the extent that any such Designated Non-Cash Consideration is sold or otherwise liquidated for cash, minus the lesser of (i) the amount of the cash received (less the cost of disposition, if any) and (ii) the initial amount of such Designated Non-Cash Consideration) not to exceed $150.0 million at the time of receipt, with the fair market value (as determined in good faith by the Issuer) of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(A) Obligations under the Senior Credit Facilities and to correspondingly reduce commitments with respect thereto,

(B) Obligations under Pari Passu Indebtedness that are secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto,

(C) Obligations under the Notes (provided that such purchases are at or above 100% of the principal amount thereof) or any other Pari Passu Indebtedness of the Issuer or a Guarantor (and to correspondingly reduce commitments with respect thereto, if applicable); provided that if such Net Proceeds are applied to other Pari Passu Indebtedness (other than the Senior Credit Facilities or other Secured Indebtedness) then the Issuer shall (i) equally and ratably reduce Obligations under the Notes (x) as provided under “—Optional Redemption” or (y) through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or (ii) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of Notes that would otherwise be redeemed under clause (i), or

(D) Indebtedness of a Non-Guarantor Subsidiary, other than Indebtedness owed to the Issuer or any of its Restricted Subsidiaries; or

(2) to (A) make an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) make capital expenditures or (C) acquire, maintain, develop, construct, improve, upgrade or repair businesses, properties and/or assets (other than Equity Interests in a Person that is not, or does not as a result of any such acquisition become, a Restricted Subsidiary) that, in the case of each of (A), (B) and (C) are either (x) used or useful in a Similar Business or (y) replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); and provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds if not otherwise applied as provided above within 450 days of the receipt of such Net Proceeds; or

(3) any combination of the foregoing.

Any Net Proceeds from an Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer or any of its Restricted Subsidiaries shall make an offer to all Holders of the Notes and, if required by the terms of any Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”) to purchase the maximum aggregate principal amount of the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for or permitted by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture.

The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $50.0 million by mailing (or otherwise delivering in accordance with the applicable procedures of DTC) the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate principal amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate amount (determined as above) of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer or the agent for such Pari Passu Indebtedness shall select such Pari Passu Indebtedness to be purchased on a pro rata basis (or as nearly pro rata as practicable) based on the amount (determined as set forth above) of the Notes and such Pari Passu Indebtedness tendered, unless otherwise required by law or the rules of the principal national securities exchange, if any, on which the Notes or such Pari Passu Indebtedness are listed or by lot or such other similar method in accordance with the procedures of DTC; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. The Issuer and its Restricted Subsidiaries, at its option in its sole discretion, may make an Asset Sale Offer and satisfy the obligations described under this covenant “—Asset Sales” with respect to any Excess Proceeds prior to the amount of Excess Proceeds exceeding $50.0 million, in which case, upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reduced by the amounts of such Excess Proceeds. If any Excess Proceeds remain after the completion of an Asset Sale Offer, the Issuer and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

The Senior Credit Facilities limit or prohibit, and we expect that future credit agreements, indentures or other agreements relating to Indebtedness to which the Issuer becomes a party may limit or prohibit, the Issuer from purchasing any Notes pursuant to this covenant. In the event the Issuer is prohibited from purchasing any Notes pursuant to this covenant, we could seek the consent of our lenders to purchase the Notes or attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing the Notes. In this case, our failure to purchase the tendered Notes would constitute a Default under the Indenture.

Our ability to purchase any Notes pursuant to this covenant may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any Subsidiary that is a Restricted Subsidiary other than a Guarantor to guarantee the payment of any Indebtedness of the Issuer or a Guarantor unless (x) the aggregate amount of all such Indebtedness guaranteed by Restricted Subsidiaries that are not Guarantors does not exceed $50.0 million or (y):

(1) the aggregate amount of all such Indebtedness guaranteed by Restricted Subsidiaries that are not Guarantors exceeds $50.0 million;

(2) within 45 days after the date that such Indebtedness is guaranteed, such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor:

(A) if the Notes or such Guarantor’s Guarantee is subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes or such Guarantor’s Guarantee is subordinated to such Indebtedness; and

(B) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee of the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee; and

(C) the Issuer shall within such 45 days deliver to the Trustee an Opinion of Counsel stating that (A) such Guarantee has been duly executed and authorized and (B) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 45 day periods described above.

Limitation on Sale and Lease-Back Transactions

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Lease-Back Transaction; provided, that the Issuer or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if:

(1) the Issuer or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Lease-Back Transaction under the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (b) incurred a Lien to secure such Indebtedness without equally and ratably securing the Notes pursuant to the covenant described above under “—Liens”; and

(2) the transfer of assets in such Sale and Lease-Back Transaction is permitted by, and the Issuer or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under “—Asset Sales.”

Business Activities

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Similar Businesses, except as would not be material to the Issuer and its Restricted Subsidiaries, taken as a whole.

Reports and Other Information

If, at any time, the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will file with the SEC, subject to the following sentence, and provide the Trustee (and, upon written request, the Noteholders, to the extent not publicly available on the SEC’s EDGAR system (or any successor system) or the Issuer’s website) such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings by the Issuer of such reports under such Sections and containing, in all material respects, the information and audit reports required for such reports. If, at any time, the Issuer is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will provide the Trustee and make available to Noteholders, prospective investors, market makers affiliated with any Initial Purchaser and securities analysts the reports specified in the preceding sentence by posting such reports to its website or on IntraLinks or any comparable password-protected online data system, in each case, within 15 days after the time the Issuer would be required to file such information with the SEC if it were a non-accelerated filer subject to Section 13 or 15(d) of the Exchange Act.

Notwithstanding the foregoing, (1) none of the foregoing reports (A) will be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, (B) will be required to comply with Regulation G or Item 10(e) of Regulation S-K promulgated by the SEC (with respect to any non-GAAP financial measures contained therein), (C) will be required to contain the separate financial information for Guarantors and non-guarantor subsidiaries contemplated by Rule 3-10 of Regulation S-X promulgated by the SEC, (D) will be required to present compensation or beneficial ownership information and (E) will be required to contain information required by Item 601 of Regulation S-K and (2) if any parent of the Issuer becomes a guarantor of the Notes, the reports, information and other documents required to be filed and provided as described above may be those of the parent, rather than those of the Issuer, so long as such filings would satisfy the SEC’s requirements; provided that such reports include a reasonable explanation of the material differences between the assets, liabilities and results of operations of such parent and its consolidated Subsidiaries on the one hand, and the Issuer and its Restricted Subsidiaries on the other hand.

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations described under this covenant for purposes of clause (3) under “—Events of Defaults and Remedies” until 120 days after the date any report hereunder is due. To the extent any such information is not so filed or provided, as applicable, within the time periods specified above and such information is subsequently filed or provided, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured at such time; provided that such cure shall not otherwise affect the rights of the Holders under “—Events of Default and Remedies” if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal of accrued but unpaid and interest on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

In addition, at any time when the Issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will agree that, for so long as any Notes remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, it will furnish to the Holders and to prospective investors, upon their written request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of reports, information and documents to the Trustee under the Indenture is for informational purposes only and the information and such trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein, or determinable from information contained therein including our compliance with any of its covenants thereunder (as to which such trustee is entitled to rely exclusively on an officers’ certificate).

Events of Default and Remedies

The Indenture provides that each of the following is an “Event of Default” with respect to the Notes:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer or any Restricted Subsidiary for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding to comply with any of its other obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $150.0 million or more;

(5) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $150.0 million (other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is not covered by an indemnity or insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

(7) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect (except as otherwise not prohibited by the Indenture) or be declared null and void or any responsible officer of such Guarantor that is a Significant Subsidiary denies that it has any further liability under its Guarantee or gives notice to such effect, in each case other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee (acting at the direction of the Holders of at least 25% in principal amount of the then total outstanding Notes) or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal of, and accrued but unpaid interest, if any, on, all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and any accrued and unpaid interest on all the then outstanding Notes will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Issuer, the principal of, and accrued but unpaid interest, if any, on, all the then outstanding Notes will become due and payable without further action or notice.

The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the reasonable judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on or the principal of any Note held by a non-consenting Holder and rescind any acceleration and its consequences with respect to the Notes (except if such recession would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee is under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing with respect to the Notes;

(2) Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such written request within 60 days after the receipt thereof and the offer of security or indemnity against any loss, liability or expense; and

(5) Holders of a majority in principal amount at maturity of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within 30 days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor, in their capacity as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture and the Notes will terminate (other than certain obligations) and will be released upon payment in full of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Indenture and the Notes and have the Issuer’s and each Guarantor’s obligation discharged with respect to its related Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture and the Notes;

(2) the Issuer’s obligations with respect to the Indenture and the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture and the Notes.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the Indenture and the Notes (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Indenture and the Notes. In the event Covenant Defeasance occurs with respect to the Indenture and the Notes, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Indenture and the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Indenture and the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of Independent Financial Advisors, to pay the principal amount of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal amount, premium, if any, or interest on the Notes and the Issuer must specify whether the Notes are being defeased to maturity or to a particular Redemption Date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit with respect to the Indenture and the Notes;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture and the Notes will be discharged and will cease to be of further effect (except as to certain surviving rights, as expressly provided for in the Indenture), when either:

(1) all Notes theretofore authenticated and delivered, except mutilated, lost or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(B) the Issuer has paid or caused to be paid all sums payable by it under the Indenture and the Notes; and

(C) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed final maturity of any Note or reduce the premium payable upon redemption or change the time at which such Note may be redeemed (excluding any amendment or waiver of any minimum notice period for redemption which may be amended with the consent of the Holders of at least a majority of the Notes then outstanding) as described under “—Optional Redemption”;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of Notes and a waiver of the payment default that resulted from such acceleration;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture and the Notes relating to waivers of past Defaults or Events of Default or the rights of Holders to receive payments of principal of or interest on the Notes;

(7) make any change in these amendment and waiver provisions as it relates to the Indenture and the Notes;

(8) impair the contractual right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking as to contractual right of payment of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the terms of the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture) and the Trustee may amend or supplement the Indenture and any Guarantee or the Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that in the good faith judgment of the Issuer does not materially adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC or to comply with the rules of any applicable securities depository;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to add or release a Guarantor under the Indenture, or to secure the Obligations thereunder;

(10) to make such provisions as necessary for the issuance of Additional Notes otherwise permitted to be issued under the Indenture;

(11) to conform the text of the Indenture, the Guarantees or the Notes to any provision of this “Description of Notes”, as set forth in an Officer’s Certificate delivered to the Trustee; or

(12) to add to, change, eliminate or otherwise amend provisions of the Indenture, the Guarantees or the Notes in accordance with the Trust Indenture Act of 1939, as amended, or to comply with the provisions of the DTC, Euroclear or Clearstream or the Trustee with respect to provisions relating to the transfer, exchange or legending of Notes or beneficial interests in the Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment in the good faith judgment of the Issuer does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Notices given electronically will be deemed given when sent. Any notices required to be given to the holders of Notes represented by global notes will be given to DTC and sent in accordance with its procedures.

Concerning the Trustee

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. The Indenture provides that during the continuance of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the degree of care of a prudent person in the conduct of his own affairs under the circumstances. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee are governed by, and construed in accordance with, the laws of the State of New York.

Financial Calculations for Limited Condition Acquisitions and Irrevocable Notices

With respect to any (x) acquisition or similar Investment by the Issuer or one or more of its Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third-party financing (whether by merger, consolidation or other business combination or the acquisition of Capital Stock or otherwise) (any such acquisition or Investment, a “Limited Condition Acquisition”) or (y) repayment, repurchase or refinancing of Indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice) has been delivered (any such notice, an “Irrevocable Notice Transaction”), in each case, for purposes of determining:

(1) whether any Indebtedness (including Acquired Indebtedness) that is being incurred in connection with such Limited Condition Acquisition or Irrevocable Notice Transaction is permitted to be incurred in compliance with the covenant described under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) whether any Lien being incurred in connection with such Limited Condition Acquisition or Irrevocable Notice Transaction or to secure any such Indebtedness is permitted to be incurred in accordance with the covenant described under the caption “—Certain Covenants—Liens” or the definition of “Permitted Liens”;

(3) whether any other transaction undertaken or proposed to be undertaken in connection with such Limited Condition Acquisition or Irrevocable Notice Transaction complies with the covenants or agreements contained in the Indenture or the Notes; and

(4) any calculation of the Consolidated Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Net Income, Consolidated Net Income and/or Consolidated Adjusted EBITDA and, whether a Default or Event of Default exists in connection with the foregoing, at the option of the Issuer, using the date that the definitive agreement for such Limited Condition Acquisition is entered into or the date that an irrevocable notice is given for such Irrevocable Notice Transaction, as the case may be (any such date, the “LCT Election Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Net Leverage Ratio” or “Consolidated Adjusted EBITDA.” For the avoidance of doubt, if the Issuer elects to use the LCT Election Date as the applicable date of determination in accordance with the foregoing, (a) any fluctuation or change in the Consolidated Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Net Income, Consolidated Net Income, and/or Consolidated Adjusted EBITDA of the Issuer, the target business or assets to be acquired subsequent to the LCT Election Date and at or prior to the consummation of such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness, will not be taken into account for purposes of determining whether any Indebtedness or Lien that is being incurred in connection with such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness is permitted to be incurred or in connection with compliance by the Issuer or any of the Restricted Subsidiaries with any other provision of the Indenture or the Notes or any other transaction undertaken in connection with such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness and (b) until such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness is consummated or such definitive agreements are terminated, such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness and Liens) will be given pro forma effect when determining compliance of other transactions (including the incurrence of Indebtedness and Liens unrelated to such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness) that are consummated after the LCT Election Date and on or prior to the consummation of such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness and any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) will be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any baskets or ratios under the Indenture after the date of such agreement and before the consummation of such acquisition or similar Investment or repayment, repurchase or refinancing of Indebtedness; provided that in connection with the making of Restricted Payments, the calculation of Consolidated Net Income (and any defined term a component of which is Consolidated Net Income) will not, in any case, assume such acquisition or similar Investment has been consummated. In addition, the Indenture provides that compliance with any requirement relating to absence of Default or Event of Default may be determined as of the LCT Election Date and not as of any later date as would otherwise be required under the Indenture. In the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken on the same date that any other item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any other Lien is incurred or other transaction is undertaken, then the Consolidated Net Leverage Ratio or Consolidated Secured Net Leverage Ratio will be calculated with respect to such incurrence, issuance or other transaction without regard to any other incurrence, issuance or transaction. Each item of Indebtedness, Disqualified Stock or Preferred Stock that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Consolidated Net Leverage Ratio or Consolidated Secured Net Leverage Ratio.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with the Issuer and its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. The term “Acquired Indebtedness” does not include Indebtedness of a Person that is redeemed, discharged, defeased, retired or otherwise repaid at the time of, or immediately upon consummation of, the transactions by which such Person became a Restricted Subsidiary or such asset acquisition.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of:

(A) the present value at such Redemption Date of (i) the redemption price of such Note at February 1, 2021 (such redemption price being set forth in the table appearing above under “—Optional Redemption”), plus (ii) all required interest payments due on such Note through February 1, 2021 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(B) the principal amount of such Note,

as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer may designate.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and the issuance or sale of Equity Interests representing directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1) any disposition of cash, Cash Equivalents or Investment Grade Securities, or of damaged, unnecessary, obsolete or worn out equipment or other property or assets in the ordinary course of business, or of property or assets no longer used or useful or economically practicable to maintain in the business of the Issuer and its Restricted Subsidiaries in the reasonable opinion of the Issuer, or of any disposition of inventory or goods (or other property or assets) in the ordinary course of business;

(2) the disposition of all or substantially all of the property or assets of the Issuer or any of its Subsidiaries pursuant to the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(4) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value (as determined in good faith by the Issuer) not to exceed $20.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(6) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(7) the sale, lease, assignment, license, sublicense or sub-lease of any real or personal property, assets or services in the ordinary course of business;

(8) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(9) any disposition of property or assets subject to a Lien held by the Issuer or a Restricted Subsidiary in a foreclosure, eminent domain, seizure or similar proceeding or exercises of termination rights under any lease, license, concession or other agreement or dispositions of property or assets required by law, governmental regulation or any order of any court, administrative agency or regulatory body;

(10) sales of accounts receivable, or participations therein, and related assets or rights customarily sold or assigned, in each case in connection with any Receivables Facility;

(11) (A) non-exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles of, and (B) exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles in the ordinary course of business of, the Issuer or its Restricted Subsidiaries;

(12) sales, transfers and other dispositions of Investments or other interests in joint ventures or similar entities to the extent required by, or made pursuant to, customary buy/sell arrangements or rights of first refusal between the parties set forth in joint venture arrangements and similar binding arrangements;

(13) the lapse or abandonment of intellectual property rights in the ordinary course of business, which in the good faith determination of the Issuer is not material to the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(14) the granting of Liens not prohibited by the Indenture;

(15) the unwinding of any Hedging Obligations;

(16) an issuance of Equity Interests pursuant to benefit plans, employment agreements, equity plans, stock subscription or shareholder agreements, stock ownership plans and other similar plans, policies, contracts or arrangements established in the ordinary course of business or approved by the Issuer in good faith;

(17) any surrender or waiver of obligations of trade creditors or customers or contract rights or the settlement, release or surrender of contractual rights, tort or other claims of any kind;

(18) dispositions or discounts of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(19) any financing transaction (excluding by way of a Sale and Lease-Back Transaction) with respect to property constructed, acquired, replaced, repaired or improved by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(20) dispositions of leasehold improvements or leased assets in connection with the termination of any operating lease;

(21) any swap of assets in the ordinary course of business in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and its Restricted Subsidiaries, taken as a whole, as determined in good faith by an Issuer; and

(22) any Merger Agreement Dispositions.

“Attributable Debt” means, in respect of any Sale and Lease-Back Transaction, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Board of Directors” means (1) with respect to the Issuer or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or the place of payment.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, with respect to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (for the avoidance of doubt, as in effect on the Issue Date). The amount of Indebtedness represented by such liability will be the capitalized amount of such liability at the time any determination thereof is to be made as determined on the basis of GAAP.

“Cash Equivalents” means:

(1) United States dollars;

(2) (A) Euros, Canadian dollars, Sterling or any national currency of any member state of the European Union and (B) any other foreign currency held by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government, Canadian government or any member state of the European Union or, in each case, any agency or instrumentality thereof (provided that full faith and credit obligation of such country or member state is pledged in support thereof), with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits, eurodollar deposits and dollar time deposits with maturities of one year or less from the date of acquisition thereof, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above and clause (8) below entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least (A) “P-1” by Moody’s or at least “A-1” by S&P (or if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and (B) “P-2” by Moody’s or at least “A-2” by S&P (or if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States, any province of Canada, any member state of the European Union or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated “AAA” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency); and

(10) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (9) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than the Issuer or a Restricted Subsidiary;

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), other than any Person or Persons that are members of the Meredith Family, in a single transaction or in a related series of transactions, of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person or “group”, such Person or “group” will not be deemed to have beneficial ownership of any securities that such Person or “group” has the right to acquire or vote only upon the happening of any future event or contingency, including the passage of time, that has not yet occurred) of 50% or more of the total voting power of the Voting Stock of the Issuer (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) (other than a transaction following which holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such transaction immediately after such transaction); or

(3) the adoption of a plan of liquidation and dissolution of the Issuer.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of any Parent Entity or the Issuer becoming a direct or indirect wholly-owned subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by (to the extent the same were deducted (and not added back) in computing such Consolidated Net Income (other than clause (J)):

(A) provision for taxes based on income or profits, revenue or capital, including, without limitation, federal, state, provincial, local, foreign, non-U.S. franchise, excise, property, value added and similar taxes, foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations; plus

(B) Consolidated Interest Expense of such Person for such period; plus

(C) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(D) any fees, premiums, expenses or charges related to the Transactions or any actual, proposed or contemplated Equity Offering, Permitted Investment, acquisition, disposition, recapitalization, the incurrence or repayment of Indebtedness permitted to be incurred by the Indenture (including a Refinancing thereof and the issuance of the Notes and the use of proceeds thereof) or any amendments, consents, waivers or other modifications relating to the Notes, the Transactions or the Credit Facilities (whether or not consummated or successful); plus

(E) the amount of any restructuring charge, accrual or reserve, integration cost or other business optimization expense, including any restructuring costs incurred in connection with the Transactions, acquisitions, mergers or consolidations after the Issue Date and any other restructuring expenses, severance expenses, one-time compensation charges, post-retirement employee benefits plans, any expenses relating to reconstruction, decommissioning or recommissioning fixed assets for alternate use, expenses or charges relating to facility closing costs, acquisition integration costs and signing, retention or completion bonuses or expenses; plus

(F) any other non-cash charges or expenses, including any write-offs or write-downs and non-cash compensation charges or expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period); plus

(G) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(H) the amount of loss on sale of receivables and related assets to any Receivables Subsidiary in connection with a Receivables Facility; plus

(I) any costs or expenses incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in the Restricted Payments Builder Basket; plus

(J) other than with respect to the Transactions, the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Issuer in good faith to result from actions taken or to be taken in connection with any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operations, operational changes or other action being given pro forma effect (which will be added to Consolidated Adjusted EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such actions have been taken or are expected to be taken within 18 months after the consummation of the Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operations, operational change or other action expected to result in such cost savings or other benefits, (y) such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Issuer) and (z) the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies added back pursuant to this clause (J) shall not exceed 20% of Consolidated Adjusted EBITDA (prior to giving effect to such addbacks); plus

(K) solely with respect to the Transactions, such add-backs reflected in the definition of “pro forma Adjusted EBITDA” included in the Offering Memorandum under “Summary Unaudited Pro Forma Condensed Combined Financial Information—Other Pro Forma Financial Information”, and projected by the Issuer in good faith to result from actions with respect to the Transactions that have been taken or are expected to be taken (in the good faith determination of the Issuer) within 18 months of the Issue Date, in an aggregate amount not to exceed $400 million;

(2) decreased by (without duplication) the amount of non-cash gains increasing such Consolidated Net Income, excluding (A) any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Adjusted EBITDA in any prior period and (B) any non-cash gains in respect of which cash was actually received in a prior period so long as such cash did not increase Consolidated Adjusted EBITDA in such prior period; and (C) the accrual of revenue in the ordinary course of business; and

(3) increased or decreased by (without duplication):

(A) any net loss or gain resulting in such period from Hedging Obligations and the application of Financial Accounting Codification No. 815-Derivatives and Hedging; and

(B) any net loss or gain resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of intangibles and deferred financing fees or debt issuance costs, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period to the extent such expense was deducted (and not added back) in computing Consolidated Net Income of such Person (including (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (D) the interest component of Capitalized Lease Obligations, (E) imputed interest with respect to Attributable Debt and (F) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (X) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (Y) any expensing of bridge, commitment and other financing fees and (Z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and such Subsidiaries for such period, whether paid or accrued; plus

(3) whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Issuer) on any series of Disqualified Stock or any series of Preferred Stock (excluding the Series A Preferred Stock) during such period (other than dividends or distributions to the Issuer or a Restricted Subsidiary).

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses or expenses (including fees and expenses relating to (A) the Transactions, (B) severance, relocation and transition costs and (C) any rebranding or corporate name change) shall be excluded;

(2) the cumulative effect of a change in accounting principles during such period shall be excluded;

(3) any after-tax effect of income (or loss) from disposed or discontinued operations and any net after-tax gains (or losses) on disposal of disposed, abandoned or discontinued operations shall be excluded;

(4) any after-tax effect of gains (or losses) (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded;

(5) any impairment charge or asset write-off or write-down, including impairment charges, write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities, in accordance with GAAP or as a result of a change in law or regulation, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(6) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided that

Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Issuer or a Restricted Subsidiary in respect of such period;

(7) the Net Income for such period of any Non-Guarantor Subsidiary shall be excluded to the extent of any portion of its Net Income that may not be transferred (including by way of any one or more of the following (A) dividends or similar distributions, (B) returns of capital, (C) loans or advances or the repayment thereof or (D) other conveyances) at the date of determination without any prior governmental approval (which has not been obtained) or without violating, directly or indirectly, the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Issuer or a Restricted Subsidiary thereof in respect of such period;

(8) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, employee benefit plans or agreements, stock options, restricted stock or other rights, and any non-cash deemed finance charges or expenses in respect of any pension liabilities or other retiree provisions or on the revaluation of any benefit plan obligation and any non-cash charges or expenses in respect of curtailments, discontinuations or modifications to pension plans shall be excluded;

(9) any after-tax effect of income (or loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(10) any unrealized foreign currency translation or transaction gains or losses (or similar charges) (A) in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, (B) relating to translation of assets and liabilities denominated in foreign currencies and (C) in respect of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary shall be excluded;

(11) [reserved];

(12) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness (including the issuance of the Notes and the use of proceeds thereof), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(13) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition, sale, conveyance, transfer or other disposition of assets will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days) shall be excluded;

(14) losses, charges and expenses with respect to liability or casualty events or business interruption, to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for reimbursement by the insurer and such amount (A) is not denied by the applicable carrier in writing and (B) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days) shall be excluded;

(15) the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to the Transactions or any acquisition consummated before or after the Issue Date, and the amortization, write-down or write-off of any amounts thereof, shall be excluded; and

(16) all non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments shall be excluded.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of:

(1) the Consolidated Total Net Debt of the Issuer and its Restricted Subsidiaries on such date, to

(2) Consolidated Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters ending immediately prior to such date for which Required Financial Statements have been delivered.

In the event that the Issuer or any of its Restricted Subsidiaries (i) incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness repaid, redeemed, retired or extinguished under any revolving credit facility, except to the extent such revolving credit facility is permanently reduced and has not been replaced) or (ii) issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the period for which the Consolidated Net Leverage Ratio is being calculated but prior to or substantially simultaneously with the event for which the calculation of the Consolidated Net Leverage Ratio is made (the “Consolidated Net Leverage Ratio Calculation Date”), then (x) the Consolidated Total Net Debt shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred as of the date of determination of Consolidated Total Net Debt referred to in clause (1) above and (y) the Consolidated Adjusted EBITDA shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred as of the beginning of the applicable four fiscal quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01), a company, a segment, an operating division or unit or line of business that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Net Leverage Ratio Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made or effected any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation, in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01), a company, a segment, an operating division or unit or line of business that would have required adjustment pursuant to this definition, then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect reasonably identifiable and factually supportable operating expense reductions and other operating improvements or synergies reasonably expected to result from any action taken or expected to be taken within 18 months after the date of any pro forma event; provided, that (x) no such amounts shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated Adjusted EBITDA with respect to such period and (y) such amounts shall be subject to the limitations contained in clause (J) of the definition of Consolidated Adjusted EBITDA.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

“Consolidated Secured Net Leverage Ratio” means, as of the date of determination, the ratio of (1) the Consolidated Total Net Debt of the Issuer and its Restricted Subsidiaries that is secured by a Lien on any property or assets of the Issuer or any of its Restricted Subsidiaries as of such date, to (2) Consolidated Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters ending immediately prior to such date for which Required Financial Statements have been delivered, in each case with such pro forma adjustments to the Consolidated Total Net Debt and Consolidated Adjusted EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Net Leverage Ratio as determined in good faith by the Issuer; provided, however, that solely for purposes of the calculation of the Consolidated Secured Net Leverage Ratio, in connection with the incurrence of (x) any Indebtedness pursuant to clause (1)(B)(ii) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and any Lien pursuant to clause (36) of the definition of “Permitted Liens” and (y) any Lien pursuant to clause (37) of the definition of “Permitted Liens,” the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be incurred and/or secured by such Lien, as the case may be, as being incurred at such time and any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

“Consolidated Total Net Debt” means, as of any date of determination, the sum, without duplication, of (1) the total amount of (A) Indebtedness for borrowed money, (B) Indebtedness evidenced by bonds, notes (other than notes in favor of trade creditors evidencing trade payables incurred in the ordinary course of business), debentures or other similar instruments for the payment of which such Person is liable, (C) Capitalized Lease Obligations, (D) the Notes and (E) guarantees of the foregoing, in each case, of the Issuer and its Restricted Subsidiaries (excluding (x) Indebtedness in respect of letters of credit and bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof) and for the avoidance of doubt, performance and surety bonds not constituting bonds evidencing indebtedness for borrowed money, except to the extent of unreimbursed amounts drawn thereunder, (y) intercompany Indebtedness and (z) Indebtedness in respect of Hedging Obligations not yet due and owing), outstanding on such date; minus (2) up to $250.0 million of Eligible Cash included in the consolidated balance sheet of the Issuer and its Restricted Subsidiaries, as of the most recently ended fiscal period for which Required Financial Statements have been delivered (with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Net Leverage Ratio” as determined in good faith by the Issuer); plus (3) the greater of (i) the aggregate liquidation value and (ii) maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Issuer and the Guarantors and all Preferred Stock of Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Net Debt shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be the fair market value (as determined in good faith by the Issuer).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(A) for the purchase or payment of any such primary obligation, or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including commercial paper facilities, receivables financing or indentures) providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or Refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), alters the maturity thereof, changes any other terms, covenants or other provisions or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders, in each case subsequent to the Issue Date.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or conversion of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or

(2) is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part,

in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so putable, convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such employee’s termination, death or disability; provided further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock. Notwithstanding the foregoing, the Series A Preferred Stock shall not constitute “Disqualified Stock”.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company.

“Eligible Cash” means any cash and Cash Equivalents held by (a) the Issuer or a Guarantor or (b) any Non-Guarantor Subsidiary, but only to the extent that such cash and Cash Equivalents held by such Non-Guarantor Subsidiary in excess of the amount of Indebtedness of such Non-Guarantor Subsidiary included in Consolidated Total Net Debt (before subtracting Eligible Cash) are reduced by the amount of taxes (if any) that would be incurred (as determined assuming a tax rate of 21% or, if less, the highest U.S. corporate tax rate then in effect at that time) if such cash and Cash Equivalents were to be transferred to (i) the Issuer or a Guarantor or (ii) another Non-Guarantor Subsidiary; provided that, in the case of clause (ii), any such after-tax cash and Cash Equivalents will only qualify as “Eligible Cash” hereunder to the extent that the amount of cash and Cash Equivalents that would be held by such other Non-Guarantor Subsidiary after giving effect to such deemed transfer is not in excess of the amount of its Indebtedness included in Consolidated Total Net Debt (before subtracting Eligible Cash). In determining any taxes that would be incurred for these purposes, the Issuer may select among the group of eligible transferees (and the manner in which transfers could be effected) so as to minimize any taxes that would be deemed incurred.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Contribution” means the issuance and sale on the Issue Date to Koch Equity Development LLC or an affiliate thereof for gross consideration of $650.0 million of 650,000 shares of Series A Preferred Stock, warrants to purchase up to 1,625,000 shares of the Issuer’s Class A Common Stock and options to purchase up to 875,000 shares of the Issuer’s Class A Common Stock.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer (excluding Disqualified Stock and the Equity Contribution), other than (1) public offerings with respect to any of the Issuer’s common stock registered on Form S-4 or Form S-8 (or any successor form); (2) issuances to any Subsidiary of the Issuer; and (3) Refunding Capital Stock.

“Euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning set forth under “—Events of Default and Remedies.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the Notes issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to or not in excess of, the Initial Notes or any Additional Notes, if applicable, under the Registration Rights Agreement.

“fair market value (as determined in good faith by the Issuer)” means the fair market value, as determined in good faith by the Issuer, whose determination will be conclusive for all purposes under the Indenture and the Notes.

“Foreign Subsidiary” means (1) any Subsidiary which is not a Domestic Subsidiary or (2) any Subsidiary of a Subsidiary described in the preceding clause (1).

“Four Quarter EBITDA” means, as of any date of determination, Consolidated Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which Required Financial Statements have been delivered, in each case with such pro forma adjustments to Consolidated Adjusted EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Net Leverage Ratio as determined in good faith by the Issuer.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of, or obligations guaranteed by, the United States for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Notes and the Indenture.

“Guarantor” means, collectively, each Restricted Subsidiary that executes the Indenture as a Guarantor on the Issue Date and each other Restricted Subsidiary that incurs a Guarantee of the Notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person automatically ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks or commodity pricing risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person on the day of determination, without duplication:

(1) the principal in respect of (A) any indebtedness of such Person for borrowed money and (B) indebtedness evidenced by bonds, notes (other than notes in favor of trade creditors evidencing trade payables incurred in the ordinary course of business), debentures or other similar instruments for the payment of which such Person is liable;

(2) the net obligations under all Hedging Obligations of such Person (the amount of such obligations to be equal at any time to the net payment under such agreements or arrangements giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

(3) all Attributable Debt in respect of a Sale and Lease-Back Transaction entered into by such Person and all Capitalized Lease Obligations of such Person;

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of any property (excluding trade payables incurred in the ordinary course of business), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(5) the principal amount of all reimbursement obligations of such Person in respect of letters of credit, performance or surety bonds, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bonds, acceptances or other similar instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables incurred in the ordinary course of business);

(6) the principal component of Indebtedness of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by the Person first referenced in this definition (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of (A) the Indebtedness so secured and (B) the fair market value (as determined in good faith by the Issuer) of the assets of such first Person securing such Indebtedness; and

(7) to the extent not otherwise included, any obligation by the Person first referenced in this definition to be liable for, or to pay, as obligor, guarantor or otherwise, on Indebtedness of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business, (B) deferred or prepaid revenues, (C) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (D) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (E) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy underperformed obligations of the seller of such asset or (F) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Barclays Capital Inc., and Citigroup Global Markets Inc.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency, and in each such case with a “stable” or better outlook.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States, United Kingdom or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States, the United Kingdom and Canada customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, deposits, advances to customers, dealers, distributors and suppliers, commission, payroll, travel and similar advances to directors, officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Issuer) at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Issuer or any Restricted Subsidiary, based on the fair market value (as determined in good faith by the Issuer) at the time of such Investment of the assets invested), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Issuer or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means January 31, 2018.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or similar agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction in respect of a security interest; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Meredith Family” means, collectively: (a) the lineal descendants by blood or adoption of E.T. Meredith (“descendants”), and the spouses and surviving spouses of such descendants; (b) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals described in clause (a) of this definition; and (c) any corporation, partnership, limited liability company or other business organization so long as (i) one or more individuals or entities described in clause (a) or clause (b) of this definition possess, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership, limited liability company or other business organization, and (ii) substantially all of the ownership, beneficial or other Equity Interests in such corporation, partnership, limited liability company or other business organization are owned, directly or indirectly, by one or more individuals or entities described in clause (a) or clause (b) of this definition.

“Merger” means the merger of the Purchaser with and into Time, with Time surviving, pursuant to the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 26, 2017, by and among Meredith Corporation, the Purchaser, and Time.

“Merger Agreement Dispositions” means the dispositions contemplated by Section 6.2 of the Merger Agreement to the extent not entered into or consummated on or before the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds and the fair market value (as determined in good faith by the Issuer) of any Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) required (other than required by clause (1) of the second paragraph of “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated January 19, 2018, pursuant to which the Notes were offered to purchasers.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer who must be (A) the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer or (B) an Executive Vice President, the Treasurer or the Controller.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or any of its Subsidiaries.

“Parent Entity” means any Person of which the Issuer at any time is or becomes a direct or indirect Subsidiary after the Issue Date.

“Pari Passu Indebtedness” means Indebtedness of the Issuer or a Guarantor that ranks equally in right of payment with the Notes or such Guarantor’s Guarantee, as applicable.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Certain Covenants—Asset Sales.”

“Permitted Investments” means:

(1) any Investment by the Issuer or any of its Restricted Subsidiaries in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash, the Notes, Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person if as a result of such Investment:

(A) such Person becomes a Restricted Subsidiary; or

(B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person at the time such Person becomes a Restricted Subsidiary; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation, transfer or conveyance;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment (i) existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or (ii) consisting of any replacement, refinancing, extension, modification or renewal of any

Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased (i) as required by the terms of such Investment as in existence on the Issue Date, or (ii) as otherwise permitted under the Indenture;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates of the Issuer;

(7) Hedging Obligations permitted under clause (9) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the Restricted Payments Builder Basket;

(9) guarantees of Indebtedness permitted under the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (8), (9), (11), (13) and (17) of such paragraph);

(11) Investments consisting of (A) purchases and acquisitions of inventory, supplies, material, services or equipment, or other similar assets or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business or (B) the leasing or licensing of intellectual property in the ordinary course of business or the leasing, licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(12) additional Investments having an aggregate fair market value (as determined in good faith by the Issuer) taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $500.0 million and 50% of Four Quarter EBITDA at the time of such Investment (with the fair market value (as determined in good faith by the Issuer) of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (3) above and shall not be included as having been made pursuant to this clause (12);

(13) Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any Person that, in the good faith determination of the Issuer, are necessary or advisable to effect any Receivables Facility or any repurchases in connection therewith;

(14) advances to, or guarantees of Indebtedness of, officers, directors and employees of the Issuer or its Subsidiaries not in excess of $10.0 million outstanding at any one time, in the aggregate;

(15) loans and advances to officers, directors and employees of the Issuer or its Subsidiaries for business-related travel expenses, moving expenses, payroll expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s direct or indirect purchase of Equity Interests of the Issuer;

(16) any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(17) endorsements for collection or deposit in the ordinary course of business;

(18) Investments resulting from pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or that are made in connection with Permitted Liens;

(19) advances, prepayments, loans or extensions of credit to customers and suppliers in the ordinary course of business;

(20) Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture arrangements and similar binding arrangements;

(21) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers; and

(22) any Investment by the Issuer or any of its Restricted Subsidiaries in an Unrestricted Subsidiary or a joint venture engaged in a Similar Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (22) that are at the time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (i) $150.0 million and (ii) 12.5% of Four Quarter EBITDA (with the fair market value (as determined in good faith by the Issuer) of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (22) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clauses (1) or (3) above and shall not be included as having been made pursuant to this clause (22).

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation, or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, trade contracts or government contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or agreements with utilities, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(2) Liens imposed by law or regulation, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’, contractors’ and other similar Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment or charge is to such property;

(4) Liens in favor of issuers of performance, surety bonds or bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, ground leases, servitudes, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph, cable and telephone lines, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness or other covenants, conditions, restrictions and minor defects or irregularities in title (“Other Encumbrances”), in each case which Liens and Other Encumbrances do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (12) or (17) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (x) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) extend only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits therefrom; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender, (y) Liens securing Refinancing Indebtedness permitted to be incurred pursuant to clause (12) only secure Refinancing Indebtedness that serves to Refinance any Indebtedness secured by a Lien; provided that such Liens are limited to all or part of the same property or assets (plus additions, accessions, improvements, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced and (z) Liens securing Indebtedness permitted to be incurred pursuant to clause (17) extend only to the assets of Non-Guarantor Subsidiaries;

(7) Liens existing on the Issue Date (other than Liens securing the Senior Credit Facilities);

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such Person becoming such a Restricted Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries other than pursuant to customary after-acquired property clauses;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations permitted under clause (9) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) (A) leases, subleases, licenses or sublicenses (including of real property and intellectual property) granted to others in the ordinary course of business and (B) with respect to any leasehold interest held by the Issuer or any of its Subsidiaries, the terms of the leases granting such leasehold interest and the rights of lessors thereunder, which in the case of each of (A) and (B) do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and this clause (18); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (and additions, accessions, improvements, proceeds and replacements and customary deposits in connection therewith and proceeds and products therefrom) and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness, and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and this clause (18) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such Refinancing;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations that do not exceed $200.0 million in aggregate amount at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under “—Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (B) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (B) in favor of banking or other financial institutions arising as a matter of law or pursuant to customary depositary terms encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) banker’s liens, Liens that are statutory, common law or contractual rights of set-off and other similar Liens, in each case (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness of Non-Guarantor Subsidiaries;

(28) Liens on the Equity Interests of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(29) Liens deemed to exist by reason of (A) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement or (B) any encumbrance or restriction imposed under any contract for the sale by the Issuer or any of its Subsidiaries of the Capital Stock of any Subsidiary of the Issuer, or any business unit or division of the Issuer or any Subsidiary of the Issuer permitted by the Indenture;

(30) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by the Indenture;

(31) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(32) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(33) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted under the Indenture;

(34) rights deemed to arise under revenue sharing or similar agreements entered into in the ordinary course of business pursuant to which third parties are granted the right to receive a portion of the revenues, income or profits generated from specific assets or operations of the Issuer or any Restricted Subsidiary;

(35) Liens securing the Notes and the related Guarantees;

(36) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(37) Liens securing Pari Passu Indebtedness permitted to be incurred pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that at the time of any incurrence of such Pari Passu Indebtedness and after giving pro forma effect thereto, the Consolidated Secured Net Leverage Ratio (calculated excluding any increase in Eligible Cash resulting from the incurrence of such Indebtedness) shall not be greater than 2.50 to 1.00; provided, further that the calculation of the Consolidated Secured Net Leverage Ratio will treat clauses (1)(A) and (1)(B)(i) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” as having been fully utilized to incur Secured Indebtedness; and

(38) Liens on cash collateral, letters of credit or similar security arrangements securing the U.K. Pension Security Obligations in an amount not to exceed at any time £85 million.

For the avoidance of doubt, the inclusion of any specific Lien in the definition of Permitted Liens shall not give rise to any implication that the obligations secured by such Lien constitute Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchaser” means Gotham Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Meredith Corporation.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available (for reasons outside the control of the Issuer), a nationally recognized statistical rating organization or organizations, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to either (1) a Person that is not a Restricted Subsidiary or (2) a Receivables Subsidiary that in turn sells its accounts receivable to (or finances its accounts receivable with) one or more Persons that are not Restricted Subsidiaries.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related thereto.

“Refinance” means, in respect of any Indebtedness, Disqualified Stock or Preferred Stock, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness, Disqualified Stock or Preferred Stock in exchange or replacement for, such Indebtedness, Disqualified Stock or Preferred Stock. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness, Disqualified Stock or Preferred Stock (including any Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith) that Refinances any Indebtedness, Disqualified Stock or Preferred Stock existing on the Issue Date or incurred thereafter in compliance with the Indenture, including Indebtedness, Disqualified Stock or Preferred Stock that Refinances Refinancing Indebtedness; provided that such Refinancing Indebtedness:

(1) either (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced or (B) does not require payments of principal (other than any such payment that may arise as a result of an acceleration following default or pursuant to customary change of control or asset sale provisions) prior to the date that is 91 days following the final scheduled maturity of the Notes;

(2) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee, as applicable, at least to the same extent as the Indebtedness being

Refinanced or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(3) shall not include:

(A) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor; or

(B) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

“Registration Rights Agreement” means (a) with respect to the Notes issued on the Issue Date, the Registration Rights Agreement dated the Issue Date, among the Issuer, the Guarantors party thereto and the representative for the Initial Purchasers, as supplemented by the Joinder Agreement thereto dated the Issue Date among the Guarantors party thereto and the representative for the Initial Purchasers, and (b) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Issuer, any Guarantors and the Persons purchasing such Additional Notes (or the representative therefor) under the related purchase agreement.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would be or become a Restricted Subsidiary.

“Required Financial Statements” means the financial statements required to be delivered pursuant to the covenant described under “—Certain Covenants—Reports and Other Information.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of the Issuer that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary while such entity remains a Subsidiary of the Issuer, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc., or any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any direct or indirect arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property (other than a lease for a term not exceeding 12 months), which property has been or is to be sold or transferred for value by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Series A Preferred Stock” means the Series A Preferred Stock, with an initial stated value equal to $1,000 per share, of the Issuer issued on the Issue Date.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien. For the avoidance of doubt, Attributable Debt will be considered to be secured by the assets that are the subject of the Sale and Lease-Back Transaction.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the credit facilities under that certain credit agreement, dated as of the Issue Date, by and among the Issuer, the Guarantors, the lenders party thereto in their capacities as lenders thereunder and the Administrative Agent thereunder, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or Refinancings thereof subsequent to the Issue Date (and for the avoidance of doubt, after giving effect to the Transactions) and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date; provided, however, that in the case of a Subsidiary that meets clause (3) of the definition thereof but not clause (1) or (2) thereof, such subsidiary shall be deemed not to be a Significant Subsidiary unless the subsidiary’s income (or loss) from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $25.0 million.

“Similar Business” means any business, services or activities conducted or proposed to be conducted by the Issuer or any of its Subsidiaries (including Time and its Subsidiaries) on the Issue Date or any business, services or activities that are similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or are extensions or developments of any thereof.

“Sterling” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means:

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of a Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)any partnership, limited liability company or similar entity of which

(x) more than 50% of the voting interests or general partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tender Offer” means the tender offer by the Purchaser to purchase for cash all of the outstanding shares of Time’s common stock at a purchase price of $18.50 per share, as contemplated by the Merger Agreement.

“Time” means Time Inc., a Delaware corporation.

“Transactions” means the issuance of the Notes, the entering into of the Senior Credit Facilities, the Equity Contribution and the use of the proceeds of each of the foregoing, the Tender Offer, the Merger and each other transaction described in the Offering Memorandum under “The Transactions” and “Use of Proceeds”.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 1, 2021; provided, however, that if the period from the Redemption Date to February 1, 2021 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“U.K. Pension Security Obligations” means amounts posted as security under the deed of guaranty, dated as of October 19, 2015, among Time, Time Inc. (UK) Ltd. and IPC Media Pension Trustee Limited, or any successor or replacement agreement or amendment thereto, such as surety bonds and/or letters of credit issued or acquired in connection therewith.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary; provided that:

(1) such designation complies with the covenants described under “—Certain Covenants—Limitation on Restricted Payments”; and

(2) each of:

(A) the Subsidiary to be so designated; and

(B) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary except for Liens described in clause (28) of the definition of “Permitted Liens.”

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Net Leverage Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) the Consolidated Net Leverage Ratio for the Issuer and its Restricted Subsidiaries would be less than or equal to such ratio immediately prior to such designation,

in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions, whereupon such designation shall be immediately effective.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors or other governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, SETTLEMENT AND CLEARANCE

The Global Notes

The exchange notes issued in exchange for outstanding unregistered notes will be represented by global notes in definitive, fully registered form, without interest coupons (collectively, the “global notes”).

Upon issuance, the global notes will be deposited with the Trustee as custodian for the DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we, the Exchange Agent nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The exchange of outstanding unregistered notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding unregistered note exchanged therefor, and the basis of the exchange note will be the same as the basis of the outstanding unregistered note immediately before the exchange.

Persons considering the exchange of outstanding unregistered notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences of the exchange in light of their particular situations as well as any non-United States federal income tax consequences of the exchange, such as United States federal estate, state, local and foreign tax consequences.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the registered exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which the this registration statement is declared effective and (ii) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until April 30, 2019, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the registered exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the registered exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which broker dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

We have agreed to pay all expenses incident to the registered exchange offer (including the reasonable and documented expenses of one counsel for the holder of the Securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and related guarantees offered hereby will be passed upon for us by Cooley LLP, Washington, D.C. John S. Zieser, Meredith Corporation’s Chief Development Officer, General Counsel and Secretary addressed certain matters relating to Iowa law, Ballard Spahr LLP addressed certain matters relating to Arizona law, Davis Wright Tremaine LLP addressed certain matters relating to Oregon law and Dickinson Wright PLLC addressed certain matters relating to Nevada law.

EXPERTS

The consolidated financial statements of Meredith Corporation and its subsidiaries (the Company) as of June 30, 2018 and 2017, and for each of the years in the three-year period ended June 30, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2018 have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of June 30, 2018, contains an explanatory paragraph that states management has excluded Time Inc. and subsidiaries (Time) from its assessment of the effectiveness of internal control over financial reporting as of June 30, 2018. Time represents 59 percent of the Company’s total assets as of June 30, 2018 and 28 percent of revenue for the year ended June 30, 2018.

The consolidated financial statements of Time Inc. at December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

On January 31, 2018, Meredith Corporation completed its acquisition of Time Inc. Meredith Corporation’s 6.875% Senior Notes due 2026, which are being registered under this registration statement, are guaranteed by Time Inc. and certain of its domestic subsidiaries. As such, Time Inc. and certain of its domestic subsidiaries are considered to be recently acquired subsidiary guarantors under Rule 3-10(g) of Regulation S-X of the Securities and Exchange Commission’s rules and regulations (“Rule 3-10(g)”). Accordingly, Time Inc.’s financial statements as of and for the year ended December 31, 2017 are required pursuant to Rule 3-10(g).

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Meredith Corporation:

Opinions on the Consolidated Financial Statements and Internal Control Over Financial Reporting

We have audited the accompanying consolidated balance sheets of Meredith Corporation and subsidiaries (the Company) as of June 30, 2018 and 2017, the related consolidated statements of earnings, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2018, and the related notes and financial statement schedule II-Valuation and Qualifying Accounts (collectively, the consolidated financial statements). We also have audited the Company’s internal control over financial reporting as of June 30, 2018, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2018, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2018, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The Company acquired Time Inc. and subsidiaries (Time) during fiscal 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of June 30, 2018, Time’s internal control over financial reporting associated with 59 percent of the Company’s total assets and 28 percent of revenue included in the consolidated financial statements as of and for the year ended June 30, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Time.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting in Item 9A of Form 10-K. Our responsibility is to express an opinion on the Company’s consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ KPMG LLP

We or our predecessor firms have served as the Company’s auditor since 1948.

Des Moines, Iowa

August 31, 2018, except for note 19

which is as of January 7, 2019

Meredith Corporation and Subsidiaries

Consolidated Balance Sheets

Assets	June 30,	2018	2017
(In millions)
Current assets
Cash and cash equivalents		$437.6	$22.3
Accounts receivable (net of allowances of $14.4 in 2018 and $8.0 in 2017)		542.0	289.1
Inventories		44.2	21.9
Current portion of subscription acquisition costs		118.1	145.0
Current portion of broadcast rights		9.8	7.8
Assets held-for-sale		713.1	—
Other current assets		114.3	19.3

Total current assets		1,979.1	505.4

Property, plant, and equipment
Land		24.6	24.7
Buildings and improvements		153.5	153.7
Machinery and equipment		359.8	316.6
Leasehold improvements		177.4	14.3
Capitalized software		125.9	38.5
Construction in progress		20.2	1.7

Total property, plant, and equipment		861.4	549.5
Less accumulated depreciation		(377.6)	(359.7)

Net property, plant, and equipment		483.8	189.8
Subscription acquisition costs		61.1	79.7
Broadcast rights		18.9	21.8
Other assets		263.3	69.6
Intangible assets, net		2,005.2	955.9
Goodwill		1,915.8	907.5

Total assets		$6,727.2	$2,729.7

See accompanying Notes to Consolidated Financial Statements

Meredith Corporation and Subsidiaries

Consolidated Balance Sheets (continued)

Liabilities, Redeemable Convertible Preferred Stock, and Shareholders’ Equity	June 30,	2018	2017
(In millions except per share data)
Current liabilities
Current portion of long-term debt		$17.7	$62.5
Current portion of long-term broadcast rights payable		8.9	9.2
Accounts payable		194.7	66.6
Accrued expenses
Compensation and benefits		122.3	69.0
Distribution expenses		10.0	5.3
Other taxes and expenses		277.9	28.1

Total accrued expenses		410.2	102.4
Current portion of unearned revenues		360.4	219.0
Liabilities associated with assets held-for-sale		198.4	—

Total current liabilities		1,190.3	459.7
Long-term debt		3,117.9	635.7
Long-term broadcast rights payable		20.8	22.5
Unearned revenues		124.1	106.5
Deferred income taxes		437.0	384.7
Other noncurrent liabilities		217.0	124.6

Total liabilities		5,107.1	1,733.7

Redeemable, convertible Series A preferred stock, par value $1 per share, $1,000 per share liquidation preference, authorized 2.5 shares, issued 0.7 shares		522.6	—

Shareholders’ equity
Series preferred stock, par value $1 per share
Authorized 2.5 shares; none issued		—	—
Common stock, par value $1 per share
Authorized 80.0 shares; issued and outstanding 39.8 shares in 2018 (excluding 24.8 treasury shares) and 39.4 shares in 2017 (excluding 24.8 treasury shares)		39.8	39.4
Class B stock, par value $1 per share, convertible to common stock
Authorized 15.0 shares; issued and outstanding 5.1 shares in 2018 and 5.1 shares in 2017		5.1	5.1
Additional paid-in capital		199.5	54.8
Retained earnings		889.8	915.7
Accumulated other comprehensive loss		(36.7)	(19.0)

Total shareholders’ equity		1,097.5	996.0

Total liabilities, redeemable convertible preferred stock, and shareholders’ equity		$6,727.2	$2,729.7

See accompanying Notes to Consolidated Financial Statements

Meredith Corporation and Subsidiaries

Consolidated Statements of Earnings

Years ended June 30,	2018	2017	2016
(In millions except per share data)
Revenues
Advertising	$1,116.6	$934.1	$914.2
Circulation	489.3	322.0	328.6
All other	641.5	457.2	406.8

Total revenues	2,247.4	1,713.3	1,649.6

Operating expenses
Production, distribution, and editorial	860.6	603.0	611.3
Selling, general, and administrative	962.7	730.9	723.5
Acquisition, disposition, and restructuring related activities	173.4	10.3	(36.4)
Depreciation and amortization	129.0	53.8	59.1
Impairment of goodwill and other long-lived assets	22.7	6.2	161.5

Total operating expenses	2,148.4	1,404.2	1,519.0

Income from operations	99.0	309.1	130.6
Non-operating expenses, net	(11.7)	—	—
Interest expense, net	(96.9)	(18.8)	(20.4)

Earnings (loss) from continuing operations before income taxes	(9.6)	290.3	110.2
Income tax benefit (expense)	123.6	(101.4)	(76.3)

Earnings from continuing operations	114.0	188.9	33.9
Loss from discontinued operations, net of income taxes	(14.6)	—	—

Net earnings	$99.4	$188.9	$33.9

Earnings attributable to common shareholders	$66.4	$188.9	$33.9

Basic earnings per share attributable to common shareholders
Continuing operations	$1.80	$4.23	$0.76
Discontinued operations	(0.32)	—	—

Basic earnings per share	$1.48	$4.23	$0.76

Basic average common shares outstanding	44.9	44.6	44.6

Diluted earnings per share attributable to common shareholders
Continuing operations	$1.79	$4.16	$0.75
Discontinued operations	(0.32)	—	—

Diluted earnings per share	$1.47	$4.16	$0.75

Diluted average shares outstanding	45.2	45.4	45.4

Dividends paid per share	$2.130	$2.030	$1.905

See accompanying Notes to Consolidated Financial Statements

Meredith Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income

Years ended June 30,	2018	2017	2016
(In millions)
Net earnings	$99.4	$188.9	$33.9

Other comprehensive income (loss), net of income taxes
Pension and other postretirement benefit plans activity	(0.8)	5.3	(12.8)
Unrealized foreign currency translation loss, net	(12.9)	—	—
Unrealized gain (loss) on interest rate swaps	—	4.2	(3.1)

Other comprehensive income (loss), net of income taxes	(13.7)	9.5	(15.9)

Comprehensive income	$85.7	$198.4	$18.0

See accompanying Notes to Consolidated Financial Statements.

Meredith Corporation and Subsidiaries

Consolidated Statements of Shareholders’ Equity

(In millions except per share data)	Common Stock - $1 par value	Class B Stock - $1 par value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at June 30, 2015	$37.7	$6.9	$49.0	$870.9	$(12.6)	$951.9
Net earnings	—	—	—	33.9	—	33.9
Other comprehensive loss, net of tax	—	—	—	—	(15.9)	(15.9)
Stock issued under various incentive plans, net of forfeitures	0.6	—	20.3	—	—	20.9
Purchases of Company stock	(0.7)	—	(30.4)	—	—	(31.1)
Share-based compensation	—	—	12.8	—	—	12.8
Conversion of class B to common stock	1.7	(1.7)	—	—	—	—
Dividends paid, $1.905 per share
Common stock	—	—	—	(72.9)	—	(72.9)
Class B stock	—	—	—	(13.2)	—	(13.2)
Tax benefit from incentive plans	—	—	2.6	—	—	2.6

Balance at June 30, 2016	39.3	5.2	54.3	818.7	(28.5)	889.0

Net earnings	—	—	—	188.9	—	188.9
Other comprehensive income, net of tax	—	—	—	—	9.5	9.5
Stock issued under various incentive plans, net of forfeitures	0.9	—	37.1	—	—	38.0
Purchases of Company stock	(0.9)	—	(52.4)	—	—	(53.3)
Share-based compensation	—	—	12.8	—	—	12.8
Conversion of class B to common stock	0.1	(0.1)	—	—	—	—
Dividends paid, $2.030 per share
Common stock	—	—	—	(81.4)	—	(81.4)
Class B stock	—	—	—	(10.5)	—	(10.5)
Tax benefit from incentive plans	—	—	3.0	—	—	3.0

Balance at June 30, 2017	39.4	5.1	54.8	915.7	(19.0)	996.0

Net earnings	—	—	—	99.4	—	99.4
Other comprehensive loss, net of tax	—	—	—	—	(13.7)	(13.7)
Stock issued under various incentive plans, net of forfeitures	0.9	—	18.4	—	—	19.3
Issuance of replacement Time share-based compensation awards	—	—	9.8	—	—	9.8
Purchases of Company stock	(0.5)	—	(30.6)	—	—	(31.1)
Share-based compensation	—	—	30.4	—	—	30.4
Issuance of warrants and options	—	—	115.6	—	—	115.6
Dividends paid, $2.130 per share
Common stock	—	—	—	(87.8)	—	(87.8)
Class B stock	—	—	—	(10.8)	—	(10.8)
Series A preferred stock	—	—	—	(22.9)	—	(22.9)
Accretion of Series A preferred stock	—	—	—	(7.2)	—	(7.2)
Cumulative effect adjustment for adoption of Accounting Standards Update 2016-09	—	—	1.1	(0.6)	—	0.5
Reclassification adjustment for adoption of Accounting Standards Update 2018-02	—	—	—	4.0	(4.0)	—

Balance at June 30, 2018	$39.8	$5.1	$199.5	$889.8	$(36.7)	$1,097.5

See accompanying Notes to Consolidated Financial Statements.

Meredith Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Years ended June 30,	2018	2017	2016
(In millions)
Cash flows from operating activities
Net earnings	$99.4	$188.9	$33.9
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation	54.2	34.8	39.4
Amortization	74.8	19.1	19.7
Share-based compensation	30.4	12.8	12.8
Amortization of original issue discount and debt issuance costs	6.1	—	—
Deferred income taxes	(116.5)	42.5	9.1
Amortization of broadcast rights	19.2	17.6	16.7
Payments for broadcast rights	(20.7)	(17.0)	(16.9)
Write-down of impaired assets	23.0	9.8	162.0
Fair value adjustment to contingent consideration	(4.8)	(19.5)	(4.1)
Excess tax benefits from share-based payments	—	(6.8)	(4.2)
Other operating activities, net	13.1	—	—
Changes in assets and liabilities, net of acquisitions/dispositions
Accounts receivable	12.6	(15.2)	10.7
Inventories	(0.3)	(1.2)	3.5
Other current assets	(4.3)	4.7	(0.5)
Subscription acquisition costs	45.4	4.7	(3.1)
Other assets	(101.1)	(2.1)	4.9
Assets and liabilities held-for-sale	28.4	—	—
Accounts payable	(13.0)	(15.5)	(11.9)
Accrued expenses and other liabilities	73.6	8.3	(16.6)
Unearned subscription revenues	(68.7)	(16.9)	(31.3)
Other noncurrent liabilities	0.6	(29.7)	2.5

Net cash provided by operating activities	151.4	219.3	226.6

Cash flows from investing activities
Acquisitions of and investments in businesses, net of cash acquired	(2,786.5)	(84.4)	(8.2)
Proceeds from disposition of assets, net of cash sold	219.2	1.5	1.8
Additions to property, plant, and equipment	(53.2)	(34.8)	(25.0)
Other	3.1	—	—

Net cash used in investing activities	(2,617.4)	(117.7)	(31.4)

Cash flows from financing activities
Proceeds from issuance of long-term debt	3,260.0	380.0	167.5
Repayments of long-term debt	(765.1)	(374.4)	(267.5)
Issued preferred stock, warrants, and options proceeds, net of issuance costs	631.0	—	—
Dividends paid	(121.5)	(91.9)	(86.1)
Purchases of Company stock	(31.1)	(53.3)	(31.1)
Proceeds from common stock issued	19.3	38.0	20.9
Excess tax benefits from share-based payments	—	6.8	4.2
Payment of acquisition related contingent consideration	(5.1)	(8.0)	(0.8)
Debt acquisition costs	(70.8)	(1.5)	(0.1)

Net cash provided by (used in) financing activities	2,916.7	(104.3)	(193.0)

Effect of exchange rate changes on cash and cash equivalents	(4.1)	—	—
Change in cash held-for-sale	(31.3)	—	—

Net increase (decrease) in cash and cash equivalents	415.3	(2.7)	2.2
Cash and cash equivalents at beginning of year	22.3	25.0	22.8

Cash and cash equivalents at end of year	$437.6	$22.3	$25.0

See accompanying Notes to Consolidated Financial Statements

Meredith Corporation and Subsidiaries

Consolidated Statements of Cash Flows (continued)

Years ended June 30,	2018	2017	2016
(In millions)
Supplemental disclosures of cash flow information
Cash paid
Interest	$66.3	$22.0	$20.2
Income taxes	24.0	73.1	73.0
Non-cash transactions
Broadcast rights financed by contracts payable	18.8	15.4	19.3

See accompanying Notes to Consolidated Financial Statements

Meredith Corporation and Subsidiaries

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies

Nature of Operations—Meredith Corporation (Meredith or the Company) is a diversified media company. The Company has two reporting segments: national media and local media. The Company’s national media segment includes print magazines, digital and mobile media, brand licensing activities, affinity marketing, database-related activities, business-to-business marketing products, and other related operations. The local media segment includes 17 television stations and related digital and mobile media operations. Meredith’s operations are diversified geographically primarily within the United States (U.S.) but also abroad in a limited number of locations in Europe and Asia. The Company has a broad customer base.

Basis of Presentation—The consolidated financial statements include the accounts of Meredith and its wholly-owned and majority-owned subsidiaries, after eliminating all significant intercompany balances and transactions. The results of operations include those of Time Inc. (Time) since the date of acquisition (the Acquisition). See Note 2 for further discussion. Meredith does not have any off-balance sheet arrangements. The Company’s use of special-purpose entities was limited to Meredith Funding Corporation, whose activities were fully consolidated in Meredith’s consolidated financial statements until the termination of its asset lending facility on January 31, 2018.

The financial position and operating results of the Company’s foreign operations are consolidated using primarily the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. Translation gains or losses on assets and liabilities are included as a component of accumulated other comprehensive loss.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. The Company bases its estimates on historical experience, management expectations for future performance, and other assumptions as appropriate. Key areas affected by estimates include the allowance for doubtful accounts, which is based on historical experience and management’s views on trends in the overall receivable aging, the assessment of the recoverability of long-lived assets, including goodwill and other intangible assets, which is based on such factors as estimated future cash flows; the determination of the net realizable value of broadcast rights, which is based on estimated future revenues; pension and postretirement benefit expenses, which are determined based, in large part, on actuarial assumptions regarding discount rates, expected returns on plan assets, and healthcare costs; and share-based compensation expense, which is based on numerous assumptions including future stock price volatility and employees’ expected exercise and post-vesting employment termination behavior. While the Company re-evaluates its estimates on an ongoing basis, actual results may vary from those estimates.

Reclassifications—Certain prior years’ amounts have been reclassified to conform to fiscal 2018 presentation.

Cash and Cash Equivalents—Cash and short-term investments with original maturities of 3 months or less are considered to be cash and cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalent deposits. Cash equivalent balances consist of money market mutual funds with original maturities of 3 months or less. These cash and cash equivalent deposits are maintained with several financial institutions. The deposits held at the various financial institutions may exceed federally insured limits. Exposure to this credit risk is reduced by placing such deposits with major financial institutions and monitoring their credit ratings and, therefore, these deposits bear minimal credit risk. There is also limited credit risk with respect to the money market mutual funds in which the Company invests as these funds all have issuers, guarantors, and/or other counterparties of reputable credit.

At June 30, 2018, $411.1 million of cash and cash equivalents were held domestically, of which $370.2 million were held in money market mutual funds. Of the total cash and cash equivalents, $26.5 million were held internationally, primarily in Europe. Cash equivalents at June 30, 2018, were $373.1 million, which approximates fair value due to their short-term nature, and is considered a Level 1 measurement as defined in Note 10.

Accounts Receivable—The Company’s accounts receivable are primarily due from advertisers. Credit is extended to clients based on an evaluation of each client’s creditworthiness and financial condition; collateral is not required. The Company maintains allowances for uncollectible accounts, rebates, rate adjustments, returns, and discounts. The allowance for uncollectible accounts is based on the aging of such receivables and any known specific collectability exposures. Accounts are written off when deemed uncollectible. Allowances for rebates, rate adjustments, returns, and discounts are generally based on historical experience and current market conditions. Concentration of credit risk with respect to accounts receivable is generally limited due to the large number of geographically diverse clients and individually small balances.

Inventories—Inventories are stated at the lower of cost or net realizable value. Effective January 1, 2018, the Company changed its method of accounting for paper inventory in the national media segment from the last-in, first-out (LIFO) method to the weighted average cost method. The Company believes that the weighted average cost method of accounting for paper inventory is preferable because it provides a better match of production costs with revenues considering the limited volatility in paper prices due to the short production cycle.

The effect of the change was not considered material to the previously issued consolidated financial statements and, as such, was adopted prospectively as of January 1, 2018. The cumulative effect of the change recorded in the third quarter of fiscal 2018 was $1.3 million representing the removal of the LIFO costs reserve. This adjustment was recorded to the production, distribution, and editorial line within the Consolidated Statements of Earnings.

Cost is determined on the first-in first-out or average basis for all other inventories.

Subscription Acquisition Costs—Subscription acquisition costs primarily represent magazine agency commissions. These costs are deferred and amortized over the related subscription term, typically one to two years. In addition, direct-response advertising costs that are intended to solicit subscriptions and are expected to result in probable future benefits are capitalized. These costs are amortized over the period during which future benefits are expected to be received. The asset balance of the capitalized direct-response advertising costs is reviewed quarterly to ensure the amount is realizable. Any write-downs resulting from this review are expensed as subscription acquisition advertising costs in the current period. Capitalized direct-response advertising costs were $7.6 million at June 30, 2018 and $6.0 million at June 30, 2017. There were no material write-downs of capitalized direct-response advertising costs in any of the fiscal years in the three-year period ended June 30, 2018.

Property, Plant, and Equipment—Property, plant, and equipment are stated at cost with the exception of the property, plant, and equipment that was recorded at estimated fair value as of January 31, 2018, as a result of the Acquisition. Additions to that acquired property, plant, and equipment since January 31, 2018, are stated at cost. Costs of replacements and major improvements are capitalized, while costs of maintenance and repairs are charged to operations as incurred. Depreciation expense is determined primarily using the straight-line method over the estimated useful lives of the assets: 5-45 years for buildings and improvements, 3-6 years for capitalized software, and 3-20 years for machinery and equipment. The costs of leasehold improvements are amortized over the lesser of the useful lives of the improvements or the terms of the respective leases. Depreciation and amortization of property, plant, and equipment was $54.2 million in fiscal 2018, $34.8 million in fiscal 2017, and $39.4 million in fiscal 2016.

In fiscal 2016, management committed to a plan to sell the Company’s two corporate airplanes and classified them as held-for-sale at June 30, 2017 and 2016. The airplanes were sold in early fiscal 2018. The estimated fair value of these airplanes of $1.9 million was included in the machinery and equipment line in the Consolidated Balance Sheets at June 30, 2017. Losses resulting from fair value adjustments to these assets of $0.9 million and $5.6 million were recorded in the impairment of goodwill and other long-lived assets line in the Consolidated Statements of Earnings in fiscal 2017 and 2016, respectively.

Broadcast Rights—Broadcast rights consist principally of rights to broadcast syndicated programs, sports, and feature films. The total cost of these rights is recorded as an asset and as a liability when programs become available for broadcast. The current portion of broadcast rights represents those rights available for broadcast that are expected to be amortized in the succeeding year. These rights are valued at the lower of unamortized cost or estimated net realizable value, and are generally charged to operations on an accelerated basis over the contract period. Impairments of unamortized costs to net realizable value are included in production, distribution, and editorial expenses in the Consolidated Statements of Earnings. There were no material impairments of unamortized costs in fiscal years 2018, 2017, or 2016. Future write-offs can vary based on changes in consumer viewing trends and the availability and costs of other programming.

Intangible Assets and Goodwill—Amortizable intangible assets consist primarily of advertiser relationships, publisher relationships, network affiliation agreements, partner relationships, customer relationships, and retransmission agreements. Intangible assets with finite lives are amortized over their estimated useful lives. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to future cash flows. Network affiliation agreements are amortized over the period of time the agreements are expected to remain in place, assuming renewals without material modifications to the original terms and conditions (generally 25 to 40 years from the original acquisition date). Other intangible assets are amortized over their estimated useful lives, ranging from 1 to 10 years.

Intangible assets with indefinite lives include trademarks and Federal Communications Commission (FCC) broadcast licenses. These licenses are granted for a term of up to eight years, but are renewable if the Company provides at least an average level of service to its customers and complies with the applicable FCC rules and policies and the Communications Act of 1934. The Company has been successful in every one of its past license renewal requests and has incurred only minimal costs in the process. The Company expects the television broadcasting business to continue indefinitely; therefore, the cash flows from the broadcast licenses are also expected to continue indefinitely.

The Company has acquired trademark brands that have been determined to have indefinite lives. Those assets are evaluated annually for impairment. The Company evaluates a number of factors to determine whether an indefinite life is appropriate, including the competitive environment, market share, brand history, and operating plans. In addition, when certain events or changes in operating conditions occur, an additional impairment assessment is performed and indefinite-lived assets may be adjusted to a determinable life.

Goodwill and intangible assets which have indefinite lives, are not amortized but are tested for impairment annually or when events occur or circumstances change that indicate the carrying value may exceed the fair value. Goodwill impairment testing is performed at the reporting unit level. The Company has three reporting units—national media, local media excluding MNI Targeted Media (MNI), and MNI. The Company also assesses, at least annually, whether assets classified as indefinite-lived intangible assets continue to have indefinite lives.

The Company performs its goodwill impairment analysis annually as of May 31. At May 31, 2018, the date the Company last performed its annual evaluation of impairment of goodwill, management elected to perform qualitative impairment tests for the local media excluding MNI and the MNI reporting units and a quantitative goodwill impairment test for the national media reporting unit. A quantitative impairment test, performed for a goodwill reporting unit or indefinite-lived intangible assets involves determining the fair value of the reporting unit or asset which is then compared to its carrying value.

Fair value to which carrying value is compared in the quantitative analysis is determined using a discounted cash flow model, which requires us to estimate the future cash flows expected to be generated by the reporting unit or to result from the use of the asset. These estimates include assumptions about future revenues (including projections of overall market growth and share of market), estimated costs, and appropriate discount rates where applicable. These assumptions are based on historical data, various internal estimates, and a variety of external sources and are consistent with the assumptions used in both short-term financial forecasts and long-term strategic plans. Depending on the assumptions and estimates used, future cash flow projections can vary within a range of outcomes. Changes in key assumptions used and their prospects or changes in market conditions could result in an impairment charge.

Additional information regarding intangible assets and goodwill including a discussion of impairment charges taken on goodwill and other long-lived intangible assets is provided in Note 5.

Impairment of Long-lived Assets—Long-lived assets (primarily property, plant, and equipment and amortizable intangible assets) are reviewed for impairment whenever events and circumstances indicate the carrying value of an asset may not be recoverable. Recoverability is measured by comparison of the forecasted undiscounted cash flows of the operation to which the assets relate to the carrying amount of the assets. Tests for impairment or recoverability require significant management judgment, and future events affecting cash flows and market conditions could result in impairment losses.

Derivative Financial Instruments—Meredith does not engage in derivative or hedging activities, except to hedge interest rate risk on debt. Prior to the Acquisition, Meredith held interest rate swaps designated and accounted for as cash flow hedges in accordance with Accounting Standards Codification (ASC) 815, Derivatives and Hedging. In connection with the repayment of the variable-rate private placement senior notes and bank term loans on January 31, 2018, as further described in Note 7, the Company terminated these swaps. Refer to Note 7 for further discussion on the gain recognized on this termination.

Prior to their termination, the effective portion of the change in the fair value of interest rate swaps was reported in other comprehensive income (loss). The gain or loss included in other comprehensive income (loss) was subsequently reclassified into net earnings on the same line in the Consolidated Statements of Earnings as the hedged item in the same period that the hedge transaction affected net earnings. There were no material gains or losses recognized in earnings for hedge ineffectiveness in fiscal 2018, 2017, or 2016.

Revenue Recognition—The Company’s primary source of revenue is advertising. Other sources include circulation and other revenues.

Advertising revenues—Advertising revenues are recognized when advertisements are published (defined as an issue’s on-sale date) or aired by the broadcasting station, net of provisions for estimated rebates, rate adjustments, and discounts. Barter revenues are included in advertising revenue and are also recognized when the advertisements are published or the commercials are broadcast. Barter advertising revenues and the offsetting expense are recognized at the fair value of the advertising surrendered, as determined by similar cash transactions. Barter advertising revenues were not material in any period. Digital advertising revenues are recognized ratably over the contract period or as services are delivered.

Circulation revenues—Circulation revenues include magazine single copy and subscription revenue. Single copy revenue is recognized on the publication’s on-sale date, net of provisions for estimated returns. The Company bases its estimates for returns on historical experience and current marketplace conditions. Revenues from magazine subscriptions are deferred and recognized proportionately as products are distributed to subscribers.

Other revenues—Revenues from content creation and other custom programs are recognized when the products or services are delivered. In addition, the Company participates in certain arrangements containing multiple deliverables. The guidance for accounting for multiple-deliverable arrangements requires that overall arrangement consideration be allocated to each deliverable (unit of accounting) in the revenue arrangement based on the relative selling price as determined by vendor specific objective evidence, third-party evidence, or estimated selling price. The related revenue is recognized when each specific deliverable of the arrangement is delivered. Brand licensing-based revenues are accrued generally monthly or quarterly based on the specific mechanisms of each contract. Payments are generally made by the Company’s partners on a quarterly basis. Generally, revenues are accrued based on estimated sales and adjusted as actual sales are reported by partners. These adjustments are typically recorded within three months of the initial estimates and have not been material. Any minimum guarantees are typically earned evenly over the fiscal year. Retransmission consent revenues are recognized over the contract period based on the negotiated fee and generally on a per subscriber basis. Revenues earned for placing magazines with subscribers on behalf of third-party publishers is recognized once the subscriber’s name is transferred to the publisher, on a net basis, with a reserve for estimated cancellations.

In certain instances, revenues are recorded gross in accordance with U.S. GAAP although the Company receives cash for a lesser amount due to the netting of certain expenses. Amounts received from customers in advance of revenue recognition are deferred as liabilities and recognized as revenue in the period earned.

Contingent Consideration—The Company estimates and records the acquisition date estimated fair value of contingent consideration as part of purchase price consideration for acquisitions. Additionally, each reporting period, the Company estimates changes in the fair value of contingent consideration, and any change in fair value is recognized in the Consolidated Statements of Earnings. An increase in the earn-out expected to be paid will result in a charge to operations in the quarter that the anticipated fair value of contingent consideration increases, while a decrease in the earn-out expected to be paid will result in a credit to operations in the quarter that the anticipated fair value of contingent consideration decreases. The estimate of the fair value of contingent consideration requires subjective assumptions to be made regarding future operating results, discount rates, and probabilities assigned to various potential operating result scenarios. Future revisions to these assumptions could materially change the estimate of the fair value of contingent consideration and, therefore, materially affect the Company’s future financial results. Additional information regarding contingent consideration is provided in Note 2.

Advertising Expenses—The majority of the Company’s advertising expenses relate to direct-mail costs for magazine subscription acquisition efforts. Advertising costs that are not capitalized are expensed the first time the advertising takes place. Total advertising expenses included in the Consolidated Statements of Earnings were $122.8 million in fiscal 2018, $63.9 million in fiscal 2017, and $72.6 million in fiscal 2016.

Deferred Financing Costs—Costs incurred to obtain financing are deferred and amortized to interest expense, net on the Consolidated Statements of Earnings over the related financing period using the effective interest method. The Company records deferred financing costs as a direct reduction of the carrying value of the related debt. Financing costs related to revolving debt instruments or lines of credit are included in other assets on the Consolidated Balance Sheets.

Income Taxes—The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when such a change is enacted. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Self-Insurance—The Company self-insures for certain medical claims, and its responsibility generally is capped through the use of a stop loss contract with an insurance company at a certain dollar level. The dollar level varies based on the insurance plan, and ranges between $350 thousand and $500 thousand. Third-party administrators are used to process claims. The Company uses actual claims data and estimates of claims incurred-but-not-reported to calculate estimated liabilities for unsettled claims on an undiscounted basis. Although management re-evaluates the assumptions and reviews the claims experience on an ongoing basis, actual claims paid could vary significantly from estimated claims.

Pensions and Postretirement Benefits Other Than Pensions—Retirement benefits are provided to employees through pension plans sponsored by the Company. Pension benefits are generally based on formulas that reflect interest credits allocated to participants’ accounts based on years of benefit service and annual pensionable earnings. It is the Company’s policy to fund the qualified pension plans to at least the extent required to maintain their fully funded status. In addition, the Company provides health care and life insurance benefits for certain retired employees, the expected costs of which are accrued over the years that the employees render services. It is the Company’s policy to fund postretirement benefits as claims are paid. Additional information is provided in Note 11.

Share-based Compensation—The Company establishes fair value for its equity awards to determine their cost and recognizes the related expense over the appropriate vesting period. The Company recognizes expense for stock options, restricted stock, restricted stock units, and shares issued under the Company’s employee stock purchase plan. See Note 12 for additional information related to share-based compensation expense.

Redeemable Preferred Stock—The Company has outstanding 650,000 shares of perpetual convertible redeemable non-voting preferred stock, par value $1.00 per share, each share having an initial stated value of $1,000 per share (the Series A preferred stock). Proceeds from the issuance were allocated on a relative fair value basis between the preferred stock and other freestanding financial instruments issued with the preferred stock. The preferred stock is classified as mezzanine equity and is accreted to its redemption value. Additional information is provided in Note 13.

Comprehensive Income—Comprehensive income consists of net earnings and other gains and losses affecting shareholders’ equity that, under U. S. GAAP, are excluded from net earnings. Other comprehensive income (loss) includes changes in prior service costs and net actuarial losses from pension and postretirement benefit plans, net of taxes, unrealized gains or losses resulting from foreign currency translation, and changes in the fair value of interest rate swap agreements, net of taxes, to the extent that they are effective. As of June 30, 2018, there were no amounts in other comprehensive income (loss) related to the interest rate swaps as such were settled in fiscal 2018, and all previously unrealized changes in other comprehensive income (loss) were recognized in earnings. Refer to Note 7 for additional discussion on the swap termination.

Earnings Per Share—Basic earnings per share is calculated by dividing net earnings attributable to common shareholders by the weighted average common and Class B shares outstanding for the period. Diluted earnings per share calculation incorporated the shares utilized in the basic calculation but also included the dilutive effect, if any, of the assumed exercise of securities, including the effect of shares issuable under the Company’s share-based incentive plans. In connection with the issuance of the Series A preferred stock and detachable warrants on January 31, 2018, the Company now has a two-class capital structure and applies the two-class method in the calculation of earnings per share. The two-class method adjusts earnings to incorporate dividends declared on common stock, preferred stock, and other securities in distributed earnings. In addition, it also incorporates participating rights in other securities in undistributed earnings. Additional information is provided in Note 15.

Adopted Accounting Pronouncements—

ASU 2016-07—In March 2016, the Financial Accounting Standards Board (FASB) issued an Accounting Standards Update (ASU) simplifying the transition to the equity method of accounting. The new guidance eliminates the requirement to apply the equity method of accounting retrospectively when a reporting entity obtains significant influence over a previously held investment. The Company adopted this standard effective

July 1, 2017. This guidance was applied to one investment during the fiscal year, which simplified the transition from the cost method to equity method. The application did not have any other impact on the Company’s results of operations, cash flows, or disclosures.

ASU 2016-09—In March 2016, as a part of its simplification initiative, the FASB issued guidance on the accounting for employee share-based payments. The new guidance is intended to simplify several aspects of the accounting for share-based payment transactions, including the income tax treatment, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company adopted this standard effective July 1, 2017.

The adoption of this guidance resulted in the prospective recognition of realized excess tax benefits related to the exercise or vesting of share-based awards in the Consolidated Statements of Earnings instead of in additional paid-in capital within the Consolidated Balance Sheets. See Note 8 for discussion of the credits to income tax expense recorded in the Consolidated Statements of Earnings. Using a modified retrospective application, the Company has elected to recognize forfeitures as they occur and recorded a $1.1 million increase to additional paid-in capital, a $0.6 million reduction to retained earnings, and a $0.5 million reduction to deferred taxes to reflect the incremental share-based compensation expense, net of the related tax impacts, that would have been recognized in prior years under the modified guidance. Presentation requirements for cash flows related to employee taxes paid using withheld shares had no impact to all periods presented as such cash flows have historically been presented as financing activities. The Company no longer classifies excess tax benefits related to share-based awards as a financing cash inflow and an operating cash outflow. This classification requirement was adopted prospectively and, as such, the Consolidated Statements of Cash Flows have not been retrospectively adjusted.

ASU 2018-02—In February 2018, the FASB issued guidance regarding the reclassification of certain tax effects from accumulated other comprehensive loss. This amended guidance allows a reclassification from accumulated other comprehensive loss to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017 (the Tax Reform Act) which was signed into law on December 22, 2017. The Company early adopted this amended guidance on January 1, 2018, and as a result, elected to reclassify $4.0 million of stranded tax effects from accumulated other comprehensive loss to retained earnings using a specific identification approach. The adoption of this guidance did not have an impact on the Company’s results of operations, cash flows, or disclosures.

ASU 2018-05—In March 2018, the FASB issued guidance which incorporates into ASC 740 – Income Taxes (ASC 740), various United States Securities and Exchange Commission (SEC) guidance pursuant to the issuance of SEC Staff Accounting Bulletin No. 118 (SAB 118), which was effective immediately. In December 2017, the SEC issued SAB 118 to address concerns about reporting entities’ ability to timely comply with the accounting requirements to recognize all of the effects of the Tax Reform Act in the period of enactment. SAB 118 allows for calculations of the impacts of the Tax Reform Act to be considered provisional and subject to remeasurement upon further collection, preparation, and analysis of relevant data and disclosure regarding the impacts of the Tax Reform Act for which accounting under ASC 740 is incomplete. As the Company accounted for the tax effects of the Tax Reform Act on a provisional basis under the guidance of SAB 118 prior to this update, the adoption of this guidance did not have an impact on the consolidated financial statements.

Pending Accounting Pronouncements—

ASU 2014-09—In May 2014, the FASB issued an accounting standards update that replaces existing revenue recognition guidance. The new standard requires a company to recognize revenue for the transfer of promised goods or services equal to the amount it expects to receive in exchange for those goods or services. The standard includes a five-step framework to determine the timing and amount of revenue to recognize related to contracts with customers. Additionally, the standard requires new and significantly enhanced disclosures about the nature, amount, timing, and uncertainty of revenue and cash flows from customer contracts as well as judgments made by a company when following the framework.

The Company will adopt the standard beginning July 1, 2018 (fiscal 2019). The two permitted transition methods are the full retrospective method, in which case the standard would be applied to each prior reporting period presented and the cumulative effect of applying the standard would be recognized in the earliest period shown; or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. The Company will adopt the standard using the modified retrospective method.

The Company is in the process of assessing and documenting the effect of the adoption of this standard on our consolidated financial statements and related disclosures related to advertising, circulation, and other revenues, and completing the design and implementation of related controls. Based on our assessment to date, the Company does not believe the adoption of the standard will change the timing of revenue recognition for most of our revenue contracts, except for those with value-added items or that require combination under the standard. We do not anticipate those impacts will have a material effect on our consolidated revenues subject to completion of our evaluation. While the Company does not expect material changes to the amount or timing of our revenue recognition, the Company will significantly expand our future disclosures on both a quarterly and annual basis as required under the standard.

ASU 2016-01—In January 2016, the FASB issued guidance to improve and simplify accounting for financial instruments. The updated guidance includes several provisions that are not applicable to the Company’s consolidated financial statements, with the exception of changes to fair value disclosure. Under the new guidance, public entities are no longer required to disclose the methods and significant assumptions used to estimate fair value of financial instruments measured at amortized cost on the consolidated balance sheets. It also requires public entities to use the exit price when measuring the fair value of financial instruments for disclosure purposes. The guidance is effective for the Company in the first quarter of fiscal 2019. The adoption of this guidance requires a change in our disclosures only and it is not expected to have an impact on our results of operations or cash flows.

ASU 2016-02—In February 2016, the FASB issued an accounting standards update that replaces existing lease accounting standards. The new standard requires lessees to recognize on the balance sheet a right-of use asset, representing its right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The guidance also requires qualitative and quantitative disclosures designed to assess the amount, timing, and uncertainty of cash flows arising from leases. Treatment of lease payments in the statement of earnings and statement of cash flows is relatively unchanged from previous guidance. The standard is to be applied under the modified retrospective method, with elective reliefs, which requires application of the new guidance for all periods presented. The FASB continues to issue amendments to further clarify provisions of this guidance. The standard, including the amendments made since initial issuance, is effective for the Company beginning July 1, 2019, with early adoption permitted. The Company is currently in the process of evaluating our existing lease portfolios, including accumulating all of the necessary information required to properly account for the leases under the new standard. As such, the Company is currently evaluating the effect the guidance will have on our consolidated financial statements.

ASU 2016-13—In June 2016, the FASB issued a standard that replaces the current incurred loss methodology for recognizing credit losses with a current expected credit loss methodology. Under this standard, the establishment of an allowance for credit losses reflects all relevant information about past events, current conditions, and reasonable supportable forecasts rather than delaying the recognition of the full amount of a credit loss until the loss is probable of occurring. The new standard changes the impairment model for most financial assets and certain other instruments, including trade receivables. A modified retrospective implementation of this standard is effective in the Company’s first quarter of fiscal 2021, with early adoption permitted in the first quarter of fiscal 2020. The Company is currently evaluating the impact this guidance will have on our consolidated financial statements.

ASU 2016-15—In August 2016, the FASB issued an accounting standards update clarifying the classification of certain cash receipts and payments in the statement of cash flows. The update is intended to reduce the diversity in practice around how certain transactions are classified within the statement of cash flows. Retrospective adoption is required in our first quarter of fiscal 2019 with early adoption permitted, including adoption in an interim period. The Company is currently evaluating the impact this update will have on its consolidated financial statements; however, the adoption is not expected to have a material impact in the presentation of our Consolidated Statements of Cash Flows.

ASU 2017-01—In January 2017, the FASB issued an accounting standards update that clarifies the definition of a business and adds guidance to assist entities in the determination of whether an acquisition (or disposal) represents assets or a business. The update provides a test to determine whether or not an acquisition is a business. If substantially all of the fair value of the assets acquired is concentrated in a single asset or a group of similar identifiable assets, the acquired assets do not represent a business. If this test is not met, the update provides further guidance to evaluate if the acquisition represents a business. Prospective adoption is required in the first quarter of fiscal 2019. Early adoption is permitted if certain transaction criteria are met. The Company does not believe the adoption of this update will have a material impact prospectively, to the Company’s consolidated financial statements.

ASU 2017-04—In January 2017, the FASB issued an accounting standards update that simplifies the subsequent measurement of goodwill by eliminating Step 2 of the goodwill impairment test. The Step 2 test requires an entity to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Instead, an entity will record an impairment charge based on the excess of a reporting unit’s carrying value over its fair value determined in Step 1. This update also eliminates the qualitative assessment requirements for a reporting unit with zero or negative carrying value. Prospective adoption is required in the first quarter of fiscal 2021, with early adoption permitted. The Company is currently evaluating the impact this update will have on its consolidated financial statements.

ASU 2017-07—In March 2017, the FASB issued an accounting standards update on the presentation of net periodic pension and postretirement benefit costs. This guidance revises how employers that sponsor defined benefit pension and other postretirement plans present the net periodic benefit costs in their income statement and requires that the service cost component of net periodic benefit costs be presented in the same line items as other employee compensation costs for the related employees. Of the components of net periodic benefit costs, only the service cost component will be eligible for asset capitalization. The other components of net periodic benefit costs must be presented separately from the line items that include the service cost and outside of the income from operations subtotal. The update is effective for the first quarter of fiscal 2019, with early adoption permitted. The adoption is expected to require reclassification of expenses in the Consolidated Statements of Earnings; however, it is not expected to have an impact on the Company’s operating results or cash flows.

ASU 2017-09—In May 2017, the FASB issued guidance to clarify guidance related to changes in terms or conditions of a share-based payment award. The purpose of this update is to provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in ASC 718—Compensation—Stock Compensation. The effective date is the first quarter of fiscal 2019 with early adoption permitted. The Company does not expect the adoption of this guidance to have a material impact on our results of operations, cash flows, or disclosures.

ASU 2017-12—In August 2017, the FASB issued guidance amending hedge accounting requirements. The purpose of this guidance is to better align a company’s risk management activities and financial reporting requirements, and to simplify the application of hedge accounting. The effective date is the first quarter of fiscal 2020, with early adoption permitted. The Company does not expect the adoption of this guidance to have a material impact on our results of operations, cash flows, or disclosures.

2.	Acquisitions

Fiscal 2018

On January 31, 2018, Meredith completed its acquisition of all the outstanding shares of Time for $18.50 per share, for a total transaction value of $3.2 billion, including the repayment of Time’s outstanding debt. As part of the Acquisition, Meredith also repaid its outstanding debt. These transactions were funded through a combination of borrowings under the Company’s new $1.8 billion secured term loan facility, the issuance of $1.4 billion of senior unsecured notes, the issuance of preferred equity, and cash on hand (refer to Note 7 for additional information on the long-term debt and Note 13 for additional information on the preferred equity).

In accordance with the merger agreement, certain of Time’s outstanding restricted stock units, performance stock units, and in-the-money stock options were immediately vested, converted into the right to receive $18.50 per share, and paid in cash. The value of these awards was apportioned between total purchase price consideration and immediate expense. This expense is included in the acquisition, disposition, and restructuring related activities line on the Consolidated Statements of Earnings. Additionally, certain of Time’s outstanding stock options and restricted stock units were converted into mirror awards exercisable or earned in Meredith common stock. The conversion was based on a ratio of $18.50 to the volume-weighted average per share closing price for Meredith’s stock on the ten consecutive trading days ended on the complete trading day immediately prior to the acquisition closing date. The value of these awards was apportioned between total purchase price consideration and unearned compensation to be recognized over the remaining original vesting periods of the awards.

The following table summarizes the aggregate purchase price consideration paid to acquire Time:

(In millions)
Consideration paid to Time shareholders	$1,860.7
Repayment of Time’s outstanding debt, including prepayment penalty	1,327.9
Cash consideration issued to settle outstanding share-based equity awards	37.6

Total cash consideration	3,226.2
Share-based equity awards issued to settle outstanding share-based equity awards	33.8

Total consideration issued	3,260.0
Portion of cash settlement of outstanding share-based equity awards recognized as expense	(9.2)
Portion of share-based equity awards issued to be recognized as an expense, primarily through fiscal 2021	(24.0)

Total purchase price consideration	$3,226.8

This transaction created a premier media and marketing company serving 175 million American consumers. Meredith’s brands now have a readership of more than 120 million and paid circulation of more than 40 million. The acquisition also increased Meredith’s digital position with nearly 135 million monthly unique visitors in the U.S. While the majority of Time’s operations are reported in Meredith’s national media segment, one business unit of Time is reported in Meredith’s local media segment and certain expenses are reported in unallocated corporate.

The Company accounted for this acquisition as a business combination under the acquisition method of accounting. The following table summarizes the preliminary purchase price allocation of fair values of the assets acquired and liabilities assumed at the date of acquisition. The fair values of the assets acquired and liabilities assumed were based on management’s preliminary estimates of the fair values of Time’s net assets. The estimated fair values of net assets and resulting goodwill are subject to the Company finalizing its analysis of the fair value of Time’s assets and liabilities as of the acquisition date, and are subject to change pending the final valuation of these assets and liabilities. In addition, information unknown at the time of the Time acquisition could result in adjustments to the respective fair values and resulting goodwill. Differences between the preliminary and final estimated fair values could be material. As additional information is obtained about these assets and liabilities within the measurement period (not to exceed one year from the date of acquisition), the Company will refine its estimates of fair value and reallocate the purchase price.

(In millions)
Cash and cash equivalents	$399.9
Accounts receivable	290.9
Inventory	22.8
Assets held-for-sale	1,006.1
Other current assets	60.0

Total current assets	1,779.7
Property, plant, and equipment	300.8
Other assets	98.0
Intangible assets	1,146.8

Total identifiable assets acquired	3,325.3

Accounts payable	140.0
Accrued liabilities	195.6
Current portion of unearned revenues	192.1
Liabilities associated with assets held-for-sale	315.7

Total current liabilities	843.4
Unearned revenues	41.7
Deferred income taxes	172.2
Other noncurrent liabilities	104.4

Total liabilities assumed	1,161.7

Total identified net assets	2,163.6
Goodwill	1,063.2

Net assets acquired	$3,226.8

The gross contractual amount of trade receivables acquired was $357.4 million and the contractual amount not expected to be collected was $66.5 million at the acquisition date.

Subsequent to the initial purchase price allocation, the Company recorded adjustments that, in the aggregate, increased goodwill by $17.8 million. The net change was due primarily to a decrease in the estimated fair value of assets held-for-sale partially offset by a decrease in deferred tax liabilities and an increase in intangible assets. These adjustments resulted from new information about facts and circumstances that existed at the time of the acquisition.

The following table provides details of the acquired intangible assets (based on the preliminary assessment of the fair value of assets acquired):

(In millions)
Intangible assets subject to amortization
Advertiser relationships	$223.5
Publisher relationships	125.0
Partner relationships	95.0
Customer relationships	63.3

Total	506.8

Intangible assets not subject to amortization
Trademarks	640.0

Intangible assets, net	$1,146.8

The weighted average useful life of advertiser relationships is 3 years, publisher relationships is 7 years, partner relationships is 6 years, and customer relationships is 2 years. Due to the timing of the acquisition and the complexities involved with determining fair value of the intangible assets acquired, the Company has not yet completed the valuation of the identified intangibles. The preliminary purchase price allocation has been developed based on preliminary estimates of fair values. Therefore, there may be adjustments made to the purchase price allocation that could result in changes to the preliminary fair values allocated, assigned useful lives, and associated amortization recorded.

Goodwill is attributable primarily to expected synergies and the assembled workforces. Of total goodwill recorded of $1.1 billion, $93.6 million is expected to be deductible for income tax purposes.

Transaction and integration costs incurred by Meredith were $59.9 million in fiscal 2018. These costs are included in the acquisition, disposition, and restructuring related activities line in the Consolidated Statements of Earnings.

The following table presents the amounts of Time’s revenue and earnings included in Meredith’s Consolidated Statements of Earnings since the date of the acquisition for the years ended June 30, 2018 and 2017. Also presented are the unaudited pro-forma consolidated results of operations – revenues, net earnings (loss), and diluted net earnings (loss) per share of the combined entity for the years ended June 30, 2018 and 2017, as if the acquisition had occurred on July 1, 2016, the beginning of fiscal 2017:

Years ended June 30,	2018	2017
(In millions except per share data)
Actual Time total revenues	$625.3	$—
Actual Time net loss	(74.4)	—

Pro-forma total revenue	3,115.5	3,669.9
Pro-forma net earnings (loss)	223.2	(28.6)
Pro-forma diluted net earnings (loss) per share	3.16	(2.37)

The unaudited pro-forma consolidated results above are based on the historical financial statements of Meredith and Time and are not necessarily indicative of the results of operations that would have been achieved if the acquisition was completed on July 1, 2016 (the beginning of the 2017 fiscal year), and are not indicative of the future operating results of the combined company. This pro-forma financial information is based upon preliminary purchase price allocations and various assumptions and estimates. The pro-forma consolidated results of operations include the effects of purchase accounting adjustments, including amortization charges related to the finite-lived intangible assets acquired. The pro-forma totals above also reflect the impact of transactions made to finance the acquisition (see Note 7 and Note 13) and exclude historical interest of each entity and the prepayment penalty. The impact of the discontinued operations have been removed from pro-forma revenue for each of the periods presented. Historical intercompany transactions between Meredith and Time have also been removed. Transaction and integration costs related to the acquisition of Time have been excluded from the above pro-forma consolidated results of operations due to their non-recurring nature. The pro-forma net earnings (loss) were also adjusted for the tax effects related to the other pro-forma adjustments.

Included within the pro-forma results above, are $26.4 million and $202.6 million of impairment charges for long-lived assets for the years ended June 30, 2018, and 2017, respectively. The pro-forma results above also include restructuring charges related to the Time transaction of $150.6 million for the year ended June 30, 2018. There were no restructuring charges related to the acquisition recorded in the year ended June 30, 2017.

Fiscal 2017

During fiscal 2017, Meredith paid $84.4 million for the acquisitions of WPCH-TV (Peachtree TV), an independent television station in Atlanta, Georgia, and the assets of a digital lead-generation company in the home services market.

On December 7, 2016, Meredith acquired the assets of a digital lead-generation company in the home services market, which has been rebranded Meredith Performance Marketing by the Company. The acquisition-date fair value of the consideration was $21.1 million, which consisted of $13.4 million of cash and $7.7 million of contingent consideration. The contingent consideration arrangement requires the Company to pay contingent payments based on the achievement of certain operational targets in fiscal 2017 and on financial performance during fiscal 2017 through fiscal 2021 measured in terms of earnings before interest, taxes, depreciation, and amortization (EBITDA) as defined in the acquisition agreement. The contingent consideration is not dependent on the continued employment of the sellers. The Company estimated the fair value of the contingent consideration using a probability-weighted discounted cash flow model. The fair value is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in Note 10. The Company paid no contingent consideration in fiscal 2018, and paid $2.6 million in contingent consideration in 2017. Although operating performance for the brand has been positive, revised projections in revenues resulted in lower projected EBITDA than anticipated at acquisition. Therefore, the Company recognized non-cash credits to operations of $3.8 million and $0.4 million in fiscal 2018 and 2017, respectively, to reduce the estimated contingent consideration payable. These credits are recorded in the selling, general, and administrative expense line on the Consolidated Statements of Earnings. As of June 30, 2018, the Company estimates the future payments will range from $0.9 million to $1.5 million.

Effective April 21, 2017, Meredith acquired Peachtree TV, which was operated by Meredith prior to its acquisition. The results of Peachtree TV’s operations have been included in the consolidated financial statements since that date. The cash purchase price was $70.0 million.

The following table summarizes the fair value of total consideration transferred and the recognized amounts of identifiable assets acquired and liabilities assumed by segment during the year ended June 30, 2017:

(In millions)	National Media Acquisition	Local Media Acquisition	Total
Consideration
Cash	$11.8	$70.0	$81.8
Payment in escrow	1.6	—	1.6
Contingent consideration arrangements	7.7	—	7.7

Fair value of total consideration transferred	$21.1	$70.0	$91.1

Recognized amounts of identifiable assets acquired and liabilities assumed
Total identifiable assets acquired	$8.6	$81.6	$90.2
Total liabilities assumed	—	(23.4)	(23.4)

Total identified net assets	8.6	58.2	66.8
Goodwill	12.5	11.8	24.3

	$21.1	$70.0	$91.1

The following table provides details of the acquired intangible assets by acquisition:

(In millions)	National Media Acquisition	Local Media Acquisition	Total
Intangible assets subject to amortization
Retransmission agreements	$—	$6.7	$6.7
Customer list	4.2	—	4.2
Other	4.4	0.7	5.1

Total	8.6	7.4	16.0

Intangible assets not subject to amortization
FCC licenses	—	50.4	50.4

Intangible assets	$8.6	$57.8	$66.4

The useful life of the customer list is 10 years, and other national media intangible assets’ useful life is 5 years. The useful lives of the retransmission agreements are 10 years and local media other intangible assets’ useful life is 4 years.

For these acquisitions, goodwill is attributable primarily to expected synergies and the assembled workforces. Goodwill, with an assigned value of $24.3 million, is expected to be fully deductible for tax purposes.

During fiscal 2017, acquisition related costs of $0.3 million were incurred. These costs are included in the acquisition, disposition, and restructuring related activities line in the Consolidated Statements of Earnings.

Prior

On December 30, 2014, Meredith acquired 100 percent of the outstanding stock of Selectable Media. The contingent consideration arrangement requires the Company to pay contingent payments based on certain financial targets over three fiscal years, primarily based on revenue, as defined in the acquisition agreement. The final payment of $4.0 million was paid in fiscal 2018.

In February 2015, Meredith completed its acquisition of Shape. The contingent consideration arrangement requires the Company to pay contingent payments based on certain financial targets over three fiscal years, primarily based on operating profit, as defined in the acquisition agreement. Revised projections in advertising revenue have resulted in lower projected operating profits and therefore lower estimates to contingent consideration payable than originally expected. The Company recognized non-cash credits to operations of $2.0 million in fiscal 2018, $1.3 million in fiscal 2017, and $4.9 million in fiscal 2016, to reduce the estimated contingent consideration payable. These credits were recorded in the selling, general, and administrative expense line on the Consolidated Statements of Earnings. As of June 30, 2018, the Company estimates future payments to be $19.2 million.

3.	Inventories

Inventories consist mainly of paper stock, editorial content, books, and other merchandise and are stated at the lower of cost or estimated net realizable value. Cost is determined using the first-in, first-out method for books and weighted average cost method for paper and other merchandise.

Effective January 1, 2018, the Company prospectively changed its method of accounting for paper inventory from the last-in, first-out (LIFO) method to the weighted average cost method. Of total net inventory values shown 65 percent at June 30, 2017, were determined using the LIFO method. LIFO inventory income included in the Consolidated Statements of Earnings was $1.3 million in fiscal 2018, $1.7 million in fiscal 2017, and $0.7 million in fiscal 2016.

June 30,	2018	2017
(In millions)
Raw materials	$32.1	$13.4
Work in process	9.6	8.7
Finished goods	2.5	1.1

	44.2	23.2
Reserve for LIFO cost valuation	—	(1.3)

Inventories	$44.2	$21.9

4.	Assets Held-for-Sale, Discontinued Operations, and Dispositions

Assets Held-for-Sale

The Company classifies assets as being held-for-sale when the following criteria are met: management has committed to a plan to sell the asset; the asset is available for immediate sale in its present condition; an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated; the sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale within one year; the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Long-lived assets that are classified as held-for-sale are recorded at the lower of carrying value or fair value less costs to sell. Fair value is based on current market values or discounted future cash flows using Level 3 inputs determined based on the Company’s experience and knowledge of the market, including the use of advisers. Fair value is preliminary and is expected to be finalized upon completion of the sales, which are expected to occur within calendar 2018. The key assumptions used to determine the fair value include discount rates, estimated cash flows, royalty rates, and revenue growth rates. The discount rate used is based on several factors including a weighted average cost of capital analysis, and adjustments for market risk and company specific risk. Estimated cash flows are based upon internally developed estimates of the undiscounted cash flows attributable to the assets and include only future cash flows that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the assets. Royalty rates are based on comparable licensing agreements and revenue growth rates are based on industry knowledge and historical performance. Property and equipment are not depreciated, and intangibles assets are not amortized once classified as held-for-sale. The assets and liabilities that are deemed held-for-sale are classified as current based on the anticipated disposal date.

The following table presents the major components which are included in assets held-for-sale and liabilities associated with assets held-for-sale (including TIME, Sports Illustrated, Fortune, Money, and its investment in Viant Technology LLC (Viant)):

(in millions)	June 30, 2018
Current assets
Cash and cash equivalents	$2.3
Accounts receivable, net	94.6
Inventories	1.1
Other current assets	9.4

Total current assets	107.4
Net property, plant, and equipment	14.1
Other assets	1.0
Intangible assets, net	113.1
Goodwill	477.5

Total assets held-for-sale	$713.1

Current liabilities
Accounts payable	$45.2
Accrued expenses and other liabilities	15.1
Current portion of unearned revenues	109.4

Total current liabilities	169.7
Unearned revenues	28.0
Other noncurrent liabilities	0.7

Total liabilities associated with assets held-for-sale	$198.4

Discontinued Operations

A disposal of a component of an entity or a group of components of an entity is required to be reported as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the components of an entity meets the criteria to be classified as held-for-sale. When all of the criteria to be classified as held-for-sale are met, including management having the authority to approve the action and committing to a plan to sell the entity, the major assets and liabilities are to be reported as components of total assets and liabilities separate from those balances of the continuing operations. The Consolidated Statements of Earnings reported for current and prior periods shall report the results of operations of the discontinued operations, including any gain or loss recognized, in the period in which a discontinued operation either has been disposed of or is classified as held-for-sale. The results of all discontinued operations, less applicable income taxes (benefit), shall be reported as a component of net earnings separate from the net earnings from continuing operations.

The Company announced after the Acquisition that it is exploring the sale of the TIME, Sports Illustrated, Fortune, and Money affiliated brands and its investment in Viant. Management expects these sales to close during calendar 2018. In accordance with accounting guidance, a business that, on acquisition, or within a short period following the acquisition (usually within three months), meets the criteria to be classified as held-for-sale is also considered a discontinued operation. As all of the required criteria for held-for-sale classification were met, the assets and liabilities related to these operations have been included as assets held-for-sale and liabilities associated with assets held–for-sale in the Consolidated Balance Sheets as of June 30, 2018. The revenue and expenses, along with associated taxes, for these operations were included in the loss from discontinued operations, net of income taxes line on the Consolidated Statements of Earnings. All discontinued operations relate to the national media segment.

Prior to the Acquisition, Time entered into an agreement to sell the Golf brand. This sale closed in February 2018. Revenue and expenses from the date of the acquisition until disposal along with associated taxes for the Golf brand were included in the loss from discontinued operations, net of income taxes line on the Consolidated Statements of Earnings.

In February 2018, the Company entered into an agreement to sell Time Inc. (UK) Ltd (TIUK), a United Kingdom (U.K.) multi-platform publisher with approximately 60 brands. The sale closed in March 2018. Revenue and expenses from the date of acquisition until disposal along with associated taxes for TIUK were included in the loss from discontinued operations, net of income taxes line on the Consolidated Statements of Earnings.

In connection with the sale of TIUK, a liability of $9.2 million was recorded in other liabilities in connection with a lease guarantee by Time. The guarantee is related to a lease of office space by TIUK in the U.K. through December 31, 2025. The carrying value of the lease guarantee was $8.7 million at June 30, 2018. The Company is only obligated to pay for the lease guarantee in the event that TIUK fails to perform under the lease agreement. If TIUK fails to perform under the lease agreement, the maximum lease guarantee obligation for which the Company would be liable is approximately $78.8 million as of June 30, 2018. The Company has assessed that it is unlikely that TIUK will not perform its obligations under the lease.

The Company does not allocate interest to discontinued operations unless the interest is directly attributable to the discontinued operations or is interest on debt that is required to be repaid as a result of the disposal transaction. Interest expense included in discontinued operations reflects an estimate of interest expense related to the debt that will be repaid with the proceeds from the sale of the TIME, Sports Illustrated, Fortune, Money, and affiliated brands and of Viant.

Amounts applicable to discontinued operations in the Consolidated Statements of Earnings are as follows:

Year ended June 30,	2018
(In millions except per share data)
Revenues	$262.0
Costs and expenses	(250.6)
Interest expense	(12.2)
Loss on disposal	(12.3)

Loss before income taxes	(13.1)
Income taxes	(1.5)

Loss from discontinued operations, net of income taxes	$(14.6)

Loss per share from discontinued operations
Basic	$(0.32)
Diluted	(0.32)

The discontinued operations did not have depreciation, amortization, capital expenditures or significant non-cash investing items for the period from acquisition through June 30, 2018. Share-based compensation expense of $3.7 million is included in the net cash provided by operating activities in the Consolidated Statements of Cash Flows.

The Company has announced the closure of Time Customer Service (TCS) in Tampa, Florida. As of June 30, 2018, TCS did not meet the criteria above for held-for-sale or discontinued operations treatment.

Dispositions

In March 2018, the Company announced an agreement to sell Meredith Xcelerated Marketing (MXM). This transaction closed in May 2018. The Company did not report the operations of MXM as discontinued operations as the sale does not represent a strategic shift that will have a major effect on the Company’s operations and financial results. The results of MXM, as well as the gain of $11.5 million on the sale, which is included as a credit in the acquisition, disposition, and restructuring related activities line, are included within continuing operations in the Consolidated Statements of Earnings. A loss of $0.8 million and a profit of $11.2 million and $18.5 million were included in earnings (loss) from continuing operations before income taxes related to MXM for the years ended June 30, 2018, 2017, and 2016, respectively.

Effective July 1, 2017, Meredith’s national media segment sold a 70 percent interest in Charleston Tennis LLC, which operates the Family Circle Tennis Center, to an unrelated third party. In return, Meredith received $0.6 million in cash and a note receivable for $8.5 million. The note receivable is due in annual installments over a period of 8 years. At June 30, 2018, there was $3.2 million in unamortized discount and an allowance of $3.0 million recorded against the note. This transaction generated a gain of $3.3 million, which was recorded in the selling, general, and administrative line of the Consolidated Statements of Earnings. Of this gain, $1.0 million related to the remeasurement of the retained investment. As Meredith retains a 30 percent interest, has a seat on the board, and has approval rights over certain limited matters, Meredith now accounts for this investment under the equity method of accounting.

5.	Intangible Assets and Goodwill

Intangible assets consist of the following:

June 30,	2018			2017
(In millions)	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Intangible assets subject to amortization
National media
Advertiser relationships	$212.3	$(41.1)	$171.2	$18.6	$(15.5)	$3.1
Publisher relationships	125.0	(7.4)	117.6	—	—	—
Partner relationships	95.0	(6.6)	88.4	—	—	—
Customer lists	67.5	(14.0)	53.5	7.3	(3.4)	3.9
Other	22.0	(11.9)	10.1	22.3	(9.8)	12.5
Local media
Network	229.3	(148.6)	80.7	229.3	(142.2)	87.1
Advertiser relationships	25.0	(3.5)	21.5	—	—	—
Retransmission agreements	27.9	(14.9)	13.0	27.9	(10.7)	17.2
Other	1.7	(0.8)	0.9	1.7	(0.5)	1.2

Total	$805.7	$(248.8)	$556.9	$307.1	$(182.1)	$125.0

Intangible assets not subject to amortization
National media
Trademarks			765.3			147.9
Internet domain names			7.8			7.8
Local media
FCC licenses			675.2			675.2

Total			1,448.3			830.9

Intangible assets, net			$2,005.2			$955.9

Amortization expense was $74.8 million in fiscal 2018, $19.1 million in fiscal 2017, and $19.7 million in fiscal 2016. Future amortization expense for intangible assets is expected to be as follows: $155.0 million in fiscal 2019, $140.3 million in fiscal 2020, $86.9 million in fiscal 2021, $41.0 million in fiscal 2022, and $40.2 million in fiscal 2023. Actual future amortization expense could differ from these estimates as a result of future acquisitions, dispositions, and other factors.

During fiscal 2018, Meredith made the strategic decision to no longer publish Fit Pregnancy and Baby magazine as a standalone title, rather to include it as a feature within Parents magazine and to discontinue FamilyFun as a subscription title and instead publish it only for sale on newsstand. These decisions were determined to be triggering events requiring Meredith to evaluate the trademarks within the Company’s Parents Network for impairment. The fair values of the trademarks are determined based on significant inputs not observable in the market. The reduction in advertising revenue caused by the discontinuation of Fit Pregnancy and Baby and the change in FamilyFun to a newsstand only title, as well as updated revenue projections for the Parents Network resulted in an impairment of the trademarks. As such, during fiscal 2018, the national media segment recorded a non-cash impairment charge of $22.7 million to partially impair the trademarks within the Company’s Parents Network. This impairment charge is recorded in the impairment of goodwill and other long-lived assets line in the Consolidated Statements of Earnings. No other impairments of indefinite-lived intangible assets were recorded as a result of the Company’s annual impairment tests performed as of May 31, 2018.

Due to continued weakness in the Mywedding.com revenue forecasts and a lack of sales growth from brand support efforts, the annual impairment analysis performed as of May 31, 2017, of the Mywedding trademark indicated an impairment. As such, during fiscal 2017, the national media segment recorded a non-cash impairment charge of $5.3 million to fully impair the Mywedding trademark. No other impairments of indefinite-lived intangible assets were recorded as a result of the Company’s annual impairment tests performed as of May 31, 2017.

During fiscal 2016, the Company recorded a non-cash impairment charge of $38.9 million on the national media segment’s American Baby trademark. Management determined that this trademark was fully impaired as part of management’s decision to discontinue the use of the American Baby brand following its combination with the Fit Pregnancy brand. These impairment charges are recorded in the impairment of goodwill and other long-lived assets line in the Consolidated Statements of Earnings. No other impairments of indefinite-lived intangible assets were recorded as a result of the Company’s annual impairment tests performed as of May 31, 2016.

Changes in the carrying amount of goodwill were as follows:

(In millions)	National Media	Local Media	Total
Balance at June 30, 2016
Goodwill	$931.3	$68.8	$1,000.1
Accumulated impairment losses	(116.9)	—	(116.9)

	814.4	68.8	883.2

Acquisitions	12.5	11.8	24.3

Balance at June 30, 2017
Goodwill	943.8	80.6	1,024.4
Accumulated impairment losses	(116.9)	—	(116.9)

	826.9	80.6	907.5

Acquisitions	1,028.0	35.2	1,063.2
Disposals[1]	(54.9)	—	(54.9)

Balance at June 30, 2018
Goodwill	1,800.0	115.8	1,915.8
Accumulated impairment losses	—	—	—

	$1,800.0	$115.8	$1,915.8

[1]	In connection with the sale of MXM, goodwill was reduced by $171.8 million and accumulated impairment losses was reduced by $116.9 million.

Historically, the Company’s goodwill reporting units were magazine brands, MXM, and local media. Due to the sale of MXM and acquisition of Time, management reevaluated its goodwill reporting units. As a result, the Company’s reporting units are now national media, local media excluding MNI, and MNI. No reallocation of existing goodwill was required as a result of the change in reporting units as the goodwill attributable to the previous MXM reporting unit was disposed of in the sale of MXM and the goodwill attributable to MNI results from the acquisition of Time.

The national media reporting unit aligns to our national media operating segment. The local media excluding MNI and MNI segments, which have $80.6 million and $35.2 million of goodwill, respectively, at June 30, 2018, are both within our local media operating segment.

During its annual impairment reviews as of May 31, 2018, management performed a quantitative goodwill impairment test for the national media reporting unit. Based on the results of this analysis, the fair value exceeded the carrying value and thus resulted in no indication of impairment.

The Company performed qualitative assessments for the local media excluding MNI reporting unit and the MNI reporting unit during its annual impairment reviews as of May 31, 2018, neither of which indicated impairment.

Therefore, quantitative goodwill impairment analyses for the local media excluding MNI reporting unit and the MNI reporting unit were not deemed necessary in fiscal 2018.

In fiscal 2017, the Company performed its annual goodwill impairment analysis on the magazine brands, MXM, and local media reporting units as of May 31, 2017. No impairments were recorded as a result of these reviews.

In fiscal 2016, the Company determined that triggering events, including reduced operating and cash flow forecasts, required the Company to perform an evaluation of goodwill for the MXM reporting unit for impairment. Due to the timing of the triggering events, this testing was performed in conjunction with the Company’s annual impairment testing as of May 31, 2016. This evaluation indicated that the carrying value of MXM’s goodwill exceeded its estimated fair value. As a result, the Company recorded a pre-tax non-cash impairment charge of $116.9 million to reduce the carrying value of MXM’s goodwill in fiscal 2016. The Company recorded an income tax benefit of $9.5 million related to this charge. This impairment charge is recorded in the impairment of goodwill and other long-lived assets line in the Consolidated Statements of Earnings.

Meredith performed a goodwill impairment analysis on the magazine brands and local media reporting units as of May 31, 2016. No impairments were recorded as a result of these reviews.

6.	Restructuring Accruals

During fiscal 2018, management committed to and executed upon several performance improvement plans, including those related to the integration of Time as well as other smaller restructurings.

As part of the Company’s plan to realize cost synergies from the Acquisition management committed to a performance improvement plan to reduce headcount. In addition to the Acquisition related plan, smaller performance improvement plans took place during the year that were related to the strategic decisions to no longer publish Fit Pregnancy and Baby magazine as a standalone title, but instead to include it as a feature within Parents magazine, and to no longer publish FamilyFun and Martha Stewart Weddings as subscription titles, but rather to sell them on the newsstand as special interest publications. The fiscal 2018 performance improvement plans affected approximately 1,800 employees, primarily in the national media and unallocated corporate departments. In connection with these plans the Company recorded a pre-tax restructuring charge of $104.9 million for severance and related benefit costs related to the involuntary termination of employees and other write-downs of $0.5 million, which are recorded in the acquisition, disposition, and restructuring related activities line of the Consolidated Statements of Earnings. The headcount reductions are expected to be substantially completed by January 2019.

Details of the severance and related benefit costs by segment for the performance improvement plans are as follows:

Year ended June 30, 2018	Amount Accrued	Total Amount Expected to be Incurred
(in millions)
National media	$51.5	$52.5
Local media	0.9	0.9
Unallocated Corporate	52.5	54.0

	$104.9	$107.4

During fiscal 2017, management committed to several performance improvement plans related primarily to business realignments. These actions resulted in selected workforce reductions. In connection with these plans, the Company recorded pre-tax restructuring charges totaling $12.4 million including $11.9 million for severance and related benefit costs related to the involuntary termination of employees and other accruals of $0.3 million. The majority of severance costs have been paid out. The plans affected approximately 215 employees. The Company also wrote down manuscript and art inventory by $0.2 million. These costs and expenses are recorded in the acquisition, disposition, and restructuring related activities line of the Consolidated Statements of Earnings.

During fiscal 2016, management committed to several performance improvement plans that resulted in selected workforce reductions related primarily to business realignments from recent acquisitions and the closing of MORE magazine effective following the publication of the April 2016 issue. In connection with these plans, the Company recorded pre-tax restructuring charges of $10.3 million. The restructuring charges included severance and related benefit costs of $9.8 million related to the involuntary termination of employees. These plans affected approximately 150 employees. The Company also wrote down related manuscript and art inventory by $0.5 million, These costs and expenses are recorded in the acquisition, disposition, and restructuring related activities of the Consolidated Statements of Earnings.

During the years ended June 30, 2018, 2017, and 2016, the Company recorded reversals of $0.8 million, $1.8 million, and $3.2 million, respectively, of excess restructuring reserves accrued in prior fiscal years. The reversals of excess restructuring reserves are recorded as a credit in the acquisition, disposition, and restructuring related activities line of the Consolidated Statements of Earnings.

Details of changes in the Company’s restructuring accrual are as follows:

Years ended June 30,	2018			2017
(in millions)	Employee Terminations	Other Exit Costs	Total	Employee Terminations
Balance at beginning of year	$8.7	$—	$8.7	$7.4
Accrual on Time’s opening balance sheet	38.5	6.6	45.1	—
Accruals	104.9	1.4	106.3	11.9
Cash payments	(49.9)	(1.7)	(51.6)	(8.8)
Other accruals	(0.1)	—	(0.1)	—
Reversal of excess accrual	(0.8)	—	(0.8)	(1.8)

Balance at end of year	$101.3	$6.3	$107.6	$8.7

As of June 30, 2018, of the $107.6 million liability, $91.6 million was classified as current liabilities on the Consolidated Balance Sheets, with the remaining $16.0 million classified as noncurrent liabilities. Amounts classified as noncurrent liabilities are expected to be paid through 2020 and relate primarily to severance costs.

7.	Long-term Debt

Long-term debt consists of the following:

	June 30, 2018
(In millions)	Principal Balance	Unamortized Discount and Debt Issuance Costs	Carrying Value
Variable-rate credit facility
Senior credit facility term loan, due 1/31/2025	$1,795.5	$(33.4)	$1,762.1
Revolving credit facility of $350 million, due 1/31/2023	—	—	—
Senior Unsecured Notes
6.875% senior notes, due 2/1/2026	1,400.0	(26.5)	1,373.5

Total long-term debt	3,195.5	(59.9)	3,135.6
Current portion of long-term debt	(18.0)	0.3	(17.7)

Long-term debt	$3,177.5	$(59.6)	$3,117.9

	June 30, 2017
(In millions)	Principal Balance	Unamortized Discount and Debt Issuance Costs	Carrying Value
Variable-rate credit facilities
Asset-backed bank facility of $100 million, due 10/20/2017	$75.0	$—	$75.0
Revolving credit facility of $200 million, due 11/30/2021	85.0	—	85.0
Term loan due 11/30/2021	240.6	(2.0)	238.6
Private placement notes
3.04% senior notes, due 3/1/2018	50.0	—	50.0
Floating rate senior notes, due 12/19/2022	100.0	(0.2)	99.8
Floating rate senior notes, due 2/28/2024	150.0	(0.2)	149.8

Total long-term debt	700.6	(2.4)	698.2
Current portion of long-term debt	(62.5)	—	(62.5)

Long-term debt	$638.1	$(2.4)	$635.7

The following table shows principal payments on the debt due in succeeding fiscal years:

Years ending June 30,
(In millions)
2019	$18.0
2020	18.0
2021	18.0
2022	18.0
2023	18.0
Thereafter	3,105.5

Total long-term debt	$3,195.5

On January 31, 2018, in connection with the Acquisition, the Company repaid and terminated its existing indebtedness. In connection with the payoff of this indebtedness, Meredith recognized a loss on extinguishment of debt of $2.2 million. Also in conjunction with the repayment of debt, the Company settled the associated interest rate swap agreements and recognized a gain on the settlement of $1.6 million. The loss on extinguishment of debt and gain on the settlement of the swaps are both presented in the interest expense, net line in the Consolidated Statements of Earnings.

In connection with the Acquisition, on January 31, 2018, the Company entered into new credit arrangements with a total capacity of $3.6 billion comprised of a variable-rate credit facility and senior unsecured notes. The variable- rate credit facility includes a secured term loan (Term Loan B) with $1.8 billion of aggregate principal and a five-year senior secured revolving credit facility of $350.0 million, of which $175.0 million is available for the issuance of letters of credit and $35.0 million of swingline loans. On June 30, 2018 there were no borrowings outstanding under the revolving credit facility. There were $3.4 million of standby letters of credit issued under the revolving credit facility resulting in availability of $346.6 million at June 30, 2018. The Term Loan B matures in 2025 and amortizes at 1.0 percent per annum in equal quarterly installments until the final maturity date, at which time the remaining principal and interest are due and payable.

The interest rate under the Term Loan B is based on LIBOR plus a spread of 3.0 percent while the revolving credit facility bears interest at LIBOR plus a spread ranging from 2.5 percent to 3.0 percent. The Term Loan B bore interest at a rate of 5.09 percent at June 30, 2018. The revolving credit facility has a commitment fee ranging from 0.375 percent to 0.500 percent of the unused commitment. All interest rates and commitment fees associated with this variable-rate revolving credit facility are derived from a leverage-based pricing grid. The senior unsecured notes have an aggregate principal balance of $1.4 billion maturing in 2026 (2026 Senior Notes) with an interest rate of 6.875 percent per annum. Total outstanding principal is due at the final maturity date.

In connection with the issuance of this indebtedness, the Company incurred $14.7 million of deferred financing costs and $56.0 million of discount costs that are being amortized into interest expense over the lives of the respective facilities.

During the third quarter of fiscal 2018, the Company also incurred a $17.5 million bridge loan commitment fee. The fee is presented in the interest expense, net line in the Consolidated Statements of Earnings.

Interest expense related to long-term debt and the amortization of the associated debt issuance costs totaled $92.9 million in fiscal 2018, $18.8 million in fiscal 2017, and $20.3 million in fiscal 2016.

8.	Income Taxes

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Reform Act. The Tax Reform Act makes broad and complex changes to the U.S. tax code that affected our fiscal year ended June 30, 2018, including, but not limited to, (1) reducing the U.S. federal corporate tax rate, (2) bonus depreciation that allows for full expensing of qualified property and (3) limitations on the deductibility of interest expense and certain executive compensation and (4) a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries. The Tax Reform Act reduced the federal corporate tax rate to 21 percent in the fiscal year ended June 30, 2018. Pursuant to Section 15 of the Internal Revenue Code, the Company applied a blended corporate tax rate of 28 percent for fiscal 2018, which was based on the applicable tax rates before and after the Tax Reform Act and the number of days in the year.

The SEC issued SAB 118, which provides guidance on accounting for the tax effects of the Tax Reform Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Reform Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Tax Reform Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the Tax Reform Act is incomplete but it can determine a reasonable estimate, it must record a provisional estimate in the consolidated financial statements. If a company cannot determine a provisional estimate to be included in the consolidated financial statements, it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before the enactment of the Tax Reform Act.

In connection with our initial analysis of the impact of the Tax Reform Act, we recorded a provisional net tax benefit of $133.0 million in the quarter ended December 31, 2017. This net benefit primarily consists of a benefit for the corporate rate reduction. As the Company was projecting a net operating loss for the fiscal year ended June 30, 2018, deferred tax assets and liabilities expected to be recognized in the fiscal year ended June 30, 2018, were remeasured using the 21 percent U.S. corporate tax rate. Due to our limited international operations, the impact of the transitional tax was immaterial.

During the quarter ended June 30, 2018, we did not make any provisional adjustment to the amount. We continue to assess new guidance issued by tax authorities as well as our ability to change certain methods of accounting and expect to finalize our accounting for the provision of the Tax Reform Act within the measurement period.

Effective July 1, 2017, the Company adopted new accounting guidance related to share-based compensation. Under this new guidance, excess tax benefits and deficiencies are to be recognized as a discrete component of the income tax provision in the period they occur and not as an adjustment to additional paid-in capital. As such, the Company recognized an excess tax benefit of $2.2 million as a credit to income tax expense in the Consolidated Statements of Earnings in fiscal 2018.

The following table shows income tax expense attributable to earnings from continuing operations before income taxes:

Years ended June 30,	2018	2017	2016
(In millions)
Currently payable
Federal	$1.8	$62.2	$59.2
State	1.2	0.4	7.3
Foreign	0.2	—	—

	3.2	62.6	66.5

Deferred
Federal	(129.9)	33.0	8.3
State	3.2	5.8	1.5
Foreign	(0.1)	—	—

	(126.8)	38.8	9.8

Income taxes	$(123.6)	$101.4	$76.3

The differences between the statutory U.S. federal income tax rate and the effective tax rate were as follows:

Years ended June 30,	2018	2017	2016
U.S. statutory tax rate	28.1%	35.0%	35.0%
State income taxes, less federal income tax benefits	27.8	3.0	3.6
Foreign operations	(74.2)	—	—
Rate change	1,312.5	—	—
Settlements—audits / tax litigation	10.4	(2.3)	(0.4)
Impairment of goodwill	—	—	29.3
Sale of domestic subsidiary	67.3	—	—
Other	(89.5)	(0.8)	1.7

Effective income tax rate	1,282.4%	34.9%	69.2%

The Company’s effective tax rate was 1,282.4 percent in fiscal 2018, 34.9 percent in fiscal 2017, and 69.2 percent in fiscal 2016. The fiscal 2018 effective tax rate was primarily impacted by a credit to income taxes of $133.0 million related to tax reform. The fiscal 2017 effective tax rate was primarily impacted by a credit to income taxes of $6.7 million related to the resolution of certain federal and state tax uncertainties recorded in fiscal 2017. In fiscal 2016, the Company recorded an impairment of goodwill of $116.9 million, of which approximately 20 percent was deductible for income tax purposes.

The tax effects of temporary differences that gave rise to deferred tax assets and deferred tax liabilities were as follows:

June 30,	2018	2017
(In millions)
Deferred tax assets
Accounts receivable allowances and return reserves	$6.8	$11.0
Compensation and benefits	44.0	47.2
Indirect benefit of uncertain state and foreign tax positions	6.4	5.1
Investment in foreign subsidiary	62.1	—
Tax loss carryforwards	128.5	—
All other assets	8.0	7.7

Total deferred tax assets	255.8	71.0
Valuation allowance	(21.1)	—

Net deferred tax assets	234.7	71.0

Deferred tax liabilities
Subscription acquisition costs	43.4	86.4
Accumulated depreciation and amortization	600.9	329.8
Deferred gains from dispositions	15.7	29.8
All other liabilities	7.2	9.7

Total deferred tax liabilities	667.2	455.7

Net deferred tax liability	$432.5	$384.7

The Company has $102.4 million of net operating loss carryforwards for federal purposes and $137.2 million for state purposes, which, if unused, have expiration dates through fiscal 2038. The Company has $251.4 million of capital loss carryforwards. It is expected that all federal net operating loss carryforwards and all capital loss carryforwards will be utilized prior to expiration.

There was an increase in the valuation allowance of approximately $21.1 million during the fiscal 2018, which was recorded in connection with the Acquisition and which related primarily to foreign and state net operating losses.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows:

Years ended June 30,	2018	2017
(In millions)
Balance at beginning of year	$29.5	$37.9
Increase in positions acquired in business combination	31.9	—
Increases in tax positions for prior years	0.4	0.8
Decreases in tax positions for prior years	—	(3.1)
Increases in tax positions for current year	5.6	2.9
Settlements	(4.2)	(0.2)
Lapse in statute of limitations	(3.0)	(8.8)

Balance at end of year	$60.2	$29.5

The total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $49.7 million as of June 30, 2018, and $18.2 million as of June 30, 2017. The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense. The amount of accrued interest and penalties related to unrecognized tax benefits was $8.4 million and $6.0 million as of June 30, 2018 and 2017, respectively.

The total amount of unrecognized tax benefits at June 30, 2018, may change significantly within the next 12 months, decreasing by an estimated range of $24.5 million to $6.7 million. The change, if any, may result primarily from foreseeable federal and state examinations, ongoing federal and state examinations, anticipated state settlements, expiration of various statutes of limitation, the results of tax cases, or other regulatory developments.

The Company’s federal tax returns for fiscal years prior to fiscal 2013 are no longer subject to IRS examination. However, certain items from completed examinations of fiscal 2006 through fiscal 2012 are still pending final resolution as of June 30, 2018. Fiscal 2013 through fiscal 2015 are under IRS examination. In addition, Time is under IRS examination for the period 2008—2014 (pre-spin). The Company has various state income tax examinations ongoing and at various stages of completion, but generally the state income tax returns have been audited or closed to audit through fiscal 2005.

The complete legal and structural separation of Time Warner Inc.’s (Time Warner) magazine publishing and related business from Time Warner (the Spin-Off) was completed by way of a pro rata dividend of Time Inc. shares held by Time Warner to its stockholders as of May 23, 2014, based on a distribution ratio of one share of Time Inc. common stock for every eight shares of Time Warner common stock held (the Distribution). In connection with the acquisition of Time, the Company assumed the Tax Matters Agreement (TMA) entered into with Time Warner that requires Time to indemnify Time Warner for certain tax liabilities for periods prior to the Spin-Off from Time Warner, which was completed on June 6, 2014. With respect to taxes other than those incurred in connection with the Spin-Off, the TMA provides that the Company will indemnify Time Warner for (1) any taxes of Time and its subsidiaries for all periods after the Distribution and (2) any taxes of the Time Warner group for periods prior to the Distribution to the extent attributable to Time or its subsidiaries. For purposes of the indemnification described in clause (2), however, Time will generally be required to indemnify Time Warner only for any such taxes that are paid in connection with a tax return filed after the Distribution or that result from an adjustment made to such taxes after the Distribution. In these cases, Time’s indemnification obligations generally would be computed based on the amount by which the tax liability of the Time Warner group is greater than it would have been absent Time’s inclusion in its tax returns (or absent the applicable adjustment). Time and Time Warner will generally have joint control over tax authority audits or other tax proceeding related to Time specific tax matters. As of June 30, 2018, the Company has recorded a liability in connection with the TMA of $26.0 million.

9.	Commitments and Contingent Liabilities

The Company has commitments under certain firm contractual arrangements (firm commitments) to make future payments. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. Commitments not recorded on the Consolidated Balance Sheets consist primarily of operating lease arrangements, talent commitments, and purchase obligations for goods and services. Other commitments, which are recorded on the Consolidated Balance Sheets, consist primarily of debt and pension obligations. Commitments expected to be paid over the next five years and thereafter are as follow:

	Payments Due In
Years ending June 30,	2019	2020	2021	2022	2023	Thereafter	Total
(in millions)
Operating leases	$66.8	$62.2	$58.9	$55.2	$54.6	$459.5	$757.2
Broadcast rights payable
Recorded commitments	8.9	6.1	5.6	4.7	3.7	0.7	29.7
Unavailable rights	11.3	12.8	2.3	—	—	—	26.4

Total commitments	$87.0	$81.1	$66.8	$59.9	$58.3	$460.2	$813.3

The Company occupies certain facilities and uses certain equipment under long-term, non-cancelable operating lease agreements through 2032. Future minimum operating lease payments have been reduced by future minimum sublease income of $6.6 million in fiscal 2019, $6.6 million in fiscal 2020, $7.4 million in fiscal 2021, $8.2 million in fiscal 2022, $8.4 million in fiscal 2023, and $32.8 million thereafter. Non-cancellable sublease income is committed through 2026. Rent expense under such leases was $45.9 million in fiscal 2018, $20.1 million in fiscal 2017, and $20.9 million in fiscal 2016.

The Company has recorded commitments for broadcast rights payable in future fiscal years. The Company also is obligated to make payments under contracts for broadcast rights not currently available for use and therefore not included in the consolidated financial statements. Such unavailable rights amounted to $26.4 million at June 30, 2018. The fair value of these commitments for unavailable broadcast rights, determined by the present value of future cash flows discounted at the Company’s current borrowing rate, was $24.4 million at June 30, 2018.

Legal Proceedings

In the ordinary course of business, Meredith is a defendant in or party to various legal claims, actions, and proceedings. These claims, actions and proceedings are at varying stages of investigation, arbitration, or adjudication, and involve a variety of areas of law. Time, which is now a wholly-owned subsidiary, previously reported on, and the Company updates below, the following legal proceedings.

On October 26, 2010, the Canadian Minister of National Revenue denied the claims by Time Inc. Retail (formerly Time/Warner Retail Sales & Marketing, Inc.) (TIR) for input tax credits in respect of goods and services tax that TIR had paid on magazines it imported into and had displayed at retail locations in Canada during the years 2006 to 2008, on the basis that TIR did not own those magazines and issued Notices of Reassessment in the amount of approximately C$52 million. On January 21, 2011, TIR filed an objection to the Notices of Reassessment with the Chief of Appeals of the Canada Revenue Agency (CRA), arguing that TIR claimed input tax credits only in respect of goods and services tax it actually paid and, regardless of whether its payment of the goods and services tax was appropriate or in error, it is entitled to a rebate for such payments. On September 13, 2013, TIR received Notices of Reassessment in the amount of C$26.9 million relating to the disallowance of input tax credits claimed by TIR for goods and services tax that TIR had paid on magazines it imported into and had displayed at retail locations in Canada during the years 2009 to 2010. On October 22, 2013, TIR filed an objection to the Notices of Reassessment received on September 13, 2013 with the Chief of Appeals of the CRA, asserting the same arguments made in the objection TIR filed on January 21, 2011. Beginning in 2015, the collections department of the CRA requested payment of both assessments plus accrued interest or the posting of sufficient security. In each instance, TIR responded by stating that collection should remain stayed pending resolution of the issues raised by TIR’s objection. Including interest accrued, the total of the reassessments claimed by the CRA for the years 2006 to 2010 was C$91 million as of November 30, 2015. On February 8, 2016, the Company filed an application for a remission order with the International Trade Policy Division of Finance Canada to seek relief from the assessments and the CRA’s collection efforts. The matter is currently subject to a proceeding in the Tax Court of Canada to resolve the issue of whether TIR or the publishers are entitled to the input tax credits. On March 31, 2017, the Company and the CRA jointly proposed a timetable for the completion of certain pre-trial steps related to this matter, which was approved by the Tax Court. In accordance with the timetable, on April 28, 2017, TIR filed an Amended Notice of Appeal of the assessments. In June 2017, the CRA filed a Reply to TIR’s Amended Notice of Appeal and the Company filed an answer to the CRA reply in July 2017. The parties are currently engaged in discovery. The Company denies liability and intends to vigorously defend itself and pursue all defenses available to eliminate or mitigate liability.

In July 2017 and November 2017, Time received subpoenas from the Enforcement Division of the staff of the SEC requiring Time to provide documents relating to its accounting for goodwill and asset impairments, restructuring and severance costs, and its analysis and reporting of Time’s segments. The Company is cooperating with the SEC in the investigation. Management cannot at this time predict the eventual scope or outcome of this matter.

The Company establishes an accrued liability for specific matters, such as a legal claim, when the Company determines both that a loss is probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters. Due to the inherent difficulty of predicting the outcome of litigation, claims and other matters, the Company often cannot predict what the eventual outcome of a pending matter will be, or what the timing or results of the ultimate resolution of a matter will be. Accordingly, for the matters described above, the Company is unable to predict the outcome or reasonably estimate a range of possible loss.

10.	Fair Value Measurements

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Specifically, it establishes a hierarchy prioritizing the use of inputs in valuation techniques. The defined levels within the hierarchy are as follows:

• Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

• Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

• Level 3	Assets or liabilities for which fair value is based on valuation models with significant unobservable pricing inputs and which result in the use of management estimates.

The following table sets forth the carrying value and the estimated fair value of the Company’s financial instruments not measured at fair value on a recurring basis:

	June 30, 2018		June 30, 2017
(In millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Broadcast rights payable	$29.7	$27.4	$31.7	$30.5
Long-term debt	3,135.6	3,179.8	698.2	700.7

The fair value of broadcast rights payable was determined using the present value of expected future cash flows discounted at the Company’s current borrowing rate with inputs included in Level 3. The fair value of total long-term debt is based on pricing from observable market information in a non-active market, therefore is included in

Level 2.

As of June 30, 2018, the Company had assets related to its qualified pension plans measured at fair value. The required disclosures regarding such assets are presented within Note 11. In addition, the Company has liabilities related to contingent consideration payables that are valued at estimated fair value as discussed in Note 2.

The following table sets forth the assets and liabilities measured at fair value on a recurring basis:

(In millions)	June 30, 2018	June 30, 2017
Machinery and equipment
Corporate airplanes, held-for-sale	$—	$1.9
Other assets
Interest rate swaps	—	0.2
Accrued expenses and other liabilities
Contingent consideration	24.6	4.0
Interest rate swaps	—	0.6
Deferred compensation plans	8.4	0.3
Other noncurrent liabilities
Contingent consideration	0.8	30.2
Deferred compensation plans	21.0	2.1

The fair value of interest rate swaps was determined based on discounted cash flows derived using market observable inputs including swap curves that were included in Level 2. The fair value of deferred compensation plans is derived from quotes from observable market information, and thus represent Level 2 measurements. The fair values of the contingent consideration and corporate airplanes are based on significant inputs not observable in the market and thus represent Level 3 measurements.

At June 30, 2018, certain national media trademarks were partially impaired during fiscal 2018 and thus deemed to be measured at fair value on a non-recurring basis which totaled $33.0 million. Those trademarks were not considered to be measured at fair value as of June 30, 2017. The fair values of the trademarks are determined based on significant inputs not observable in the market and thus represents a Level 3 measurement. The key assumptions used to determine the fair value include discount rates, estimated cash flows, royalty rates, and revenue growth rates. The discount rate used is based on several factors including market interest rates, a weighted average cost of capital analysis based on the target capital structure, and includes adjustments for market risk and Company specific risk. Estimated cash flows are based upon internally developed estimates and the revenue growth rates are based on industry knowledge and historical performance. For further discussion, refer to Note 5.

The following table represents the changes in the fair value of Level 3 contingent consideration, corporate airplanes, trademarks, investment in Next Issue Media, and lease guarantees for the years ended June 30, 2018 and 2017.

Years ended June 30,	2018	2017
(in millions)
Contingent consideration
Balance at beginning of year	$34.2	$56.6
Accrual on Time’s opening balance sheet [1]	1.1	—
Additions due to acquisitions	—	7.7
Payments [1]	(5.1)	(10.6)
Fair value adjustment of contingent consideration	(4.8)	(19.5)

Balance at end of year	$25.4	$34.2

Corporate airplanes held-for-sale
Balance at beginning of year	$1.9	$2.8
Fair value adjustment of corporate airplanes	—	(0.9)
Sale	(1.9)	—

Balance at end of year	$—	$1.9

Trademarks
Balance at beginning of year [2]	$55.7	$5.3
Impairment	(22.7)	(5.3)

Balance at end of year	$33.0	$—

Investment in Next Issue Media
Balance at beginning of year [3]	$11.0	$—
Additions due to investment and acquisition	3.3	—
Equity method investment losses	(3.6)	—
Impairment	(9.3)	—
Sale	(1.4)	—

Balance at end of year	$—	$—

Lease guarantee
Balance at beginning of year	$—	$—
Accrual on Time’s opening balance sheet	3.6	—
Issuance of new guarantees	9.2	—
Fair market value adjustment of lease guarantees	(0.4)	—
Foreign currency exchange impact	(0.5)	—

Balance at end of year	$11.9	$—

[1]	Of this amount, $0.5 million was classified in liabilities associated with assets held-for-sale on the opening balance sheet, and was subsequently paid in fiscal 2018.
[2]	Book value of trademarks impaired during the year.
[3]	Book value of investment impaired during the year.

The fair value adjustment of contingent consideration is the change in the estimated earn out payments based on projections of performance and the amortization of the present value discount. The fair value adjustment of contingent consideration is included in selling, general, and administrative line on the Consolidated Statements of Earnings.

In fiscal 2016, the Company committed to a plan to sell the Company’s two corporate airplanes. In conjunction with that plan, the Company classified the airplanes as held-for-sale and wrote the assets down to fair value. The airplanes were recorded at fair value until their sale in fiscal 2018.

The fair value adjustment of corporate airplanes and impairment of trademarks are included in the impairment of goodwill and other long-lived assets in the Consolidated Statement of Earnings. Next Issue Media was reported as a cost method investment as of June 30, 2017, and the impairment of this investment is recorded in non-operating expense, net in the Consolidated Statement of Earnings.

In the Acquisition, the Company assumed lease guarantees related to space leased by various former Time subsidiaries. The fair value of the lease guarantees was derived using a probability weighted present value of expected future payments using the with-and-without approach, for which the Company used unobservable inputs that are classified as Level 3 under the fair value hierarchy. The lease guarantee liabilities are being amortized into earnings on a straight-line basis over the lives of the respective leases, the longest of which extends through November 2030. The lease guarantees are not considered to be measured at fair value at June 30, 2018.

11.	Pension and Postretirement Benefit Plans

Defined Contribution Plans

The Company sponsors defined contribution saving plans for most of its U.S. based employees. Eligible Company employees may participate in the Meredith Savings and Investment Plan. In connection with the Acquisition, certain employees still participate in the defined contribution savings plan that Time had in place for their employees in the U.S., the Time Inc. Savings Plan. The Company’s existing and assumed Time defined contribution plans allow eligible employees to contribute a percentage of their salary, commissions, and bonuses in accordance with plan limitations and provisions of Section 401(k) of the Internal Revenue Code (Section 401(k)) and the Company makes matching contributions to each plan subject to the limits of the respective 401(k) Plans.

For the Meredith Savings and Investment Plan, the Company currently matches 100 percent of the first 4 percent and 50 percent of the next 1 percent of employee contributions. For the Time Inc. Savings Plan, the Company matches 100 percent of the first 4 percent and 50 percent of the next 2 percent of eligible compensation. In addition to the annual employer contribution made to the Time Inc. Savings Plan, following the plan year, the Company makes an employer match contribution of up to 5 percent of each participant’s compensation less any employer matching contribution made within the plan year to those participants who contributed up to 6 percent of their compensation for the plan year.

Both plans allow employees to choose among various investment options. The Meredith Savings and Investment Plan also includes an investment option in the Company’s common stock. Matching contributions are invested in the same manner as the participants’ pre-tax contributions. Company contribution expense under these plans totaled $19.6 million in fiscal 2018, $10.9 million in fiscal 2017, and $9.6 million in fiscal 2016.

In connection with the Acquisition, the Company assumed responsibility for sponsoring The Time Inc. Supplemental Savings Plan (Supplemental Plan). The Supplemental Plan permits eligible employees who participate in the Time Inc. Savings Plan and are limited in the amount they can contribute under Section 401(k) to defer a percentage of eligible compensation and receive a company matching deferral of up to 5 percent of eligible compensation. The matching contributions vest after two years of Company service pursuant to Section 409A of the Internal Revenue Code and limitations described in the Supplemental Plan.

The Company sponsors the Meredith Corporation Deferred Compensation Plan. In connection with the Acquisition, the Company assumed responsibility for sponsoring The Time Inc. Deferred Compensation Plan,

which is a frozen plan (collectively the Deferred Compensation Plans). The Deferred Compensation Plans allow participants to defer certain bonuses and salaries. No actual monies are set aside in respect of the Deferred Compensation Plans and participants have no rights to Company assets in respect of plan liabilities in excess of general unsecured creditors. The liabilities associated with the plans fluctuate with hypothetical yields of the underlying investments. Liabilities for the uncollateralized plans, were approximately $29.4 million at June 30, 2018, of which approximately $8.4 million was reflected in accrued compensation and benefits and approximately $21.0 million was reflected within other noncurrent liabilities on the Consolidated Balance Sheets.

Pension and Postretirement Plans

Meredith has U.S. noncontributory pension plans covering substantially all employees who were employed by Meredith prior to the Acquisition. In connection with the Acquisition, the Company assumed the obligations under Time’s various international pension plans including plans in the U.K., Netherlands, and Germany. These domestic and international plans include qualified (funded) plans as well as nonqualified (unfunded) plans. These plans provide participating employees with retirement benefits in accordance with benefit provision formulas. The nonqualified plans provide retirement benefits only to certain highly compensated employees. The Company also sponsors defined healthcare and life insurance plans that provide benefits to eligible retirees.

Obligations and Funded Status

The following tables present changes in, and components of, the Company’s net assets/liabilities for pension and other postretirement benefits:

	Pension			Postretirement
	Domestic		International	Domestic
June 30,	2018	2017	2018	2018	2017
(In millions)
Change in benefit obligation
Benefit obligation, beginning of year	$170.9	$161.9	$—	$9.3	$9.7
Acquisitions [1]	—	—	836.6	—	—
Service cost	13.0	12.5	—	0.1	0.1
Interest cost	5.9	4.9	8.0	0.3	0.3
Participant contributions	—	—	—	0.8	0.8
Plan amendments	1.2	0.5	—	—	—
Net actuarial loss (gain)	2.4	3.6	(21.0)	(0.8)	(0.2)
Benefits paid (including lump sums)	(12.9)	(12.5)	(44.1)	(1.3)	(1.4)
Curtailments	(1.1)	—	—	—	—
Foreign currency exchange rate impact	—	—	(58.0)	—	—

Benefit obligation, end of year	$179.4	$170.9	$721.5	$8.4	$9.3

Change in plan assets
Fair value of plan assets, beginning of year	$139.2	$122.6	$—	$—	$—
Acquisitions [1]	—	—	867.7	—	—
Actual return on plan assets	12.0	18.5	(6.7)	—	—
Employer contributions	0.7	10.6	88.9	0.5	0.6
Participant contributions	—	—	—	0.8	0.8
Benefits paid (including lump sums)	(12.9)	(12.5)	(44.1)	(1.3)	(1.4)
Foreign currency exchange rate impact	—	—	(64.3)	—	—

Fair value of plan assets, end of year	$139.0	$139.2	$841.5	$—	$—

Over (under) funded status, end of year	$(40.4)	$(31.7)	$120.0	$(8.4)	$(9.3)

[1]	The International pension plans were acquired with the acquisition of Time Inc. on January 31, 2018.

Benefits paid directly from Meredith assets are included both in employer contributions and benefits paid.

In connection with the sale of TIUK, the Company contributed £60.0 million to the IPC Media Pension Scheme (IPC Plan) defined benefit pension plan in the U.K. We retained the IPC Plan in the sale of TIUK.

The following amounts are recognized in the Consolidated Balance Sheets:

	Pension			Postretirement
	Domestic		International	Domestic
June 30,	2018	2017	2018	2018	2017
(In millions)
Other assets
Prepaid benefit cost	$16.9	$16.9	$137.4	$—	$—
Accrued expenses-compensation and benefits
Accrued benefit liability	(9.9)	(5.8)	(0.2)	(0.6)	(0.7)
Other noncurrent liabilities
Accrued benefit liability	(47.4)	(42.8)	(17.2)	(7.8)	(8.6)

Net amount recognized, end of year	$(40.4)	$(31.7)	$120.0	$(8.4)	$(9.3)

The accumulated benefit obligation for the domestic defined benefit pension plans was $164.7 million and $154.0 million at June 30, 2018 and 2017, respectively. The accumulated benefit obligation for the international defined benefit pension plans was $721.5 million at June 30, 2018.

The following table provides information about pension plans with projected benefit obligations and accumulated benefit obligations in excess of plan assets:

	Domestic		International
June 30,	2018	2017	2018
(In millions)
Projected benefit obligation	$57.3	$48.7	$28.4
Accumulated benefit obligation	51.6	42.6	28.4
Fair value of plan assets	0.1	0.1	11.0

Costs

The components of net periodic benefit costs recognized in the Consolidated Statements of Earnings were as follows:

	Pension				Postretirement
	Domestic			International	Domestic
Years ended June 30,	2018	2017	2016	2018	2018	2017	2016
(In millions)
Components of net periodic benefit costs
Service cost	$13.0	$12.5	$11.9	$—	$0.1	$0.1	$0.1
Interest cost	5.9	4.9	5.9	8.0	0.3	0.3	0.4
Expected return on plan assets	(10.5)	(9.2)	(11.0)	(17.9)	—	—	—
Prior service cost (credit) amortization	0.3	0.2	0.2	—	(0.4)	(0.4)	(0.4)
Actuarial loss (gain) amortization	2.0	3.6	0.6	—	(0.3)	(0.3)	(0.7)
Settlement charge	—	—	5.6	0.2	—	—	—

Net periodic benefit costs (credit)	$10.7	$12.0	$13.2	$(9.7)	$(0.3)	$(0.3)	$(0.6)

The amortization of amounts related to unrecognized prior service costs/credit and net actuarial gain/loss were reclassified out of other comprehensive income as components of net periodic benefit costs.

The pension settlement charge recorded in fiscal 2016 related to cash distributions paid by the pension plan during fiscal 2016 exceeding a prescribed threshold. This required that a portion of pension losses within accumulated other comprehensive loss be realized in the period that the related pension liabilities were settled.

Amounts recognized in the accumulated other comprehensive loss component of shareholders’ equity for Company-sponsored plans were as follows:

	Pension			Postretirement
	Domestic		International	Domestic
June 30,	2018	2017	2018	2018	2017
(In millions)
Unrecognized net actuarial losses (gains), net of taxes	$20.7	$18.5	$2.6	$(1.8)	$(1.2)
Unrecognized prior service cost (credit), net of taxes	1.5	0.7	—	—	(0.2)

Total	$22.2	$19.2	$2.6	$(1.8)	$(1.4)

During fiscal 2019, the Company expects to recognize as part of its net periodic benefit costs $1.9 million of net actuarial losses and $0.5 million of prior service costs for the pension plans, and $0.6 million of net actuarial gains and no prior service costs for the postretirement plan, net of taxes, in the accumulated other comprehensive loss component of shareholders’ equity at June 30, 2018.

Assumptions

Benefit obligations were determined using the following weighted average assumptions:

	Pension			Postretirement
	Domestic		International	Domestic
June 30,	2018	2017	2018	2018	2017
Weighted average assumptions
Discount rate	4.03%	3.41%	2.57%	4.10%	3.65%
Rate of compensation increase	3.50%	3.50%	n/a	3.50%	3.50%

n/a—Not applicable

Net periodic benefit costs were determined using the following weighted average assumptions:

	Pension				Postretirement
	Domestic			International	Domestic
Years ended June 30,	2018	2017	2016	2018	2018	2017	2016
Weighted average assumptions
Discount rate	3.41%	2.98%	3.75%	2.57%	3.65%	3.40%	4.20%
Expected return on plan assets	8.00%	8.00%	8.00%	4.87%	n/a	n/a	n/a
Rate of compensation increase	3.50%	3.50%	3.50%	3.50%	3.50%	3.50%	3.50%

n/a—Not applicable

Plan trend rates are the annual rates of increase expected for medical benefits payable from the Plan. The assumed health care trend rates used to measure the expected cost of benefits were as follows:

	Postretirement
Assumed healthcare cost trend rates as of June 30,	2018	2017	2016
Rate of increase in health care cost levels
Initial level	6.50%	7.00%	7.00%
Ultimate level	5.00%	5.00%	5.00%
Years to ultimate level	4 years	5 years	6 years

Pension expense is calculated using a number of actuarial assumptions, including an expected long-term rate of return on assets and a discount rate. In developing the expected long-term rate of return on plan assets, the Company considered long-term historical rates of return, plan asset allocations as well as the opinions and outlooks of investment professionals and consulting firms. Returns projected by such consultants and economists are based on broad equity and bond indices. The objective is to select an average rate of earnings expected on existing plan assets and expected contributions to the plan during the year. The Company reviews this long-term assumption on a periodic basis.

The value (market-related value) of plan assets is multiplied by the expected long-term rate of return on assets to compute the expected return on plan assets, a component of net periodic pension cost. The market-related value of plan assets is a calculated value that recognizes changes in fair value over three years.

Assumed rates of increase in healthcare cost have a significant effect on the amounts reported for the healthcare plans. A change of one percentage point in the assumed healthcare cost trend rates would have the following effects:

	One Percentage Point Increase	One Percentage Point Decrease
(In millions)
Effect on service and interest cost components for fiscal 2018	$—	$—
Effect on postretirement benefit obligation as of June 30, 2018	0.4	(0.3)

Plan Assets

The targeted and weighted average asset allocations by asset category for investments held by the Company’s pension plans are as follows:

	Domestic				International
	2018 Allocation		2017 Allocation		2018 Allocation
June 30,	Target	Actual	Target	Actual	Target	Actual
Equity securities	70%	70%	70%	71%	32%	18%
Fixed-income securities	30%	30%	30%	29%	17%	29%
Other securities [1]	—%	—%	—%	—%	51%	53%
Total	100%	100%	100%	100%	100%	100%

[1]	Other primarily includes pooled investment funds.

Meredith’s investment policy for domestic plans seeks to maximize investment returns while balancing the Company’s tolerance for risk. The plan fiduciaries oversee the investment allocation process. This includes selecting investment managers, setting long-term strategic targets, and monitoring asset allocations. Target allocation ranges are guidelines, not limitations, and plan fiduciaries may occasionally approve allocations above or below a target range, or elect to rebalance the portfolio within the targeted range. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across domestic and international stocks and between growth and value stocks and small and large capitalizations. The primary investment strategy currently employed is a dynamic target allocation method that periodically rebalances among various investment categories depending on the current funded position. This program is designed to actively move from return-seeking investments (such as equities) toward liability-hedging investments (such as long-duration fixed-income) as funding levels improve. The reverse effect occurs when funding levels decrease.

The trustees of the IPC Plan have delegated the day-to-day investment decisions of the IPC Plan to a large international fiduciary manager—and utilize an investment manager to monitor investment performance and the reporting of the fiduciary manager. The investment objective of the IPC Plan is to invest the assets prudently with the intention that the benefits promised to the members are provided. Funding level based de-risking triggers have been established such that the investment strategy evolves as the funding level moves along an agreed glide path. As the funding level improves, the investment strategy will de-risk. Each trigger level specifies a minimum interest rate and hedge rate ratio and a maximum allocation to growth assets—which target a diversified portfolio using specialist managers and asset classes.

Equity securities did not include any Meredith Corporation common or class B stock at June 30, 2018 or 2017.

Fair value measurements for domestic pension plan assets were as follows:

June 30, 2018	Total Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(In millions)
Investments in registered investment companies
Equity	$97.0	$74.0	$23.0	$—
Fixed Income	40.4	—	40.4	—
Pooled separate accounts	1.6	—	1.6	—

Total assets at fair value	$139.0	$74.0	$65.0	$—

June 30, 2017
Investments in registered investment companies
Equity	$98.2	$76.8	$21.4	$—
Fixed Income	40.7	—	40.7	—
Pooled separate accounts	0.3	—	0.3	—

Total assets at fair value	$139.2	$76.8	$62.4	$—

Fair value measurements for international pension plan assets, which were acquired in the Time acquisition, were as follows:

June 30, 2018	Total Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(In millions)
Cash and cash equivalents	$17.6	$5.2	$12.4	$—
Pooled investments
Equity	155.1	—	155.1	—
Fixed Income	242.0	—	242.0	—
Other	415.8	—	415.8	—
Guaranteed investment contract	11.0	—	11.0	—

Total assets at fair value	$841.5	$5.2	$836.3	$—

The international pension plans hold investments in liability matching funds whose objective is to provide leveraged returns equal to that of the liabilities. In order to do so, these funds invest in the respective UK Treasury Gilt bonds, Gilt Total Return Swaps, Repurchase Transactions, and cash or money markets to provide liquidity to meet payment obligations or post as collateral in the derivative transactions they enter into. These liability matching funds are included in Other, in the fair value level table above.

The Company primarily utilizes the market approach for determining recurring fair value. The fair value of the guaranteed investment contract has been determined based on the higher of the surrender value of the contract or the present value of the underlying bonds based on a discounted cash flow model. Refer to Note 10 for a discussion of the three levels in the hierarchy of fair values.

Cash Flows

Although the Company does not have a minimum funding requirement for the pension plans in fiscal 2019, the Company is currently determining what voluntary pension plan contributions, if any, will be made in fiscal 2019 to the domestic plan. Actual contributions will be dependent upon investment returns, changes in pension obligations, and other economic and regulatory factors. Meredith expects to contribute $0.6 million to its postretirement plan in fiscal 2019.

Monthly contributions of £0.9 million are required to be made to the IPC Plan. In the event that on November 25, 2021, the IPC Plan has a funding deficit valuing its liabilities with a gilts plus 50 basis point (bps) discount rate, the Company, as the sponsor of the IPC Plan, will make a contribution equal to that funding deficit. In the event that on November 25, 2025, the IPC Plan has a funding deficit valuing its liabilities with a gilts flat discount rate, the Company will make a contribution equal to 50 percent of that funding deficit. In the event that on November 25, 2026, the IPC Plan has a funding deficit valuing its liabilities with a gilts flat discount rate, the Company will make a contribution equal to 50 percent of that funding deficit. In the event that on November 25, 2027, the IPC Plan has a funding deficit valuing its liabilities with a gilts flat discount rate, the Company will make a contribution equal to that funding deficit. Contributions shall cease to be payable from the date that the IPC Plan is confirmed to be fully funded.

The following benefit payments, which reflect expected future service as appropriate, are expected to be paid:

Years ending June 30,	Pension Benefits		Postretirement Benefits
(In millions)	Domestic	International	Domestic
2019	$29.8	$13.3	$0.6
2020	31.6	14.4	0.7
2021	22.9	16.3	0.7
2022	15.9	17.9	0.6
2023	16.4	18.3	0.6
2024-2028	87.6	110.9	2.7

Other

The Company maintains collateral assignment split-dollar life insurance arrangements on certain key officers and retirees. The net periodic pension cost for fiscal 2018, 2017, and 2016 was $0.6 million, $0.5 million, and $0.4 million, respectively, and the accrued liability at June 30, 2018 and 2017, was $3.1 million and $4.3 million, respectively.

12.	Share-based Compensation

Meredith has a shareholder-approved stock incentive plan. More detailed descriptions of these plans follow. Compensation expense recognized for these plans was $30.4 million in fiscal 2018, $12.8 million in fiscal 2017, and $12.8 million in fiscal 2016. The total income tax benefit recognized in earnings was $6.9 million in fiscal 2018, $4.8 million in fiscal 2017, and $4.6 million in fiscal 2016.

Stock Incentive Plan

Meredith has a stock incentive plan that permits the Company to issue stock options, restricted stock, stock equivalent units, restricted stock units, and performance shares to key employees and directors of the Company. Approximately 8.0 million shares remained available for future awards under the plan as of June 30, 2018. Forfeited awards, shares deemed to be delivered to us on tender of stock in payment for the exercise price of options, and shares reacquired pursuant to tax withholding on option exercises and the vesting of restricted shares and restricted stock units increase shares available for future awards. The plan is designed to provide an incentive to contribute to the achievement of long-range corporate goals; provide flexibility in motivating, attracting, and retaining employees; and to align more closely the employees’ interests with those of shareholders.

The Company has awarded restricted stock and restricted stock units to eligible key employees and to non-employee directors under the plan. In addition, certain awards are granted based on specified levels of Company stock ownership. All awards have restriction periods tied primarily to employment and/or service. The awards granted to employees generally vest over three or five years and the awards granted to directors vest one-third each year during the three-year period from date of grant. The grant date of awards is the date the Compensation Committee of the Board of Directors approves the granting of the awards. The awards are recorded at the market value of traded shares on the date of the grant as unearned compensation. The initial values of the grants are amortized over the vesting periods.

The Company’s restricted stock activity during the year ended June 30, 2018, was as follows:

Restricted Stock	Shares	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
(Shares in thousands and Aggregate Intrinsic Value in millions)
Nonvested at June 30, 2017	38.4	$41.85
Granted	8.5	52.00
Vested	(26.3)	39.57

Nonvested at June 30, 2018	20.6	48.94	$1.0

As of June 30, 2018, there was no unearned compensation cost related to restricted stock granted under the plan. The weighted average grant date fair value of restricted stock granted during the years ended June 30, 2018, 2017, and 2016 was $52.00, $47.65, and $47.01, respectively. The total fair value of shares vested during the years ended June 30, 2018, 2017, and 2016, was $1.5 million, $7.9 million, and $8.5 million, respectively.

The Company’s restricted stock unit activity during the year ended June 30, 2018, was as follows:

Restricted Stock Units	Units	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
(Units in thousands and Aggregate Intrinsic Value in millions)
Nonvested at June 30, 2017	431.1	$47.80
Granted [1]	555.6	47.26
Vested	(370.7)	43.47
Forfeited	(50.3)	51.43

Nonvested at June 30, 2018	565.7	49.78	$28.9

[1]	Includes restricted stock units previously granted under the Time incentive plan and converted into 409 restricted stock units upon acquisition.

As of June 30, 2018, there was $9.7 million of unearned compensation cost related to restricted stock units granted under the plan. That cost is expected to be recognized over a weighted average period of 2.0 years. The weighted average grant date fair value of restricted stock units granted during the years ended June 30, 2018, 2017, and 2016 was $47.26, $52.97, and $44.44, respectively. The total fair value of shares vested during the years ended June 30, 2018, 2017, and 2016 was $20.4 million, $0.2 million, and $0.1 million, respectively.

Meredith also has outstanding stock equivalent units resulting from the deferral of compensation of employees and directors under various deferred compensation plans. The period of deferral is specified when the deferral election is made. These stock equivalent units are issued at the market price of the underlying stock on the date of deferral. In addition, shares of restricted stock and restricted stock units may be converted to stock equivalent units upon vesting.

The following table summarizes the activity for stock equivalent units during the year ended June 30, 2018:

Stock Equivalent Units	Units	Weighted Average Issue Date Fair Value	Aggregate Intrinsic Value
(Units in thousands and Aggregate Intrinsic Value in millions)
Balance at June 30, 2017	296.1	$37.81
Additions	26.1	50.97
Converted to common stock	(3.1)	35.16

Balance at June 30, 2018	319.1	38.92	$3.9

The total intrinsic value of stock equivalent units converted to common stock was $0.1 million in fiscal 2018, $0.2 million in fiscal 2017, and $0.1 million for fiscal year 2016.

Meredith has granted nonqualified stock options to certain employees and directors under the plan. The grant date of options issued is the date the Compensation Committee of the Board of Directors approves the granting of the options or a date thereafter as specified by the Committee. The exercise price of options granted is set at the fair value of the Company’s common stock on the grant date. All options granted under the plan expire at the end of 10 years. Options granted to employees vest three years from the date of grant and options granted to directors vest one-third each year during the three-year period from date of grant.

A summary of stock option activity and weighted average exercise prices follows:

Stock Options	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
(Options in thousands and Aggregate Intrinsic Value in millions)
Outstanding July 1, 2017	1,836.7	$44.34
Granted [1]	1,237.8	55.89
Exercised	(485.5)	39.36
Forfeited	(167.8)	54.18

Outstanding June 30, 2018	2,421.2	50.56	7.7	$7.6

Exercisable June 30, 2018	714.1	$43.63	5.7	$5.7

[1]	Includes options previously granted under the Time incentive plan and converted into 374 options upon acquisition.

The fair value of each option is estimated as of the date of grant using the Black-Scholes option-pricing model. The expected volatility was based on historical volatility of the Company’s common stock, Meredith’s new capital structure (for options granted on or subsequent to January 31, 2018), and other factors. The expected life of options granted incorporates historical employee exercise and termination behavior. Different expected lives are used for separate groups of employees who have similar historical exercise patterns. The risk-free rate for periods that coincide with the expected life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

The following summarizes the assumptions used in determining the fair value of options granted:

Years ended June 30,	2018	2017	2016
Risk-free interest rate	1.8-2.6%	1.3-2.1%	1.8-2.0%
Expected dividend yield	4%	4%	4%
Expected option life	4.9-7 yrs	7 yrs	7 yrs
Expected stock price volatility	28-36%	29%	36%

The weighted average grant date fair value of options granted during the years ended June 30, 2018, 2017, and 2016, was $13.58, $9.35, and $10.80, respectively. The total intrinsic value of options exercised during the years ended June 30, 2018, 2017, and 2016 was $10.9 million, $15.2 million, and $8.0 million, respectively. As of June 30, 2018, there was $7.7 million in unrecognized compensation cost for stock options granted under the plan. This cost is expected to be recognized over a weighted average period of 2.0 years.

Cash received from option exercises under all share-based payment plans for the years ended June 30, 2018, 2017, and 2016 was $19.1 million, $37.9 million, and $18.2 million, respectively. The actual tax benefit realized for the tax deductions from option exercises totaled $2.7 million, $5.9 million, and $3.0 million, respectively, for the years ended June 30, 2018, 2017, and 2016.

Employee Stock Purchase Plan

As of January 1, 2016, the ESPP was suspended indefinitely. The ESPP allowed employees to purchase shares of Meredith common stock through payroll deductions at the lesser of 85 percent of the fair market value of the stock on either the first or last trading day of an offering period. The ESPP had quarterly offering periods. One million five hundred thousand common shares were authorized and approximately 0.2 million shares remained available for issuance under the ESPP. Compensation cost for the ESPP was based on the present value of the cash discount and the fair value of the call option component as of the grant date using the Black-Scholes option-pricing model. The term of the option was 3 months, the term of the offering period, and the expected stock price volatility was 36 percent in fiscal 2016. In fiscal 2016 the Company issued 45,000 ESPP shares that had an average market price of $42.91, an average purchase price of $35.94, and an average fair value of $6.77.

13.	Redeemable Series A Preferred Stock

Effective January 30, 2018, out of the total authorized 5,000,000 shares of preferred stock, par value $1.00 per share, the Company designated a series of 2,500,000 shares which was issued in and constitute a single series known as “Series A Preferred Stock” with each share having an initial stated value of $1,000 per share (the Series A preferred stock).

On January 31, 2018, in exchange for a preferred equity investment of $650.0 million, Meredith issued 650,000 shares of perpetual convertible redeemable non-voting Series A preferred stock as well as detachable warrants to purchase up to 1,625,000 shares of Meredith’s common stock with an exercise price of $1.00 per share and options to purchase up to 875,000 shares of Meredith’s common stock with an exercise price of $70.50 per share.

The Company has classified the Series A preferred stock as temporary equity in the Consolidated Balance Sheets. The Company allocated the net proceeds of $631.0 million ($650.0 million aggregate gross proceeds received less $19.0 million in transaction costs) based on the relative aggregate fair values on the date of issuance as follows: $103.1 million to the warrants, $12.5 million to the options, and $515.4 million to the Series A preferred stock. The discount on the Series A preferred stock is being accreted using the effective interest method to retained earnings as a deemed dividend from the date of issuance through the seventh anniversary of the issuance date (i.e., the date the Series A preferred stock becomes convertible).

The Series A preferred stock is non-callable during the first three years after issuance provided that Meredith may, at its option, subject to the terms of the preferred stock, redeem all or any portion of the Series A preferred stock in cash during such three-year period, if Meredith declares as a dividend and pays a redemption premium in cash an amount equal to 6 percent of the Accrued Stated Value of the Series A preferred stock as of the redemption date plus an amount, if any, equal to dividends to the third year present valued at a discount rate based on U.S. Treasury notes with a maturity closest to the date that is three years after the issuance date, plus 50 basis points. The Accrued Stated Value is an amount equal to: (i) the Stated Value ($1,000 multiplied by the number of shares of Series A preferred stock outstanding); plus (ii) any accrued and unpaid dividends thereof (including any accumulated dividends).

From and after the third anniversary of the issuance date of the Series A preferred stock, Meredith may redeem all or any portion of the Series A preferred stock in cash for an amount equal to (i) the Call Premium (defined below), plus (ii) the Accrued Stated Value of the Series A preferred stock as of the redemption date.

The Call Premium is an amount equal to the difference of (A) (i) the Accrued Stated Value of the Series A preferred stock as of the redemption date, multiplied by (ii) (a) if such redemption occurs during the fourth or fifth year after issuance, 106 percent, (b) if such redemption occurs during the sixth year after issuance, 103 percent, and (c) if such redemption occurs after the sixth year after issuance, 100 percent, minus (B) the Accrued Stated Value as of the redemption date.

In connection with any partial redemption by Meredith, Meredith may not redeem Series A preferred stock in an amount less than $50.0 million of the Accrued Stated Value of the Series A preferred stock nor effect any redemption resulting in less than $100.0 million of the Accrued Stated Value of the Series A preferred stock remaining outstanding.

From and after the seventh anniversary of the issuance date, the holders of the Series A preferred stock may elect to convert some or all of the Series A preferred stock into Meredith common stock at a ratio based on its Accrued Stated Value divided by the volume weighted average price of Meredith common stock for the 30 trading days immediately preceding the written notice of conversion.

The Series A preferred stock accrues an annual dividend at either (a) to the extent paid in cash, an amount equal to the Cash Dividend Annual Rate (as set forth in the table below), multiplied by the Stated Value (equal to the number of shares of Series A preferred stock outstanding multiplied by $1,000) or (b) if dividends are not declared and paid in cash, the Company will deliver additional shares of Series A preferred stock, in kind, by issuing a number of shares equal to (i) the Accrued Dividend Annual Rate (as set forth in the table below), multiplied by the Stated Value for all outstanding shares of Series A preferred stock, divided by (ii) $1,000.

Year	Cash Dividend Annual Rate	Accrued Dividend Annual Rate
Years 1 through 3	8.5%	9%
Year 4	LIBOR plus 850 bps	LIBOR plus 900 bps
Year 5	LIBOR plus 950 bps	LIBOR plus 1000 bps
Year 6 through redemption	LIBOR plus 1050 bps	LIBOR plus 1100 bps

The Series A preferred stock ranks senior to any other class or series of equity, including Meredith’s common stock and class B stock, with respect to dividend rights and rights upon liquidation. Dividends with respect to any quarter may only be paid all in cash or all in additional shares of Series A preferred stock, and may not be paid in a combination of cash and shares of Series A preferred stock. All Series A preferred stock dividends (regardless of whether paid in additional shares of Series A preferred stock or cash) are prior to and in preference over any dividend on any common stock or class B stock and will be declared and fully paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any common stock or class B stock.

14.	Common Stock

The Company has two classes of common stock outstanding: common and class B. Each class receives equal dividends per share. Class B stock, which has 10 votes per share, is not transferable as class B stock except to family members of the holder or certain other related entities. At any time, class B stock is convertible, share for share, into common stock with one vote per share. Class B stock transferred to persons or entities not entitled to receive it as class B stock will automatically be converted and issued as common stock to the transferee. The principal market for trading the Company’s common stock is the New York Stock Exchange (trading symbol MDP). No separate public trading market exists for the Company’s class B stock.

From time to time, the Company’s Board of Directors has authorized the repurchase of shares of the Company’s common stock and class B stock. In May 2014, the Board approved the repurchase of $100.0 million of shares. As of June 30, 2018, $56.1 million remained available under the current authorizations for future repurchases.

Repurchases of the Company’s common and class B stock are as follows:

Years ended June 30,	2018	2017	2016
(In millions)
Number of shares	0.5	0.9	0.7
Cost at market value	$31.1	$53.3	$31.1

Shares deemed to be delivered to the Company on tender of stock in payment for the exercise price of options do not reduce the repurchase authority granted by the Board. Shares tendered for the exercise price of stock options were 0.3 million shares at a cost of $19.1 million in fiscal 2018, 0.6 million shares at a cost of $37.5 million in fiscal 2017, and 0.4 million shares at a cost of $18.0 million in fiscal 2016.

15.	Earnings Per Common Share

The calculation of basic earnings per share for each period is based on the weighted average number of common and class B shares outstanding during the period. The calculation of diluted earnings per share for each period is based on the weighted average number of common and class B shares outstanding during the period plus the effect, if any, of dilutive common stock equivalent shares.

The following table presents the calculations of earnings per share:

Years ended June 30,	2018	2017	2016
(In millions except per share data)
Net earnings	$99.4	$188.9	$33.9
Participating warrant dividend	(1.8)	—	—
Preferred stock dividend	(22.9)	—	—
Accretion of Series A preferred stock	(7.2)	—	—
Other securities dividends	(1.1)	—	—

Basic earnings attributable to common shareholders	$66.4	$188.9	$33.9

Basic weighted-average common shares outstanding	44.9	44.6	44.6
Basic earnings per share	$1.48	$4.23	$0.76

Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effects of these share-based awards were computed using the two-class method.

Years ended June 30,	2018	2017	2016
(In millions except per share data)
Basic weighted-average common shares outstanding	44.9	44.6	44.6
Dilutive effect of stock options and equivalents	0.3	0.8	0.8

Diluted weighted-average shares outstanding	45.2	45.4	45.4

Diluted earnings attributable to common shareholders	$66.4	$188.9	$33.9
Diluted earnings per share	1.47	4.16	0.75

For the year ended June 30, 2018, 0.7 million convertible preferred shares, 0.7 million warrants, 0.3 million common stock equivalents, and 0.2 million shares of restricted stock were not included in the computation of dilutive loss per share. These securities have an antidilutive effect on the earnings per share calculation (the diluted earnings per share becoming higher than basic earnings per share). Therefore, these securities are not taken into account in determining the weighted average number of shares for the calculation of diluted earnings per share for the year ended June 30, 2018.

In addition, antidilutive options excluded from the above calculations totaled 0.8 million options for the year ended June 30, 2018 ($62.71 weighted average exercise price), 0.3 million options for the year ended June 30, 2017 ($54.28 weighted average exercise price), and 1.3 million options for the year ended June 30, 2016 ($49.02 weighted average exercise price).

In the years ended June 30, 2018, 2017 and 2016, options were exercised to purchase 0.5 million, 0.9 million, and 0.5 million common shares, respectively.

16.	Other Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from nonowner sources. Comprehensive income (loss) includes net earnings as well as items of other comprehensive income (loss).

The following table summarizes the items of other comprehensive income (loss) and the accumulated other comprehensive loss balances:

	Minimum Pension/Post Retirement Liability Adjustments	Foreign Currency Translation	Interest Rate Swaps	Accumulated Other Comprehensive Income (Loss)
(In millions)
Balance at June 30, 2015	$(11.3)	$—	$(1.3)	$(12.6)

Current-year adjustments, pre-tax	(20.8)	—	(5.0)	(25.8)
Tax benefit	8.0	—	1.9	9.9

Other comprehensive loss	(12.8)	—	(3.1)	(15.9)

Balance at June 30, 2016	(24.1)	—	(4.4)	(28.5)

Current-year adjustments, pre-tax	8.6	—	6.8	15.4
Tax expense	(3.3)	—	(2.6)	(5.9)

Other comprehensive income	5.3	—	4.2	9.5

Balance at June 30, 2017	(18.8)	—	(0.2)	(19.0)

Current-year adjustments, pre-tax	(0.5)	(12.9)	0.4	(13.0)
Tax expense	(0.3)	—	(0.4)	(0.7)

Other comprehensive loss	(0.8)	(12.9)	—	(13.7)
Reclassification to retained earnings [1]	(4.2)	—	0.2	(4.0)

Balance at June 30, 2018	$(23.8)	$(12.9)	$—	$(36.7)

[1]	Reclassification relates to the one-time adjustment for the adoption of ASU 2018-02.

17.	Financial Information about Industry Segments

Meredith is a diversified media company focused primarily on service journalism. On the basis of products and services, the Company has established two reportable segments: national media and local media. The national media segment focuses on the distribution of our nationally recognized brands through magazine publishing, digital and mobile media, brand licensing, database-related activities, and other related operations. The local media segment consists primarily of the operations of network-affiliated television stations. Virtually all of the Company’s revenues are generated in the U.S. and substantially all of the assets reside within the U.S. Intersegment transactions are eliminated.

There are two principal financial measures reported to the chief executive officer (the chief operating decision maker) for use in assessing segment performance and allocating resources. Those measures are operating profit and EBITDA. Operating profit for segment reporting, disclosed below, is revenues less operating costs and unallocated corporate expenses. Segment operating expenses include allocations of certain centrally incurred costs such as employee benefits, occupancy, information systems, accounting services, internal legal staff, and human resources administration. These costs are allocated based on actual usage or other appropriate methods, primarily number of employees. Unallocated corporate expenses are corporate overhead expenses not attributable to the operating groups. Interest income and expense are not allocated to the segments. In accordance with authoritative guidance on disclosures about segments of an enterprise and related information, EBITDA is not presented below.

Significant non-cash items included in segment operating expenses other than depreciation and amortization of fixed and intangible assets include impairments of national media trademarks and goodwill and the amortization of broadcast rights in the local media segment. Impairments of national media trademarks and goodwill were

$22.7 million in fiscal 2018, $5.3 million in fiscal 2017, and $155.8 million in fiscal 2016. Broadcast rights amortization totaled $19.2 million in fiscal 2018, $17.6 million in fiscal 2017, and $16.7 million in fiscal 2016.

Segment assets include intangible, fixed, and all other non-cash assets identified with each segment. Jointly used assets such as office buildings and information technology equipment are allocated to the segments by appropriate methods, primarily number of employees. Unallocated corporate assets consist primarily of cash and cash items, assets allocated to or identified with corporate staff departments, and other miscellaneous assets not assigned to a segment.

The following table presents financial information by segment:

Years ended June 30,	2018	2017	2016
(In millions)
Revenues
National media	$1,555.8	$1,083.2	$1,101.2
Local media	693.1	630.1	548.4

Total revenues, gross	2,248.9	1,713.3	1,649.6
Intersegment revenue elimination	(1.5)	—	—

Total revenue	$2,247.4	$1,713.3	$1,649.6

Segment profit (loss)
National media	$97.5	$146.5	$(17.7)
Local media	189.1	214.9	158.5
Unallocated corporate	(187.6)	(52.3)	(10.2)

Income from operations	99.0	309.1	130.6
Non-operating expenses, net	(11.7)	—	—
Interest expense, net	(96.9)	(18.8)	(20.4)

Earnings (loss) from continuing operations before income taxes	$(9.6)	$290.3	$110.2

Depreciation and amortization
National media	$92.9	$17.5	$18.7
Local media	33.2	34.8	38.3
Unallocated corporate	2.9	1.5	2.1

Total depreciation and amortization	$129.0	$53.8	$59.1

Assets
National media	$5,158.3	$1,487.1	$1,478.2
Local media	1,204.6	1,124.9	1,054.4
Unallocated corporate	364.3	117.7	94.2

Total assets	$6,727.2	$2,729.7	$2,626.8

Capital expenditures
National media	$11.0	$4.5	$4.7
Local media	22.1	12.2	17.3
Unallocated corporate	21.2	18.1	3.0

Total capital expenditures	$54.3	$34.8	$25.0

18.	Selected Quarterly Financial Data (unaudited)

Year ended June 30, 2018	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
(In millions except per share data)
Revenues
National media	$239.0	$247.5	$479.3	$590.0	$1,555.8
Local media	153.8	170.2	170.2	198.9	693.1
Intersegment elimination	—	—	(0.7)	(0.8)	(1.5)

Total revenues	$392.8	$417.7	$648.8	$788.1	$2,247.4

Operating profit
National media	$28.3	$12.2	$9.0	$48.0	$97.5
Local media	40.9	50.5	38.9	58.8	189.1
Unallocated corporate	(12.4)	(25.4)	(116.0)	(33.8)	(187.6)

Income (loss) from operations	$56.8	$37.3	$(68.1)	$73.0	$99.0

Earnings (loss) from continuing operations	$33.4	$159.3	$(95.4)	$16.7	$114.0
Discontinued operations	—	—	(14.7)	0.1	(14.6)

Net earnings (loss)	$33.4	$159.3	$(110.1)	$16.8	$99.4

Basic earnings per share attributable to common shareholders
Earnings (loss) from continuing operations	$0.75	$3.55	$(2.41)	$(0.06)	$1.80
Net earnings (loss)	0.75	3.55	(2.74)	(0.06)	1.48

Diluted earnings per share attributable to common shareholders
Earnings (loss) from continuing operations	0.73	3.49	(2.41)	(0.06)	1.79
Net earnings (loss)	0.73	3.49	(2.74)	(0.06)	1.47

Dividends per share	0.520	0.520	0.545	0.545	2.130

In the second quarter of fiscal 2018, the Company recorded an impairment of a trademark of $19.8 million, transaction expenses associated with the Acquisition of $12.1 million, and a $3.1 million pre-tax restructuring charge.

In the third quarter of fiscal 2018, the Company recorded $153.0 million in costs related to acquisition, disposition, and restructuring related costs associated with the Acquisition, and a $12.9 million loss on an equity method investment. In addition, the quarter’s results include two-months of contribution from the acquired Time properties.

The fourth quarter was the first full quarter in which the acquired Time properties’ operations were included in the results. The Company recorded an additional $31.1 million in acquisition, disposition, and restructuring related costs, and a $2.9 million impairment of a trademark. These charges were partially offset by a gain on the sale of MXM of $11.5 million.

As a result of changes in shares outstanding during the year as well as the issuance of Series A preferred stock on January 31, 2018, the sum of the four quarters’ earnings per share may not necessarily equal the earnings per share for the year. See Note 13 for additional information on the Series A preferred stock and Note 15 for detail on the calculation of earnings per share.

Year ended June 30, 2017	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
(In millions except per share data)
Revenues
National media	$247.3	$259.4	$283.3	$293.2	$1,083.2
Local media	152.6	183.2	142.1	152.2	630.1

Total revenues	$399.9	$442.6	$425.4	$445.4	$1,713.3

Operating profit
National media	$24.1	$46.8	$41.3	$34.3	$146.5
Local media	50.6	76.8	41.2	46.3	214.9
Unallocated corporate	(13.9)	(13.8)	(12.5)	(12.1)	(52.3)

Income from operations	$60.8	$109.8	$70.0	$68.5	$309.1

Earnings from continuing operations	$34.0	$71.8	$39.8	$43.3	$188.9
Discontinued operations	—	—	—	—	—

Net earnings	$34.0	$71.8	$39.8	$43.3	$188.9

Basic earnings per share attributable to common shareholders
Earnings from continuing operations	$0.76	$1.61	$0.89	$0.97	$4.23
Net earnings	0.76	1.61	0.89	0.97	4.23

Diluted earnings per share attributable to common shareholders
Earnings from continuing operations	0.75	1.58	0.87	0.95	4.16
Net earnings	0.75	1.58	0.87	0.95	4.16

Dividends per share	0.495	0.495	0.520	0.520	2.030

In the second quarter of fiscal 2017, the Company recorded a reduction in contingent consideration payable of $19.6 million, a pre-tax restructuring charge of $8.1 million, and $1.7 million for the write-down of an investment.

In the third quarter of fiscal 2017, the Company recorded a reduction in contingent consideration payable of $1.1 million.

In the fourth quarter of fiscal 2017, the Company recorded a non-cash impairment charge of $5.3 million to fully impair the Mywedding trademark, a pre-tax restructuring charge of $4.3 million, the write-down of an investment of $1.9 million, and the reversal of excess restructuring reserves accrued in prior fiscal years of $1.8 million.

As a result of changes in shares outstanding during the year, the sum of the four quarters’ earnings per share may not necessarily equal the earnings per share for the year.

19.	Issuer, Guarantor, and Non-Guarantor Condensed Consolidating Financial Information

The 2026 Senior Notes are general unsecured senior obligations of Meredith Corporation (Parent Issuer) and are guaranteed on a full, unconditional, joint, and several basis, by the combined “Guarantor Subsidiaries.” Other subsidiaries (the Non-Guarantor Subsidiaries) largely represent the international operations of the Company and subsidiaries that have been disposed of prior to June 30, 2018, which do not guarantee the Senior Notes. Under the terms of the indentures, Meredith Corporation and the Guarantor Subsidiaries each fully and unconditionally, jointly and severally, guarantee the payment of interest, principal and premium, if any, on each of the notes included in the 2026 Senior Notes.

The following condensed consolidating financial information presents the condensed consolidated balance sheets as of June 30, 2018 and 2017, and the related condensed consolidated statements of comprehensive income and cash flows for each of the years in the three-year period ended June 30, 2018, for Meredith Corporation (Parent Issuer), Guarantor Subsidiaries, and Non-Guarantor Subsidiaries. The condensed consolidating financial information is presented using the equity method of accounting for all periods presented. The Guarantor Subsidiaries are presented on a combined basis. Elimination entries relate primarily to elimination of investments in subsidiaries and associated intercompany balances and transactions.

Meredith Corporation and Subsidiaries

Condensed Consolidated Balance Sheet

As of June 30, 2018

Assets	Meredith Corporation (Parent Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(In millions)
Current assets
Cash and cash equivalents	$195.0	$202.8	$39.8	$—	$437.6
Accounts receivable, net	223.5	330.0	—	(11.5)	542.0
Inventories	23.6	20.5	0.1	—	44.2
Current portion of subscription acquisition costs	107.0	11.1	—	—	118.1
Current portion of broadcast rights	7.7	2.1	—	—	9.8
Assets held-for-sale	—	647.9	65.2	—	713.1
Other current assets	55.3	37.0	22.0	—	114.3

Total current assets	612.1	1,251.4	127.1	(11.5)	1,979.1
Net property, plant, and equipment	162.4	318.2	3.2	—	483.8
Subscription acquisition costs	57.1	4.0	—	—	61.1
Broadcast rights	16.9	2.0	—	—	18.9
Deferred income taxes	—	—	6.3	(6.3)	—
Other assets	60.4	5.4	197.5	—	263.3
Intangible assets, net	676.2	1,328.0	1.0	—	2,005.2
Goodwill	614.7	1,266.9	34.2	—	1,915.8
Intercompany receivable	11.8	8,086.1	7,773.2	(15,871.1)	—
Intercompany notes receivable	—	204.7	—	(204.7)	—
Investment in subsidiaries	3,844.5	1,050.6	—	(4,895.1)	—

Total assets	$6,056.1	$13,517.3	$8,142.5	$(20,988.7)	$6,727.2

Liabilities, Redeemable Convertible Preferred Stock, and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$17.7	$—	$—	$—	$17.7
Current portion of long-term broadcast rights payable	6.9	2.0	—	—	8.9
Accounts payable	67.2	95.0	44.0	(11.5)	194.7
Accrued expenses	142.6	263.0	4.6	—	410.2
Current portion of unearned revenues	171.5	180.3	7.7	0.9	360.4
Liabilities associated with assets held-for-sale	—	124.2	74.2	—	198.4

Total current liabilities	405.9	664.5	130.5	(10.6)	1,190.3
Long-term debt	3,117.9	—	—	—	3,117.9
Long-term broadcast rights payable	18.3	2.5	—	—	20.8
Unearned revenues	82.3	42.0	(0.2)	—	124.1
Deferred income taxes	209.5	233.8	—	(6.3)	437.0
Other noncurrent liabilities	99.4	97.8	19.8	—	217.0
Investment in subsidiaries	—	—	58.8	(58.8)	—
Intercompany payable	502.7	7,846.4	7,522.0	(15,871.1)	—
Intercompany notes payable	—	—	204.7	(204.7)	—

Total liabilities	4,436.0	8,887.0	7,935.6	(16,151.5)	5,107.1
Redeemable, convertible Series A preferred stock	522.6	—	—	—	522.6
Shareholders’ equity	1,097.5	4,630.3	206.9	(4,837.2)	1,097.5

Total liabilities, redeemable convertible preferred stock, and shareholders’ equity	$6,056.1	$13,517.3	$8,142.5	$(20,988.7)	$6,727.2

Meredith Corporation and Subsidiaries

Condensed Consolidated Balance Sheet

As of June 30, 2017

Assets	Meredith Corporation (Parent Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(In millions)
Current assets
Cash and cash equivalents	$21.8	$—	$0.5	$—	$22.3
Accounts receivable, net	129.0	47.5	206.8	(94.2)	289.1
Inventories	20.6	0.1	1.2	—	21.9
Current portion of subscription acquisition costs	136.9	8.1	—	—	145.0
Current portion of broadcast rights	5.8	2.0	—	—	7.8
Other current assets	16.8	1.9	0.6	—	19.3

Total current assets	330.9	59.6	209.1	(94.2)	505.4
Net property, plant, and equipment	143.7	45.2	0.9	—	189.8
Subscription acquisition costs	76.0	3.7	—	—	79.7
Broadcast rights	19.3	2.5	—	—	21.8
Deferred income taxes	—	—	6.0	(6.0)	—
Other assets	68.8	—	0.8	—	69.6
Intangible assets, net	709.7	245.2	1.0	—	955.9
Goodwill	614.7	227.3	65.5	—	907.5
Intercompany receivable	83.5	185.3	6.9	(275.7)	—
Investment in subsidiaries	676.3	—	—	(676.3)	—

Total assets	$2,722.9	$768.8	$290.2	$(1,052.2)	$2,729.7

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$62.5	$—	$—	$—	$62.5
Current portion of long-term broadcast rights payable	6.8	2.4	—	—	9.2
Accounts payable	50.3	12.1	98.4	(94.2)	66.6
Accrued expenses	88.2	10.5	3.7	—	102.4
Current portion of unearned revenues	202.1	11.3	5.6	—	219.0

Total current liabilities	409.9	36.3	107.7	(94.2)	459.7
Long-term debt	560.3	—	75.4	—	635.7
Long-term broadcast rights payable	19.7	2.8	—	—	22.5
Unearned revenues	102.4	4.1	—	—	106.5
Deferred income taxes	328.7	62.0	—	(6.0)	384.7
Other noncurrent liabilities	113.7	10.9	—	—	124.6
Intercompany payable	192.2	40.6	42.9	(275.7)	—

Total liabilities	1,726.9	156.7	226.0	(375.9)	1,733.7
Shareholders’ equity	996.0	612.1	64.2	(676.3)	996.0

Total liabilities and shareholders’ equity	$2,722.9	$768.8	$290.2	$(1,052.2)	$2,729.7

Meredith Corporation and Subsidiaries

Condensed Consolidated Statement of Comprehensive Income

For the Year Ended June 30, 2018

	Meredith Corporation (Parent Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(In millions)
Revenues
Advertising	$623.0	$489.9	$3.7	$—	$1,116.6
Circulation	288.0	197.7	3.6	—	489.3
All other	293.8	330.4	105.1	(87.8)	641.5

Total revenues	1,204.8	1,018.0	112.4	(87.8)	2,247.4

Operating expenses
Production, distribution, and editorial	485.5	416.2	42.1	(83.2)	860.6
Selling, general, and administrative	510.2	416.4	39.9	(3.8)	962.7
Acquisition, disposition, and restructuring related activities	58.4	111.8	3.2	—	173.4
Depreciation and amortization	33.3	94.4	1.3	—	129.0
Impairment of goodwill and other long-lived assets	22.7	—	—	—	22.7

Total operating expenses	1,110.1	1,038.8	86.5	(87.0)	2,148.4

Income (loss) from operations	94.7	(20.8)	25.9	(0.8)	99.0
Non-operating income (expense), net	(11.7)	0.6	(0.6)	—	(11.7)
Interest income (expense), net	(95.1)	7.2	(9.0)	—	(96.9)

Earnings (loss) from continuing operations before income taxes	(12.1)	(13.0)	16.3	(0.8)	(9.6)
Income tax benefit (expense)	116.6	8.4	(1.4)	—	123.6

Earnings (loss) from continuing operations	104.5	(4.6)	14.9	(0.8)	114.0
Earnings (loss) from discontinued operations, net of income taxes	(12.2)	18.6	(21.0)	—	(14.6)

Earnings (loss) before equity income (loss)	92.3	14.0	(6.1)	(0.8)	99.4
Earnings (loss) from equity in subsidiaries	7.1	6.9	(10.7)	(3.3)	—

Net earnings (loss)	$99.4	$20.9	$(16.8)	$(4.1)	$99.4

Total comprehensive income (loss)	$85.7	$17.9	$(25.4)	$7.5	$85.7

Meredith Corporation and Subsidiaries

Condensed Consolidated Statement of Comprehensive Income

For the Year Ended June 30, 2017

	Meredith Corporation (Parent Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(In millions)
Revenues
Advertising	$671.6	$260.7	$1.8	$—	$934.1
Circulation	310.4	11.6	—	—	322.0
All other	257.1	68.8	131.3	—	457.2

Total revenues	1,239.1	341.1	133.1	—	1,713.3

Operating expenses
Production, distribution, and editorial	471.7	100.2	31.1	—	603.0
Selling, general, and administrative	543.1	105.4	82.4	—	730.9
Acquisition, disposition, and restructuring related activities	8.3	—	2.0	—	10.3
Depreciation and amortization	37.6	15.7	0.5	—	53.8
Impairment of goodwill and other long-lived assets	0.9	5.3	—	—	6.2

Total operating expenses	1,061.6	226.6	116.0	—	1,404.2

Income from operations	177.5	114.5	17.1	—	309.1
Interest expense, net	(14.2)	—	(4.6)	—	(18.8)

Earnings before income taxes	163.3	114.5	12.5	—	290.3
Income tax expense	(51.7)	(45.5)	(4.2)	—	(101.4)

Earnings before equity earnings	111.6	69.0	8.3	—	188.9
Earnings from equity in subsidiaries	77.3	—	—	(77.3)	—

Net earnings	$188.9	$69.0	$8.3	$(77.3)	$188.9

Total comprehensive income	$198.4	$69.0	$8.3	$(77.3)	$198.4

Meredith Corporation and Subsidiaries

Condensed Consolidated Statement of Comprehensive Income

For the Year Ended June 30, 2016

	Meredith Corporation (Parent Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(In millions)
Revenues
Advertising	$687.5	$224.6	$2.1	$—	$914.2
Circulation	318.4	10.2	—	—	328.6
All other	219.7	51.5	135.6	—	406.8

Total revenues	1,225.6	286.3	137.7	—	1,649.6

Operating expenses
Production, distribution, and editorial	473.6	92.4	45.3	—	611.3
Selling, general, and administrative	553.3	103.7	66.5	—	723.5
Acquisition, disposition, and restructuring related activities	(37.5)	—	1.1	—	(36.4)
Depreciation and amortization	41.8	16.6	0.7	—	59.1
Impairment of goodwill and other long-lived assets	44.6	—	116.9	—	161.5

Total operating expenses	1,075.8	212.7	230.5	—	1,519.0

Income (loss) from operations	149.8	73.6	(92.8)	—	130.6
Interest income (expense), net	(27.2)	—	6.8		(20.4)

Earnings (loss) before income taxes	122.6	73.6	(86.0)	—	110.2
Income tax expense	(45.6)	(28.1)	(2.6)	—	(76.3)

Earnings (loss) before equity loss	77.0	45.5	(88.6)	—	33.9
Loss from equity in subsidiaries	(43.1)	—	—	43.1	—

Net earnings (loss)	$33.9	$45.5	$(88.6)	$43.1	$33.9

Total comprehensive income (loss)	$18.0	$45.5	$(88.6)	$43.1	$18.0

Meredith Corporation and Subsidiaries

Condensed Consolidated Statement of Cash Flows

For the Year Ended June 30, 2018

	Meredith Corporation (Parent Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(In millions)
Cash flows from operating activities	$(463.9)	$515.3	$100.0	$—	$151.4

Cash flows from investing activities
Acquisition of and investments in businesses, net of cash acquired	(2,786.5)	—	—	—	(2,786.5)
Proceeds from disposition of assets, net of cash sold	86.4	—	132.8	—	219.2
Additions to property, plant, and equipment	(41.2)	(11.6)	(0.4)	—	(53.2)
Other	3.1	—	—	—	3.1

Net cash provided by (used in) investing activities	(2,738.2)	(11.6)	132.4	—	(2,617.4)

Cash flows from financing activities
Proceeds from issuance of long-term debt	3,260.0	—	—	—	3,260.0
Repayments of long-term debt	(689.7)	—	(75.4)	—	(765.1)
Issued preferred stock, warrants, and options proceeds, net of issuance costs	631.0	—	—	—	631.0
Dividends paid	(121.5)	—	—	—	(121.5)
Purchases of Company stock	(31.1)	—	—	—	(31.1)
Proceeds from common stock issued	19.3	—	—	—	19.3
Payment of acquisition related contingent consideration	(4.0)	(1.1)	—	—	(5.1)
Debt acquisition costs	(70.8)	—	—	—	(70.8)
Net increase (decrease) in intercompany obligations	382.1	(299.8)	(82.3)	—	—

Net cash provided by (used in) financing activities	3,375.3	(300.9)	(157.7)	—	2,916.7

Effect of exchange rate changes on cash and cash equivalents	—	—	(4.1)		(4.1)
Change in cash held-for-sale	—	—	(31.3)	—	(31.3)

Net increase in cash and cash equivalents	173.2	202.8	39.3	—	415.3
Cash and cash equivalents at beginning of year	21.8	—	0.5		22.3

Cash and cash equivalents at end of year	$195.0	$202.8	$39.8	$—	$437.6

Meredith Corporation and Subsidiaries

Condensed Consolidated Statement of Cash Flows

For the Year Ended June 30, 2017

	Meredith Corporation (Parent Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(In millions)
Cash flows from operating activities	$240.7	$22.8	$(44.2)	$—	$219.3

Cash flows from investing activities
Acquisition of and investments in businesses, net of cash acquired	(84.4)	—	—	—	(84.4)
Proceeds from disposition of assets, net of cash sold	1.5	—	—	—	1.5
Additions to property, plant, and equipment	(28.8)	(6.0)	—	—	(34.8)

Net cash used in investing activities	(111.7)	(6.0)	—	—	(117.7)

Cash flows from financing activities
Proceeds from issuance of long-term debt	365.0	—	15.0	—	380.0
Repayments of long-term debt	(354.4)	—	(20.0)	—	(374.4)
Dividends paid	(91.9)	—	—	—	(91.9)
Purchases of Company stock	(53.3)	—	—	—	(53.3)
Proceeds from common stock issued	38.0	—	—	—	38.0
Excess tax benefits from share-based payments	6.8	—	—	—	6.8
Payment of acquisition related contingent consideration	(8.0)	—	—	—	(8.0)
Debt acquisition costs	(1.5)	—	—	—	(1.5)
Net increase (decrease) in intercompany obligations	(32.1)	(16.8)	48.9	—	—

Net cash provided by (used in) financing activities	(131.4)	(16.8)	43.9	—	(104.3)

Net decrease in cash and cash equivalents	(2.4)	—	(0.3)	—	(2.7)
Cash and cash equivalents at beginning of year	24.2	—	0.8	—	25.0

Cash and cash equivalents at end of year	$21.8	$—	$0.5	$—	$22.3

Meredith Corporation and Subsidiaries

Condensed Consolidated Statement of Cash Flows

For the Year Ended June 30, 2016

	Meredith Corporation (Parent Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(In millions)
Cash flows from operating activities	$270.5	$(31.5)	$(12.4)	$—	$226.6

Cash flows from investing activities
Acquisition of and investments in businesses, net of cash acquired	(8.2)	—	—	—	(8.2)
Proceeds from disposition of assets, net of cash sold	—	1.8	—	—	1.8
Additions to property, plant, and equipment	(18.2)	(6.4)	(0.4)	—	(25.0)

Net cash used in investing activities	(26.4)	(4.6)	(0.4)	—	(31.4)

Cash flows from financing activities
Proceeds from issuance of long-term debt	167.1	—	0.4	—	167.5
Repayments of long-term debt	(267.5)	—	—	—	(267.5)
Dividends paid	(86.1)	—	—	—	(86.1)
Purchases of Company stock	(31.1)	—	—	—	(31.1)
Proceeds from common stock issued	20.9	—	—	—	20.9
Excess tax benefits from share-based payments	4.2	—	—	—	4.2
Payment of acquisition related contingent consideration	(0.8)	—	—	—	(0.8)
Debt acquisition costs	(0.1)	—	—	—	(0.1)
Net increase (decrease) in intercompany obligations	(48.3)	35.7	12.6	—	—

Net cash provided by (used in) financing activities	(241.7)	35.7	13.0	—	(193.0)

Net increase (decrease) in cash and cash equivalents	2.4	(0.4)	0.2	—	2.2
Cash and cash equivalents at beginning of year	21.8	0.4	0.6	—	22.8

Cash and cash equivalents at end of year	$24.2	$—	$0.8	$—	$25.0

Meredith Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

Assets	September 30, 2018	June 30, 2018
(In millions)
Current assets
Cash and cash equivalents	$144.0	$437.6
Accounts receivable, net	552.9	542.0
Inventories	50.3	44.2
Current portion of subscription acquisition costs	116.4	118.1
Current portion of broadcast rights	18.0	9.8
Assets held-for-sale	691.8	713.1
Other current assets	105.2	114.3

Total current assets	1,678.6	1,979.1

Property, plant, and equipment	862.1	861.4
Less accumulated depreciation	(398.4)	(377.6)

Net property, plant, and equipment	463.7	483.8
Subscription acquisition costs	102.6	61.1
Broadcast rights	9.4	18.9
Other assets	269.8	263.3
Intangible assets, net	1,966.3	2,005.2
Goodwill	1,926.7	1,915.8

Total assets	$6,417.1	$6,727.2

See accompanying Notes to Condensed Consolidated Financial Statements.

Meredith Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (continued)

(Unaudited)

Liabilities, Redeemable Convertible Preferred Stock, and Shareholders’ Equity	September 30, 2018	June 30, 2018
(In millions except per share data)
Current liabilities
Current portion of long-term debt	$—	$17.7
Current portion of long-term broadcast rights payable	17.4	8.9
Accounts payable	161.4	194.7
Accrued expenses and other liabilities	344.0	410.2
Current portion of unearned revenues	360.5	360.4
Liabilities associated with assets held-for-sale	186.5	198.4

Total current liabilities	1,069.8	1,190.3
Long-term debt	2,937.4	3,117.9
Long-term broadcast rights payable	11.5	20.8
Unearned revenues	155.6	124.1
Deferred income taxes	433.6	437.0
Other noncurrent liabilities	203.3	217.0

Total liabilities	4,811.2	5,107.1

Redeemable, convertible Series A preferred stock, par value $1 per share, $1,000 per share liquidation preference	526.9	522.6

Shareholders’ equity
Series preferred stock, par value $1 per share	—	—
Common stock, par value $1 per share	39.9	39.8
Class B stock, par value $1 per share	5.1	5.1
Additional paid-in capital	207.5	199.5
Retained earnings	865.1	889.8
Accumulated other comprehensive loss	(38.6)	(36.7)

Total shareholders’ equity	1,079.0	1,097.5

Total liabilities, redeemable convertible preferred stock, and shareholders’ equity	$6,417.1	$6,727.2

See accompanying Notes to Condensed Consolidated Financial Statements.

Meredith Corporation and Subsidiaries

Condensed Consolidated Statements of Earnings

(Unaudited)

Three months ended September 30,	2018	2017
(In millions except per share data)
Revenues
Advertising related	$422.7	$209.2
Consumer related	301.2	149.6
Other	32.8	34.0

Total revenues	756.7	392.8

Operating expenses
Production, distribution, and editorial	286.1	156.6
Selling, general, and administrative	336.1	170.7
Acquisition, disposition, and restructuring related activities	17.1	(3.3)
Depreciation and amortization	63.7	12.6

Total operating expenses	703.0	336.6

Income from operations	53.7	56.2
Non-operating income, net	7.3	0.6
Interest expense, net	(41.4)	(5.1)

Earnings from continuing operations before income taxes	19.6	51.7
Income tax expense	(3.6)	(18.3)

Earnings from continuing operations	16.0	33.4
Income from discontinued operations, net of income taxes	1.0	—

Net earnings	$17.0	$33.4

Earnings (loss) attributable to common shareholders	$(2.6)	$33.4

Basic earnings (loss) per share attributable to common shareholders
Continuing operations	$(0.08)	$0.75
Discontinued operations	0.02	—

Basic earnings (loss) per common share	$(0.06)	$0.75

Basic average common shares outstanding	45.1	44.8

Diluted earnings (loss) per share attributable to common shareholders
Continuing operations	$(0.08)	$0.73
Discontinued operations	0.02	—

Diluted earnings (loss) per common share	$(0.06)	$0.73

Diluted average shares outstanding	45.1	45.6

See accompanying Notes to Condensed Consolidated Financial Statements.

Meredith Corporation and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

Three months ended September 30,	2018	2017
(In millions)
Net earnings	$17.0	$33.4

Other comprehensive income (loss), net of income taxes
Pension and other postretirement benefit plans activity	0.4	0.3
Unrealized foreign currency translation loss, net	(2.3)	—
Unrealized gain on interest rate swaps	—	0.3

Other comprehensive income (loss), net of income taxes	(1.9)	0.6

Comprehensive income	$15.1	$34.0

See accompanying Notes to Condensed Consolidated Financial Statements.

Meredith Corporation and Subsidiaries

Condensed Consolidated Statements of Shareholders’ Equity

(Unaudited)

(In millions except per share data)	Common Stock - $1 par value	Class B Stock - $1 par value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance at June 30, 2018	$39.8	$5.1	$199.5	$889.8	$(36.7)	$1,097.5
Net earnings	—	—	—	17.0	—	17.0
Other comprehensive loss, net of income taxes	—	—	—	—	(1.9)	(1.9)
Shares issued under incentive plans, net of forfeitures	0.2	—	0.9	—	—	1.1
Purchases of Company stock	(0.1)		(3.1)		—	(3.2)
Share-based compensation	—	—	10.2	—	—	10.2
Dividends paid
Common stock ($0.545 dividend per share)	—	—	—	(23.0)	—	(23.0)
Class B stock ($0.545 dividend per share)	—	—	—	(2.8)	—	(2.8)
Series A preferred stock ($21.49 dividend per share)	—	—	—	(14.0)	—	(14.0)
Accretion of Series A preferred stock	—	—	—	(4.3)	—	(4.3)
Cumulative effect adjustment for adoption of Accounting Standards Update 2014-09	—	—	—	2.4	—	2.4

Balance at September 30, 2018	$39.9	$5.1	$207.5	$865.1	$(38.6)	$1,079.0

(In millions except per share data)	Common Stock - $1 par value	Class B Stock - $1 par value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance at June 30, 2017	$39.4	$5.1	$54.8	$915.7	$(19.0)	$996.0
Net earnings	—	—	—	33.4	—	33.4
Other comprehensive income, net of income taxes	—	—	—	—	0.6	0.6
Stock issued under various incentive plans, net of forfeitures	0.5	—	11.5	—	—	12.0
Purchases of Company stock	(0.3)	—	(17.4)	—	—	(17.7)
Share-based compensation	—	—	6.7	—	—	6.7
Dividends paid
Common stock ($0.520 dividend per share)	—	—	—	(20.9)	—	(20.9)
Class B stock ($0.520 dividend per share)	—	—	—	(2.7)	—	(2.7)
Cumulative effect adjustment for adoption of Accounting Standards Update 2016-09	—	—	1.0	(0.6)	—	0.4

Balance at September 30, 2017	$39.6	$5.1	$56.6	$924.9	$(18.4)	$1,007.8

See accompanying Notes to Condensed Consolidated Financial Statements.

Meredith Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

Three months ended September 30,	2018	2017
(In millions)
Cash flows from operating activities
Net earnings	$17.0	$33.4
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities
Depreciation	24.9	7.9
Amortization	38.8	4.7
Share-based compensation	10.2	6.7
Deferred income taxes	(9.6)	12.7
Amortization of original issue discount and debt issuance costs	2.2	—
Amortization of broadcast rights	5.4	4.9
Payments for broadcast rights	(4.9)	(5.5)
Net gain on disposition of assets	(10.2)	(3.3)
Fair value adjustments to contingent consideration	(0.1)	(0.2)
Changes in assets and liabilities	(109.7)	(10.7)

Net cash provided by (used in) operating activities	(36.0)	50.6

Cash flows from investing activities
Acquisitions of and investments in businesses, net of cash acquired	(1.8)	(1.0)
Proceeds from disposition of assets, net of cash sold	13.4	2.2
Additions to property, plant, and equipment	(7.5)	(20.6)

Net cash provided by (used in) investing activities	4.1	(19.4)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	20.0
Repayments of long-term debt	(200.0)	(13.2)
Dividends paid	(39.8)	(23.6)
Purchases of Company stock	(3.2)	(17.7)
Proceeds from common stock issued	1.1	12.0
Payment of acquisition-related contingent consideration	(19.3)	(3.2)

Net cash used in financing activities	(261.2)	(25.7)

Effect of exchange rate changes on cash and cash equivalents	(1.7)	—
Change in cash held-for-sale	1.2	—

Net increase (decrease) in cash and cash equivalents	(293.6)	5.5
Cash and cash equivalents at beginning of period	437.6	22.3

Cash and cash equivalents at end of period	$144.0	$27.8

See accompanying Notes to Condensed Consolidated Financial Statements.

Meredith Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Summary of Significant Accounting Policies

Basis of Presentation—The condensed consolidated financial statements include the accounts of Meredith Corporation and its wholly-owned and majority-owned subsidiaries (Meredith or the Company), after eliminating all significant intercompany balances and transactions. Meredith does not have any off-balance sheet arrangements.

The financial position and operating results of our foreign operations are consolidated using primarily the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. Translation gains or losses on assets and liabilities are included as a component of accumulated other comprehensive loss.

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (SEC). Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America (U.S. GAAP) for complete financial statements. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements, which are included in Meredith’s Annual Report on Form 10-K (Form 10-K) for the year ended June 30, 2018, filed with the SEC.

The condensed consolidated financial statements as of September 30, 2018, and for the three months ended September 30, 2018 and 2017, are unaudited but, in management’s opinion, include all adjustments necessary for a fair presentation of the results of interim periods. All such adjustments are of a normal recurring nature. The year-end condensed consolidated balance sheet as of June 30, 2018, was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year.

Reclassification—Certain prior year amounts have been reclassified to conform to fiscal 2019 presentation.

Adopted Accounting Pronouncements—

ASU 2014-09—In May 2014, the FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606) (ASC 606) that updated and replaced existing revenue recognition guidance. The guidance includes a five-step framework to determine the timing and amount of revenue to recognize related to contracts with customers. Additionally, the guidance requires new and significantly enhanced disclosures about the nature, amount, timing, and uncertainty of revenue and cash flows from customer contracts as well as judgments made by a company when following the framework.

The Company adopted the standard including all updates made to the standard since original issuance, on July 1, 2018, using the modified retrospective method. We applied the standard to all contracts open as of July 1, 2018. The cumulative prior period effect of applying ASC 606 was $2.4 million, which resulted in an increase to retained earnings upon adoption.

The standard does not change the timing or pattern of revenue recognition for most of our revenue contracts with the exception of contracts with value-added items or those that require combination under the standard. Refer to Note 11 for further discussion on the impacts of the adoption of this accounting standard.

We utilized various practical expedients offered by the guidance in our implementation. For the Company’s contracts that have an original duration of twelve months or less, the Company does not impute interest to account for a financing element. For all contracts with an original term of twelve months or less and for performance obligations tied to sales-based or usage-based royalties, the Company has not disclosed the transaction price for the remaining performance obligations as of the end of each reporting period or when the Company expects to recognize this revenue. Finally, consistent with historical practice, the Company excludes amounts collected from customers for sales taxes from its transaction prices.

ASU 2016-01—In January 2016, the FASB issued guidance to improve and simplify accounting for financial instruments. The updated guidance includes several provisions that are not applicable to the Company’s consolidated financial statements, with the exception of changes to fair value disclosure. Under the new guidance, public entities are no longer required to disclose the methods and significant assumptions used to estimate fair value of financial instruments measured at amortized cost on the consolidated balance sheets. It also requires public entities to use the exit price when measuring the fair value of financial instruments for disclosure purposes. The guidance was adopted in the first quarter of fiscal 2019. The adoption of this guidance required a change in our disclosures only and did not have an impact on our financial position, results of operations, or cash flows.

ASU 2016-15—In August 2016, the FASB issued an accounting standards update clarifying the classification of certain cash receipts and payments in the statement of cash flows. The update is intended to reduce the diversity in practice regarding how certain transactions are classified within the statement of cash flows. The update was effective beginning in our first quarter of fiscal 2019 and was adopted retrospectively as required by the ASU.

As a result of the update, the Company reclassified a cash outflow of $0.8 million from financing activities to operating activities in the three months ended September 30, 2017, related to contingent considerations paid in excess of that recognized as a liability on the date of acquisition. The update will not have a material impact on the classification of our future cash flows.

ASU 2017-01—In January 2017, the FASB issued an accounting standards update that clarifies the definition of a business and adds guidance to assist entities in the determination of whether an acquisition (or disposal) represents assets or a business. The update provides a test to determine whether or not an acquisition is a business. If substantially all of the fair value of the assets acquired is concentrated in a single asset or a group of similar identifiable assets, the acquired assets do not represent a business. If this test is not met, the update provides further guidance to evaluate if the acquisition represents a business. The Company prospectively adopted the guidance in the first quarter of fiscal 2019. The adoption did not have an impact to the Company’s condensed consolidated financial statements.

ASU 2017-07—In March 2017, the FASB issued an accounting standards update on the presentation of net periodic pension and postretirement benefit costs. This guidance revises how employers that sponsor defined benefit pension and other postretirement plans present the net periodic benefit costs in their income statement and requires that the service cost component of net periodic benefit costs be presented in the same line items as other employee compensation costs. The other components of net periodic benefit costs must be presented separately from the line items that include the service cost and outside of the income from operations subtotal.

As required by the standard, we retrospectively adopted the update on July 1, 2018, which resulted in an increase in Production, distribution, and editorial expense of $0.8 million and a decrease in Selling, general, and administrative expense of $0.2 million. Non-operating income of $0.6 million was established in the three months ended September 30, 2017, as this financial statement line was not previously included. We elected the practical expedient allowed by the update and utilized our previously disclosed components of net periodic benefit costs from the pension and other postretirement benefit plan note in our June 30, 2018, Form 10-K. For the three months ended September 30, 2018, the implementation of this guidance resulted in an increase in Selling, general, and administrative expense and an increase in non-operating income, net of $3.9 million, compared to that which would have been reported under previous guidance.

ASU 2017-09—In May 2017, the FASB issued additional guidance related to changes in terms or conditions of a share-based payment award. This update provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Accounting Standards Codification (ASC) 718—Compensation—Stock Compensation. This guidance was adopted in the first quarter of fiscal 2019. The adoption did not have a material impact on our financial position, results of operations, cash flows, or disclosures.

ASU 2018-15—In August 2018, the FASB issued guidance on accounting for costs of implementation activities performed in a cloud computing arrangement that is a service contract. The amendments in the update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software and hosting arrangements that include an internal-use software license. The guidance is effective for the Company beginning in the first quarter of fiscal 2021 with early adoption permitted. The amendments in the update can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company adopted this guidance prospectively, effective July 1, 2018. The adoption did not have a material impact on our consolidated financial statements.

In August 2018, the SEC issued a final rule that amends certain of its disclosure requirements. Specifically, the final rule modifies or eliminates disclosures that are redundant, duplicative, overlapping, outdated, or superseded in light of other SEC or U.S. GAAP disclosure requirements or changes in the information environment. Several aspects of the final rule are applicable to the Company but do not have a material impact on our consolidated financial statements. The amendments were effective November 5, 2018, and were implemented in the first quarter of fiscal 2019.

Pending Accounting Pronouncements—

ASU 2018-14—In August 2018, the FASB issued an accounting standards update which adds, removes, and modifies disclosure requirements related to defined benefit pension and other postretirement plans. The update amends only annual disclosure requirements. Retrospective adoption of the update is required in fiscal 2022 with early adoption permitted. The adoption of this guidance requires a change in our disclosures only and is not expected to have an impact on our consolidated financial statements.

ASU 2018-13—In August 2018, the FASB issued an accounting standards update which changes the fair value measurement disclosure requirements. The update removes, modifies, and adds certain additional disclosures. The effective date is the first quarter of fiscal 2021, with early adoption permitted for any eliminated or modified disclosures. The adoption of this guidance requires a change in our disclosures only and is not expected to have an impact on our consolidated financial statements.

ASU 2016-02—In February 2016, the FASB issued an accounting standards update that replaces existing lease accounting standards. The new standard requires lessees to recognize on the balance sheet a right-of use asset, representing its right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The guidance also requires qualitative and quantitative disclosures designed to assess the amount, timing, and uncertainty of cash flows arising from leases. Treatment of lease payments in the statement of earnings and statement of cash flows is relatively unchanged from previous guidance. This standard is required to be applied using a modified retrospective approach, which gives the option of applying the new guidance as of the effective date with enhanced disclosure requirements for comparative periods presented under prior lease guidance, or applying the new standard at the beginning of the earliest comparative period presented. The FASB continues to issue amendments to further clarify provisions of this guidance. The standard, including the amendments made since initial issuance, is effective for the Company beginning July 1, 2019, with early adoption permitted. The Company is currently in the process of evaluating our existing lease portfolios, including accumulating all of the necessary information required to properly account for the leases under the new standard. As such, the Company is currently evaluating the effect the guidance will have on our consolidated financial statements.

2.	Acquisition

On January 31, 2018, Meredith completed the acquisition of all the outstanding shares of Time Inc. (Time). The fair values of the assets acquired and liabilities assumed were based on management’s preliminary estimates of the fair values of Time’s net assets. The estimated fair values of net assets and resulting goodwill are subject to the Company finalizing its analysis of the fair value of Time’s assets and liabilities as of the acquisition date, and are subject to change pending the final valuation of these assets and liabilities. In addition, information unknown at the time of the Time acquisition could result in adjustments to the respective fair values and resulting goodwill. Differences between the preliminary and final estimated fair values could be material. As additional information is obtained about these assets and liabilities within the measurement period (not to exceed one year from the date of acquisition), the Company will refine its estimates of fair value and reallocate the purchase price.

In the first quarter of fiscal 2019, the Company recorded purchase price allocation adjustments relating to the Time acquisition that increased goodwill by $10.9 million, reduced assets held-for-sale by $6.0 million and increased deferred income taxes by $4.9 million. These adjustments resulted from new information about facts and circumstances that existed at the time of the acquisition. Estimated fair values of assets held-for-sale are preliminary and are expected to be finalized upon completion of the sales, which are expected to occur within fiscal 2019. See additional information for assets held-for-sale in Note 4.

3.	Inventories

Major components of inventories are summarized below.

(In millions)	September 30, 2018	June 30, 2018
Raw materials	$32.4	$32.1
Work in process	15.7	9.6
Finished goods	2.2	2.5

Inventories	$50.3	$44.2

4.	Assets Held for Sale, Discontinued Operations, and Dispositions

Assets Held-for-Sale and Discontinued Operations

The Company announced after the acquisition of Time that it was exploring the sale of the TIME, Sports Illustrated, Fortune, and Money and affiliated brands and its investment in Viant Technology LLC (Viant).

In September 2018, Meredith entered into a definitive agreement to sell the TIME brand to an unrelated third party for $190.0 million in cash. This sale closed on October 31, 2018. In November 2018, Meredith entered into a definitive agreement to sell the Fortune brand to an unrelated third party for $150.0 million in cash. This sale is expected to close in calendar 2018. Management expects sales of the remaining brands and Viant to close during fiscal 2019.

In accordance with accounting guidance, a business that, on acquisition, or within a short period following the acquisition (usually within three months), meets the criteria to be classified as held-for-sale is considered a discontinued operation. As all of the required criteria for held-for-sale classification were met, the assets and liabilities related to these operations have been included as assets held-for-sale and liabilities associated with assets held-for-sale in the Condensed Consolidated Balance Sheets as of June 30, 2018 and September 30, 2018. The associated assets and liabilities that are deemed held-for-sale are classified as current based on the anticipated disposal date. The revenue and expenses, along with associated taxes, for these operations were included in the income from discontinued operations, net of income taxes line on the Condensed Consolidated Statements of Earnings. All discontinued operations relate to the national media segment.

The following table presents the major components which are included in assets held-for-sale and liabilities associated with assets held-for-sale (including the TIME, Sports Illustrated, Fortune, Money, and affiliated brands, and the investment in Viant):

(in millions)	September 30, 2018	June 30, 2018
Current assets
Cash and cash equivalents	$3.5	$2.3
Accounts receivable, net	76.6	94.6
Inventories	1.0	1.1
Other current assets	10.4	9.4

Total current assets	91.5	107.4
Net property, plant, and equipment	14.1	14.1
Other assets	1.6	1.0
Intangible assets, net	113.1	113.1
Goodwill	471.5	477.5

Total assets held-for-sale	$691.8	$713.1

Current liabilities
Accounts payable	$43.7	$45.2
Accrued expenses and other liabilities	11.7	15.1
Current portion of unearned revenues	103.9	109.4

Total current liabilities	159.3	169.7
Unearned revenues	26.6	28.0
Other noncurrent liabilities	0.6	0.7

Total liabilities associated with assets held-for-sale	$186.5	$198.4

The Company does not allocate interest to discontinued operations unless the interest is directly attributable to the discontinued operations or is interest on debt that is required to be repaid as a result of the disposal transaction. Interest expense included in discontinued operations reflects an estimate of interest expense related to the debt that will be repaid with the proceeds from the sale of the TIME, Sports Illustrated, Fortune, Money, and affiliated brands and the investment in Viant.

Amounts applicable to discontinued operations in the Condensed Consolidated Statements of Earnings are as follows:

Three months ended September 30, 2018
(In millions except per share data)
Revenues	$125.5
Costs and expenses	(117.6)
Interest expense	(6.6)

Earnings before income taxes	1.3
Income taxes	(0.3)

Income from discontinued operations, net of income taxes	$1.0

Earnings per share from discontinued operations
Basic	$0.02
Diluted	0.02

The discontinued operations did not have depreciation, amortization, or significant non-cash investing items for the three months ended September 30, 2018. Share based compensation expense related to discontinued operations of $0.5 million is included in the calculation of net cash provided by (used in) operating activities and capital expenditures of $2.2 million are included in cash provided by (used in) investing activities in the Condensed Consolidated Statements of Cash Flows for the three months ended September 30, 2018.

Dispositions

On July 1, 2017, Meredith’s national media segment sold a 70 percent interest in Charleston Tennis LLC, which operates the Family Circle Tennis Center, to an unrelated third party. In return, Meredith received $0.6 million in cash and a note receivable for $8.5 million. The note receivable was due in annual installments over a period of 8 years. At June 30, 2018, there was $3.2 million in unamortized discount and an allowance of $3.0 million recorded against the note. This transaction generated a gain of $3.3 million, which was recorded in the acquisition, disposition, and restructuring related activities line of the Condensed Consolidated Statements of Earnings. Of this gain, $1.0 million related to the remeasurement of the retained investment. As Meredith retained a 30 percent interest, had a seat on the board, and had approval rights over certain limited matters, Meredith accounted for this investment under the equity method of accounting.

In September 2018, Meredith sold its remaining 30 percent interest in Charleston Tennis LLC to an unrelated third party. In return, Meredith received cash of $13.3 million, of which $5.1 million was for the Company’s remaining 30 percent interest and $8.2 million was repayment of the principal and interest accrued on the note receivable received upon the Company’s sale of a 70 percent interest in July 2017. The Company recognized a gain on the sale of $10.4 million, of which $4.1 million represented a gain on our 30 percent interest and is recorded in the non-operating income, net line of the Condensed Consolidated Statements of Earnings, while the remainder is recorded in the acquisition, disposition, and restructuring related activities line of the Condensed Consolidated Statement of Earnings, as such represents recovery of a previously impaired note receivable.

5.	Intangible Assets and Goodwill

Intangible assets consisted of the following:

	September 30, 2018			June 30, 2018
(In millions)	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Intangible assets subject to amortization
National media
Advertiser relationships	$213.4	$(49.0)	$164.4	$212.3	$(41.1)	$171.2
Publisher relationships	125.0	(11.9)	113.1	125.0	(7.4)	117.6
Partner relationships	95.0	(10.6)	84.4	95.0	(6.6)	88.4
Customer relationships	67.5	(22.0)	45.5	67.5	(14.0)	53.5
Other	22.0	(12.8)	9.2	22.0	(11.9)	10.1
Local media
Network affiliation agreements	229.3	(150.3)	79.0	229.3	(148.6)	80.7
Advertiser relationships	12.5	(2.8)	9.7	25.0	(3.5)	21.5
Retransmission agreements	27.9	(16.0)	11.9	27.9	(14.9)	13.0
Other	1.7	(0.9)	0.8	1.7	(0.8)	0.9

Total	$794.3	$(276.3)	518.0	$805.7	$(248.8)	556.9

Intangible assets not subject to amortization
National media
Trademarks			765.3			765.3
Internet domain names			7.8			7.8
Local media
FCC licenses			675.2			675.2

Total			1,448.3			1,448.3

Intangible assets, net			$1,966.3			$2,005.2

Amortization expense was $38.8 million and $4.7 million for the three months ended September 30, 2018 and 2017, respectively. Annual amortization expense for intangible assets is expected to be as follows: $155.0 million in fiscal 2019, $140.3 million in fiscal 2020, $86.9 million in fiscal 2021, $41.0 million in fiscal 2022, and $39.0 million in fiscal 2023.

Changes in the carrying amount of goodwill were as follows:

Three months ended September 30,	2018			2017
(In millions)	National Media	Local Media	Total	National Media	Local Media	Total
Balance at beginning of period
Goodwill	$1,800.0	$115.8	$1,915.8	$943.8	$80.6	$1,024.4
Accumulated impairment losses	—	—	—	(116.9)	—	(116.9)

Total goodwill	1,800.0	115.8	1,915.8	826.9	80.6	907.5

Activity during the period
Acquisition adjustments	10.9	—	10.9	0.1	—	0.1

Balance at end of period
Goodwill	1,810.9	115.8	1,926.7	943.9	80.6	1,024.5
Accumulated impairment losses	—	—	—	(116.9)	—	(116.9)

Total goodwill	$1,810.9	$115.8	$1,926.7	$827.0	$80.6	$907.6

6.	Restructuring Accrual

During fiscal 2018 and the first quarter of 2019, management committed to and continued to execute upon several performance improvement plans, including those related to the integration of Time as well as other smaller restructurings.

As part of the Company’s plan to realize cost synergies from the Time acquisition, management committed to a performance improvement plan to reduce headcount, which is anticipated to be substantially complete by January 2019. In addition to the Time acquisition related plan under which restructuring costs continue to be incurred in fiscal 2019, additional performance improvement plans were made and executed upon in the first quarter of fiscal 2019 related to the strategic decisions to merge Cooking Light magazine with EatingWell, transition Coastal Living from a subscription magazine to a special interest publication, to consolidate much of our local media’s digital advertising functions with MNI Targeted Media, and to outsource newsstand sales and marketing operations. The first quarter fiscal 2019 performance improvement plans affected approximately 250 people, approximately 175 in the national media segment, approximately 25 in the local media segment, and the remainder in unallocated corporate. In connection with these plans, in the first quarter of fiscal 2019 the Company recorded pre-tax restructuring charges of $12.5 million for severance and related benefit costs related to the involuntary termination of employees. These costs are recorded in the acquisition, disposition, and restructuring related activities line of the Condensed Consolidated Statements of Earnings.

Details of the severance and related benefit costs by segment for this performance improvement plan are as follows:

For the three months ended September 30, 2018	Amount Accrued in the Period	Total Amount Expected to be Incurred
(in millions)
National media	$6.0	$7.0
Local media	1.5	1.5
Unallocated Corporate	5.0	6.5

	$12.5	$15.0

Details of changes in the Company’s restructuring accrual are as follows:

	Employee Terminations	Other Exit Costs	Total	Employee Terminations
Three months ended September 30,	2018	2018	2018	2017
(In millions)
Balance at beginning of period	$101.3	$6.3	$107.6	$8.7
Accruals	12.5	10.1	22.6	—
Cash payments	(20.7)	(9.4)	(30.1)	(3.0)
Other accruals	(0.5)	—	(0.5)	—
Reversal of excess accrual	(2.9)	(0.7)	(3.6)	—

Balance at end of period	$89.7	$6.3	$96.0	$5.7

As of September 30, 2018, of the $96.0 million liability, $91.4 million was classified as current liabilities on the Condensed Consolidated Balance Sheet, with the remaining $4.6 million classified as noncurrent liabilities. Amounts classified as noncurrent liabilities are expected to be paid through 2020 and relate primarily to severance costs.

7.	Long-term Debt

Long-term debt consisted of the following:

	September 30, 2018			June 30, 2018
(In millions)	Principal Balance	Unamortized Discount and Debt Issuance Costs	Carrying Value	Principal Balance	Unamortized Discount and Debt Issuance Costs	Carrying Value
Variable-rate credit facility
Senior credit facility term loan, due 1/31/2025	$1,595.5	$(32.3)	$1,563.2	$1,795.5	$(33.4)	$1,762.1
Revolving credit facility of $350 million, due 1/31/2023	—	—	—	—	—	—
Senior Unsecured Notes
6.875% senior notes, due 2/1/2026	1,400.0	(25.8)	1,374.2	1,400.0	(26.5)	1,373.5

Total long-term debt	2,995.5	(58.1)	2,937.4	3,195.5	(59.9)	3,135.6
Current portion of long-term debt	—	—	—	(18.0)	0.3	(17.7)

Long-term debt	$2,995.5	$(58.1)	$2,937.4	$3,177.5	$(59.6)	$3,117.9

The variable-rate senior credit facility term loan (Term Loan B) matures in 2025 and was originally scheduled to amortize at 1.0 percent per annum in equal quarterly installments until the final maturity date, at which time the remaining principal and interest are due and payable. However, $200.0 million was paid on the Term Loan B in the first quarter of fiscal 2019, therefore, there are no future amortization requirements under the credit agreement. The original interest rate under the Term Loan B was based on the London Interbank Offered Rate (LIBOR) plus a spread of 3.0 percent. The Company repriced the Term Loan B effective October 26, 2018. The new interest rate under the Term Loan B is based on LIBOR plus a spread of 2.75 percent as of the repricing date until maturity. In addition, when the Company’s leverage ratio drops below 2.25 to 1, the spread will decrease to 2.50 percent.

8.	Income Taxes

For the first quarter of fiscal 2019, Meredith recorded tax expense on earnings from continuing operations of $3.6 million for an effective tax rate of 18.4 percent. In the prior year first quarter, the Company recorded income tax expense of $18.3 million for an effective tax rate of 35.4 percent. The effective tax rate for the three months ended September 30, 2018, was lower than the prior-year quarter primarily due to reduction in the statutory federal tax rate resulting from the Tax Cuts and Jobs Act of 2017 (Tax Reform Act).

In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, which provides guidance regarding how a company is to reflect provisional amounts when necessary information is not yet available, prepared, or analyzed sufficiently to complete its accounting for the effect of the changes in the Tax Reform Act. The Company accounted for the effects of the Tax Reform Act in the its fiscal 2018 second quarter. During the quarter ended September 30, 2018, the Company did not make any adjustments to the provisional estimates previously recorded as a result of the Tax Reform Act. The Company continues to assess new guidance issued by tax authorities as well as the Company’s ability to change certain methods of accounting and expects to finalize the accounting for the provision of the Tax Reform Act within the measurement period.

9.	Commitments and Contingencies

Lease Guarantee

In March 2018, the Company sold Time Inc. (UK) Ltd. (TIUK), a United Kingdom (U.K.) multi-platform publisher. In connection with the sale of TIUK, the Company recognized a liability in other liabilities in connection with a lease of office space in the U.K. through December 31, 2025, which is guaranteed by Time. The lease guarantee liability is being amortized into earnings over the life of the lease. The carrying value of the lease guarantee was $8.5 million at September 30, 2018. The Company is only obligated to pay for the lease guarantee in the event that TIUK fails to perform under the lease agreement. If TIUK fails to perform under the lease agreement, the maximum lease guarantee obligation for which the Company would be liable is approximately $76.0 million as of September 30, 2018. The Company has assessed that it is unlikely that TIUK will not perform its obligations under the lease.

Legal Proceedings

In the ordinary course of business, we are defendants in or parties to various legal claims, actions, and proceedings. These claims, actions and proceedings are at varying stages of investigation, arbitration, or adjudication, and involve a variety of areas of law. Time, which is now a wholly-owned subsidiary, previously reported on, and the Company updates below, the following legal proceedings.

On October 26, 2010, the Canadian Minister of National Revenue denied the claims by Time Inc. Retail (formerly Time/Warner Retail Sales & Marketing, Inc.) (TIR) for input tax credits in respect of goods and services tax that TIR had paid on magazines it imported into and had displayed at retail locations in Canada during the years 2006 to 2008, on the basis that TIR did not own those magazines and issued Notices of Reassessment in the amount of approximately C$52.0 million. On January 21, 2011, TIR filed an objection to the Notices of Reassessment with the Chief of Appeals of the Canada Revenue Agency (CRA), arguing that TIR claimed input tax credits only in respect of goods and services tax it actually paid and, regardless of whether its payment of the goods and services tax was appropriate or in error, it is entitled to a rebate for such payments. On September 13, 2013, TIR received Notices of Reassessment in the amount of C$26.9 million relating to the disallowance of input tax credits claimed by TIR for goods and services tax that TIR had paid on magazines it imported into and had displayed at retail locations in Canada during the years 2009 to 2010. On October 22, 2013, TIR filed an objection to the Notices of Reassessment received on September 13, 2013 with the Chief of Appeals of the CRA, asserting the same arguments made in the objection TIR filed on January 21, 2011. Beginning in 2015, the collections department of the CRA requested payment of both assessments plus accrued interest or the posting of sufficient security. In each instance, TIR responded by stating that collection should remain stayed pending resolution of the issues raised by TIR’s objection. On February 8, 2016, the Company filed an application for a remission order with the International Trade Policy Division of Finance Canada to seek relief from the assessments and the CRA’s collection efforts. The matter is currently subject to a proceeding in the Tax Court of Canada to resolve the issue of whether TIR or the publishers are entitled to the input tax credits. On March 31, 2017, the Company and the CRA jointly proposed a timetable for the completion of certain pre-trial steps related to this matter, which was approved by the Tax Court. In accordance with the timetable, on April 28, 2017, TIR filed an Amended Notice of Appeal of the assessments. In June 2017, the CRA filed a Reply to TIR’s Amended Notice of Appeal and the Company filed an answer to the CRA reply in July 2017. The parties are currently engaged in discovery. The Company denies liability and intends to vigorously defend itself and pursue all defenses available to eliminate or mitigate liability.

In July 2017 and November 2017, Time received subpoenas from the Enforcement Division of the staff of the SEC requiring Time to provide documents relating to its accounting for goodwill and asset impairments, restructuring and severance costs, and its analysis and reporting of Time’s segments. The Company is cooperating with the SEC in the investigation. Management cannot at this time predict the eventual scope or outcome of this matter.

We establish an accrued liability for specific matters, such as a legal claim, when the Company determines that both a loss is probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters. In view of the inherent difficulty of predicting the outcome of litigation, claims and other matters, we often cannot predict what the eventual outcome of a pending matter will be, or what the timing or results of the ultimate resolution of a matter will be. Accordingly, for the matters described above, we are unable to predict the outcome or reasonably estimate a range of possible loss.

10.	Fair Value Measurements

We estimated the fair value of our financial instruments using available market information and valuation methodologies we believe to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts we would realize upon disposition.

The fair value hierarchy consists of three broad levels of inputs that may be used to measure fair value, which are described below:

•	Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

•	Level 3	Assets or liabilities for which fair value is based on valuation models with significant unobservable pricing inputs and which result in the use of management estimates.

The following table sets forth the carrying value and the estimated fair value of the Company’s financial instruments not measured at fair value on a recurring basis:

	September 30, 2018		June 30, 2018
(In millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Broadcast rights payable	$28.9	$26.5	$29.7	$27.4
Total long-term debt	2,937.4	3,053.0	3,135.6	3,179.8

The fair value of broadcast rights payable was determined utilizing Level 3 inputs. The fair value of total long-term debt is based on information obtained from a non-active market, therefore is included as a Level 2 measurement.

The following table sets forth the assets and liabilities measured at fair value on a recurring basis:

(In millions)	September 30, 2018	June 30, 2018
Accrued expenses and other liabilities
Contingent consideration	$5.1	$24.6
Deferred compensation plans	9.5	8.4
Other noncurrent liabilities
Contingent consideration	0.9	0.8
Deferred compensation plans	18.6	21.0

The fair value of deferred compensation plans is derived from quotes from observable market information, and thus represents a Level 2 measurement. The fair value of contingent consideration is based on significant inputs not observable in the market and thus represent a Level 3 measurement.

Details of changes in the Level 3 fair value of contingent consideration and corporate airplanes that were held-for-sale are as follows:

Three months ended September 30,	2018	2017
(in millions)
Contingent consideration
Balance at beginning of period	$25.4	$34.2
Payments	(19.3)	(4.0)
Change in present value of contingent consideration	(0.1)	(0.2)

Balance at end of period	$6.0	$30.0

Corporate airplanes, held-for-sale
Balance at beginning of period	$—	$1.9
Sale of corporate airplanes	—	(1.9)

Balance at end of period	$—	$—

The fair value adjustment of contingent consideration is the change in the estimated earn out payments based on projections of performance and the amortization of the present value discount. The fair value adjustment of contingent consideration is included in selling, general, and administrative line on the Condensed Consolidated Statements of Earnings.

The Company had two corporate airplanes which were marked to fair value in fiscal 2016 when the Company committed to a plan to sell them. The final sale took place in the first quarter of fiscal 2018.

11.	Revenue Recognition

Meredith disaggregates revenue from contracts with customers by types of goods and services. A reconciliation of disaggregated revenue to segment revenue (as provided in Note 15) is as follows.

Three months ended September 30, 2018	National Media	Local Media	Intersegment Elimination	Total
(In millions)
Advertising related
Print	$182.7	$—	$—	$182.7
Non-political spot	—	74.9	—	74.9
Political spot	—	36.1	—	36.1
Digital	84.6	3.9	—	88.5
Third party sales	17.1	24.0	(0.6)	40.5

Total advertising related	284.4	138.9	(0.6)	422.7

Consumer related
Subscription	135.9	—	—	135.9
Retransmission	—	73.3	—	73.3
Newsstand	39.0	—	—	39.0
Affinity marketing	23.3	—	—	23.3
Licensing	23.7	—	—	23.7
Digital consumer driven	6.0	—	—	6.0

Total consumer related	227.9	73.3	—	301.2

Other
Projects based	9.4	—	—	9.4
Other	21.2	2.2	—	23.4

Total other	30.6	2.2	—	32.8

Total revenues	$542.9	$214.4	$(0.6)	$756.7

As a result of the adoption of ASC 606, we have determined that certain barter revenue and expense will no longer be recognized. As a result, $1.9 million of the current portion of broadcast rights and the current portion of broadcast rights payable and $8.2 million of the noncurrent portion of broadcast rights and the noncurrent portion of broadcast rights payable were written off. Other impacts from the adoption of ASC 606 on the condensed consolidated financial statements were immaterial.

CONTRACT BALANCES

The timing of Meredith’s performance under its various contracts often differs from the timing of the customer’s payment, which results in the recognition of a contract asset or a contract liability. A contract asset is recognized when a good or service is transferred to a customer and the Company does not have the contractual right to bill for the related performance obligations. A contract liability is recognized when consideration is received from the customer prior to the transfer of goods or services. Current portion of contract liabilities were $360.9 million at July 1, 2018 and $360.5 million at September 30, 2018, and are presented as current portion of unearned revenues on the Condensed Consolidated Balance Sheets. Noncurrent contract liabilities were $124.1 million and $155.6 million at July 1, 2018 and September 30, 2018, respectively, and are reflected as unearned revenues on the Condensed Consolidated Balance Sheets. Substantially all of the $135.9 million of subscription revenue recognized in the three months ended September 30, 2018, was in contract liabilities at the beginning of the period. An additional $1.6 million of revenue recognized in the first quarter of fiscal 2019 was related to the liability balance as of the beginning of the period.

NATURE OF PERFORMANCE OBLIGATIONS

At contract inception, Meredith assesses the obligations promised in its contracts with customers and identifies a performance obligation for each promise to transfer a good or service or bundle that is distinct. To identify the performance obligations, the Company considers all the promises in the contract, whether explicitly stated or implied based on customary business practices. For a contract that has more than one performance obligation, the Company allocates the total contract consideration to each distinct performance obligation on a relative standalone selling price basis. Revenue is recognized when, or as, the performance obligations are satisfied and control is transferred to the customer.

Print Advertising—The Company provides advertisement placements in print media directly to advertisers or through advertising agencies. The Company’s performance obligations related to print advertising are satisfied when the magazine in which an advertisement appears is published, which is defined as an issue’s on-sale date. The customer is invoiced the agreed-upon price when the advertisements are published under normal industry trade terms. The agreed upon price is adjusted for estimated provisions for rebates, rate adjustments, and discounts. As part of the Company’s customary business practices, print advertising contracts include guaranteed circulation levels of magazines, referred to as rate base, and a number of sales incentives to its customers including volume discounts, rebates, bonus pages, etc. For all such contracts that include these types of variable consideration, the Company estimates such when determining the transaction price.

Non-political and Political Spot Advertising—The Company sells commercial time directly to political and non-political advertisers or through advertising agencies. The Company’s performance obligations related to spot advertising are satisfied when the advertisement is aired by the broadcasting station. Rates for spot advertising are influenced primarily by the market size, number and type of competitors, audience share, and audience demographics. The customer is invoiced the agreed-upon price at the end of the month in which the advertisements were aired under normal trade terms. Political spot advertisements require payment in advance of airing. The agreed upon price may be adjusted for estimated provisions for rebates, rate adjustments, and discounts. As part of the Company’s customary business practices, broadcast television advertising contracts may include gross rating points goals and/or sales incentives to its customers. For all such contracts that include these types of variable consideration, the Company estimates the variable consideration and factors in such an estimate when determining the transaction price.

Digital Advertising—The Company sells digital advertising inventory on its websites directly to advertisers or through advertising agencies. The Company’s performance obligations related to digital advertising are generally satisfied when the advertisement is run on owned or operated websites. The price for digital advertising is determined by an agreed-upon pricing model such as CPC (cost per click), CPM (cost per 1,000 impressions), or flat fees. Revenue from sale of digital advertising space is recognized when the advertisements are delivered based on the respective pricing model or ratably over the contract period for flat fee advertisements. The customer is invoiced the agreed-upon price in the month following the month that the advertisements are delivered with normal trade terms. The agreed upon price is adjusted for estimated provisions for rebates, rate adjustments, and discounts. As part of the Company’s customary business practices, digital advertising contracts may include a guaranteed number of impressions and sales incentives to its customers including volume discounts, rebates, value added impressions, etc. For all such contracts that include these types of variable consideration, the Company estimates the variable consideration and factors in such an estimate when determining the transaction price.

Third-Party Sales—The Company sells a variety of advertising products to our advertising customers that are placed on third-party platforms. The Company’s performance obligations related to these sales are generally satisfied, and revenue is recognized, when the advertisement is run by the third parties, or a print product is placed on-sale, due to our obligation to reach a targeted audience demographic. The transaction price represents the cost of the purchased media plus a mark-up. The customer is invoiced the agreed-upon price shortly after the advertisements appear under normal trade terms. The agreed upon price is adjusted for estimated provisions for rebates, rate adjustments, and discounts. As part of the Company’s customary business practices, contracts may include guaranteed audience targets and a number of sales incentives to its customers including volume discounts, rebates, value added impressions, etc. For all such contracts that include these types of variable consideration, the Company estimates the variable consideration in determining the transaction price.

Subscription—Meredith sells magazines, books, and online memberships to consumers through subscriptions. Each copy of a magazine and book is determined to be a distinct performance obligation that is satisfied when the publication is sent to the customer. Each online membership is determined to be a distinct performance obligation that is satisfied over the membership period, not exceeding twelve months. The majority of the Company’s subscription sales are prepaid at the time of order. Subscriptions may be canceled at any time for a refund of the price paid for remaining issues. As the contract may be canceled at any time for a full refund of the unserved copies or remaining membership period, the contract term is determined to be on an issue-to-issue basis, for magazines and books, and month-by-month for online memberships, as these contracts do not have substantive termination penalties. Revenues from subscriptions are deferred and recognized proportionately as subscribers are served. Some magazine subscription offers contain more than one magazine title in a bundle. Meredith allocates the total contract consideration to each distinct performance obligation, or magazine title, based on a standalone-selling price basis.

Retransmission—Meredith’s local media segment has entered into agreements with cable, satellite, and telecommunications service providers for licenses to access Meredith’s television station signals for retransmission. These licenses are functional licenses under which revenue is recognized at a point-in-time when access to the completed content is granted to the service provider. The transaction price for retransmission agreements generally are on a per subscriber basis. The recognition pattern for retransmission contracts mirrors over-time revenue recognition as Meredith delivers the signal to the service provider, which represents completed content, on an on-going basis during the license period.

Newsstand—Meredith sells single copy magazines, or bundles of single copy magazines, to wholesalers for ultimate resale on newsstands primarily at major retailers and grocery/drug stores, and in digital form on tablets and other electronic devices. Publications sold to magazine wholesalers are sold with the right to receive credit from the Company for magazines returned to the wholesaler by retailers. Revenue is recognized on the issue’s on-sale date as the date aligns most closely with the date that control is transferred to the customer. The Company bases its estimates for returns on historical experience and current marketplace conditions.

Affinity Marketing—Meredith partners with third parties to market and place magazine subscriptions for both Meredith titles and third-party publisher magazine titles. Meredith acts as an agent in sales of third-party magazine subscriptions and recognizes revenue in the net amount of consideration retained after paying the third-party publishers. Meredith assumes credit risk related to refunds on these sales, for which a reserve is established. The reserve is based on historical statistics at the time the cash is collected, which is after a risk-free trial period is over. Revenue from the acquisition of a subscriber is recognized when the subscriber name has been provided to the publisher and after any risk-free trial period has expired, if applicable.

Licensing—Meredith has entered into various licensing agreements that provide third-party partners the right to utilize the Company’s intellectual property. Licensing agreements include both symbolic and functional licenses. Symbolic licenses include direct-to-retail partnerships that create branded products based on our national media brands, a branded real estate program, and international magazine partnerships. Functional licenses in national media consist of content licensing. Revenues from symbolic licenses are in the form of a royalty based on the sale or usage of the branded product, which is recognized over time at the later of when the sale or use occurs, under the sales or usage-based royalty exception. Revenues from functional licenses are recognized at a point-in-time when access to the completed content is granted to the partner.

Digital Consumer Driven—Various digital consumer products utilize Meredith brands to drive responses from individual customers resulting in the generation of revenue. Digital consumer driven revenue is primarily commission-based. It is earned as consumer responses are generated through various programs and delivered to the program’s third-party sponsor. Revenue is recognized at the point-in-time Meredith has fully satisfied the obligations to the third-party sponsor.

Projects Based—Meredith’s national media segment contains several business lines that are business-to-business and project based. Such revenue may relate to any one or combination of the following activities; custom publishing, content strategy and development, email marketing, social media, database marketing, and search engine optimization. The products and services delivered under these contracts are customized to each client and therefore, do not have alternative uses to Meredith or other clients. As a result, revenue under such contracts are generally recognized over time based on project milestones until the delivery of the final product to the customer.

Other—Other revenue primarily includes revenues derived from third-party magazine fulfillment and third-party newsstand sales and marketing support, both of these services are expected to cease by the end of the fiscal year. The remaining revenues within this category are management fees and revenues from other small programs, which are generally recognized at a point-in-time as the performance obligations are transferred to the customer.

SIGNIFICANT JUDGMENTS—TIMING OF SATISFACTION OF PERFORMANCE OBLIGATIONS

Point-in-Time Performance Obligations—For performance obligations related to sales of print, political and non-political spot, and certain digital advertising space, the Company determines that the customer can direct the use of and obtain substantially all the benefits from the advertising products on the issue’s on-sale date, when aired by the broadcasting station, or as the digital impressions are served. For performance obligations related to sales of magazines through subscriptions, the customer obtains control when each magazine issue is mailed to the customer on or before the issue’s on-sale date. For sales of single copy magazines on newsstands, revenue is recognized on the issue’s on-sale date as the date aligns most closely with the date that control is transferred to the customer. Exclusive content licensing is a functional license under which revenue is recognized at a point-in-time when the access is granted to the customer as that is the point at which the customer gains access to completed content. Retransmission agreements also represent a functional license and are recognized at a point-in-time. However, as the content licensed is continuously added, the revenue recognition pattern mimics an over-time recognition.

Finally, revenue from acquisition of subscribers to non-Meredith magazine titles by our affinity marketers is recognized at a point-in-time, once the subscriber name has been provided to the third-party publisher. Similarly, revenue from commission-based digital consumer generated sources is recognized at a point-in-time once Meredith has fulfilled its obligation to connect a consumer to a third-party product or service.

Determining when control transfers requires management to make judgments that affect the timing of revenue recognized. The Company has determined that recognition of revenue at a point-in-time for these products and services provides a faithful depiction of the transfer of control to the customer.

Over-Time Performance Obligations—For performance obligations related to sales of project based and certain digital advertising space, the Company transfers control and recognizes revenue over time by measuring progress towards complete satisfaction using the most appropriate method, i.e. either the “Input Method” or the “Output Method.”

For performance obligations related to digital advertising, the Company satisfies its performance obligations on some flat-fee digital advertising placements over time using a time-elapsed output method.

Determining a measure of progress requires management to make judgments that affect the timing of revenue recognized. The Company has determined that the above method provides a faithful depiction of the transfer of goods or services to the customer. For performance obligations recognized using a time-elapsed output method, the Company’s efforts are expended evenly throughout the period.

We made various judgments that affect the amount and timing of revenue from contracts with customers. Our judgments exercised in determining the transaction price and satisfaction of performance obligations are discussed within this note.

Determining the Transaction Price—Certain advertising contracts contain variable components of the transaction price, such as volume discounts and rebates. Meredith has sufficient historical data and has established processes to reliably estimate these variable components of the transaction price.

Certain spot advertising contracts contain a guarantee of ratings performance that requires Meredith to compensate the advertiser with additional advertising if the guaranteed ratings are not met. Meredith has established a reserve based on the rating points due advertisers at the end of each fiscal quarter valued at the average market cost per point.

The Company typically does not offer any type of variable consideration in standard magazine subscription contracts. For these contracts, the transaction price is fixed upon establishment of the contract that contains the final terms of the sale including description, quantity and price of each subscription purchased. Therefore, the Company does not estimate variable consideration or perform a constraint analysis for these contracts.

A right of return exists for newsstand contracts. Meredith has sufficient historical data to estimate the final amount of returns and reduces the transaction price at contract inception for the expected return reserve.

Revenue from symbolic licenses is based on a percentage of revenue generated through the sale of the branded products representing a sales-or-usage-based royalty. Therefore, revenue is recorded based on actual results at the later of when the sale or usage occurs rather than estimated at contract inception. Revenue under contracts that contain minimum guarantees to be paid by the retailer to Meredith is recognized straight line each month until the royalty exceeds the guarantee at which time the excess is recognized. There is no variable consideration related to functional licenses.

Variable consideration related to project based revenue is limited to discounts for overages and reimbursement of out of pocket costs that are not separable from the performance obligation. Both are evaluated or estimated at contract inception and throughout the contract, based on similar projects and historical experience and are considered in the transaction price.

Meredith’s contracts for affinity marketing, and digital consumer generated revenue do not contain variable consideration.

Meredith’s contracts do not have significant financing components.

Estimating Standalone Selling Prices—For contracts that contain multiple performance obligations, the Company allocates the transaction price to each performance obligation on a relative standalone selling price basis. The standalone selling price is the price at which the Company would sell a promised good or service separately to the customer. In situations in which an obligation is bundled with other obligations and the total amount of consideration does not reflect the sum of individual observable prices, the Company allocates the discount to (1) a single obligation if the discount is attributable to that obligation or (2) prorates across all obligations if the discount relates to the bundle. When standalone selling price is not directly observable, the Company estimates and considers all the information that is reasonably available to the Company, including market conditions, entity-specific factors, customer information, etc. The Company maximizes the use of observable inputs and applies estimation methods consistently in similar circumstances.

Measuring Obligations for Returns and Refunds—The Company accepts product returns in some cases. The Company establishes provisions for estimated returns concurrently with the recognition of revenue. The provisions are established based upon consideration of a variety of factors, including, among other things, recent and historical return rates for both specific products and distributors and the impact of any new product releases and projected economic conditions.

CONTRACT COSTS

Assets Recognized from Contract Costs—The Company recognizes an asset for the incremental costs of obtaining a contract with a customer, paid to external parties, if it expects to recover those costs. The Company has determined that sales commissions paid on all third party agent sales of subscriptions are direct and incremental and therefore meet the capitalization criteria. These capitalized costs are amortized as revenue is recognized or over the term of the agreement. Direct mail costs meet the requirements to be capitalized as assets if they are proven to be recoverable. As of September 30, 2018, the balances recognized from the costs incurred to obtain contracts with customers was $219.0 million, $116.4 million of which was recorded in current portion of subscription acquisition costs and $102.6 million was recorded in subscription acquisition costs on the Condensed Consolidated Balance Sheets. The amount of amortization that the Company recognized for the three-month period ended September 30, 2018, was $37.7 million. There were no impairments of contract assets recognized in the three-month period ended September 30, 2018.

12.	Pension and Postretirement Benefit Plans

The following table presents the components of net periodic benefit costs for Meredith’s pension and postretirement benefit plans:

Three months ended September 30,	2018	2017
(In millions)
Domestic Pensions Benefits
Service cost	$2.9	$3.3
Interest cost	1.6	1.5
Expected return on plan assets	(2.4)	(2.7)
Prior service cost amortization	0.1	0.1
Actuarial loss amortization	0.5	0.5

Net periodic benefit costs	$2.7	$2.7

International Pensions Benefits
Interest cost	$4.3	$—
Expected return on plan assets	(8.0)	—

Net periodic benefit credit	$(3.7)	$—

Postretirement Benefits
Interest cost	$0.1	$0.1
Prior service credit amortization	—	(0.1)
Actuarial gain amortization	(0.1)	(0.1)

Net periodic benefit credit	$—	$(0.1)

The components of net periodic benefit credit, other than the service cost component, are included in Non-operating income, net on the accompanying Condensed Consolidated Statements of Earnings.

The amortization of amounts related to unrecognized prior service costs and net actuarial gain/loss was reclassified out of other comprehensive income as components of net periodic benefit costs.

13.	Redeemable Series A Preferred Stock

Meredith has outstanding 650,000 shares of perpetual convertible redeemable non-voting Series A preferred stock (the Series A preferred stock). The Series A preferred stock becomes convertible on January 31, 2025, the seventh anniversary of the issuance date. Therefore, no shares were converted in the first quarter of fiscal 2019.

14.	Earnings (Loss) Per Common Share

The following table presents the calculations of basic earnings (loss) per common share:

Three months ended September 30,	2018	2017
(In millions except per share data)
Net earnings	$17.0	$33.4
Participating warrant dividend	(0.9)	—
Preferred stock dividend	(14.0)	—
Accretion of redeemable, convertible Series A preferred stock	(4.3)	—
Other securities dividends	(0.4)	—

Basic earnings (loss) attributable to common shareholders	$(2.6)	$33.4

Weighted average common shares outstanding	45.1	44.8
Basic earnings (loss) per common share	$(0.06)	$0.75

Diluted earnings (loss) per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effects of these share-based awards were computed using the two-class method.

Three months ended September 30,	2018	2017
(In millions except per share data)
Basic weighted-average common shares outstanding	45.1	44.8
Dilutive effect of stock options and equivalents	—	0.8

Diluted weighted-average shares outstanding	45.1	45.6

Diluted earnings (loss) attributable to common shareholders	$(2.6)	$33.4
Diluted earnings (loss) per common share	(0.06)	0.73

For the three months ended September 30, 2018, 0.7 million convertible preferred shares, 1.6 million warrants, 0.2 million options, 0.3 million common stock equivalents, and 0.2 million shares of restricted stock were not included in the computation of dilutive loss per share. These securities have an antidilutive effect on the loss per share calculation (the diluted loss per share becoming less negative than the basic loss per share). Therefore, these securities are not taken into account in determining the weighted average number of shares for the calculation of diluted loss per share for the three months ended September 30, 2018.

For the three months ended September 30, 2018 and 2017 antidilutive options excluded from the above calculations totaled 2.7 million (with a weighted average exercise price of $63.24) and 0.5 million (with a weighted average exercise price of $56.14), respectively.

In the three months ended September 30, 2018, a minimal number of options were exercised to purchase common shares while 0.3 million options were exercised to purchase common shares in the three months ended September 30, 2017.

15.	Financial Information about Industry Segments

Meredith is a diversified media company that utilizes multiple platforms, including broadcast television, print, digital, mobile and video, to deliver the content consumers desire and to deliver the messages of advertising and marketing partners. On the basis of products and services, the Company has established two reportable segments: national media and local media. There have been no changes in the basis of segmentation since June 30, 2018. There have been no material intersegment transactions.

There are two principal financial measures reported to the chief executive officer (the chief operating decision maker) for use in assessing segment performance and allocating resources. Those measures are operating profit and earnings before interest, taxes, depreciation, and amortization (EBITDA). Operating profit for segment reporting, disclosed below, is revenues less operating costs excluding unallocated corporate expenses. Segment operating expenses include allocations of certain centrally incurred costs such as employee benefits, occupancy, information systems, accounting services, internal legal staff, and human resources administration. These costs are allocated based on actual usage or other appropriate methods, primarily number of employees. Unallocated corporate expenses are corporate overhead expenses not directly attributable to the operating groups. In accordance with authoritative guidance on disclosures about segments of an enterprise and related information, EBITDA is not presented below.

The following table presents financial information by segment:

Three months ended September 30,	2018	2017
(In millions)
Revenues
National media	$542.9	$239.0
Local media	214.4	153.8

Total revenues, gross	757.3	392.8
Intersegment revenue elimination	(0.6)	—

Total revenues	$756.7	$392.8

Segment profit
National media	$17.6	$27.5
Local media	67.5	40.3
Unallocated corporate	(31.4)	(11.6)

Income from operations	53.7	56.2
Non-operating income, net	7.3	0.6
Interest expense, net	(41.4)	(5.1)

Earnings from continuing operations before income taxes	$19.6	$51.7

Depreciation and amortization
National media	$52.3	$4.0
Local media	9.1	8.0
Unallocated corporate	2.3	0.6

Total depreciation and amortization	$63.7	$12.6

16.	Issuer, Guarantor and Non-Guarantor Condensed Consolidating Financial Information

The 2026 Senior Notes are general unsecured senior obligations of Meredith Corporation (Parent Issuer) and are guaranteed on a full, unconditional, joint, and several basis, by the combined “Guarantor Subsidiaries.” Other subsidiaries (the Non-Guarantor Subsidiaries) largely represent the international operations of the Company and subsidiaries that have been disposed of prior to September 30, 2018, which do not guarantee the Senior Notes. Under the terms of the indentures, Meredith Corporation and the Guarantor Subsidiaries each fully and unconditionally, jointly and severally, guarantee the payment of interest, principal and premium, if any, on each of the notes included in the 2026 Senior Notes.

The following condensed consolidating financial information presents the condensed consolidated balance sheets as of September 30, 2018 and June 30, 2018, and the related condensed consolidated statements of comprehensive income and cash flows for the three months ended September 30, 2018 and 2017, for Meredith Corporation (Parent Issuer), Guarantor Subsidiaries, and Non-Guarantor Subsidiaries. The condensed consolidating financial information is presented using the equity method of accounting for all periods presented. The Guarantor Subsidiaries are presented on a combined basis. Elimination entries relate primarily to elimination of investments in subsidiaries and associated intercompany balances and transactions.

Meredith Corporation and Subsidiaries

Condensed Consolidated Balance Sheet

As of September 30, 2018

Assets	Meredith Corporation (Parent Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
(In millions)
Current assets
Cash and cash equivalents	$61.8	$57.5	$24.7	$—	$144.0
Accounts receivable, net	258.9	271.9	22.7	(0.6)	552.9
Inventories	31.4	18.8	0.1	—	50.3
Current portion of subscription acquisition costs	114.9	15.8	—	(14.3)	116.4
Current portion of broadcast rights	10.6	7.4	—	—	18.0
Assets held-for-sale	—	624.8	67.0	—	691.8
Other current assets	65.7	28.9	10.6	—	105.2

Total current assets	543.3	1,025.1	125.1	(14.9)	1,678.6
Net property, plant, and equipment	159.9	300.9	2.9	—	463.7
Subscription acquisition costs	82.2	20.4	—	—	102.6
Broadcast rights	7.6	1.8	—	—	9.4
Deferred income taxes	—	—	6.2	(6.2)	—
Other assets	62.5	7.9	199.4	—	269.8
Intangible assets, net	674.0	1,291.5	0.8	—	1,966.3
Goodwill	614.7	1,276.4	35.6	—	1,926.7
Intercompany receivable	90.0	8,131.8	7,849.0	(16,070.8)	—
Intercompany notes receivable	—	208.6	—	(208.6)	—
Investment in subsidiaries	3,682.6	1,051.0	—	(4,733.6)	—

Total assets	$5,916.8	$13,315.4	$8,219.0	$(21,034.1)	$6,417.1

Liabilities, Redeemable Convertible Preferred Stock, and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$—	$—	$—	$—	$—
Current portion of long-term broadcast rights payable	9.7	7.7	—	—	17.4
Accounts payable	60.5	75.2	26.3	(0.6)	161.4
Accrued expenses	95.8	242.3	5.9	—	344.0
Current portion of unearned revenues	190.1	174.1	7.2	(10.9)	360.5
Liabilities associated with assets held-for-sale	—	115.5	71.0	—	186.5

Total current liabilities	356.1	614.8	110.4	(11.5)	1,069.8
Long-term debt	2,937.4	—	—	—	2,937.4
Long-term broadcast rights payable	9.2	2.3	—	—	11.5
Unearned revenues	100.0	55.8	(0.2)	—	155.6
Deferred income taxes	215.2	224.6	—	(6.2)	433.6
Other noncurrent liabilities	92.8	90.8	19.7	—	203.3
Investment in subsidiaries	—	—	65.6	(65.6)	—
Intercompany payable	600.2	7,745.3	7,725.3	(16,070.8)	—
Intercompany notes payable	—	—	208.6	(208.6)	—

Total liabilities	4,310.9	8,733.6	8,129.4	(16,362.7)	4,811.2
Redeemable, convertible Series A preferred stock	526.9	—	—	—	526.9
Shareholders’ equity	1,079.0	4,581.8	89.6	(4,671.4)	1,079.0

Total liabilities, redeemable convertible preferred stock, and shareholders’ equity	$5,916.8	$13,315.4	$8,219.0	$(21,034.1)	$6,417.1

Meredith Corporation and Subsidiaries

Condensed Consolidated Balance Sheet

As of June 30, 2018

Assets	Meredith Corporation (Parent Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
(In millions)
Current assets
Cash and cash equivalents	$195.0	$202.8	$39.8	$—	$437.6
Accounts receivable, net	223.5	330.0	—	(11.5)	542.0
Inventories	23.6	20.5	0.1	—	44.2
Current portion of subscription acquisition costs	107.0	11.1	—	—	118.1
Current portion of broadcast rights	7.7	2.1	—	—	9.8
Assets held-for-sale	—	647.9	65.2	—	713.1
Other current assets	55.3	37.0	22.0	—	114.3

Total current assets	612.1	1,251.4	127.1	(11.5)	1,979.1
Net property, plant, and equipment	162.4	318.2	3.2	—	483.8
Subscription acquisition costs	57.1	4.0	—	—	61.1
Broadcast rights	16.9	2.0	—	—	18.9
Deferred income taxes	—	—	6.3	(6.3)	—
Other assets	60.4	5.4	197.5	—	263.3
Intangible assets, net	676.2	1,328.0	1.0	—	2,005.2
Goodwill	614.7	1,266.9	34.2	—	1,915.8
Intercompany receivable	11.8	8,086.1	7,773.2	(15,871.1)	—
Intercompany notes receivable	—	204.7	—	(204.7)	—
Investment in subsidiaries	3,844.5	1,050.6	—	(4,895.1)	—

Total assets	$6,056.1	$13,517.3	$8,142.5	$(20,988.7)	$6,727.2

Liabilities, Redeemable Convertible Preferred Stock, and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$17.7	$—	$—	$—	$17.7
Current portion of long-term broadcast rights payable	6.9	2.0	—	—	8.9
Accounts payable	67.2	95.0	44.0	(11.5)	194.7
Accrued expenses	142.6	263.0	4.6	—	410.2
Current portion of unearned revenues	171.5	180.3	7.7	0.9	360.4
Liabilities associated with assets held-for-sale	—	124.2	74.2	—	198.4

Total current liabilities	405.9	664.5	130.5	(10.6)	1,190.3
Long-term debt	3,117.9	—	—	—	3,117.9
Long-term broadcast rights payable	18.3	2.5	—	—	20.8
Unearned revenues	82.3	42.0	(0.2)	—	124.1
Deferred income taxes	209.5	233.8	—	(6.3)	437.0
Other noncurrent liabilities	99.4	97.8	19.8	—	217.0
Investment in subsidiaries	—	—	58.8	(58.8)	—
Intercompany payable	502.7	7,846.4	7,522.0	(15,871.1)	—
Intercompany notes payable	—	—	204.7	(204.7)	—

Total liabilities	4,436.0	8,887.0	7,935.6	(16,151.5)	5,107.1
Redeemable, convertible Series A preferred stock	522.6	—	—	—	522.6
Shareholders’ equity	1,097.5	4,630.3	206.9	(4,837.2)	1,097.5

Total liabilities, redeemable convertible preferred stock, and shareholders’ equity	$6,056.1	$13,517.3	$8,142.5	$(20,988.7)	$6,727.2

Meredith Corporation and Subsidiaries

Condensed Consolidated Statement of Comprehensive Income

For the Three Months Ended September 30, 2018

	Meredith Corporation (Parent Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
(In millions)
Revenues
Advertising related	$160.4	$261.1	$1.8	$(0.6)	$422.7
Consumer related	125.5	174.3	9.3	(7.9)	301.2
Other	8.1	64.3	6.3	(45.9)	32.8

Total revenues	294.0	499.7	17.4	(54.4)	756.7

Operating expenses
Production, distribution, and editorial	121.3	206.3	5.0	(46.5)	286.1
Selling, general, and administrative	136.7	196.9	7.8	(5.3)	336.1
Acquisition, disposition, and restructuring related activities	(5.8)	21.6	1.3	—	17.1
Depreciation and amortization	7.8	55.2	0.7	—	63.7

Total operating expenses	260.0	480.0	14.8	(51.8)	703.0

Income from operations	34.0	19.7	2.6	(2.6)	53.7
Non-operating income (expense), net	4.3	(0.9)	3.9	—	7.3
Interest income (expense), net	(42.4)	4.2	(3.2)	—	(41.4)

Earnings (loss) from continuing operations before income taxes	(4.1)	23.0	3.3	(2.6)	19.6
Income tax benefit (expense)	2.2	(6.0)	0.2	—	(3.6)

Earnings (loss) from continuing operations	(1.9)	17.0	3.5	(2.6)	16.0
Earnings (loss) from discontinued operations, net of income taxes	—	2.0	(1.0)	—	1.0

Earnings (loss) before equity income	(1.9)	19.0	2.5	(2.6)	17.0
Earnings (loss) from equity in subsidiaries	18.9	1.1	(6.8)	(13.2)	—

Net earnings (loss)	$17.0	$20.1	$(4.3)	$(15.8)	$17.0

Total comprehensive income (loss)	$15.1	$20.1	$(6.6)	$(13.5)	$15.1

Meredith Corporation and Subsidiaries

Condensed Consolidated Statement of Comprehensive Income

For the Three Months Ended September 30, 2017

	Meredith Corporation (Parent Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
(In millions)
Revenues
Advertising related	$157.4	$51.3	$0.5	$—	$209.2
Consumer related	126.4	21.2	2.0	—	149.6
Other	8.1	0.6	25.3	—	34.0

Total revenues	291.9	73.1	27.8	—	392.8

Operating expenses
Production, distribution, and editorial	119.9	26.6	10.1	—	156.6
Selling, general, and administrative	129.9	25.8	15.0	—	170.7
Acquisition, disposition, and restructuring related activities	(3.3)	—	—	—	(3.3)
Depreciation and amortization	8.8	3.7	0.1	—	12.6

Total operating expenses	255.3	56.1	25.2	—	336.6

Income from operations	36.6	17.0	2.6	—	56.2
Non-operating income, net	0.6	—	—	—	0.6
Interest expense, net	(4.1)	—	(1.0)	—	(5.1)

Earnings before income taxes	33.1	17.0	1.6	—	51.7
Income tax expense	(11.3)	(6.4)	(0.6)	—	(18.3)

Earnings before equity income	21.8	10.6	1.0	—	33.4
Earnings from equity in subsidiaries	11.6	—	—	(11.6)	—

Net earnings	$33.4	$10.6	$1.0	$(11.6)	$33.4

Total comprehensive income	$34.0	$10.6	$1.0	$(11.6)	$34.0

Meredith Corporation and Subsidiaries

Condensed Consolidated Statement of Cash Flows

For the Three Months Ended September 30, 2018

	Meredith Corporation (Parent Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
(In millions)
Cash flows from operating activities	$100.2	$10.0	$(146.2)	$—	$(36.0)

Cash flows from investing activities
Acquisition of and investments in businesses, net of cash acquired	(1.8)	—	—	—	(1.8)
Proceeds from disposition of assets, net of cash sold	13.1	—	0.3	—	13.4
Additions to property, plant, and equipment	(2.8)	(4.7)	—	—	(7.5)

Net cash provided by (used in) investing activities	8.5	(4.7)	0.3	—	4.1

Cash flows from financing activities
Repayments of long-term debt	(200.0)	—	—	—	(200.0)
Dividends paid	(39.8)	—	—	—	(39.8)
Purchases of Company stock	(3.2)	—	—	—	(3.2)
Proceeds from common stock issued	1.1	—	—	—	1.1
Payment of acquisition related contingent consideration	(19.3)	—	—	—	(19.3)
Net increase (decrease) in intercompany obligations	19.3	(150.6)	131.3	—	—

Net cash provided by (used in) financing activities	(241.9)	(150.6)	131.3	—	(261.2)

Effect of exchange rate changes on cash and cash equivalents	—	—	(1.7)	—	(1.7)
Change in cash held-for-sale	—	—	1.2	—	1.2

Net decrease in cash and cash equivalents	(133.2)	(145.3)	(15.1)	—	(293.6)
Cash and cash equivalents at beginning of period	195.0	202.8	39.8	—	437.6

Cash and cash equivalents at end of period	$61.8	$57.5	$24.7	$—	$144.0

Meredith Corporation and Subsidiaries

Condensed Consolidated Statement of Cash Flows

For the Three Months Ended September 30, 2017

	Meredith Corporation (Parent Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
(In millions)
Cash flows from operating activities	$65.4	$(49.2)	$34.4	$—	$50.6

Cash flows from investing activities
Acquisition of and investments in businesses, net of cash acquired	(1.0)	—	—	—	(1.0)
Proceeds from disposition of assets, net of cash sold	2.2	—	—	—	2.2
Additions to property, plant, and equipment	(19.8)	(0.8)	—	—	(20.6)

Net cash used in investing activities	(18.6)	(0.8)	—	—	(19.4)

Cash flows from financing activities
Proceeds from issuance of long-term debt	20.0	—	—	—	20.0
Repayments of long-term debt	(13.2)	—	—	—	(13.2)
Dividends paid	(23.6)	—	—	—	(23.6)
Purchases of Company stock	(17.7)	—	—	—	(17.7)
Proceeds from common stock issued	12.0	—	—	—	12.0
Payment of acquisition related contingent consideration	(3.2)	—	—	—	(3.2)
Net increase (decrease) in intercompany obligations	(16.0)	50.0	(34.0)	—	—

Net cash provided by (used in) financing activities	(41.7)	50.0	(34.0)	—	(25.7)

Net increase in cash and cash equivalents	5.1	—	0.4	—	5.5
Cash and cash equivalents at beginning of period	21.8	—	0.5	—	22.3

Cash and cash equivalents at end of period	$26.9	$—	$0.9	$—	$27.8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Meredith Corporation:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Time Inc. (the Company) as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 23, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2013

New York, New York

February 23, 2018, except for Note 22, as to which the date is January 7, 2019

TIME INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

	December 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$496	$296
Short-term investments	—	40
Receivables, less allowances of $167 and $203 at December 31, 2017 and December 31, 2016, respectively	429	543
Inventories, net of reserves	22	31
Prepaid expenses and other current assets	84	110
Assets held for sale	326	—

Total current assets	1,357	1,020
Property, plant and equipment, net	283	304
Intangible assets, net	695	846
Goodwill	1,780	2,069
Other assets	70	66

Total assets	$4,185	$4,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$494	$598
Deferred revenue	329	403
Current portion of long-term debt	—	7
Liabilities held for sale	176	—

Total current liabilities	999	1,008
Long-term debt	1,222	1,233
Deferred tax liabilities	151	210
Deferred revenue	71	86
Other noncurrent liabilities	252	328
Commitments and contingencies (Note 16)
Redeemable noncontrolling interests	—	—
Stockholders’ equity
Common stock, $0.01 par value, 400 million shares authorized; 100.48 million and 98.95 million shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	1	1
Preferred stock, $0.01 par value, 40 million shares authorized; none issued	—	—
Additional paid-in capital	12,546	12,548
Accumulated deficit	(10,720)	(10,732)
Accumulated other comprehensive loss, net	(337)	(377)

Total Time Inc. stockholders’ equity	1,490	1,440
Equity attributable to noncontrolling interests	—	—

Total stockholders’ equity	1,490	1,440

Total liabilities and stockholders’ equity	$4,185	$4,305

See accompanying notes.

TIME INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	Year Ended December 31,
	2017	2016	2015
Revenues
Advertising	$1,512	$1,712	$1,655
Circulation	829	944	1,043
Other	434	420	405

Total revenues	2,775	3,076	3,103
Costs of revenues	1,166	1,295	1,219
Selling, general and administrative expenses	1,330	1,446	1,552
Amortization of intangible assets	79	83	80
Restructuring and severance costs	80	77	191
Asset impairments	9	192	—
Goodwill impairment	84	1	952
(Gain) loss on operating assets, net	(24)	(20)	(68)

Operating income (loss)	51	2	(823)
Bargain purchase (gain)	—	(3)	—
Interest expense, net	71	68	77
Other (income) expense, net	15	18	2

Income (loss) before income taxes	(35)	(81)	(902)
Income tax provision (benefit)	(47)	(33)	(21)

Net income (loss)	12	(48)	(881)
Less: Net income (loss) attributable to noncontrolling interests	—	—	—

Net income (loss) attributable to Time Inc.	$12	$(48)	$(881)

Per share information attributable to Time Inc. common stockholders:
Basic net income (loss) per common share	$0.12	$(0.49)	$(8.32)
Weighted average basic common shares outstanding	99.96	99.20	105.94
Diluted net income (loss) per common share	$0.12	$(0.49)	$(8.32)
Weighted average diluted common shares outstanding	100.79	99.20	105.94
Cash dividends declared per share of common stock	$0.31	$0.76	$0.76

See accompanying notes.

TIME INC.

CONSOLIDATED STATEMENTS

OF COMPREHENSIVE INCOME (LOSS)

(In millions)

	Year Ended December 31,
	2017	2016	2015
Net income (loss)	$12	$(48)	$(881)
Other comprehensive income (loss), net of tax
Unrealized foreign currency translation gains (losses)	39	(75)	(36)
Reclassification adjustment for (gains) losses on foreign currency realized in net income (loss)	—	—	1

Net foreign currency translation gains (losses)	39	(75)	(35)

Benefit obligations
Unrealized gains (losses) occurring during the period	(2)	(79)	(28)
Reclassification adjustment for (gains) losses realized in net income (loss)	3	3	6

Net benefit obligations	1	(76)	(22)

Other comprehensive income (loss)	40	(151)	(57)

Comprehensive income (loss)	52	(199)	(938)
Less: Comprehensive income (loss) attributable to noncontrolling interests	—	—	—

Comprehensive income (loss) attributable to Time Inc.	$52	$(199)	$(938)

See accompanying notes.

TIME INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In millions)

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss, Net	Total Stockholders’ Equity
Balance as of December 31, 2014	$1	$12,665	$(9,626)	$(169)	$2,871
Net income (loss)	—	—	(881)	—	(881)
Other comprehensive income (loss)	—	—	—	(57)	(57)
Dividends declared	—	(84)	—	—	(84)
Purchase of common stock	—	—	(63)	—	(63)
Equity-based compensation and other	—	23	—	—	23

Balance as of December 31, 2015	$1	$12,604	$(10,570)	$(226)	$1,809

Net income (loss)	—	—	(48)	—	(48)
Other comprehensive income (loss)	—	—	—	(151)	(151)
Dividends declared	—	(77)	—	—	(77)
Purchase of common stock	—	—	(114)	—	(114)
Equity-based compensation and other	—	21	—	—	21

Balance as of December 31, 2016	$1	$12,548	$(10,732)	$(377)	$1,440

Net income (loss)	—	—	12	—	12
Other comprehensive income (loss)	—	—	—	40	40
Dividends declared	—	(31)	—	—	(31)
Equity-based compensation and other	—	29	—	—	29

Balance as of December 31, 2017	$1	$12,546	$(10,720)	$(337)	$1,490

See accompanying notes.

TIME INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2017	2016	2015
OPERATING ACTIVITIES
Net income (loss)	$12	$(48)	$(881)
Adjustments to reconcile Net income (loss) to Cash provided by (used in) operations, net of acquisitions
Depreciation and amortization	134	137	172
Amortization of deferred financing costs and discounts on indebtedness	9	6	6
Amortization of deferred gain on sale-leaseback	(8)	(9)	—
(Gain) loss on pension settlement and curtailment	12	—	6
Asset impairments	9	192	—
Goodwill impairment	84	1	952
Cost-method investment impairment	4	—	—
(Income) loss on equity-method investments	4	20	8
(Gain) loss on sale of operating assets	(16)	(11)	(68)
(Gain) loss on repurchases of 5.75% Senior Notes	3	(4)	(2)
Bargain purchase (gain)	—	(3)	—
Equity-based compensation expense	24	29	35
Deferred income taxes	(60)	(37)	19
Changes in operating assets and liabilities
Receivables	78	(15)	18
Inventories	7	3	12
Prepaid expenses and other assets	(25)	135	(129)
Accounts payable and other liabilities	(90)	(72)	40
Other, net	32	(129)	(34)

Cash provided by (used in) operations	213	195	154

INVESTING ACTIVITIES
Capital expenditures	(69)	(101)	(212)
Proceeds from (payments for) dispositions	125	29	627
Acquisitions, net of cash acquired	(22)	(195)	(141)
(Investments in) dispositions of cost and equity-method investments	(3)	(19)	2
Maturities of short-term investments	40	80	40
Purchases of short-term investments	—	(60)	(100)
Issuances of notes receivable	(2)	(16)	—
Repayments of notes receivable	3	—	—

Cash provided by (used in) investing activities	72	(282)	216

FINANCING ACTIVITIES
Purchase of common stock	—	(116)	(61)
Repurchase of 5.75% Senior Notes	(102)	(45)	(72)
Proceeds from the issuance of debt	297	—	—
Principal payments on Term Loan	(222)	(7)	(7)
Dividends paid	(31)	(77)	(84)
Withholding taxes paid on equity-based compensation	(9)	(9)	(12)
Contingent/deferred consideration payments	(3)	(4)	—

Cash provided by (used in) financing activities	(70)	(258)	(236)

Effect of exchange rate changes on Cash and cash equivalents	1	(10)	(2)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	216	(355)	132
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	296	651	519
CASH CLASSIFIED AS HELD FOR SALE	(16)	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$496	$296	$651

See accompanying notes.

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1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Time Inc., together with its subsidiaries (collectively, as referred to herein, the “Company,” “we,” “us” or “our”), is a leading multi-platform consumer media company that engages over 230 million consumers globally every month. The company’s influential brands include PEOPLE, TIME, FORTUNE, SPORTS ILLUSTRATED, INSTYLE, REAL SIMPLE, SOUTHERN LIVING and TRAVEL + LEISURE, as well as approximately 60 diverse international brands. Time Inc. offers marketers a differentiated proposition in the marketplace by combining its powerful brands, trusted content, audience scale, direct relationships with consumers and unique first-party data. The Company is home to growing media and platforms, including digital video, OTT, television, licensing, paid products and services and celebrated live events, such as the TIME 100, FORTUNE Most Powerful Women, PEOPLE’s Sexiest Man Alive, SPORTS ILLUSTRATED’s Sportsperson of the Year and the FOOD & WINE Classic in Aspen.

On November 26, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Meredith Corporation, an Iowa corporation (“Meredith”), and Gotham Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Meredith (“Purchaser”), providing for the merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Meredith (the “Merger”). Pursuant to the Merger Agreement, on December 12, 2017, Purchaser commenced a tender offer to acquire any and all issued and outstanding shares of common stock of the Company (the “Shares”) for the right to receive $18.50 in cash, without interest (the “Merger Consideration”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 12, 2017 (as amended or supplemented from time to time, the “Offer to Purchase”) filed by Meredith and Purchaser with the Securities and Exchange Commission (“SEC”) on December 12, 2017. The Merger closed on January 31, 2018.

Basis of Presentation

The consolidated financial statements include the accounts of Time Inc. and all wholly-owned and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. We reflect the noncontrolling interest in net income (loss) of our majority-owned subsidiaries in the consolidated statements of operations in Net income (loss) attributable to noncontrolling interests and the equity in noncontrolling interest in our majority-owned subsidiaries in Equity attributable to noncontrolling interests included in Stockholders’ equity on the consolidated balance sheets. Redeemable noncontrolling interests are classified within the mezzanine section on our Balance Sheets.

The consolidated financial statements included herein (the “Financial Statements”) have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for annual financial information and with the instructions to Regulation S-X. In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair presentation have been reflected in these Financial Statements.

The financial position and operating results of our foreign operations are consolidated using primarily the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. Translation gains or losses on assets and liabilities are included as a component of Accumulated other comprehensive loss, net.

The consolidated balance sheets are referred to as the “Balance Sheets” herein. The consolidated statements of operations are referred to as the “Statements of Operations” herein. The consolidated statements of

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comprehensive income (loss) are referred to as the “Statements of Comprehensive Income (Loss)” herein. The consolidated statements of stockholders’ equity are referred to as the “Statements of Stockholders’ Equity” herein. The consolidated statements of cash flows are referred to as the “Statements of Cash Flows” herein.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

Our Financial Statements include the accounts of Time Inc. and its wholly-owned and majority-owned subsidiaries after elimination of all significant intercompany transactions.

Use of Estimates

The preparation of the Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts that are reported in the Financial Statements and accompanying disclosures. Actual results could differ from those estimates.

Significant estimates and judgments inherent in the preparation of these Financial Statements include accounting for asset impairments, allowances for doubtful accounts, depreciation and amortization, sales returns, pension and other postretirement benefits, equity-based compensation, income taxes, contingencies, litigation matters, reporting revenue for certain transactions on a gross or net basis and the determination of whether certain entities should be consolidated.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash on hand and marketable securities with original maturities of three months or less. Our cash equivalents consist of money market mutual funds. Money market funds with floating net asset value (“NAV”) are reclassified as Short-term investments if the NAV changes by more than an insignificant amount or a fund imposes a liquidity fee or temporarily suspends redemption.

Short-Term Investments

Term deposits and other investments that have maturities of greater than three months but less than one year are classified as Short-term investments. Our term deposits and other investments are accounted for at amortized cost as held to maturity securities. Interest income is recognized in the Statements of Operations.

Concentration of Credit Risk

Cash and cash equivalents are maintained with several financial institutions. We have deposits held with banks that exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and, therefore, bear minimal credit risk. There is also limited credit risk with respect to the money market mutual funds in which we invest as these funds all have issuers, guarantors and/or other counterparties of reputable credit. At December 31, 2017, approximately $487 million of our Cash and cash equivalents were held domestically of which $452 million were held in money market mutual funds. An additional $9 million of Cash and cash equivalents were held internationally, primarily in the U.K. We manage exposure to counterparty credit risk on our short-term investments through specific minimum credit standards, diversification of counterparties and procedures to monitor credit risk concentrations.

Receivables are presented net of an allowance for returns and doubtful accounts, which is an estimate of amounts that may not be collectible. As of December 31, 2017 and 2016, there were no customers which

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comprised 10% or more of our total receivable balance. We generally do not require collateral or other security to support our financial instruments subject to credit risk.

Sales Returns

Management’s estimate of magazine and product sales that will be returned is an area of judgment affecting Revenues and Net income (loss). In estimating magazine and product sales that will be returned, management analyzes vendor sales of our magazines and products, historical return trends, economic conditions, and changes in customer demand. Based on this information, management reserves a percentage of any magazine and product sale that provides the customer with the right of return. The provision for such sales returns is reflected as a reduction in the revenues from the related sale. Total sales returns reserves for magazines and product sales as of December 31, 2017 and 2016 were $102 million and $139 million, respectively. As of December 31, 2017 and 2016, a 10% increase in the level of sales returns reserves would have decreased revenues by approximately $7 million and $10 million, respectively.

Allowance for Doubtful Accounts

We monitor customers’ accounts receivable aging, and a provision for estimated uncollectible amounts is maintained based on customer payment levels, historical experience and management’s views on trends in the overall receivable aging. In addition, for larger accounts, we perform analyses of risks on a customer-specific basis. At December 31, 2017 and 2016, total reserves for doubtful accounts were approximately $65 million and $64 million, respectively. Bad debt expense recognized during the years ended December 31, 2017, 2016 and 2015 totaled $9 million, $12 million and $6 million, respectively.

Investments

Investments in companies in which we have significant influence, but less than a controlling voting interest, are accounted for using the equity-method. Significant influence is generally presumed to exist when we own between 20% and 50% of a voting interest in the investee, hold substantial management rights or hold an interest of less than 20% in an investee that is a limited liability partnership or limited liability corporation that is treated as a flow-through entity. Under the equity-method of accounting, only our investment in and amounts due to and from the equity investee are included on the Balance Sheets; only our share of the investee’s earnings (losses) is included in the Statements of Operations; and only the dividends, cash distributions, loans or other cash received from the investee, additional cash investments, loan repayments or other cash paid to the investee are included in the Statements of Cash Flows. Additionally, the carrying value of investments accounted for using the equity-method of accounting is adjusted downward to reflect any other-than-temporary declines in value. At December 31, 2017 and 2016, investments accounted for using the equity-method were nil and $9 million, respectively, and were recorded in Other assets on the Balance Sheets.

Investments in companies in which we do not have a controlling interest or over which we are unable to exert significant influence are accounted for at cost. Dividends and other distributions of earnings from investments accounted for at cost are included in Other (income) expense, net, when declared. Interest income and any other than temporary impairments are recognized in the Statements of Operations.

Fair Value Measurements

Our financial instruments that are measured at fair value on a recurring basis, include certain money market funds included in Cash and cash equivalents, certain contingent liabilities, lease guarantee liabilities and a put option liability included in Accounts payable and accrued liabilities and Other noncurrent liabilities on the

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accompanying Balance Sheets. We measure assets and liabilities using inputs from the following three levels of the fair value hierarchy: (i) inputs that are quoted prices in active markets for identical assets or liabilities (“Level 1”); (ii) inputs other than quoted prices included within Level 1 that are observable, including quoted prices for similar assets or liabilities (“Level 2”); and (iii) unobservable inputs that require the entity to use its own best estimates about market participant assumptions (“Level 3”).

We monitor our position with, and the credit quality of, the financial institutions which are counterparties to our financial instruments. We are exposed to credit loss in the event of nonperformance by the counterparties to the agreements. As of December 31, 2017, we did not anticipate nonperformance by any of the counterparties.

Inventories

Inventories, net of reserves mainly consist of paper, books and other merchandise and are stated at the lower of cost or estimated net realizable value. Cost is determined using the first-in, first-out method for books and the average cost method for paper and other merchandise. Returned merchandise included in Inventory is valued at estimated net realizable value, but not in excess of cost.

Property, Plant and Equipment, Net

Property, plant and equipment, net are stated at cost less accumulated depreciation. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the remaining lease term. Depreciation for other Property, plant and equipment, net is provided using the straight-line method over an estimated useful life of three to ten years. Costs associated with the repair and maintenance of property are expensed as incurred. Changes in circumstances, such as technological advances or changes to our business model or capital strategy could result in the actual useful lives differing from the original estimates. In those cases where we determine that the useful life of property, plant and equipment should be shortened, we would depreciate the asset over its revised estimated remaining useful life, thereby increasing depreciation expense.

Operating Leases

For operating leases, minimum lease payments, including minimum scheduled rent increases, are recognized as rent expense on a straight-line basis over the applicable lease terms. The term used for straight-line rent expense is calculated initially from the date we obtain possession of the leased premises through the lease termination date.

Capitalized Software

We capitalize certain costs incurred in connection with developing or obtaining internal use software. Costs incurred in the preliminary project stage are expensed. Direct costs incurred to develop internal use software during the development stage are capitalized and amortized using the straight-line method over the estimated useful lives, generally between three and five years. Costs such as maintenance and training are expensed as incurred.

Foreign Currency Translation

Financial statements of subsidiaries operating outside the United States whose functional currency is not the U.S. dollar are translated at the rates of exchange on the balance sheet date for assets and liabilities and at average rates of exchange for revenues and expenses during the period. Translation gains or losses on assets and liabilities are included as a component of Accumulated other comprehensive loss, net.

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Intangible Assets

We have a significant number of intangible assets. We do not recognize the fair value of internally generated intangible assets. Intangible assets acquired in business combinations, including tradenames, customer relationships, capitalized software and other intangible assets are recorded at the acquisition date fair value on the Balance Sheets.

Asset Impairments

Investments

Our investments consist of (i) Short-term investments including term deposits and certain money market funds with floating NAV (ii) investments accounted for using the cost-method of accounting and (iii) investments accounted for using the equity-method of accounting. We regularly review our investments for impairment, including when the carrying value of an investment exceeds its related market value. If it has been determined that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value through the Statements of Operations. Factors we consider in determining whether an other-than-temporary decline in value has occurred include (i) the market value of the security in relation to its cost basis, (ii) the financial condition of the investee and (iii) our intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment.

For investments accounted for using the cost or equity-method of accounting, we evaluate information (e.g., budgets, business plans and financial statements) in addition to quoted market prices, if any, in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financing at an amount below the cost basis of our investment.

Goodwill

Goodwill is tested annually for impairment at the reporting unit level during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. A reporting unit is either the “operating segment level” or one level below, which is referred to as a “component.” The level at which the impairment test is performed requires judgment as to whether the operations below the operating segment constitute a self-sustaining business or whether the operations are similar such that they should be aggregated for purposes of the impairment test. For our 2017 annual Goodwill impairment test, after the sales of INVNT LLC (“INVNT”) and Sports Illustrated Play (“SI Play”) in July 2017 and December 2017, respectively, management has concluded that we have one reporting unit, (“Core Time Inc.”).

In assessing Goodwill for impairment, we may elect to use a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of our reporting unit is less than its carrying amounts. If we determine that it is not more likely than not that the fair value of our reporting unit is less than its carrying amount, we are not required to perform any additional tests in assessing goodwill for impairment. However, if we conclude otherwise or elect not to perform the qualitative assessment, then we are required to perform the quantitative impairment test. In January 2017, guidance was issued which simplifies the test for goodwill impairment by eliminating Step 2, the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. We early adopted this guidance, effective January 1, 2017.

When performing the quantitative impairment test, we determine the fair value of our reporting unit using an income-based discounted cash flow (“DCF”) analysis or a market-based approach, and compare the estimated

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fair values to its carrying amounts. Determining fair value under an income-based approach requires the exercise of significant judgment, including judgments about appropriate discount rates, terminal growth rates and the amount and timing of expected future cash flows. The cash flows employed in our DCF analyses are based on our most recent budgets and long-range plans and, when applicable, various growth rates are assumed for years beyond the current long-range plan period. Discount rate assumptions are based on an assessment of market rates as well as the risk inherent in the future cash flows included in the budgets and long-range plans. We also considered the selection of appropriate peer group companies, control premiums appropriate for acquisitions in the industry in which we compete, and relative weighting of the DCF and market approaches. Our market-based approach utilizes market multiples of comparable peer companies in the industry in which we compete and a control premium, or actively negotiated sales prices for operations we are looking to sell. If the carrying value of the reporting unit exceeds its fair value, an adjustment for the difference between the two values, up to the carrying value of goodwill allocated to that reporting unit, is recorded in our Statements of Operations to write down the carrying value to the fair value. See Note 6, “Assets Held for Sale” and Note 8, “Goodwill and Intangible Assets.”

Long-Lived Assets

Long-lived assets, including definite-lived intangible assets (e.g., tradenames and customer lists) and property, plant and equipment, do not require that an annual impairment test be performed. Instead, long-lived assets are tested for impairment upon the occurrence of a triggering event. Triggering events include the more likely than not disposal of a portion of such assets or the occurrence of an adverse change in the market involving the business employing the related assets. Once a triggering event has occurred, the impairment test is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. The impairment test for assets held for continued use requires a comparison of cash flows expected to be generated over the useful life of an asset or group of assets (“asset group”) against the carrying value of the asset group. An asset group is established by identifying the lowest level of cash flows generated by the asset or group of assets that are largely independent of the cash flows of other assets. If the intent is to hold the asset group for continued use, the impairment test first requires a comparison of estimated undiscounted future cash flows generated by the asset group against its carrying value. If the carrying value exceeds the estimated undiscounted future cash flows, an impairment would be measured as the difference between the estimated fair value of the asset group and its carrying value. Fair value is generally determined by discounting the future cash flows associated with that asset group. If the intent is to hold the asset group for sale and certain other criteria are met (e.g., the asset can be disposed of currently, appropriate levels of authority have approved the sale and there is an active program to locate a buyer), the impairment test involves comparing the asset group’s carrying value to its estimated fair value less costs to sell. To the extent the carrying value is greater than the estimated fair value less costs to sell, an impairment loss is recognized for the difference. Significant judgments in this area involve determining the appropriate asset group level at which to test, determining whether a triggering event has occurred, determining the future cash flows for the assets involved and selecting the appropriate discount rate to be applied in determining estimated fair value. See Note 8, “Goodwill and Intangible Assets.”

Retirement Benefit Obligations

We offer a defined contribution savings plan and a deferred compensation plan for our employees in the U.S. In addition, we offer a defined benefit pension and defined contribution plans to certain international employees. Our deferred compensation plan was frozen effective January 1, 2018.

Pension benefits are based on formulas that reflect the participating employees’ years of service and compensation. The expense recognized by us is determined by using certain assumptions, including the expected long-term rate of return on plan assets, the discount rate used to measure the interest cost and rate of

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compensation increases, among others. Our estimate of the service and interest cost components of net periodic benefit cost for our pension benefit plans utilizes a full yield curve approach by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. We recognize the funded status of our defined benefit plans as an asset or liability on the Balance Sheets and recognize changes in the funded status in the year in which the changes occur through Accumulated other comprehensive loss, net on the Balance Sheets. We use a December 31 measurement date for our plans.

Net Income (Loss) Per Common Share

Basic net income (loss) per common share of our common stock is calculated by dividing Net income (loss) attributable to Time Inc. common stockholders by the Weighted average basic common shares outstanding. Diluted net income (loss) per common share is similarly calculated, except that the calculation includes the dilutive effect of the assumed issuance of common shares issuable under equity-based compensation plans in accordance with the treasury stock method, except where the inclusion of such common shares would have an anti-dilutive impact.

The determination and reporting of Net income (loss) per common share requires the inclusion of certain of our time-based restricted stock units (“RSUs”) where such securities have the right to share in dividends, if declared, equally with common stockholders. During periods in which we generate net income, such participating securities have the effect of diluting both basic and diluted earnings per common share. During periods of net loss, no effect is given to participating securities, since they do not share in the losses of the Company.

Performance share units (“PSUs”) and performance stock units awarded under the long-term incentive outperformance program the Company adopted on February 8, 2016 (the “Outperformance Plan”), the Outperformance Plan Units (“OPPs”) and performance stock options are included in the calculation of Diluted net income (loss) per common share prior to the vesting date based on the number of potential shares that would be issuable under the terms of the agreement if the end of the reporting period were the end of the vesting period, assuming the result would be dilutive.

Equity-Based Compensation

We have various equity-based incentive plans that allow us to grant various types of share-based incentives to key employees and directors. The primary types of incentives granted under the plan are restricted stock units, performance share units, and stock options. We record compensation expense based on the equity awards granted to our employees. We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in Costs of revenues or Selling, general and administrative expenses depending on the job function of the grantee on a straight-line basis (net of estimated forfeitures) over the period during which an employee is required to provide services in exchange for the award. Also, excess tax benefits realized are reported as a financing cash inflow.

The grant-date fair value of an RSU and PSU is determined based on the closing sale price of Time Inc.’s common stock on the NYSE Composite Tape on the date of grant discounted to exclude the estimated dividend yield during the vesting period.

The grant-date fair value of a stock option is estimated using the Black-Scholes option-pricing model. Because the Black-Scholes option-pricing model requires the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. Time Inc. determines the volatility assumption for these stock options using implied volatility data from a Time Inc. peer group. The expected term, which represents the period of time that options granted are expected to be outstanding, is estimated based on the

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historical exercise behavior of Time Inc.’s employees. The risk-free rate assumed in valuing the options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. Time Inc. determines the expected dividend yield percentage by dividing the expected annual dividend of Time Inc. by the market price of Time Inc.’s common stock at the date of grant.

The grant-date fair value of OPPs is estimated using the Monte-Carlo simulation method, which considers the likelihood of Time Inc.’s stock price ending at various levels at the conclusion of the performance period. Simulations of stock price use a volatility assumption based on Time Inc.’s stock price for a historic period equal to the remaining term of the performance period as of the grant date. The risk-free rate assumed in valuing the shares is based on the U.S Treasury yield curve in effect at the time of the grant for the performance period of the grant.

Revenues

Revenues are recognized when persuasive evidence of an arrangement exists, the fees are fixed or determinable, the product or service has been delivered and collectability is reasonably assured. We consider the terms of each arrangement to determine the appropriate accounting treatment.

Advertising Revenues

Print advertising revenues are recognized at the magazine cover date, net of agency commissions. Advertising revenues from digital products are recognized as impressions are delivered or as the services are performed. Customer payments received in advance of the performance of advertising services are recorded as Deferred revenue on the Balance Sheets.

Circulation Revenues

Circulation revenues include revenues from subscription sales and revenues generated from single-copy sales of magazines through retail outlets such as newsstands, supermarkets, convenience stores and drugstores and on certain digital devices and platforms, which may or may not result in future subscription sales. Circulation revenues are recognized at the magazine cover date, net of estimated returns. The unearned portion of magazine subscriptions is deferred and included in Deferred revenue on the Balance Sheets until the later of the magazine cover date or when a trial subscription period ends, at which time a proportionate share of the gross subscription price is included in revenues, net of any commissions paid to subscription agents.

In addition, incentive payments are made to wholesalers and retailers primarily related to favorable placement of our magazines. Depending on the incentive program, these payments can vary based on the number of copies sold or be fixed, and are presented in the Financial Statements as a reduction of revenues. For the years ended December 31, 2017, 2016 and 2015 incentive payments made to wholesalers and retailers primarily related to favorable placement of our magazines were $57 million, $65 million and $69 million, respectively.

Other Revenues

Other revenues principally include amounts related to marketing and support services provided to third-party magazine publishers and other branded book and “bookazine” publishing as well as conferences and events. Other revenues are generally recognized as performance occurs.

Multiple-Element Arrangements

In the normal course of business, we enter into multiple-element arrangements that involve making judgments about allocating the consideration to the various elements of the transactions. While the more common

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type of multiple-element transactions we encounter involve the sale or purchase of multiple products or services, multiple-element transactions can also involve contemporaneous purchase and sales transactions, the settlement of an outstanding dispute contemporaneous with the purchase of a product or service, as well as investing in an investee while at the same time entering into an operating agreement. In accounting for multiple-element transactions, judgment must be exercised in identifying the separate elements in a bundled transaction as well as determining the values of these elements. These judgments can impact the amount of revenues, expenses and net income recognized over the term of the contract, as well as the period in which they are recognized. In determining the value of the respective elements, we refer to market prices (where available), historical and comparable cash transactions or our best estimate of selling price.

Gross versus Net Revenue Recognition

In the normal course of business, we act as or use an intermediary or agent in executing transactions with third parties. In connection with these arrangements, we must determine whether to report revenue based on the gross amount billed to the ultimate customer or on the net amount received from the customer after commissions and other payments to third parties. To the extent revenues are recorded on a gross basis, any commissions or other payments to third parties is recorded as expense so that the net amount (gross revenues less expense) is reflected in Operating income (loss). Accordingly, the impact on Operating income (loss) is the same whether we record revenue on a gross or net basis.

The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether we are acting as the principal or an agent in the transaction. If we are acting as a principal in a transaction, we report revenue on a gross basis. If we are acting as an agent in a transaction, we report revenue on a net basis. The determination of whether we are acting as a principal or an agent in a transaction involves judgment and is based on an evaluation of the terms of an arrangement. We serve as the principal in transactions in which we have substantial risks and rewards of ownership.

For example, as a way to generate magazine subscribers, we sometimes use third-party marketing partners to secure subscribers and, in exchange, the marketing partners receive a percentage of the Circulation revenues generated. We record revenues from subscriptions generated by the marketing partner, net of the fees paid to the marketing partner, primarily because the marketing partner (i) has the primary contact with the customer including ongoing customer service, (ii) performs all of the billing and collection activities and (iii) passes the proceeds from the subscription to us after deducting its commission.

Barter Transactions

We enter into transactions that involve the exchange of advertising or finished goods inventory, in part, for other products and services, which are recorded at the estimated fair value of the advertising or inventory surrendered if the fair value of the product or service received is less evident. Revenues from barter transactions are recognized when advertising or inventory is provided, and expenses are recognized when services are received. Revenues from barter transactions included in the Statements of Operations were $13 million, $21 million and $19 million in 2017, 2016 and 2015, respectively. Expenses from barter transactions included in the Statements of Operations were $12 million, $21 million and $22 million for 2017, 2016 and 2015, respectively.

Costs of Revenues

Costs of revenues primarily relate to production (e.g., paper, printing and distribution) and editorial costs. Production costs directly related to publications are expensed in the period that revenue is recognized for a

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publication (e.g., on the cover date of a magazine). Staff costs recognized as Costs of revenues are expensed as incurred.

Subscriber Acquisition Costs

Direct subscriber acquisition costs, primarily direct mail costs, for the years ended December 31, 2017, 2016 and 2015 were $137 million, $169 million and $177 million, respectively. These costs are expensed as incurred and recognized within Selling, general and administrative expenses.

Shipping and Handling

Costs incurred for shipping and handling are reflected in Costs of revenues in the Statements of Operations.

Business Combinations

We account for business combinations using the acquisition method of accounting. Under the acquisition method, once control of a business is obtained, 100% of the assets, liabilities, and certain contingent liabilities acquired, including amounts attributed to noncontrolling interests, are recorded at fair value. Any transaction costs are expensed as incurred.

Deferred Financing Costs

Costs incurred in connection with our revolving credit facility are deferred and amortized to interest expense using the effective interest rate method over the term of the related debt. Costs incurred in connection with obtaining other debt are netted against the related debt obligation. Deferred financing costs in connection with debt that is redeemed earlier than its maturity date is written off to interest expense or gain or loss on extinguishment of debt in the corresponding period.

Income Taxes

Income taxes are provided using the asset and liability method, such that income taxes (i.e., deferred tax assets, deferred tax liabilities, taxes currently payable/refunds receivable and tax expense) are recorded based on amounts refundable or payable in the current year and include the results of any difference between GAAP and tax reporting. Deferred income taxes reflect the tax effect of net operating losses, capital losses and tax credit carry-forwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under tax laws and rates. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Significant judgment is required with respect to the determination of whether or not a valuation allowance is required for certain deferred tax assets. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. The subsequent realization of net operating loss and general business credit carry-forwards acquired in acquisitions accounted for using the acquisition method of accounting is recognized in the Statements of Operations.

From time to time, we engage in transactions in which the tax consequences may be subject to uncertainty. Examples of such transactions include business acquisitions and dispositions, including dispositions designed to be tax free, and certain financing transactions. Significant judgment is required in assessing and estimating the tax consequences of these transactions. We prepare and file tax returns based on our interpretation of tax laws and regulations. In the normal course of business, these tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. In

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determining the tax provision for financial reporting purposes, we establish a reserve for uncertain tax positions unless such positions are determined to be more likely than not to be sustained upon examination based on their technical merits. There is considerable judgment involved in determining whether positions taken on our tax returns are more likely than not to be sustained.

The tax reserve estimates are adjusted periodically because of ongoing examinations by, and settlements with, the various taxing authorities, as well as changes in tax laws, regulations and interpretations. Our policy is to recognize, when applicable, interest and penalties on uncertain tax positions as part of income tax expense. See Note 10, “Income Taxes.”

Recent Accounting Guidance

Accounting Guidance Adopted in 2017

In January 2017, guidance was issued which simplifies the test for goodwill impairment by eliminating Step 2, the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Instead, an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The amendments in this guidance are effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019, with early adoption permitted. We early adopted this guidance on January 1, 2017. The adoption of this guidance did not have a material impact on our Financial Statements upon adoption, but could have a material impact if an impairment is identified in connection with our goodwill impairment tests. In the second quarter of 2017, we performed an interim test of Goodwill, see Note 8, “Goodwill and Intangible Assets” to the accompanying Financial Statements.

In March 2016, guidance was issued which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification in the statement of cash flows. The updated guidance requires excess tax benefits and deficiencies from share-based payment awards to be recorded in income tax expense in the income statement. Under the previous guidance, excess tax benefits and deficiencies have been recognized in Additional paid-in capital on the balance sheet. In addition, the updated guidance modifies the classification of certain share-based payment activities within the statement of cash flows and these changes are required to be applied retrospectively to all periods presented. The updated guidance may add volatility to the Company’s income tax expense in future periods depending upon, among other things, the level of tax expense and the price of our common stock at the date of vesting for share-based awards. We adopted this guidance on January 1, 2017 and it did not have a material impact on our Financial Statements.

In July 2015, guidance was issued that simplifies the measurement of inventory by requiring certain inventory to be subsequently measured at the lower of cost and net realizable value. We adopted this guidance on January 1, 2017. The adoption of this guidance did not have a material impact on our Financial Statements.

Accounting Guidance Not Yet Adopted

In March 2017, guidance was issued that will change how employers that sponsor defined benefit pension or other postretirement benefit plans present the net periodic benefit cost in the income statement. Employers will present the service cost component of net periodic benefit cost in the same income statement line item(s) as other

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employee compensation costs arising from services rendered during the period. Only the service cost component will be eligible for capitalization in assets. Employers will present the other components of the net periodic benefit cost separately from the line item(s) that includes the service cost and outside of any subtotal of operating income, if one is presented. The standard is effective for annual periods beginning after December 15, 2017, and interim periods therein. Upon adoption, our net periodic benefit cost (income), other than service costs, which has historically been included in Operating income (loss) in our Statements of Operations will be presented below Operating income (loss) in our Statements of Operations. The net periodic benefit cost (income) classified within Operating income (loss) was $9 million, $19 million and $10 million of income for the years ended December 31, 2017, 2016 and 2015, respectively. We will adopt this guidance on a retrospective basis on January 1, 2018.

In January 2017, guidance was issued that changes the definition of a business. The guidance requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this threshold is met, the set of assets is not deemed to be a business. If the threshold is not met, the entity then evaluates whether the set of assets meets the requirement to be deemed a business, which at a minimum, requires there to be an input and a substantive process that together significantly contribute to the ability to create outputs. This guidance will become effective on a prospective basis for us on January 1, 2018, and it is not expected to have a material impact on our Financial Statements.

In February 2016, guidance was issued which requires that a lessee recognize lease assets and lease liabilities on its balance sheet and disclose key information about its leasing arrangements. We are currently evaluating the effect that this guidance will have on our Financial Statements and related disclosures. We will adopt this guidance on a modified retrospective basis on January 1, 2019.

In January 2016, guidance was issued which requires equity investments, except those accounted for under the equity-method of accounting or those that result in consolidation of the investee, to be measured at fair value with changes in fair value recognized in net income. An entity may elect to measure an equity security without a readily determinable fair value that does not qualify for the practical expedient to estimate fair value in accordance with ASC 820, Fair Value Measurement, at its cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. This guidance is not expected to have a material impact on our Financial Statements upon adoption. The amendments in this guidance are effective for fiscal years beginning after December 15, 2017 and for interim periods therein.

In May 2014, guidance was issued that establishes a new revenue recognition framework in GAAP for all companies and industries. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration the entity expects to receive for those goods or services. The guidance includes a five-step framework to determine the timing and amount of revenue from contracts with customers. In addition, this guidance requires new or expanded disclosures related to the judgments made by companies when following this framework and additional quantitative disclosures regarding contract balances and remaining performance obligations. We will adopt this guidance on January 1, 2018.

We have assessed the potential impact of the guidance across our revenue streams. Upon adoption, we will recognize revenue from our contracts with customers as each performance obligation is satisfied, either at a point in time or over a period of time, based on when control transfers to our customers. We have determined that the performance obligations within our print advertising, subscription and newsstand contracts are satisfied on an issue’s on sale date, which will accelerate the timing of revenue recognition compared to our current policy of

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revenue recognition based on an issue’s cover date. The paper, printing and distribution costs of these revenues will accelerate to match the timing of the revenue recognition. Digital advertising revenue will continue to be recognized as impressions are delivered.

The new standard will also result in us, as the publisher, recording certain Circulation revenues generated by marketing partners on a gross basis because the publisher is in control of delivering the subscription to the customer, and the marketing partner’s obligation is to arrange for another party to transfer the goods to the customer. Our marketing partner operations, that provide marketing services to third-party publishers, will recognize revenue for these services over time.

For identified impacted revenue streams, we have identified changes to and have modified our systems. We have also modified business processes and controls to support recognition and disclosure under the new standard.

We will adopt the new revenue recognition standard under the modified retrospective transition method by recognizing the cumulative effect of applying the standard as an adjustment to our Balance Sheet. Our transition adjustment is expected to be determined primarily by the change to recognize revenues based on a magazine’s on sale date and the recognition of revenues generated by marketing partners on a gross basis.

3. ACQUISITIONS AND DISPOSITIONS

Acquisitions

During the year ended December 31, 2017, we completed acquisitions for total cash consideration, net of cash acquired, of $22 million. The excess of the total consideration over the fair value of the net tangible and intangible assets acquired has been recorded as Goodwill, which represents future economic benefits expected to arise from other intangibles acquired that do not qualify for separate recognition. The Goodwill recorded of $13 million will be deductible for tax purposes. Our results of operations include the operations of these additional acquisitions but such activities were not significant for the year ended December 31, 2017.

On September 6, 2016, we acquired Bizrate Insights Inc. (“Bizrate Insights”), a consumer data company that specializes in developing consumer insights by extending its online and mobile surveys across partner sites. The acquisition of Bizrate Insights is part of our transformation into a data-driven organization that we believe will enable us to generate incremental consumer subscription and other revenues. This acquisition was accounted for under the acquisition method. Consideration transferred of $78 million ($80 million cash, net of settlement of a pre-existing commission relationship) was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values.

On March 2, 2016, we acquired certain assets of Viant Technology Inc. (“Viant”), a business that specializes in data-driven, people-based marketing, headquartered in Irvine, California, for $87 million, net of cash acquired. In connection with the acquisition, during the year ended December 31, 2016, we recorded a $3 million net Bargain purchase (gain), which included a reduction of the Bargain purchase (gain) of $2 million for the three months ended June 30, 2016 on the accompanying Statements of Operations. We realized a gain on the transaction because Viant was in need of capital to continue its operations and was unable to secure sufficient capital in the time frame it required.

For tax purposes, the Bargain purchase gain resulted in the reduction of the tax basis in identifiable intangibles, resulting in a deferred tax liability of $3 million being recorded on the opening balance sheet. This deferred tax liability reduced the Bargain purchase gain, and the Bargain purchase gain is not taxable.

We have granted certain key Viant employees a 40% equity interest (subject to vesting and forfeiture provisions) in the common units of Viant. In conjunction with the issuance of the common units, the Company

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entered into a put and call arrangement whereby such employees have a right to put their shares to us, and we retain rights to call these interests over time, in each case subject to the satisfaction of certain conditions. The fair value of the common units will be recognized as equity-based compensation expense over the vesting period through September 2020.

During the year ended December 31, 2016, we completed additional acquisitions for total cash consideration, net of cash acquired, of $29 million. We may be required to pay additional consideration that relates to earn-outs that are contingent upon the achievement of certain performance objectives by the end of 2017, which are estimated to be $1 million as of December 31, 2017. The excess of the total consideration over the fair value of the net tangible and intangible assets acquired was recorded as Goodwill. In conjunction with one of these acquisitions, we also recognized a loss relating to a write off of an asset of $3 million previously recognized in our financial statements that will not be realized as a result of the acquisition. This loss is reported within transaction costs in Selling, general and administrative expenses in the accompanying Statements of Operations.

During the year ended December 31, 2015, we completed a number of acquisitions for total cash consideration, net of cash acquired, of $141 million. Additional consideration may be required to be paid by us that relates primarily to earn-outs that are contingent upon the achievement of certain performance objectives in the current and future fiscal years. As of December 31, 2017, the fair value of the contingent consideration for these acquisitions was not significant. The excess of the total consideration over the fair value of the net tangible and intangible assets acquired has been recorded as Goodwill. Our results of operations include the operations of these acquisitions from the date of the respective acquisitions but such activities were not significant for the year ended December 31, 2015.

Dispositions

As part of our strategy to rationalize our portfolio, on December 22, 2017, we completed the sale of Essence for $64 million. Upon disposal, assets of $98 million related primarily to Goodwill and intangible assets, and liabilities of $14 million related primarily to Deferred tax liabilities, were derecognized from our Balance Sheet. We recognized a pre-tax loss of approximately $20 million within (Gain) loss on operating assets, net for the year ended December 31, 2017.

On December 20, 2017, we completed the sale of SI Play, our online youth sports league management solution for $65 million. Upon disposal, assets of $35 million related primarily to Goodwill and intangible assets, and liabilities of $5 million related primarily to Deferred revenue and other liabilities, were derecognized from our Balance Sheet. We recognized a pre-tax gain of approximately $35 million within (Gain) loss on operating assets, net for the year ended December 31, 2017, in connection with the sale. We performed an interim goodwill impairment assessment for the SI Play reporting unit as of June 30, 2017, as current operating projections reflected a significant reduction in the revenues and operating cash flows, and recorded a pre-tax non-cash interim impairment charge of $34 million writing down Goodwill for the reporting unit from its carrying value of $56 million to $22 million.

On November 30, 2017, we completed the sale of Sunset, for contingent consideration. Upon disposal, assets of $9 million related primarily to Accounts receivable, net and Property, plant and equipment, net and liabilities of $12 million related primarily to Deferred revenue, were derecognized from our Balance Sheet. We recognized a pre-tax loss of approximately $1 million within (Gain) loss on operating assets, net for the year ended December 31, 2017.

On July 27, 2017, we sold INVNT, a live events and creative services subsidiary, for cash and future royalties net of contributed cash. Upon disposal, assets of $5 million related primarily to Prepaid and other

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current assets, and liabilities of $4 million related primarily to Deferred revenue, were derecognized from our Balance Sheet. We recognized a pre-tax gain of approximately $1 million within (Gain) loss on operating assets, net for the year ended December 31, 2017, in connection with the sale. We performed an interim goodwill impairment assessment for the INVNT reporting unit as of June 30, 2017, as current operating projections reflected a significant reduction in the revenues and operating cash flows, and recorded a pre-tax non-cash interim impairment charge of $16 million writing down Goodwill for the reporting unit from its carrying value of $16 million to nil.

On April 1, 2016, we completed the sale of This Old House Ventures, LLC and This Old House Productions, LLC (together, “TOH”). Upon disposal, assets of $27 million related primarily to Goodwill, and liabilities of $10 million related primarily to Deferred revenue, were derecognized from our Balance Sheet. We recognized a pre-tax gain of $11 million within (Gain) loss on operating assets, net for the year ended December 31, 2016.

In November 2015, we sold 100% of the capital stock of IPC Magazines Group Limited, a subsidiary of Time Inc. UK, which owned the Blue Fin Building, our principal executive offices in the U.K., for £415 million ($629 million at exchange rates on the date of consummation of the sale). See Note 14, “Benefit Plans.” Time Inc. UK continues to occupy a portion of the premises under a lease agreement with the buyers which extends through December 31, 2025 with a renewal option for an additional term between five and ten years. Our lease commitments under this agreement are £9 million per annum. See Note 16, “Commitments and Contingencies.” In connection with these transactions, in the fourth quarter of 2015, we recognized a pre-tax gain of $68 million. Additionally, a pre-tax gain of $97 million was deferred at the time of the sale-leaseback transaction and will be recognized ratably over the lease period through 2025.

4. INVESTMENTS

Our investments included within Short-term investments and Other assets on the accompanying Balance Sheets consist primarily of short-term investments, equity-method investments and cost-method investments. Our investments, by category, consisted of the following (in millions):

	December 31, 2017	December 31, 2016
Short-term investments(a)	$—	$40
Equity-method investments(b), (d)	—	9
Cost-method investments(c), (d)	9	6

Total	$9	$55

(a)

Our Short-term investments consist of term deposits with original maturities greater than three months and remaining maturities of less than one year. Our term deposits are carried at amortized cost on the accompanying Balance Sheets as held-to-maturity securities. Cost approximates fair value due to the short-term nature of the term deposits.

(b)

Our Equity-method investments consist primarily of joint ventures. During the year ended December 31, 2017, we recognized equity losses of $4 million. During the year ended December 31, 2016, we recognized equity losses of $20 million related primarily to resuming applying the equity-method after providing additional financial support to certain equity-method investments and an other-than-temporary impairment of an Equity-method investment.

(c)

During the year ended December 31, 2017, we made a $2 million investment in a privately-held transaction marketing technology company. During the year ended December 31, 2016, we made a $3 million investment in a privately-held e-commerce subscription company. We use available qualitative and quantitative information to evaluate all Cost-method investments for impairment at least quarterly.

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(d)

In 2017, our equity-method investment in a digital content company was acquired in an all-equity transaction and we recognized a gain of approximately $1 million in Other (income) expense, net as a result of the sale transaction. Subsequent to the sale transaction, we held a 1.4% equity interest in the acquiring company, which is recognized under the cost-method.

We use available qualitative and quantitative information to evaluate all cost-method investments for indications of other-than-temporary impairments at least quarterly and recognize an impairment loss if a decline in value is determined to be other-than-temporary. During the year ended December 31, 2017, we recorded an other-than-temporary impairment of $4 million which was due to the decline in the value of a cost-method investment based on an assessment of its near-term profit prospects.

For the year ended December 31, 2016, we experienced an other-than-temporary decline in an equity-method investment and as a result, we recorded an impairment of $3 million in Other (income) expense, net in the accompanying Statements of Operations. No other-than-temporary losses were incurred in the year ended December 31, 2015. Other-than-temporary impairment losses are included in Other (income) expense, net in the accompanying Statements of Operations.

5. FAIR VALUE MEASUREMENTS

Fair value measurements are determined based on assumptions that a market participant would use in pricing an asset or a liability. A three-tiered hierarchy distinguishes between market participant assumptions based on (i) observable inputs such as quoted prices in active markets (Level 1), (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2) and (iii) unobservable inputs that require us to use present value and other valuation techniques in the determination of fair value (Level 3).

The following table presents information about assets and liabilities required to be carried at fair value on a recurring basis as of December 31, 2017 and December 31, 2016, respectively (in millions):

	December 31, 2017				December 31, 2016
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents—Money market funds	$452	$—	$—	$452	$102	$—	$—	$102
Liabilities
Put option liability(a)	—	—	(10)	(10)	—	—	(10)	(10)
Lease guarantees(b)	—	—	(4)	(4)	—	—	—	—
Contingent consideration(c)	—	—	(1)	(1)	—	—	(2)	(2)
Other—liabilities	—	—	(1)	(1)	—	—	(2)	(2)

Total	$452	$—	$(16)	$436	$102	$—	$(14)	$88

(a)

Our Put option liability, included within Other current liabilities as of December 31, 2017 and Other noncurrent liabilities as of December 31, 2016, relates to an equity-method investment, the fair value of which was derived using a lattice model for which we used unobservable inputs that are classified as Level 3 under the fair value hierarchy. Adjustments to the fair value of this obligation are included as a component of Other (income) expense, net in the Statements of Operations.

(b)

The fair value of the lease guarantees were derived using a probability weighted present value of expected future payments and with and without approach, for which we used unobservable inputs that are classified as Level 3 under the fair value hierarchy. Our lease guarantees extend through November 2030.

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Adjustments to the fair value of such obligations are included as a component of Selling, general and administrative expenses in the Statements of Operations.
(c)

Contingent consideration consists of earn-out liabilities in connection with acquisitions. At December 31, 2017, $1 million is included in Accounts payable and accrued liabilities. At December 31, 2016, $1 million is included in Accounts payable and accrued liabilities and $1 million in Other noncurrent liabilities. Fair values were derived using a Monte Carlo simulation approach or a probability weighted present value of expected future payouts approach, for which we used unobservable inputs that are classified as Level 3 under the fair value hierarchy. Adjustments to the fair value of such obligations are included as a component of Selling, general and administrative expenses in the Statements of Operations. Such contingent considerations are based primarily on financial targets and other operational metrics.

The following table reconciles the beginning and ending balance of our liabilities classified as Level 3 (in millions):

	2017	2016
Beginning Balance as of January 1	$14	$19
Issuances	4	2
Settlements	(2)	(2)
Fair value adjustments	—	(3)
Other adjustments	—	(2)

Ending Balance as of December 31	$16	$14

Other Financial Instruments

Our other financial instruments, including our term loan (the “Term Loan”), our 5.75% senior notes (the “5.75% Senior Notes”) and our 7.50% senior notes (the “7.50% Senior Notes”), are not required to be carried on our Balance Sheets at fair value. The following table summarizes the fair value of each of our significant debt instruments based on quoted market prices for similar issues or on the current rates offered to us for instruments of similar remaining maturities (in millions):

	December 31, 2017		December 31, 2016
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Debt instruments
Term Loan	$455	$464	$672	$687
5.75% Senior Notes	470	496	568	597
7.50% Senior Notes	297	355	—	—

	$1,222	$1,315	$1,240	$1,284

The fair value of the outstanding debt instruments presented above is based on pricing from observable market information in a non-active market. Therefore, these debt instruments are classified as Level 2 under the fair value hierarchy. Unrealized gains or losses on debt do not result in realization or expenditure of cash and generally are not recognized in the Financial Statements unless the debt is retired prior to its maturity.

The carrying value for the majority of our other financial instruments approximates fair value due to the short-term nature of the financial instruments. The fair value of financial instruments is generally determined by reference to the market value of the instrument as quoted on a national securities exchange or an over-the-counter market. When a quoted market value is not available, fair value is based on an estimate using present value or other valuation techniques.

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Non-Financial Instruments

The majority of our non-financial instruments, which include goodwill, intangible assets, inventories and property, plant and equipment, are not required to be carried at fair value on a recurring basis. However, if certain triggering events occur (or at least annually for Goodwill), a non-financial instrument is required to be evaluated for impairment. If we were to determine that a non-financial instrument was impaired, we would be required to write down the non-financial instrument to its fair value. See Note 6, “Assets Held for Sale” and Note 8, “Goodwill and Intangible Assets” for discussion of impairments recorded during the years ended December 31, 2017, 2016 and 2015.

Fair value measurements are also used in nonrecurring valuations performed in connection with acquisition accounting. The nonrecurring valuations include primarily the valuations of tradenames, customer and advertiser relationships, technology and database intangible assets and property, plant and equipment. With the exception of certain inputs for our weighted average cost of capital and discount rate calculation that are derived from third-party information, the inputs used in our discounted cash flow analysis, such as forecasts of future cash flows, are based on assumptions. The valuation of customer and advertiser relationships is based primarily on an excess earnings methodology, which is a form of a discounted cash flow analysis. The excess earnings methodology requires us to estimate the specific cash flows expected from the relationships, considering such factors as the estimated life of the relationships and the revenue expected to be generated over the term of such relationships. Tangible assets are valued typically using a replacement or reproduction cost approach, considering such factors as current prices of the same or similar equipment, the age of the equipment and economic obsolescence. All of our nonrecurring valuations use significant unobservable inputs that are classified as Level 3 under the fair value hierarchy.

6. ASSETS HELD FOR SALE

In the fourth quarter of 2017, Time Inc. UK and the Golf brand were classified as assets held for sale. Time Inc. has committed to its portfolio rationalization initiative and met the assets held for sale criteria. Time Inc. and Time Inc. UK have agreed to terms with the pension trustee on certain requirements upon sale and on December 8, 2017, Time Inc. UK met the held for sale criteria. Accordingly, we allocated $162 million and $13 million of Goodwill to Time Inc. UK and Golf brand, respectively, based upon the relative fair value of the operation to be sold compared to the estimated fair value of Time Inc. as determined by the $18.50 per share price contracted in the Merger Agreement excluding the fair value of our SI Play reporting unit that was sold on December 20, 2017. See Note 3, “Acquisition and Disposition.” For additional information related to the Merger Agreement, see “Description of Business.” The assets and liabilities attributable to Time Inc. UK and our Golf brand have been classified as held for sale and are presented separately in the Balance Sheets. On February 23, 2018, the Company entered into an agreement to sell Time Inc. UK. The sale is expected to close in March 2018. The sale of the Golf brand closed on February 9, 2018.

A disposal group classified as held for sale shall be measured at the lower of its carrying amount or fair value less costs to sell. A loss shall be recognized for any initial adjustment of the disposal group’s carrying amount to its fair value less costs to sell in the period the held for sale criteria are met.

We used a market approach to determine the estimated fair values for Time Inc. UK and the Golf brand, which took into consideration the current negotiations of sale prices, which are classified as Level 3 under the fair value hierarchy. This resulted in Goodwill impairment charges of $33 million and $1 million for Time Inc. UK and the Golf brand, respectively. Time Inc. UK pre-tax loss was $15 million for the year ended December 31, 2017. See Note 8, “Goodwill and Intangible Assets” for discussion of impairments recorded during the years ended December 31, 2017, 2016 and 2015.

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The major classes of assets and liabilities comprising the disposal groups classified as held for sale as of December 31, 2017 are as follows (in millions):

December 31, 2017
Cash	$16
Receivables	52
Inventories	2
Deferred tax assets	8
Prepaid expenses and other current assets	15
Goodwill	141
Intangible assets	61
Property, plant and equipment	16
Other assets	15

Total assets classified as held for sale	$326

Accounts payable and accrued liabilities	87
Deferred revenue	25
Deferred gain	62
Other liabilities	2

Total liabilities classified as held for sale	$176

7. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of (in millions):

	Useful Lives (in years)	December 31,
		2017	2016
Leasehold improvements (a)	Various	$215	$227
Capitalized software	3 - 5	274	288
Furniture, fixtures and other equipment (a)	3 - 10	155	152

		644	667
Accumulated depreciation (a)(b)(c)		(371)	(388)
Construction in progress (c)		26	25
Assets held for sale (d)		(16)	—

Total Property, plant and equipment, net		$283	$304

(a)

In 2016, we wrote off approximately $300 million of fully depreciated assets primarily related to Leaseholds improvements and Furniture, fixtures and other equipment upon exercise of our option to surrender with respect to our Time and Life Building lease during the first quarter of 2016. Leasehold improvements are depreciated using the straight-line method over the shorter of their estimated useful lives of the remaining lease term.

(b)	Includes accumulated amortization of $226 million and $249 million related to capitalized software as of December 31, 2017 and 2016, respectively.
(c)	Amounts in 2017 and 2016 primarily related to capitalized software.
(d)	Assets held for sale related to Time Inc. UK and our Golf brand (approximately $68 million of gross carrying value and $52 million of accumulated depreciation).

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For the years ended December 31, 2017, 2016 and 2015, depreciation and amortization expense related to Property, plant and equipment, net was $55 million, $54 million and $92 million, respectively, of which $19 million, $17 million and $13 million related to capitalized software, respectively. The estimated amortization expense related to capitalized software within Property, plant and equipment, net for the succeeding five years as of December 31, 2017 is as follows (in millions):

2018	$18
2019	15
2020	10
2021	5
2022	1

Total	$49

In 2016, certain internally developed software costs were determined to no longer be used and as a result, we recognized a $4 million impairment. There were no impairments of Property, plant and equipment, net in 2017 and 2015.

8. GOODWILL AND INTANGIBLE ASSETS

Goodwill

Goodwill is tested annually for impairment at the reporting unit level during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. A reporting unit is either the “operating segment level” or one level below, which is referred to as a “component.” The level at which the impairment test is performed requires judgment as to whether the operations below the operating segment constitute a self-sustaining business or whether the operations are similar such that they should be aggregated for purposes of the impairment test. As of December 31, 2017, after the sales of INVNT and SI Play in July 2017 and December 2017, respectively, management concluded that we have one reporting unit, “Core Time Inc.”

During the year ended December 31, 2017, we recorded approximately $84 million of goodwill impairment charges, including $50 million of interim goodwill impairment charges in connection with our SI Play and INVNT reporting units as of June 30, 2017, and $33 million and $1 million recorded in connection with Time Inc. UK and the Golf brand meeting the held for sale criteria, respectively, as of December 31, 2017. See Note 6, “Assets Held for Sale” for discussion of Goodwill impairment charges recorded in connection with Time Inc. UK and the Golf brand meeting the held for sale criteria.

In our 2017 annual Goodwill impairment test, the fair value of our Core Time Inc. reporting unit exceeded its carrying value, and therefore there was no impairment charge recorded in connection with our annual Goodwill impairment test. The results of the quantitative test did not result in any further impairment of Goodwill because the fair value of our reporting unit based upon the $18.50 per share price per the Merger Agreement, excluding the fair values of our SI Play reporting unit that was disposed on December 20, 2017, Essence brand that was disposed of on December 22, 2017, as well as the fair values estimated for Time Inc. UK and the Golf brand, which were classified as held for sale as of December 31, 2017, exceeded its carrying value. Had the fair value of our reporting unit been hypothetically lower by 10% as of December 31, 2017, the carrying value of our reporting unit would have continued to exceed its fair value.

We performed an interim impairment test for Goodwill relating to our SI Play and INVNT reporting units as of June 30, 2017. For SI Play, industry consolidation resulted in stronger competition than expected and slower revenue growth which resulted in a significant reduction in revenues and operating cash flows as compared to the

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high historical financial projections expected in the youth sports market. INVNT significantly underperformed expectations due to an unexpected deterioration of its customer base, resulting in significantly reduced revenues and operating cash flows. We determined that the estimated fair value of both reporting units was lower than their carrying amounts. As a result, we recorded a pre-tax non-cash impairment charge to impair the Goodwill associated with both reporting units totaling $50 million ($34 million related to SI Play and $16 million related to INVNT). Goodwill for SI Play was written down from its carrying value of $56 million to $22 million and Goodwill for INVNT was written down from its carrying value of $16 million to nil.

For SI Play, we used a DCF approach to determine the estimated fair value. The cash flows employed in our DCF analyses were based on updated forecasts of operating results. Terminal growth rates were assumed for years beyond the current long-range plan period. Discount rate assumptions were based on an assessment of market rates as well as the risk inherent in the future cash flows included in our updated forecasts of future operating results. The significant assumptions utilized in the DCF analysis for SI Play were a discount rate of 25.0% and a terminal growth rate of 3.0%. For INVNT, we used a market approach to determine the estimated fair value, which took into consideration the terms of the transaction finalized on July 27, 2017 to sell INVNT.

In 2016, we did not elect to perform a qualitative assessment of Goodwill and instead performed quantitative impairment tests. We completed step one of our annual Goodwill impairment test and determined that the fair value of our INVNT reporting unit was approximately $24 million, which was lower than its carrying value. We were then required to perform the second step of the two-step process for the INVNT reporting unit. The second step of the analysis included allocating the calculated fair value of the reporting unit to its assets and liabilities to determine an implied fair value of goodwill. Based on our analysis, the implied fair value of the goodwill was lower than the carrying value for the INVNT reporting unit. Accordingly, we recorded a non-cash Goodwill impairment charge of $1 million as of December 31, 2016. The tax impact of this impairment was not significant. If the determined fair value of the INVNT reporting unit had been 10% lower, the Goodwill impairment charge would have been approximately $2 million higher. The significant assumptions utilized in the 2016 discounted cash flow analysis for the INVNT reporting unit was a discount rate of 14.0%, a terminal growth rate of 3.0%, a market revenue multiple selected from a range 0.4x to 1.5x and a control premium of 20.0%.

The results of the quantitative test did not result in any impairments of Goodwill for the Core Time Inc. and SI Play reporting units as the fair values of each of these reporting units exceeded their respective carrying values by more than 30% as of December 31, 2016. The valuation of the assets and liabilities of the Core Time Inc. and SI Play reporting units were based on our long-range plans and assumptions of discount rates and terminal growth rates. Market multiples used to value the Core Time Inc. reporting unit were consistent with multiples of comparable companies.

We continue to experience declines in our print advertising and circulation revenues as a result of the continuing shift in consumer preference from print media to digital media and how consumers engage with digital media. If print media market conditions worsen, if the price of our publicly traded stock declines, or if our performance fails to meet current expectations, it is possible that the carrying value of our reporting units will exceed their fair values, which could result in recognition of additional non-cash impairments of Goodwill that could be material.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following summary sets forth the changes in the carrying amount of Goodwill during the years ended December 31, 2017 and 2016 (in millions):

Balance, December 31, 2015 (a)	$2,038
Acquisitions (b)	81
Dispositions (c)	(18)
Foreign exchange movements	(31)
Impairments (d)	(1)

Balance, December 31, 2016 (a)	2,069

Acquisitions (b)	13
Dispositions (c)	(95)
Impairments (d)	(84)
Foreign exchange movements	18
Held for sale (e)	(141)

Balance, December 31, 2017 (a)	$1,780

(a)	Accumulated impairments were approximately $16.4 billion as of December 31, 2017 and $16.3 billion as of December 31, 2016 and 2015.
(b)	Relates to 2017 and 2016 acquisitions. See Note 3, “Acquisitions and Dispositions.”
(c)

In 2017, we disposed of approximately $95 million of goodwill in connection with the dispositions of Essence and SI Play ($72 million of allocated Goodwill related to Essence and $23 million related to SI Play). We disposed of $18 million of allocated Goodwill in connection with the sale of TOH on April 1, 2016.

(d)

Goodwill impairment of approximately $84 million during the year ended December 31, 2017 included $50 million of interim impairment charges in connection with SI Play and INVNT reporting units as of June 30, 2017, and $34 million resulting from the classification of Time Inc. UK and the Golf brand as held for sale as of December 31, 2017. Goodwill impairment of $1 million during the year ended December 31, 2016 related to our INVNT reporting unit.

(e)	Goodwill classified as Held for Sale related to Time Inc. UK and the Golf brand.

Intangible Assets

We recognized pre-tax non-cash Asset impairment charges of approximately $9 million for the year ended December 31, 2017 primarily related to a $5 million charge recognized at INVNT in the second quarter of 2017, resulting from writing off the full value of a definite-lived tradename and a customer relationship intangible asset from their total carrying value of $5 million to nil. Additionally, due to niche brands facing challenges in the centralized sales organization, we evaluated certain definite-lived intangible assets for impairment as of December 31, 2017. As a result of our evaluation, we wrote down the value of the intangible assets from their carrying values totaling $12 million to their fair values totaling $8 million, resulting in a pre-tax non-cash impairment charge of approximately $4 million. We determined the fair value of these intangible assets based on an income approach. Key unobservable inputs utilized in the valuation for the intangible assets include the estimated cash flows, a royalty rate of 2.0%, a long-term growth rate of 0.9% to 3.0%, useful life of 9 months to 10 years and a discount rate of 10.5%. For INVNT, this took into consideration the terms of the transaction finalized on July 27, 2017 to sell INVNT. The market approach has inputs that are classified as Level 3 under the fair value hierarchy.

We recorded Asset impairments of $192 million during the year ended December 31, 2016, primarily related to an impairment of a domestic tradename intangible.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In conjunction with our 2016 annual Goodwill impairment test, we recognized an Asset impairment of $3 million, related to a definite-lived intangible asset for our INVNT reporting unit, writing down the value of the definite-lived intangible asset from its carrying value of $5 million to its fair value of $2 million. During the third quarter of 2016, a definite-lived tradename intangible experienced a triggering event and was evaluated for impairment. Brand leadership changes during the year beyond the announced Company reorganizations, as well as market conditions particularly in print advertising, have resulted in a sustained decline in the brand’s financial results. As a result of our evaluation, we wrote down the value of a domestic tradename intangible from its carrying value of $250 million to its fair value of $65 million, resulting in a pre-tax non-cash impairment charge of $185 million.

Intangible assets, net as of December 31, 2017 and December 31, 2016 consisted of the following (in millions):

		December 31, 2017
	Weighted Average Useful Life (in years)	Gross	Accumulated Amortization	Net
Tradenames (a)	18	$932	$(299)	$633
Customer lists and other intangible assets (b)	6	611	(549)	62

		$1,543	$(848)	$695

		December 31, 2016
	Weighted Average Useful Life (in years)	Gross	Accumulated Amortization	Net
Tradenames (a)	18	$1,084	$(324)	$760
Customer lists and other intangible assets (a)	6	659	(573)	86

		$1,743	$(897)	$846

(a)

Tradenames decreased primarily due to classifying tradenames intangibles for Time Inc. UK as a held for sale and the dispositions of Essence and SI Play. See Note 3, “Acquisitions and Dispositions” and Note 6, “Assets Held for Sale.”

(b)

As of December 31, 2017, other intangible assets included capitalized software of $47 million with accumulated amortization of $19 million. As of December 31, 2016 other intangible assets included capitalized software of $48 million, with accumulated amortization of $15 million. These other intangible assets are amortized over their useful lives of three to seven years.

Based on the Intangible assets, net balance as of December 31, 2017, the estimated amortization expense for each of the succeeding five years and thereafter is as follows (in millions):

2018	$67
2019	66
2020	60
2021	57
2022	57
Thereafter	388

Total	$695

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9. DEBT

Our debt obligations consisted of the following (in millions):

	December 31, 2017	December 31, 2016
5.75% Senior Notes	$475	$575
7.50% Senior Notes	300	—
Senior Credit Facilities:
Term Loan	462	682
Unamortized discount and deferred financing costs	(15)	(17)

Total debt obligations	1,222	1,240
Less: Current portion of long-term debt	—	7

Long-term debt	$1,222	$1,233

Future maturities of debt as of December 31, 2017 are as follows (in millions):

2018	$—
2019	—
2020	—
2021	—
2022	475
Thereafter	762

Total future maturities	1,237
Unamortized discount and deferred financing costs	(15)

Total debt obligations	$1,222

Senior Credit Facilities

On April 24, 2014, we entered into senior secured credit facilities (the “Senior Credit Facilities”). The Senior Credit Facilities provided for a term loan in an aggregate principal amount of $700 million with a seven-year maturity (the “Term Loan”) and a $500 million revolving credit facility with a five-year maturity (the “Revolving Credit Facility”), of which up to $100 million was available for the issuance of letters of credit. The Revolving Credit Facility may be used for working capital and other general corporate purposes. The Revolving Credit Facility remained undrawn as of December 31, 2017 except for utilization for letters of credit in the face amount of $3 million.

On October 11, 2017, the Company entered into Amendment No. 1 (the “Amendment”) to the credit agreement that governed the Senior Credit Facilities, dated as of April 24, 2014 (the “Existing Credit Agreement” and as so amended by the Amendment, the “Amended and Restated Credit Agreement”). Among other things, the Amendment (i) extended the maturity of the Revolving Credit Facility from June 2019 to October 2022 and the Term Loan from April 2021 to October 2024, or, in each case, if more than $100 million of the Company’s 5.75% Senior Notes due 2022 are outstanding on January 14, 2022 (the “Springing Maturity Date”), to the Springing Maturity Date, (ii) reduced the revolving credit commitments under the Revolving Credit Facility from $500 million (of which $100 million was available for the issuance of letters of credit) to $300 million (of which $185 million is available for the issuance of letters of credit) and (iii) amended certain other provisions.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The interest rates applicable to the Term Loan under the Amended and Restated Credit Agreement are, at the Company’s option, equal to either a Eurocurrency rate or a base rate, plus an applicable margin equal to 3.50% for Eurocurrency rate loans and 2.50% for base rate loans, subject to a 1.00% interest rate floor for Eurocurrency rate loans. Loans under the Revolving Credit Facility remain subject to an interest rate ranging from 2.25% to 2.00% for Eurocurrency rate loans or from 1.25% to 1.00% for base rate loans, depending on the Company’s consolidated secured net leverage ratio, and a fee of 0.375% on the unused portion of commitments under the Revolving Credit Facility. Prior to the Amendment, borrowings under the Senior Credit Facilities bore interest at a rate equal to an applicable margin plus, at our option, either a base rate calculated in a customary manner or a eurocurrency rate calculated in a customary manner (subject to a eurocurrency “floor” in the case of the Term Loan). With respect to the Term Loan, the applicable margin was 2.25% for base rate loans and 3.25% for eurocurrency rate loans. With respect to the Revolving Credit Facility, the applicable margin was either 1.25% or 1.00% for base rate loans and 2.25% or 2.00% for eurocurrency rate loans, with the rate determined based on our consolidated secured net leverage ratio (as defined in the credit agreement that governs the Senior Credit Facilities) for the relevant fiscal quarter. The Company was required to pay a quarterly commitment fee under the Revolving Credit Facility equal to 0.375% of the actual daily unused portion of the commitments during the applicable quarter, as well as a letter of credit fee equal to the spread over adjusted LIBOR on the aggregate face amount of outstanding letters of credit under the Revolving Credit Facility, payable in arrears at the end of each quarter. In addition, we were required to pay a fronting fee in respect of letters of credit issued under our Revolving Credit Facility at a rate of 0.125% per annum of the undrawn face amount of each issued letter of credit, payable in arrears at the end of each quarter. We incurred commitment fees of approximately $2 million on our Revolving Credit Facility in the years ended December 31, 2017, 2016 and 2015, respectively. The commitment fees incurred under the unused portion of the Revolving credit facility and the fronting fee incurred with respect to the letters of credit issued were not significant for any of the periods in the Statements of Operations presented.

The Senior Credit Facilities remain secured by the same collateral and guaranteed by the same guarantors as under the Existing Credit Agreement. All obligations under the Senior Credit Facilities are fully and unconditionally guaranteed by substantially all of our existing and future direct and indirect wholly-owned domestic subsidiaries (subject to certain exceptions). All obligations under the Senior Credit Facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of Time Inc.‘s assets and the assets of our guarantor subsidiaries under the Senior Credit Facilities, including a first-priority pledge of the capital stock of our subsidiaries directly held by Time Inc. or the guarantors under the Senior Credit Facilities.

The Amended and Restated Credit Agreement permits us to incur incremental senior secured term loan borrowings under the Senior Credit Facilities, subject to the satisfaction of certain conditions, in an aggregate principal amount up to the sum of (a) $350 million plus (b) additional amounts so long as, on a pro forma basis at the time of incurrence, our consolidated secured net leverage ratio (as defined in the Amended and Restated Credit Agreement) does not exceed 2.50x to 1.00x. The Existing Credit Agreement permitted us to incur incremental senior secured term loan borrowings at certain levels as defined in the agreement, subject to the satisfaction of certain conditions. No lender was under any obligation to make any such incremental senior secured term loans to us.

We are permitted to prepay amounts outstanding under the Senior Credit Facilities at any time. Subject to certain exceptions, the Term Loan required us before or after debt refinancing to prepay amounts outstanding thereunder with the net cash proceeds from certain transactions as defined in the agreement, if such proceeds were not used for ordinary business purposes. We were required to make quarterly repayments of the Term Loan equal to 0.25% of the aggregate original principal amount. The Amended and Restated Credit Agreement does not require principal repayments prior to maturity date. During the year ended December 31, 2017, we made a

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

voluntary prepayment on our Term Loan of $15 million in addition to the repayment made in connection with the offering of the 7.50% Senior Notes, as described below.

We repaid the Term Loan under our Amended and Restated Credit Agreement in connection with the closing of the Merger.

5.75% Senior Notes

On April 29, 2014, we issued $700 million aggregate principal amount of 5.75% Senior Notes due April 15, 2022 in a private offering. The 5.75% Senior Notes are fully and unconditionally guaranteed by substantially all of our wholly-owned domestic subsidiaries and, under certain circumstances, may become guaranteed by other existing or future subsidiaries.

In November 2015, our Board of Directors authorized discretionary principal debt repayments and repurchases of up to $200 million in the aggregate on our Term Loan and our 5.75% Senior Notes. During the year ended December 31, 2017, we repurchased $100 million aggregate principal amount of our 5.75% Senior Notes in privately negotiated repurchases and recorded a $3 million pre-tax loss on debt extinguishment in the Statements of Operations. During the year ended December 31, 2016, we repurchased $50 million of the aggregate principal amount of our 5.75% Senior Notes at a discount with accrued interest for a total of $46 million and recognized a pre-tax gain from extinguishment of $4 million. The authorization expired on December 31, 2017.

We redeemed the 5.75% Senior Notes in connection with the closing of the Merger.

7.50% Senior Notes

On October 11, 2017, we completed the private offering of $300 million aggregate principal amount of 7.50% Senior Notes.

The 7.50% Senior Notes bear interest at a rate of 7.50% per year payable on April 15 and October 15 of each year, commencing April 15, 2018. The 7.50% Senior Notes mature on October 15, 2025. The 7.50% Senior Notes are senior unsecured obligations of the Company and rank equally with all of the Company’s existing and future unsecured senior indebtedness. The Company’s obligations under the 7.50% Senior Notes are guaranteed on a senior unsecured basis by the same guarantors that guarantee the Senior Credit Facilities and the 5.75% Senior Notes.

The Company used the net proceeds from the offering of 7.50% Senior Notes, together with cash on hand, to (i) repay $200 million of the outstanding borrowings under the Term Loan, (ii) repurchase $100 million aggregate principal amount of the 5.75% Senior Notes in privately negotiated repurchases, and (iii) pay fees and expenses of the transactions described above.

We redeemed the 7.50% Senior Notes in connection with the closing of the Merger.

The indenture governing the 5.75% Senior Notes, the 7.50% Senior Notes and the credit agreement governing the Senior Credit Facilities contain certain restrictive covenants. With respect to the Revolving Credit Facility only, we were required, under the Existing Credit Agreement, to maintain a consolidated secured net leverage ratio (as defined in the credit agreement governing the Senior Credit Facilities) not to exceed 2.75x to 1.00x, as tested at the end of each fiscal quarter. The Amended and Restated Credit Agreement requires us to maintain a maximum consolidated secured net leverage ratio of 2.75x to 1.00x initially, which will be reduced to 2.50x to 1.00x for fiscal quarters ending on and after June 30, 2019.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In connection with the issuance of the 5.75% Senior Notes and Senior Credit Facilities, we initially incurred deferred financing costs of $13 million. The Term Loan was initially issued at a discount of $13 million and the 5.75% Senior Notes were initially issued at a discount of $10 million. During the fourth quarter of 2017, unamortized deferred financing costs and deferred discounts of approximately $3 million were written off to interest expense, in connection with the Amendment. In addition we recorded approximately $6 million of other costs within Selling, general and administrative expenses in the Statements of Operations. In connection with the issuance of the 7.50% Senior Notes and the Amendment, we incurred deferred financing costs of $7 million, of which $2 million related to the Term Loan, $2 million to the Revolving Credit Facility and $3 million related to the 7.50% Senior Notes. The 7.50% Senior Notes were issued at par. Debt discount and deferred financing fees are being amortized using the effective interest method over the terms of the Term Loan, the 5.75% Senior Notes, the 7.50% Senior Notes and the Revolving Credit Facility.

10. INCOME TAXES

Domestic and foreign income (loss) before income taxes were as follows (in millions):

	Year Ended December 31,
	2017	2016	2015
Domestic	$(23)	$(104)	$(855)
Foreign	(12)	23	(47)

Total	$(35)	$(81)	$(902)

The significant components of our Income tax provision (benefit) were as follows (in millions):

	Year Ended December 31,
	2017	2016	2015
Federal
Current	$11	$—	$(38)
Deferred	(68)	(30)	17
Foreign
Current (a)	2	2	2
Deferred	2	(1)	(2)
State and Local
Current	—	3	(3)
Deferred	6	(7)	3

Total (b)	$(47)	$(33)	$(21)

(a)	Foreign withholding taxes were insignificant for the years ended December 31, 2017, 2016 and 2015.
(b)	Excludes excess tax benefits from equity awards allocated directly to contributed capital which were insignificant in 2017, 2016 and 2015.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The differences between our actual effective tax rate and the statutory U.S. Federal income tax rate of 35% were as set forth below (in millions):

	Year Ended December 31,
	2017	2016	2015
Taxes on income at U.S. federal statutory rate	$(12)	$(28)	$(316)
State and local taxes, net of federal tax effects	4	(3)	(1)
Sale of subsidiaries	(44)	—	(14)
Goodwill impairment	6	—	306
Tax law change	(75)	—	(1)
Change in valuation allowance (excluding impact of rate change)	54	6	1
Effect of foreign operations	1	(12)	6
Tax reserves and interest	10	2	(2)
Non-deductible transaction costs	7	—	—
Non-deductible meals and entertainment	2	2	2
Equity-based compensation	—	3	—
Other	—	(3)	(2)

Total	$(47)	$(33)	$(21)

In the fourth quarter of 2017, the United States Federal government enacted the Tax Cut and Jobs Act (“The Act”), which represents the most significant change to the Internal Revenue Code in more than 30 years. From a corporate tax perspective, it provides a significant reduction in the corporate tax rate from 35% to 21%, reforms the U.S. taxation of international transactions and businesses, and eliminates certain business tax deductions. Additionally, the SEC issued Staff Accounting Bulletin 118 (“SAB 118”), which addresses the considerations of a registrant related to the enactment of the Act in applying ASC 740 to this legislative change. Specifically, SAB 118 was issued to address situations where the accounting under ASC 740 is incomplete for certain income tax effects of The Act upon issuance of an entity’s financial statements for the reporting period in which The Act was enacted.

Our accounting for the following elements of The Act is incomplete. However, we were able to make reasonable estimates of certain effects and, therefore, recorded provision adjustments as follows:

Reduction of the US Federal Corporate Tax Rate: The Act reduces the corporate tax rate to 21%, effective January 1, 2018. Consequently, we have recorded a provisional reduction in our net deferred tax liability balance of $75 million, with a corresponding credit to income tax expense for the year ended December 31, 2017. While we are able to make a reasonable estimate of the impact of the reduction in corporate tax rate, it may be affected by other factors related to The Act.

Deemed Repatriation Transition Tax: The Deemed Repatriation Transition Tax (“Transition Tax”) is a tax on previously untaxed accumulated and current earnings and profits (“E&P”) of certain of our foreign subsidiaries. To determine the amount of Transition Tax, we must determine, in addition to other factors, the amount of post-1986 E&P of the relevant subsidiaries, as well as the amount of non-U.S. income taxes paid on such earnings. Due to the fact that we have a negative E&P balance at both measurement dates, the company will not have a Transition Tax liability.

Executive Compensation: Given the uncertainty and lack of guidance related to certain changes to the rules in determining whether certain executive compensation is deductible, the company has recorded provisional amounts related to the changes in the Act.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Application of the Global Intangible Low Taxed Income (“GILTI”) rules. Because of the complexity of the new GILTI rules, we are continuing to evaluate this provision of The Act and the application of ASC 740. Under U.S. GAAP, we are allowed to make an accounting policy election of either (1) treating taxes due on future US inclusions in taxable income related to GILTI as a current period expense when incurred (the “period cost method”) or (2) factor such amounts into a company’s measurement of its deferred taxes (the “deferred method”). Our selection of an accounting policy with respect to the new GILTI tax rules will depend, in part, on analyzing our global income to determine whether we expect to have future U.S. inclusions in taxable income related to GILTI and, if so, what the impact is expected to be. Given this complexity, we have not made any adjustments related to a potential GILTI tax in our financial statements and have not made a policy decision regarding whether to record deferred taxes on GILTI.

On October 13, 2016, the Treasury Department and Internal Revenue Service issued final and temporary regulations addressing whether certain instruments between related parties are treated as debt or equity, as well as, required documentation. The Company completed its evaluation of the impact of these new regulations and has concluded that they will not have a material impact on our operations or tax positions.

In the fourth quarter of 2015, the United Kingdom enacted changes to its corporation tax rate, reducing it to 19% beginning April 1, 2017 and to 18% beginning April 1, 2018. While this does not have an impact on our current tax rate, the application of these new rates to existing deferred tax balances resulted in a tax benefit of $2 million recorded in the fourth quarter of 2015. In the third quarter of 2016, the United Kingdom enacted changes to its corporation tax rate, further reducing it to 17% beginning April 1, 2020. This did not have a material impact to our existing deferred tax balances.

Significant components of our deferred tax assets and liabilities were as follows (in millions):

	December 31,
	2017	2016
Deferred tax assets
Tax attribute carryforwards	$77	$31
Accruals and reserves	19	37
Employee compensation	17	38
Deferred rent	40	56
Other	12	17
Valuation allowances	(57)	(19)

Total deferred tax assets	$108	$160

Deferred tax liabilities
Intangibles and goodwill	$177	$286
Depreciation	43	65
Unbilled revenue	16	—

Total deferred tax liabilities	236	351

Net deferred tax liabilities	$128	$191

We have recorded valuation allowances for certain tax attribute carryforwards and other deferred tax assets due to uncertainty that exists regarding future realizability. The tax attribute carryforwards at December 31, 2017 consist of $4 million of tax credits, $156 million of capital losses, and $292 million of net operating losses that expire in varying amounts from 2018 to 2036. The tax attribute carryforwards at December 31, 2016 consist of $1 million of tax credits and $238 million of net operating losses that expire in varying amounts from 2017

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

through 2035. If, in the future, we believe that it is more likely than not that these deferred tax benefits will be realized, the reversal of the valuation allowances will be recognized in the Statements of Operations.

U.S. income and foreign withholding taxes have not been recorded on permanently reinvested earnings of foreign subsidiaries aggregating approximately $8 million and $395 million at December 31, 2017 and 2016, respectively. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. Determination of the amount of unrecognized deferred U.S. federal income tax liability with respect to such earnings is not practicable.

Accounting for Uncertainty in Income Taxes

We recognize income tax benefits for tax positions determined more likely than not to be sustained upon examination, based on the technical merits of the positions.

Changes in our uncertain income tax positions, excluding the related accrual for interest and penalties, from January 1 through December 31 are set forth below (in millions):

	Year Ended December 31,
	2017	2016	2015
Balance, beginning of the period	$32	$35	$37
Additions for prior year tax positions	5	3	—
Additions for current year tax positions	1	1	1
Reductions for prior year tax positions	(3)	(7)	(3)

Balance, end of the period	$35	$32	$35

Should our position with respect to these uncertain tax positions be upheld, the significant majority of the effect would be recorded in the Statements of Operations as part of the Income tax provision (benefit).

During the year ended December 31, 2017, we recorded an increase to interest reserves through the Statements of Operations of approximately $4 million. During the year ended December 31, 2016, we recorded an increase to interest reserves through the Statements of Operations of approximately $2 million. During the year ended December 31, 2015, we recorded a decrease to interest reserves through the Statements of Operations of approximately $2 million. The amount accrued for interest and penalties as of December 31, 2017, 2016 and 2015 was $12 million, $9 million and $7 million, respectively. Our policy is to recognize interest and penalties accrued on uncertain tax positions as part of income tax expense.

Net reserves for uncertain tax positions, including applicable accrued interest, are included within Other noncurrent liabilities on the accompanying Balance Sheets.

In our judgment, uncertainties related to certain tax matters are reasonably possible of being resolved during the next 12 months. The effect of the resolutions of these matters, a portion of which could vary based on the final terms and timing of actual settlements with taxing authorities, is estimated to be a reduction of recorded unrecognized tax benefits ranging from nil to $12 million, which would lower our effective tax rate.

For periods prior to the Spin-Off, Time Warner has filed income tax returns in the United States and various state and local and foreign jurisdictions on our behalf. The Internal Revenue Service (“IRS”) is currently conducting an examination of Time Warner’s U.S. income tax returns for the 2008 through 2014 period.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2017, our tax years that remain subject to examination by significant jurisdiction are as follows:

U.S. Federal	2008 through the current period
United Kingdom	2016 through the current period
New York State	2014 Post-Spin through the current period
New York City	2012 through the current period
California	2014 Post-Spin through the current period

Tax Matters Agreement

In connection with the Spin-Off, we entered into a Tax Matters Agreement with Time Warner that governs the rights, responsibilities and obligations of Time Warner and us after the Spin-Off with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax contests). As a member of Time Warner’s consolidated U.S. federal income tax group, we have (and will continue to have following the Spin-Off) joint and several liability with Time Warner to the IRS for the consolidated U.S. federal income taxes of the Time Warner group relating to taxable periods in which we were part of the group.

With respect to taxes other than those incurred in connection with the Spin-Off , the Tax Matters Agreement provides that we will indemnify Time Warner for (1) any taxes of Time Inc. and its subsidiaries for all periods after the Distribution and (2) any taxes of the Time Warner group for periods prior to the Distribution to the extent attributable to Time Inc. or its subsidiaries. For purposes of the indemnification described in clause (2), however, we will generally be required to indemnify Time Warner only for any such taxes that are paid in connection with a tax return filed after the Distribution or that result from an adjustment made to such taxes after the Distribution. In these cases, our indemnification obligations generally would be computed based on the amount by which the tax liability of the Time Warner group is greater than it would have been absent our inclusion in its tax returns (or absent the applicable adjustment). We and Time Warner will generally have joint control over tax authority audits or other tax proceeding related to Time Inc. specific tax matters.

11. STOCKHOLDERS’ EQUITY AND NONCONTROLLING INTERESTS

Authorized Capital Stock

Our authorized capital stock consists of 400 million shares of common stock, par value $0.01 per share, and 40 million shares of preferred stock, par value $0.01 per share. The Merger closed on January 31, 2018. As a result of the closing of the Merger, the Purchaser acquired any and all issued and outstanding shares of common stock of the Company in exchange for the right to receive $18.50 in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

Common Stock

Shares Outstanding: On the Distribution Date, Time Warner completed the Spin-Off by way of a pro rata dividend of Time Inc. shares held by Time Warner to its stockholders as of May 23, 2014 based on a distribution ratio of one share of Time Inc. common stock for every eight shares of Time Warner common stock held (the “Distribution”). Immediately following the Distribution, we had approximately 108.94 million shares of common stock issued and outstanding.

Dividends: Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors at its discretion out of funds legally available for that purpose, subject to the

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of future dividends are dependent on our financial condition, earnings, the capital requirements of our business, covenants associated with debt obligations and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors deemed relevant by our Board of Directors. Our Board of Directors will make all decisions regarding our payment of dividends from time to time in accordance with applicable law. For the year ended December 31, 2017, we made dividend payments of $31 million.

Voting Rights: The holders of our common stock are entitled to vote only in the circumstances set forth in our Amended and Restated Certificate of Incorporation. The holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Other Rights: Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in those assets legally available for distribution to our stockholders.

The holders of our common stock do not have preemptive rights or preferential rights to subscribe for shares of our capital stock.

Preferred Stock

Without any further vote or action by the stockholders, our Board of Directors may designate and issue from time to time up to 40 million shares of preferred stock in one or more series. Our Board of Directors may determine and fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualification, limitation or restriction, applicable to the shares of such series.

Stock Repurchases

In November 2015, our Board of Directors authorized share repurchases of our common stock of up to $300 million. There were no share repurchases of our common stock during the year ended December 31, 2017. During the year ended December 31, 2016, we repurchased 7.72 million shares of our common stock for a weighted average price of $14.76 per common share.

On November 9, 2017, our Board of Directors declared a dividend of $0.04 per common share to stockholders of record as of the close of business on November 30, 2017. A total of $4 million was paid on December 15, 2017 with respect to the dividend declared on November 9, 2017. On August 8, 2017, our Board of Directors declared a dividend of $0.04 per common share to stockholders of record as of the close of business on August 31, 2017, payable on September 15, 2017. A total of $4 million was paid on September 15, 2017 with respect to the dividend declared on August 8, 2017. On May 10, 2017, following a comprehensive review of Time Inc.’s capital allocation, capital structure and operating plan, the Time Inc. Board of Directors declared a quarterly dividend of $0.04 per common share to stockholders of record as of the close of business on May 31, 2017. A total of $4 million was paid on June 15, 2017 with respect to the dividend declared on May 10, 2017. On February 16, 2017, our Board of Directors declared a quarterly dividend of $0.19 per common share to stockholders of record as of the close of business on February 28, 2017. A total of $19 million was paid on March 15, 2017 with respect to the dividend declared on February 16, 2017.

Redeemable Noncontrolling Interests

Redeemable noncontrolling interests on our Balance Sheets relate to noncontrolling interests of certain consolidated entities whereby equity interests, in the form of common units, have been granted to key employees

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

of these entities, subject to vesting and forfeiture provisions. In conjunction with the issuance of these common units, the Company entered into put and call arrangements whereby such employees have a right to put their shares to us and require us to buy their interests at their fair values, per the provisions of the operating agreements. The put and call arrangements are accounted for as equity instruments, as the employees are subject to the risks and rewards associated with share ownership for a reasonable period of time. We retain rights to call these interests over time, in each case subject to the satisfaction of certain conditions. The fair value of the common units is being recognized as equity-based compensation expense over the vesting period of 4 years from the date of grant.

Upon vesting, the portion of the redemption value associated with the completed service period was recorded to redeemable noncontrolling interests. As these common units are redeemable at the option of the holder and are not contingent upon an event not in control of the holder, redemption is determined to be probable. If the common units are not redeemed, the redemption value will be remeasured through Redeemable noncontrolling interest at each reporting date. Redeemable noncontrolling interests are classified within the mezzanine section on our Balance Sheets. Net income or loss of the noncontrolling interest entity is attributed to the parent and the noncontrolling interest entity on the Statement of Operations in accordance with the terms of the operating agreements.

Comprehensive Income (Loss)

Comprehensive income (loss) is reported in the Statements of Comprehensive Income (Loss) and consists of Net income (loss) and other gains and losses affecting Stockholders’ equity that, under GAAP, are excluded from Net income (loss). Such items consist primarily of foreign currency translation gains (losses) and changes in pension benefit plan obligations.

The following summary sets forth the activity within Other comprehensive income (loss) for the years ended December 31, 2017, 2016 and 2015 (in millions):

	Year Ended December 31, 2017
	Pre-tax	Tax (Provision) Benefit	Net of Tax
Unrealized foreign currency translation gains (losses)	$39	$—	$39
Unrealized gains (losses) on pension benefit obligations	(3)	1	(2)
Reclassification adjustment for (gains) losses on pension benefit obligations realized in Net income (loss) attributable to Time Inc. (b)	4	(1)	3

Other comprehensive income (loss)	$40	$—	$40

	Year Ended December 31, 2016
	Pre-tax	Tax (Provision) Benefit	Net of Tax
Unrealized foreign currency translation gains (losses)	$(75)	$—	$(75)
Unrealized gains (losses) on pension benefit obligations	(94)	15	(79)
Reclassification adjustment for (gains) losses on pension benefit obligations realized in Net income (loss) attributable to Time Inc. (b)	4	(1)	3

Other comprehensive income (loss)	$(165)	$14	$(151)

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2015
	Pre-tax	Tax (Provision) Benefit	Net of Tax
Unrealized foreign currency translation gains (losses)	$(36)	$—	$(36)
Reclassification adjustment for (gains) losses on foreign currency realized in Net income (loss) (a)	1	—	1
Unrealized gains (losses) on pension benefit obligations	(33)	5	(28)
Reclassification adjustment for (gains) losses on pension benefit obligations realized in Net income (loss) attributable to Time Inc. (b)	9	(3)	6

Other comprehensive income (loss)	$(59)	$2	$(57)

(a)	Foreign currency reclassification adjustments were the result of the sale of our UK based joint venture in 2015.
(b)	Included within Selling, general and administrative expenses on the accompanying Statements of Operations.

The following summary sets forth the components of Accumulated other comprehensive loss, net of tax (in millions):

	December 31,
	2017	2016
Foreign currency translation gains (losses)	$(96)	$(135)
Net benefit obligation	(241)	(242)

Accumulated other comprehensive loss, net	$(337)	$(377)

12. NET INCOME (LOSS) PER COMMON SHARE

Basic net income (loss) per common share is calculated by dividing Net income (loss) attributable to Time Inc. common stockholders by the Weighted average basic common shares outstanding. Diluted net income (loss) per common share is similarly calculated, except that the calculation includes the dilutive effect of the assumed issuance of common shares issuable under equity-based compensation plans in accordance with the treasury stock method, except where the inclusion of such common shares would have an anti-dilutive impact. The determination and reporting of net income (loss) per common share requires the inclusion of certain of our time-based restricted stock units (“RSUs”) where such securities have the right to share in dividends, if declared, equally with common stockholders.

The determination and reporting of net income (loss) per common share requires the inclusion of certain of our time-based RSUs where such securities have the right to share in dividends, if declared, equally with common stockholders. During periods in which we generate net income, such participating securities have the effect of diluting both basic and diluted net income (loss) per share. During periods of net loss, no effect is given to participating securities, since they do not share in the losses of the Company. For each of the years ended December 31, 2016 and 2015, such participating securities had no impact on our basic and diluted net income (loss) per common share calculation as we were in a net loss position.

Performance share units (“PSUs”), outperformance plan units (“OPPs”) and performance stock options are included in the calculation of diluted net income (loss) per common share prior to the vesting date based on the number of potential shares that would be issuable under the terms of the agreement if the end of the reporting period were the end of the vesting period, assuming the result would be dilutive.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2017, 2016 and 2015, Basic and Diluted net income (loss) per common share were as follows (in millions, except per share amounts):

	Year Ended December 31,
	2017			2016			2015
	Net income (loss)	Shares	Per Share Amount	Net income (loss)	Shares	Per Share Amount	Net income (loss)	Shares	Per Share Amount
Basic net income (loss) per common share
Net income (loss)	$12.45			$(48.19)			$(881.00)
Less net income associated with participating securities	—			—			—

Basic net income (loss) per common share	$12.45	99.96	$0.12	$(48.19)	99.20	$(0.49)	$(881.00)	105.94	$(8.32)

Diluted net income (loss) per common share
Net income (loss)	$12.45			$(48.19)			$(881.00)
Less net income associated with participating securities	(0.02)			—			—
Effect of dilutive securities	—	0.83		—	—		—	—

Diluted net income (loss) per common share	$12.43	100.79	$0.12	$(48.19)	99.20	$(0.49)	$(881.00)	105.94	$(8.32)

In periods of income, the computation of Diluted net income (loss) per common share excludes certain equity awards because they are anti-dilutive. However, in periods of loss, all equity awards are excluded, as the inclusion of any equity awards would be anti-dilutive. Such equity awards are as set forth below (in millions):

	Year Ended December 31,
	2017	2016	2015
Anti-dilutive equity awards	7	8	6

13. EQUITY-BASED COMPENSATION

The Company adopted the 2016 Omnibus Incentive Compensation Plan (the “2016 Omnibus Plan”) in June 2016, which replaced and superseded its 2014 Omnibus Incentive Compensation Plan (the “2014 Omnibus Plan”). The Company grants stock options, RSUs and performance stock units (“PSUs”) under its 2016 Omnibus Plan. Awards granted under the 2014 Omnibus Plan remain in effect pursuant to their terms. Approximately 1 million Time Inc. stock options were exercised during the year ended December 31, 2017. There were no Time Inc. stock options exercised during the years ended December 31, 2016 and 2015. Approximately 1 million RSUs vested into common shares during the years ended December 31, 2017, 2016 and 2015.

As a result of the Merger, the effect of a change in control on RSUs thereunder caused outstanding and unvested units to be converted into a restricted stock unit settled in Meredith common stock, on the same terms

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

and conditions (including applicable vesting requirements) as applied to each RSU immediately prior to the change in control. The effect of a change in control on stock options caused vested but unexercised options to be canceled and converted into the right to receive an amount of cash equal to the product of the total number of stock options multiplied by the excess, if any, of the Merger Consideration (as defined in the Merger Agreement) over the exercise price of the stock options. Each stock option that was unvested immediately prior to the change in control was assumed by Meredith on the same terms and conditions (including applicable vesting requirements) as applied to each stock option immediately prior to the Change in Control. Out-of-the money options were canceled and not replaced.

On July 24, 2017, the Company awarded performance stock options (“Performance options”) under the 2016 Omnibus Plan to each of its executive officers, with the exception of our President and CEO. The number of Performance options eligible to vest is determined based upon the Company’s achievement, by December 31, 2017, of four operational performance goals, weighted 25% each, based on milestones related to (1) cost re-engineering, (2) digital growth acceleration through content partnerships, (3) digital growth acceleration through direct sales, and (4) portfolio rationalization. To the extent a milestone has not been achieved by December 31, 2017 (which determination shall be made in the quarter ended March 31, 2018), 25% of the Performance options granted are forfeited. Thereafter, 50% of the Performance options that remain outstanding will vest on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date. The Performance options have an exercise price equal to the fair market value of our common stock on the grant date. The expense related to Performance options is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award. The grant-date fair value of each Performance option is determined on the date of grant using the Black-Scholes option-pricing model. Performance options expire on the third anniversary of the grant date. On January 8, 2018, the Compensation Committee certified achievement of performance of the milestones and also approved the acceleration of the time vesting of the Performance options subject to the closing of the Merger.

On February 13, 2017, the Company adopted a long-term incentive compensation plan (“2017 Performance Stock Unit Plan”) pursuant to which PSUs were awarded under the 2016 Omnibus Plan.

The 2017 Performance Stock Unit Plan is designed to incentivize and reward executive officers for effecting the successful transformation of our business, as measured by two performance-based vesting conditions, weighted 50% each. The number of units that will vest into common shares is determined based on the Company’s 2018 financial performance. Achievement of the financial performance and payouts are interpolated between 50% and 200% with the target performance established at a 100% payout.

Each PSU represents the unfunded, unsecured right to receive one share of our common stock on the vesting date but carries no voting or dividend rights. The number of PSUs eligible to vest is determined by evaluation of the two performance-based vesting conditions on or before the second anniversary of the grant. Vesting occurs on a graded-vesting schedule, with 50% of the units vesting on the date the compensation committee of the Company certifies the vesting conditions and the remaining 50% vesting one year later. The expense related to these PSUs is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award. The fair value and compensation expense of each PSU is determined based on the closing market price of Time Inc.’s common stock on the NYSE Composite Tape on the date of grant discounted to exclude the estimated dividend yield during the vesting period.

As a result of the Merger, the PSUs will be deemed earned assuming achievement of performance at target and converted to a time-vested restricted stock unit settled in Meredith common stock, on the same terms and conditions. Under the terms of the PSUs, 50% of the award would vest on the second anniversary of the grant date (February 13, 2019) and the remaining 50% would vest on the third anniversary of the grant date

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(February 13, 2020). On January 8, 2018, the Compensation Committee approved the acceleration of the time vesting of the PSUs subject to the closing of the Merger.

On February 8, 2016, the Company adopted the Outperformance Plan pursuant to which OPPs were awarded under the 2014 Omnibus Incentive Compensation Plan.

The Outperformance Plan is designed to incentivize and reward executive officers and a small number of key senior executives for effecting the successful transformation of our business, as measured by the growth in our stock price over the performance period. Stock price performance under the Outperformance Plan is measured as the average closing price of our common stock between February 15, 2018 and March 15, 2018. Threshold performance level was established at $17 per share, representing a stock price increase of approximately 18% from the February 8, 2016 grant date stock price of $14.38, and target performance level was established at $20 per share. There is no payout at $17, but achievement and payouts are interpolated between 0% and 100% for performance between $17 and $20. The maximum performance level was established at $26 per share. Threshold for performance for the December 12, 2016 grant (which was issued under the 2016 Omnibus Incentive Compensation Plan) was increased to $18.50 but the payouts, target and maximum shares earned remain the same.

Each OPP represents the unfunded, unsecured right to receive one share of our common stock on the vesting date but carries no voting or dividend rights. The number of OPPs eligible to vest is determined by evaluation of the average closing share price of each trading day between February 15 and March 15, 2018. Vesting occurs on the date the Compensation Committee of the Company certifies the stock price performance. OPPs generally are eligible to vest (based on the stock price certified at the end of the performance period) on a pro rata basis if an employee terminates before the end of the performance period due to death or disability. Non-vested OPPs are generally forfeited upon termination for any other reason. The expense related to these OPPs is recognized on a straight-line basis over the performance period based on the grant date fair value. The fair value and compensation expense of each OPP is determined on date of grant by using the Monte Carlo valuation model. Total unrecognized compensation cost related to unvested Time Inc. OPPs as of December 31, 2017, without taking into account expected forfeitures, was $1 million and was expected to be recognized over a weighted-average period of approximately 0.25 years.

As a result of the Merger, the effect of a change in control on OPPs thereunder caused outstanding and unvested OPPs to be deemed earned based on the Merger Consideration as contemplated by the terms of the Outperformance Plan and become fully vested and converted into the right to receive an amount of cash equal to the total number of OPPs multiplied by the Merger Consideration. Each OPP that remained unvested at the time of the change in control was canceled.

The table below summarizes the weighted-average assumptions used to value Time Inc. stock options at their grant date:

	Year Ended December 31,
	2017	2016	2015
Expected volatility	N/A	27.89%	27.64%
Expected term to exercise from grant date (in years)	N/A	5.16	5.24
Risk-free rate	N/A	1.33%	1.67%
Expected dividend yield	N/A	5.16%	3.21%
Weighted average grant date fair value per option	N/A	$2.06	$4.49

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following tables summarize stock option activity for 2017 and 2016:

	Year Ended December 31, 2017
	Number of options (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2016	6,273	$17.50
Exercised	(928)	14.38
Forfeited or expired	(499)	19.98

Outstanding as of December 31, 2017	4,846	$17.85	7.43	$11,785

Exercisable as of December 31, 2017	2,413	$20.26	6.48	$3,274
Expected to vest as of December 31, 2017	2,013	$15.46	8.36	$7,019

	Year Ended December 31, 2016
	Number of options (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2015	2,794	$23.37
Granted	4,447	14.41
Forfeited or expired	(968)	20.23

Outstanding as of December 31, 2016	6,273	$17.50	8.80	$13,974

Exercisable as of December 31, 2016	978	$23.00	7.36	$—
Expected to vest as of December 31, 2016	4,366	$16.54	9.04	$11,435

Total unrecognized compensation cost related to unvested Time Inc. stock options as of December 31, 2017, without taking into account expected forfeitures, was $3 million and is expected to be recognized over a weighted-average period between one and two years.

We received $12 million related to the exercise of stock options and realized a related tax benefit of $1 million.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following tables summarize RSU activity for 2017 and 2016:

	Year Ended December 31, 2017
	Number of Shares/Units (in thousands)	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value (in thousands)
Unvested as of December 31, 2016	3,136	$16.46
Granted	1,267	17.15
Vested	(1,044)	16.94
Forfeited	(687)	16.70

Unvested as of December 31, 2017 (a)	2,672	$16.54	$49,289

Expected to vest as of December 31, 2017	1,935	$16.36	$35,707

	Year Ended December 31, 2016
	Number of Shares/Units (in thousands)	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value (in thousands)
Unvested as of December 31, 2015	3,057	$22.25
Granted	2,432	12.90
Vested	(1,355)	22.50
Forfeited	(998)	17.28

Unvested as of December 31, 2016 (a)	3,136	$16.46	$55,977

Expected to vest as of December 31, 2016	2,567	$16.47	$45,820

(a)	The weighted average contractual life of unvested RSUs at both December 31, 2017 and 2016 was one year.

Total unrecognized compensation cost related to unvested Time Inc. RSUs as of December 31, 2017, without taking into account expected forfeitures, was $26 million and is expected to be recognized over a weighted-average period between one and two years.

The following table sets forth the total intrinsic value of Time Inc. RSUs that vested during the years ended December 31, 2017, 2016 and 2015 (in millions):

	Year ended December 31,
	2017	2016	2015
RSUs	$18	$20	$31

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes OPP activity for 2017 and 2016:

	Year Ended December 31, 2017
	Number of Shares/Units (in thousands)	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value (in thousands)
Unvested as of December 31, 2016	739	$8.84
Forfeited	(125)	8.12

Unvested as of December 31, 2017 (a)	614	$8.98	$11,322

Expected to vest as of December 31, 2017	602	$8.98	$11,106

	Year Ended December 31, 2016
	Number of Shares/Units (in thousands)	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value (in thousands)
Unvested as of December 31, 2015	—	$—
Granted	921	8.70
Forfeited	(182)	8.12

Unvested as of December 31, 2016 (a)	739	$8.84	$13,185

Expected to vest as of December 31, 2016	606	$8.88	$10,823

(a)	The weighted average contractual life of unvested OPPs as of December 31, 2017 was less than one year and as of December 31, 2016 was one year.

Compensation expense recognized for our equity-based awards for the years ended December 31, 2017, 2016 and 2015 was as follows (in millions):

	Year Ended December 31,
	2017	2016	2015
RSUs	$16	$19	$30
Outperformance Plan	3	—	—
Stock options	3	5	4
Other	2	—	—

Total expense included in Operating income (loss)	$24	$24	$34

Income tax benefit recognized	$4	$9	$7

(a)

Compensation expense recognized within Costs of revenues were $4 million, $3 million, and $4 million for the years ended December 31, 2017, 2016 and 2015, respectively. Compensation expense recognized within Selling, general and administrative expenses were $20 million , $21 million and $30 million for the years ended December 31, 2017, 2016 and 2015, respectively.

14. BENEFIT PLANS

Defined Benefit Pension Plans

We participate in various funded and unfunded defined benefit plans, including international plans in the United Kingdom, Netherlands and Germany. Pension benefits under these plans are based on formulas that reflect the employees’ years of service and compensation during their employment period.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On October 19, 2015, we entered into a deed of guarantee (the “2015 Pension Support Agreement”) with IPC Media Pension Trustee Limited, the trustee of the IPC Media Pension Scheme, a defined benefit pension plan for certain of our current and former U.K. employees that is closed to new participants (the “IPC Plan”) effective upon the closing of the sale of the Blue Fin Building (or of IPC Magazines Group Limited, the subsidiary that owned the building) (the “Sale Closing”). The 2015 Pension Support Agreement replaced Time Inc. UK’s and IPC Magazines Group Limited’s then-existing agreement with the trustee of the IPC Media Pension Scheme (the “2014 Pension Support Agreement”), which was entered into in connection with the Spin-Off and, among other things, included certain restrictions on the use of the proceeds of any sale of the Blue Fin Building and required ongoing funding of the IPC Plan at the rate of £11 million per year. Pursuant to the 2015 Pension Support Agreement, we were no longer subject to any restrictions on such use of proceeds but agreed to make the following cash contributions to the IPC Plan: (1) £50 million ($75 million on payment date in November 2015) to be contributed within 30 days of a Sale Closing; (2) £11 million to be contributed annually until the sixth anniversary of the Sale Closing; (3) contributions on the sixth, seventh and eighth anniversaries of the Sale Closing calculated so as to eliminate the “self-sufficiency deficit,” if any, of the IPC Plan as of the eighth anniversary of the Sale Closing, determined assuming that the discount rate on the IPC Plan’s liabilities would be equivalent to 0.5% in excess of the then-prevailing rate on bonds issued by the U.K. Government (“gilts”); and (4) contributions between the eighth and fifteenth anniversaries of the Sale Closing calculated so as to eliminate the “risk-free self-sufficiency deficit,” if any, of the IPC Plan as of the fifteenth anniversary of the Sale Closing, determined assuming that the discount rate on the plan’s liabilities would be equivalent to the then-prevailing gilts rate. The “self-sufficiency deficit” is an estimate based on agreed-upon actuarial assumptions of the amount of a hypothetical one-time contribution that would provide high levels of assurance that the IPC Plan could fund all future benefit obligations as they come due with no further contributions using a discount rate that is 50 basis points higher than the expected return on gilts. The “risk-free self-sufficiency basis” uses a discount rate that is the same as the expected return on gilts. The “self-sufficiency deficit” and the “risk-free self-sufficiency basis” are subject to significant variation over time based on changes in actuarial assumptions such as interest rates, investment returns and other factors.

The 2015 Pension Support Agreement provides that Time Inc. will guarantee all of Time Inc. UK’s obligations under the IPC Plan and the 2015 Pension Support Agreement, including the above-described payment obligations, as well as the obligation to fund the IPC Plan’s “buyout deficit” (i.e., the amount that would be needed to purchase annuities to discharge the benefits under the plan) under certain circumstances. Specifically, Time Inc. would be required to deposit the buyout deficit into escrow or provide a surety bond or other suitable credit support if we were to experience a drop in our credit ratings to certain stipulated levels or if our debt in excess of $50 million were not to be paid when due or were to come due prior to its stated maturity as a result of a default (a “Major Debt Acceleration”), which could have a material adverse effect on our business, financial condition and results of operations. We would be permitted to recoup the escrowed funds under certain circumstances after a recovery in our credit ratings. However, if the Company or Time Inc. UK were to become insolvent, or if a Major Debt Acceleration were to occur (without being promptly cured and accompanied by a recovery in the Company’s credit ratings), any escrowed funds would be immediately contributed into the IPC Plan and we would be obligated to immediately contribute into the IPC Plan any shortfall in the buyout deficit amount.

On February 23, 2018, the Company entered into an agreement to sell Time Inc. UK. The sale is expected to close in March 2018. In connection with the sale of Time Inc. UK , a new agreement was reached among the IPC Plan Trustee, Time Inc., Time Inc. UK and IPC.

Our Board of Directors adopted the Time Inc. Excess Benefit Pension Plan for the accrued benefits of any employee who was actively employed by us on or after January 1, 2014 or who was receiving salary continuation or separation pay benefits from us on or after December 31, 2013. The Time Inc. Excess Benefit Pension Plan

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

was terminated and $22 million was paid in 2015 in respect of the settlement of our obligations under the plan. Accordingly, benefit obligations decreased with a corresponding decrease in unrecognized actuarial loss included within Accumulated other comprehensive loss, net on the Balance Sheets for the year ended December 31, 2015. A pre-tax loss of $6 million related to the settlement of these obligations was recognized within the Statements of Operations during the year ended December 31, 2015.

A summary of activity for substantially all of Time Inc.‘s defined benefit pension plans utilizing a measurement date of December 31, 2017 and 2016 is as follows (in millions):

Benefit Obligation

	International
	December 31,
	2017	2016
Change in benefit obligation:
Projected benefit obligation, beginning of year	$773	$693
Service cost	1	—
Interest cost	19	21
Actuarial (gain) loss	15	214
Benefits paid	(15)	(22)
Settlements and curtailments	(34)	—
Plan amendments	(4)	—
Foreign currency exchange rates	79	(133)

Projected benefit obligation, end of year	$834	$773

Accumulated benefit obligation, end of year	$820	$761

Plan Assets

	International
	December 31,
	2017	2016
Change in plan assets:
Fair value of plan assets, beginning of year	$729	$757
Actual return on plan assets	70	115
Employer contributions	15	15
Benefits paid	(15)	(22)
Settlements	(33)	—
Foreign currency exchange rates	78	(136)

Fair value of plan assets, end of year	$844	$729

Decreases in high quality corporate bond yields during 2017 caused decreases in the discount rates used to measure the projected benefit obligations of our pension plans, and together with slight increases in UK inflationary expectations led to actuarial losses in 2017. These losses were partially offset by actuarial gains from adopting the latest mortality tables in the UK. Strong asset returns during 2017 combined with employer funding led to a significant improvement in the financial position of our plans, moving them from a net underfunded position at the start of the year to a net overfunded position at December 31, 2017.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Funded Status

	International
	December 31,
	2017	2016
Funded status	$10	$(44)

Accumulated Benefit Obligation

	International Pension Benefits
	Funded Plans		Unfunded Plans		Total Plans
	December 31,		December 31,		December 31,
	2017	2016	2017	2016	2017	2016
Accumulated benefit obligation	$809	$750	$11	$11	$820	$761

Projected benefit obligation	$823	$762	$11	$11	$834	$773
Fair value of plan assets	844	729	—	—	844	729

Funded Status	$21	$(33)	$(11)	$(11)	$10	$(44)

As of December 31, 2017 and 2016, amounts included in Accumulated other comprehensive loss, net relating to benefit obligations were $310 million and $311 million, respectively, ($241 million and $242 million net of tax, respectively) consisting primarily of net actuarial losses.

Certain defined benefit pension plans have projected benefit obligations and accumulated benefit obligations in excess of their plan assets. As of December 31, 2017 and 2016, the projected benefit obligations for unfunded plans were $11 million, and the accumulated benefit obligations for unfunded plans were $11 million.

Components of Net Periodic Benefit Cost (Income)

Components of net periodic benefit cost (income) for the years ended December 31, 2017, 2016 and 2015 were as follows (in millions):

	Domestic			International			Total
	December 31,			December 31,			December 31,
	2017	2016	2015	2017	2016	2015	2017	2016	2015
Service cost	N/A	N/A	$—	$1	$—	$—	$1	$—	$—
Interest cost	N/A	N/A	—	19	21	26	19	21	26
Expected return on plan assets	N/A	N/A	—	(48)	(44)	(45)	(48)	(44)	(45)
Amortization of net loss	N/A	N/A	—	7	4	3	7	4	3
Settlement and curtailment (a)	N/A	N/A	6	12	—	—	12	—	6

Net periodic benefit cost (income)	N/A	N/A	$6	$(9)	$(19)	$(16)	$(9)	$(19)	$(10)

(a)	Settlement loss relates to the enhanced transfer value exercise for the IPC Plan for the year ended December 31, 2017.
N/A	- Not applicable as the Time Inc. Excess Benefit Pension Plan was terminated in 2015.

We are in the midst of a liability management exercise for the IPC Plan. The first tranche is an enhanced transfer value exercise, where pensioners were offered an one-time lump sum transfer payment to extinguish

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their liability from the pension plan. The enhanced transfer value exercise was carried out in the last quarter of 2017, with the majority of payments made in 2017. With this settlement event, previously unrecognized losses of approximately $12 million were recognized and reduced the net period benefit income for the year ended December 31, 2017.

Unrecognized Benefit Cost

The items reflected in Accumulated other comprehensive loss, net on the Balance Sheets and not yet recognized as a component of net periodic benefit cost are (in millions):

	International
	Year Ended December 31,
	2017	2016
Unrecognized actuarial loss	$314	$311
Unrecognized prior service credit	(4)	—

Total (a)	$310	$311

(a)	The amount expected to be recognized in net periodic benefit cost (credit) in 2018 is approximately a $17 million provision.

During the year ended December 31, 2017, the Company carried out a pension increase exchange for the IPC Plan, where pensioners are given the choice to swap some or all of their pension increases for a one-time increase to their pension payment. This resulted in the recognition of a prior service credit of $4 million.

Other Comprehensive Income (Loss)

The pre-tax amounts recognized in Other comprehensive income (loss) during the years ended December 31, 2017, 2016 and 2015 are (in millions):

	Year Ended December 31,
	2017		2016		2015
	Domestic	International	Domestic	International	Domestic	International
Current year actuarial (gain) loss	N/A	$(9)	N/A	$144	$—	$45
Amortization of actuarial loss	N/A	(7)	N/A	(4)	—	(3)
Settlement and curtailment loss	N/A	(12)	N/A	—	(6)	—
Prior service credit	N/A	(4)	N/A	—	—	—
Effects of changes in foreign currency exchange rates	N/A	31	N/A	(50)	—	(12)

Total recognized in other comprehensive income (loss)	N/A	$(1)	N/A	$90	$(6)	$30

N/A	- Not applicable as the Time Inc. Excess Benefit Pension Plan was terminated in 2015.

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Assumptions

Weighted-average assumptions used to determine benefit obligations for the years ended December 31, 2017 and 2016, and net periodic benefit costs for the years ended December 31, 2017, 2016 and 2015 were as follows:

	International
	Benefit Obligations		Net Periodic Benefit Costs
	2017	2016	2017	2016	2015
Discount rate	2.46%	2.61%	2.61%	3.80%	3.66%
Rate of compensation increase	3.50%	3.36%	3.36%	3.07%	2.97%
Expected long-term return on plan assets (a)	N/A	N/A	6.21%	6.53%	6.42%

N/A	- Not applicable.
(a)	Expected long-term return on plan assets is not applicable as to unfunded pension plans.

Pension expense is calculated using a number of actuarial assumptions, including an expected long-term rate of return on assets and a discount rate. In developing the expected long-term rate of return on plan assets, we considered long-term historical rates of return, our plan asset allocations as well as the opinions and outlooks of investment professionals and consulting firms. Projected returns by such consultants and economists are based on broad equity and bond indices. Our objective is to select an average rate of earnings expected on existing plan assets and expected contributions to the plan during the year. The expected long-term rate of return determined on this basis was 6.21% at the beginning of 2017. Our plan assets had a rate of return of approximately 9.32% in 2017 and an average annual return of approximately 9.02% over the three-year period 2015 through 2017. We regularly review our actual asset allocation and periodically re-balance our investments to meet our investment strategy.

The value (“market-related value”) of plan assets is multiplied by the expected long-term rate of return on assets to compute the expected return on plan assets, a component of net periodic pension cost. The market-related value of plan assets is a calculated value that recognizes changes in fair value over three years.

Based on the composition of our assets at the end of the year, we estimated our 2018 expected long-term rate of return to be 5.07%, a decrease from 6.21% in 2017. If the expected long-term rate of return on our plan assets were decreased by 25 basis points to 5.96% in 2017, pension expense would have increased by approximately $2 million in 2017 for our pension plans. Our funding requirements would not have been materially affected.

Historically, we estimated service and interest costs utilizing a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation at the beginning of the period. The discount rates on our international plans were determined by matching the plan’s liability cash flows to rates derived from high-quality corporate bonds available at the measurement date. To determine our discount rate used to measure our benefit obligations, we projected cash flows based on annual accrued benefits. For active participants, the benefits under the respective pension plans were projected to the date of expected termination. The projected plan cash flows were discounted to the measurement date, which was the last day of our fiscal year, using the annual spot rates derived from high-quality corporate bonds available at the measurement date. A single discount rate was then computed so that the present value of the benefit cash flow equaled the present value computed using the rate curves. This single discount rate was then used to compute the service and interest cost components of net periodic pension benefit cost.

Effective December 31, 2015, we changed our estimate of the service and interest cost components of net periodic benefit cost for our pension benefit plans. Previously, we estimated service and interest costs utilizing a

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single weighted-average discount rate derived from the yield curve used to measure the benefit obligation at the beginning of the period. The new estimate utilizes a full yield curve approach in the estimation of these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. The new estimate provides a more precise measurement of future service and interest costs by improving the correlation between projected benefit cash flows and the corresponding spot yield curve rates. The change does not affect the measurement of our pension benefit obligations and it is accounted for as a change in accounting estimate, which is applied prospectively.

The weighted average discount rate was 2.46% for our international plans as of December 31, 2017. If the expected discount rate decreased by 25 basis points for our international plans, pension expense would have increased by less than $1 million as of December 31, 2017 and our pension obligation would have increased by approximately $46 million.

We will continue to evaluate all of our actuarial assumptions, generally on an annual basis, and will adjust as necessary. Actual pension expense will depend on future investment performance, changes in future discount rates, the level of contributions we make and various other factors.

The percentage of asset allocations of our funded pension plans at December 31, 2017 and 2016, by asset category, were as follows:

	December 31,
	2017	2016
Asset Allocations of Funded Pension Plans
Equity securities	30%	57%
Debt securities	17%	29%
Other (a)	53%	14%

Total	100%	100%

(a)	Other primarily includes pooled investment funds.

Fair Value of Plan Assets

The following table sets forth by level, within the fair value hierarchy described in Note 5, “Fair Value Measurements,” the assets held by our defined benefit pension plans, as of December 31, 2017 and 2016 (in millions):

	December 31, 2017				December 31, 2016
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Pooled Investments:
Equity securities	$—	$252	$—	$252	$—	$413	$—	$413
Fixed income securities	—	465	—	465	—	215	—	215
Other	10	103	—	113	—	86	—	86
Guaranteed Investment Contract	—	14	—	14	—	15	—	15

Total	$10	$834	$—	$844	$—	$729	$—	$729

We utilize primarily the market approach for determining recurring fair value measurements. Our pension plan investments are held primarily in pooled investment funds where fair value has been determined using net

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asset values at period end. The remainder of our pension assets are held through a guaranteed investment contract where fair value has been determined based on the higher of the surrender value of the contract or the present value of the underlying bonds based on a discounted cash flow model. For investments held at the end of the reporting period that are measured at fair value on a recurring basis, there were no transfers between levels from 2016 to 2017. Our funded pension plans have no investments classified within Level 3 of the valuation hierarchy.

Target asset allocations for our defined benefit pension plans as of December 31, 2017 and 2016 were approximately 30% and 64% equity investments, respectively, 17% and 34% fixed income investments, respectively, and 53% and 2% other investments, respectively. In 2017, the IPC Plan changed its investment strategy and as a result, the strategic allocation changed.

At both December 31, 2017 and December 31, 2016, the defined benefit pension plans’ assets did not include any securities issued by Time Inc.

Expected Cash Flows

After considering the funded status of our defined benefit pension plans, movements in the discount rate, investment performance and related tax consequences, we may choose to make contributions to our pension plans in any given year. We made cash contributions of $15 million and $15 million to our funded defined benefit pension plans during the years ended December 31, 2017 and 2016, respectively. For our unfunded plans, contributions will continue to be made to the extent benefits are paid. We currently anticipate we will make contributions to certain international defined benefit pension plans of $15 million in 2018, pursuant principally to U.K. regulatory funding requirements plus any additional contributions which may be agreed upon as part of any funding agreement with the IPC Plan trustees if Time Inc. UK is sold.

Information about the expected benefit payments for our defined benefit plans is as follows (in millions):

	2018	2019	2020	2021	2022	2022-2026
Expected benefit payments	$15	$15	$17	$19	$20	$120

Defined Contribution Plans

We have certain domestic and international defined contribution plans for which the expense amounted to $26 million, $29 million and $29 million in 2017, 2016 and 2015, respectively. Our contributions to the savings plans are based primarily on a percentage of the employees’ elected contributions and are subject to plan provisions.

Compensation Plans

We have unfunded, non-qualified deferred compensation plans providing for the deferral compensation of certain highly compensated employees. The Time Inc. Supplemental Saving Plan permits eligible employees who participate in the Time Inc. Savings Plan, our 401(k) plan, to defer compensation in excess of the qualified plan deferral limits. Deferrals in excess of the IRS tax qualified plan limit, but less than $500,000, receive a company matching deferral of up to 5% of eligible compensation that vests with two years of company service. The Time Inc. Deferred Compensation Plan is a frozen plan under which participants were permitted to defer certain bonuses. No actual monies are set aside in respect of the deferred compensation plans and participants have no rights to company assets in respect of plan liabilities in excess of a general unsecured creditor. Deferrals are recorded and credited with the returns on deemed investments on hypothetical investments in the Time Inc. Savings Plan funds designated by each participant. Accordingly the liabilities associated with the plan fluctuate

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with hypothetical yields of the underlying investments. Liabilities for the uncollateralized plan balances that remain a contractual obligation of the Company, were approximately $32 million and $34 million at December 31, 2017 and 2016, respectively, of which approximately $6 million and $6 million, respectively, were reflected within Accounts payable and accrued liabilities and approximately $26 million and $28 million, respectively, were reflected within Other noncurrent liabilities on the accompanying Balance Sheets.

Deed of Guarantee

We are party to a deed of guarantee with the trustees of a defined benefit pension plan for certain of our current and former U.K. employees (which is closed to new participants). Under the deed of guarantee, we would be obligated to fund the pension plan’s “buyout deficit” (i.e., the amount that would be needed to purchase annuities to discharge the benefits under the plan) under certain circumstances. Specifically, we would be required to deposit the buyout deficit into escrow or provide a surety bond or other suitable credit support if we were to experience a drop in our long-term unsecured senior debt credit ratings to Caa1 or below from Moody’s and to CCC+ or below from Standard & Poor’s, or if our debt in excess of $50 million were not to be paid when due or were to come due prior to its stated maturity as a result of a default. As of December 31, 2017, our long-term unsecured senior debt credit rating was B2 from Moody’s and B from Standard & Poor’s and we have not defaulted on any payments of our debt. Therefore we were not required to fund the pension plan’s buyout deficit. If we had been required to fund the buyout deficit on December 31, 2017, the amount would have been approximately £277 million. The amount of the buyout deficit is determined by many factors, including but not limited to the fair value of plan assets, actuarial assumptions, interest rates and inflation rates.

15.	RESTRUCTURING AND SEVERANCE COSTS

Our Restructuring and severance costs relate primarily to employee termination costs and other exit costs. On August 8, 2017, the Company announced a strategic transformation program with the majority of initiatives expected to be implemented within the first 18 months after the program launch. We anticipate additional Restructuring and severance costs related to the strategic transformation program, but are currently unable to estimate the total amount expected to be incurred. The status and scope of the strategic transformation program is under review by Meredith.

For the year ended December 31, 2017, Restructuring and severance costs were a total of $80 million primarily due to previously announced cost savings initiatives, the strategic transformation program and other exit costs related to vacating certain real estate leases. Restructuring and severance costs for the years ended December 31, 2016 and 2015 were $77 million and $191 million, respectively.

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Selected information relating to Restructuring and severance costs is as follows (in millions):

	Employee Terminations	Other Exit Costs	Total
Remaining liability as of December 31, 2014	$95	$7	$102
Net accruals	49	142	191
Non-cash adjustments(a)	(2)	8	6
Cash paid	(76)	(15)	(91)

Remaining liability as of December 31, 2015	$66	$142	$208

Net accruals	76	1	77
Non-cash adjustments(a)	(7)	1	(6)
Cash paid	(65)	(116)	(181)

Remaining liability as of December 31, 2016	$70	$28	$98

Net accruals	79	1	80
Non-cash adjustments(a)	2	1	3
Cash paid	(92)	(23)	(115)
Liabilities held for sale(b)	(3)	(1)	(4)

Remaining liability as of December 31, 2017	$56	$6	$62

(a)	Non-cash adjustments relate primarily to the effect of foreign exchange rate changes and the settlement of certain employee-related equity instruments.
(b)	Liabilities held for sale related to Time Inc. UK and the Golf brand.

The liability balance for employee terminations relates primarily to our cost re-engineering initiatives announced in June 2017 and the realignment program announced in July 2016 to unify and centralize the editorial, advertising sales and brand development organizations. As of December 31, 2017, the liability balance for other exit costs relates primarily to costs estimated to be incurred in connection with our restructuring activities and exit of our previous headquarters.

As of December 31, 2017, of the $62 million liability, $56 million was classified as current liabilities on the Balance Sheet, with the remaining $6 million classified as noncurrent liabilities. Amounts classified as noncurrent liabilities are expected to be paid through 2020 and relate primarily to severance costs. During the year ended December 31, 2017, we reversed $11 million of Restructuring and severance costs primarily due to a bankruptcy claim distribution, securing a tenant for a vacant floor in the UK, the termination of leases at the Time and Life Building and another leased property and modifications of certain employee termination agreements. During the year ended December 31, 2016, we reversed $14 million of Restructuring and severance costs primarily due to changes in estimates related to and settlement of certain lease obligations and, to a lesser extent, due to modifications to certain employee termination agreements. During the year ended December 31, 2015, we reversed $10 million of Restructuring and severance costs due to both modifications to certain employee termination agreements and settlement of certain lease obligations.

In March 2016, we negotiated a settlement and made the related payment to our landlord to settle our obligations for certain floors of another leased property for $9 million and reversed $3 million of restructuring expense. In connection with our exit from the Time and Life Building in November 2015, we entered into an agreement with the landlord which gave us an option to surrender certain floors for $86 million. We exercised this option and made the related payment in January 2016. Additionally, as a result of these agreements, our minimum rental obligations were reduced by $77 million. These rental obligations were payable through 2017.

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In July 2016, we announced an extensive realignment program that is intended to unify and centralize the editorial, advertising sales and brand development organizations. For the year ended December 31, 2016, the $77 million net Restructuring and severance costs related primarily to the July 2016 realignment.

Restructuring charges in 2015 related to both severance costs and exit costs. Severance costs related to various employee terminations. Exit costs related primarily to the remaining rent obligations at the Time and Life Building, our former corporate headquarters at 1271 Avenue of the Americas, when we ceased use of the premises in the fourth quarter of 2015.

16.	COMMITMENTS AND CONTINGENCIES

Commitments

We have commitments under certain firm contractual arrangements (“firm commitments”) to make future payments. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. Our commitments not recorded on the Balance Sheets consist primarily of operating lease arrangements, talent commitments and purchase obligations for goods and services. Our other commitments, which are recorded on our Balance Sheets, consist primarily of debt and pension obligations. Our commitments expected to be paid over the next five years and thereafter are as follow (in millions):

	Payments Due In
	2018	2019	2020	2021	2022	Thereafter	Total
Operating leases(a)	$63	$60	$57	$59	$54	$482	$775
Administrative and other(b)	72	18	14	10	—	3	117
Debt obligations(c)	73	73	73	73	534	870	1,696
Benefit plans(d)	15	15	17	19	20	120	206

Total commitments(e)	$223	$166	$161	$161	$608	$1,475	$2,794

(a)

We have long-term, non-cancelable operating lease commitments for office space, studio facilities and equipment through 2032. Future minimum operating lease payments have been reduced by future minimum sublease income of $10 million in 2018, $11 million in 2019, $10 million in 2020, $6 million in 2021, $11 million in 2022 and $30 million thereafter. Noncancellable sublease income is committed through 2025. Rent expense was $57 million, $71 million and $103 million for the years ended December 31, 2017, 2016 and 2015, respectively. We began paying rent for our 225 Liberty Street lease in New York, NY in 2018.

(b)	Administrative and other relate primarily to (1) minimum guarantee revenue share payments to our advertising and content partners and (2) information technology and licensed services obligations.
(c)

Includes future payments of principal and interest due on our Term Loan and the 5.75% Senior Notes and 7.50% Senior Notes. Interest on variable rate debt is calculated based on the prevailing interest rate as of December 31, 2017. In connection with the closing of the Merger, we redeemed the 5.75% Senior Notes and the 7.50% Senior Notes and repaid the Term Loan under our Amended and Restated Credit Agreement.

(d)

Accrued benefit liability for pension and other postretirement benefit plans is affected by, among other items, statutory funding levels, changes in plan demographics, discount rates and assumptions and investment returns on plan assets. A portion of the payments under our Company-sponsored qualified pension plans will be made out of existing assets of the pension plans and not Company cash.

(e)

The contractual obligations table above does not include any liabilities for uncertain income tax positions as we are unable to reasonably predict the ultimate amount or timing of settlement of these liabilities. At December 31, 2017, the liability for uncertain tax positions was $35 million, excluding the related accrued interest liability of $12 million and deferred tax assets of $6 million. See Note 10, “Income Taxes,” to the accompanying financial statements. Additionally, the contractual obligations table above does not include

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any liabilities under our Revolving Credit Facility except for customary unused fees. The Revolving Credit Facility was undrawn as of December 31, 2017, except for the $3 million in letters of credit issued thereunder and we cannot reasonably predict any potential draw downs on the Revolving Credit Facility. In addition to the letters of credit under the Revolving Credit Facility we maintain letters of credit under various financial institutions which were insignificant as of December 31, 2017. Certain of our foreign subsidiaries have access to lines of credit, of which $9 million was outstanding as of December 31, 2017.

Legal Proceedings

In the ordinary course of business, we are defendants in or parties to various legal claims, actions and proceedings. These claims, actions and proceedings are at varying stages of investigation, arbitration or adjudication, and involve a variety of areas of law.

On March 10, 2009, Anderson News L.L.C. and Anderson Services L.L.C. (collectively, “Anderson News”) filed an antitrust lawsuit in the U.S. District Court for the Southern District of New York (the “District Court”) against several magazine publishers, distributors and wholesalers, including Time Inc. and one of its subsidiaries, Time Inc. Retail (formerly Time/Warner Retail Sales & Marketing, Inc.) (“TIR”). Plaintiffs allege that defendants violated Section 1 of the Sherman Antitrust Act by engaging in an antitrust conspiracy against Anderson News, as well as other related state law claims. Specifically, plaintiffs allege that defendants conspired to reduce competition in the wholesale market for single-copy magazines by rejecting the magazine distribution surcharge proposed by Anderson News and another magazine wholesaler and refusing to distribute magazines to them. Plaintiffs are seeking (among other things) an unspecified award of treble monetary damages against defendants, jointly and severally. On August 2, 2010, the District Court granted defendants’ motions to dismiss the complaint with prejudice and, on October 25, 2010, the District Court denied Anderson News’ motion for reconsideration of that dismissal. On November 8, 2010, Anderson News appealed and, on April 3, 2012, the U.S. Court of Appeals for the Second Circuit (the “Circuit Court”) vacated the District Court’s dismissal of the complaint and remanded the case to the District Court. On January 7, 2013, the U.S. Supreme Court denied defendants’ petition for writ of certiorari to review the judgment of the Circuit Court vacating the District Court’s dismissal of the complaint. In February 2014, Time Inc. and several other defendants amended their answers to assert antitrust counterclaims against plaintiffs. On December 19, 2014, the defendants filed a motion for summary judgment on Anderson News’ claims and Anderson News filed a motion for summary judgment on the antitrust counterclaim. On August 20, 2015, the District Court granted the defendants’ motion for summary judgment on Anderson News’ claims and granted Anderson News’ motion for summary judgment on the defendants’ antitrust counterclaim. On August 25, 2015, Anderson News filed a notice with the Circuit Court appealing the District Court’s dismissal of Anderson News’ claims, and on September 14, 2015, the defendants filed a notice with the Circuit Court appealing the District Court’s dismissal of the defendants’ antitrust counterclaim. On December 8, 2015, Anderson News filed its appellate brief with the Circuit Court and on March 8, 2016, the defendants filed their appellate briefs with the Circuit Court. Anderson’s reply brief was filed on May 9, 2016 and the defendants’ sur-reply brief was filed on May 23, 2016. Oral argument on the appeal was held on December 2, 2016. We are awaiting the court’s decision.

On November 14, 2011, our retail distribution operations, TIR and several other magazine publishers and distributors filed a complaint in the U.S. Bankruptcy Court for the District of Delaware against Anderson Media Corporation, the parent company of Anderson News L.L.C. and Anderson Services L.L.C., collectively, “Anderson News,” and several Anderson News affiliates. Plaintiffs, acting on behalf of the Anderson News bankruptcy estate, seek to avoid and recover in excess of $70 million that they allege Anderson News transferred to the Anderson News-affiliated insider defendants in violation of the United States Bankruptcy Code and Delaware state law prior to the involuntary bankruptcy petition filed against Anderson News by certain of its creditors. On December 28, 2011, the defendants moved to dismiss the complaint. On June 5, 2012, the court

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denied defendants’ motion. On November 6, 2013, the bankruptcy court lifted the automatic stay barring claims against the debtor, allowing Time Inc. and others to pursue an antitrust counterclaim against Anderson News in the antitrust action brought by Anderson News in the U.S. District Court for the Southern District of New York (described above).

On October 26, 2010, the Canadian Minister of National Revenue denied the claims by TIR for input tax credits in respect of goods and services tax that TIR had paid on magazines it imported into and had displayed at retail locations in Canada during the years 2006 to 2008, on the basis that TIR did not own those magazines and issued Notices of Reassessment in the amount of approximately C$52 million. On January 21, 2011, TIR filed an objection to the Notices of Reassessment with the Chief of Appeals of the Canada Revenue Agency (“CRA”), arguing that TIR claimed input tax credits only in respect of goods and services tax it actually paid and, regardless of whether its payment of the goods and services tax was appropriate or in error, it is entitled to a rebate for such payments. On September 13, 2013, TIR received Notices of Reassessment in the amount of C$26.9 million relating to the disallowance of input tax credits claimed by TIR for goods and services tax that TIR had paid on magazines it imported into and had displayed at retail locations in Canada during the years 2009 to 2010. On October 22, 2013, TIR filed an objection to the Notices of Reassessment received on September 13, 2013 with the Chief of Appeals of the CRA, asserting the same arguments made in the objection TIR filed on January 21, 2011. Beginning in 2015, the collections department of the CRA requested payment of both assessments plus accrued interest or the posting of sufficient security. In each instance, TIR responded by stating that collection should remain stayed pending resolution of the issues raised by TIR’s objection. On February 8, 2016, the Company filed an application for a remission order with the International Trade Policy Division of Finance Canada to seek relief from the assessments and the CRA’s collection efforts. On February 12, 2016, TIR filed a complaint with the Office of the Taxpayers’ Ombudsman about the CRA’s failure for more than five years to rule on TIR’s objections to the reassessments. TIR requested that the Ombudsman Office recommend to the CRA that the reassessments be vacated or the CRA support TIR’s application for a remission order. On March 2, 2016, the CRA proposed that the Tax Court of Canada resolve the issue of whether TIR or the publishers are entitled to the input tax credits. On March 9, 2016, TIR agreed to the proposal. On May 6, 2016, TIR filed a Notice of Appeal with the Tax Court of Canada of the assessments issued by the CRA and on July 25, 2016, the CRA filed a Reply to TIR’s Notice of Appeal. On March 31, 2017, the Company and the CRA jointly proposed a timetable for the completion of certain pre-trial steps related to this matter, which was approved by the Tax Court. In accordance with the timetable, on April 28, 2017, TIR filed an Amended Notice of Appeal of the assessments. On June 30, 2017, the CRA filed a Reply to TIR’s Amended Notice of Appeal and the Company filed an answer to the CRA reply on July 10, 2017. The parties are currently engaged in discovery. Including interest accrued on both reassessments, the total reassessment by the CRA for the years 2006 to 2010 was C$91 million as of November 30, 2015.

On October 3, 2012, Susan Fox filed a class action complaint (the “Complaint”) against Time Inc. in the United States District Court for the Eastern District of Michigan alleging violations of Michigan’s Video Rental Privacy Act (“VRPA”) as well as claims for breach of contract and unjust enrichment. The VRPA limits the ability of entities engaged in the business of selling, renting or lending retail books or other written materials from disclosing to third parties certain information about customers’ purchase, lease or rental of those materials. The Complaint alleges that Time Inc. violated the VRPA by renting to third parties lists of subscribers to various Time Inc. magazines. The Complaint sought injunctive relief and the greater of statutory damages of $5,000 per class member or actual damages. On December 3, 2012, Time Inc. moved to dismiss the Complaint on the grounds that it failed to state claims for relief and because the named plaintiff lacked standing because she suffered no injury from the alleged conduct. On August 6, 2013, the court granted, in part, and denied, in part, Time Inc.’s motion, dismissing the breach of contract claim but allowing the VRPA and unjust enrichment claims to proceed. On November 11, 2013, Rose Coulter-Owens replaced Susan Fox as the named plaintiff. On March 13, 2015, the plaintiff filed a motion seeking to certify a class consisting of all Michigan residents who

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between March 31, 2009 and November 15, 2013 purchased a subscription to Time, Fortune or Real Simple magazines through any website other than Time.com, Fortune.com and RealSimple.com. On July 27, 2015, the court granted plaintiff’s motion to certify the class, which we estimate to comprise approximately 40,000 consumers. On August 31, 2015, Time Inc. and the plaintiff moved for summary judgment and on October 1, 2015 both parties filed briefs in opposition to their adversaries’ motions. On February 16, 2016, the court granted Time Inc.‘s motion for summary judgment and dismissed the case. On March 16, 2016, the plaintiff filed a notice with the Circuit Court appealing the District Court’s dismissal of plaintiff’s claims. On May 26, 2016, Time Inc. filed a motion to dismiss the appeal on the ground that plaintiff lacked standing to pursue her claims. On September 22, 2016, the Motions Part of the Circuit Court issued an order directing that Time Inc.‘s motion to dismiss the appeal should be decided by the appellate panel that was assigned the plaintiff’s appeal on the merits. On November 4, 2016, plaintiff filed her appellate brief and on December 21, 2016, Time Inc. filed its opposition to plaintiff’s appeal and a cross-appeal to the District Court’s order certifying the class. Plaintiff filed a reply and opposition to Time Inc.‘s class certification appeal on February 6, 2017 and Time Inc. filed a sur-reply on February 20, 2017. Oral argument on the appeal was heard on April 26, 2017. On June 26, 2017, the Circuit Court affirmed the District Court’s decision granting Time Inc. summary judgment. On February 19, 2016, the same law firm representing Coulter-Owens filed another class action, entitled Perlin v. Time Inc., in the United States District Court for the Eastern District of Michigan alleging violations of the VRPA as well as a claim for unjust enrichment. This lawsuit was filed on behalf of Michigan residents who purchased subscriptions directly from Time Inc. On May 6, 2016 and May 31, 2016, Time Inc. moved to dismiss the Complaint. Perlin filed an opposition brief on June 27, 2016 and Time Inc. filed its reply brief on July 11, 2016. On February 15, 2017, the Court denied Time Inc.‘s motion to dismiss and on March 1, 2017, Time Inc. answered the Complaint. Discovery is currently ongoing and is currently scheduled to be completed in March 2018.

We intend to vigorously defend against or prosecute the matters described above.

In July 2017 and November 2017, the Company received subpoenas from the Enforcement Division of the staff of the SEC requiring us to provide documents relating to our accounting for goodwill and asset impairments, restructuring and severance costs, and our analysis and reporting of our segments. The Company is cooperating with the SEC in the investigation. Management cannot at this time predict the eventual scope or outcome of this matter.

We establish an accrued liability for specific matters, such as a legal claim, when we determine both that a loss is probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters. In view of the inherent difficulty of predicting the outcome of litigation, claims and other matters, we often cannot predict what the eventual outcome of a pending matter will be, or what the timing or results of the ultimate resolution of a matter will be. Accordingly, for the matters described above, we are unable to predict the outcome or reasonably estimate a range of possible loss.

Income Tax Uncertainties

Our operations are subject to tax in various domestic and international jurisdictions and are regularly audited by federal, state, local and foreign tax authorities. We believe we have appropriately accrued for the expected outcome of all pending tax matters and do not currently anticipate that the ultimate resolution of pending tax matters will have a material adverse effect on our financial condition, future results of operations or liquidity. In connection with the Spin-Off, we entered into a Tax Matters Agreement with Time Warner that may require us to indemnify Time Warner for certain tax liabilities for periods prior to the Spin-Off.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Merger Fees

In evaluating expressions of interest for the sale of the Company, we engaged certain financial advisers and will pay them a fee for their services, a portion of which is contingent upon consummation of a transaction. Upon the closing of the Merger, we paid $34 million to these advisers.

17.	RELATED PARTY TRANSACTIONS

We have entered into certain transactions in the ordinary course of business with unconsolidated investees accounted for under the equity-method of accounting. Receivables due from related parties were $1 million and $2 million at December 31, 2017 and 2016, respectively. Payables due to related parties were $1 million at December 31, 2017 and 2016.

Revenues and expenses resulting from transactions with related parties consisted of the following (in millions):

	Year Ended December 31,
	2017	2016	2015
Revenues	$10	$6	$6
Expenses	3	1	—

Relationship with Time Warner

Through the date of the Spin-Off, we had certain related party relationships with Time Warner and its subsidiaries. In conjunction with the Spin-Off, we entered into the Separation and Distribution Agreement, Transition Services Agreement (“TSA”), Tax Matters and Employee Matters Agreement with Time Warner to effect the Spin-Off and to provide a framework for our relationship with Time Warner subsequent to the Spin-Off. We do not consider Time Warner to be a related party subsequent to the Spin-Off. The most significant related party relationships and subsequent relationships with Time Warner are discussed further below.

We entered into a Tax Matters Agreement with Time Warner that governs the parties’ rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, non-income taxes and related tax returns. Under the Tax Matters Agreement, we will indemnify Time Warner for (1) all taxes of Time Inc. and its subsidiaries for all periods after the Spin-Off and (2) all taxes of the Time Warner group for periods prior to the Spin-Off to the extent attributable to Time Inc. or its subsidiaries.

We entered into an Employee Matters Agreement that governs ours and Time Warner’s obligations with respect to employment, compensation and benefit matters for certain employees. The Employee Matters Agreement addresses the allocation and treatment of assets and liabilities relating to employees and compensation and benefit plans and programs in which our employees participated prior to the Spin-Off. The Employee Matters Agreement also governs the transfer of employees between Time Warner and us in connection with the Spin-Off, and also sets forth certain obligations for reimbursements and indemnities between Time Warner and us.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.	ADDITIONAL FINANCIAL INFORMATION

Additional financial information with respect to certain balances included in the Financial Statements herein is as follows (in millions):

	December 31,
	2017	2016
Inventories, net of reserves:
Raw materials—paper	$21	$30
Finished goods	1	1

Total inventories, net of reserves	$22	$31

	December 31,
	2017	2016
Prepaid expenses and other current assets:
Prepaid commissions	$18	$18
Prepaid production costs	16	20
Postage deposits	10	12
Prepaid income taxes	8	6
Notes receivables	2	1
Barter assets	3	4
Other prepaid expenses and other current assets	27	49

Total prepaid expenses and other current assets	$84	$110

	December 31,
	2017	2016
Other assets:
Deferred tax assets	$13	$19
Pension assets(a)	25	—
Cost-method investments	9	6
Notes receivables(b)	—	10
Other tax assets	6	6
Display racks	4	4
Equity-method investments	—	9
Other noncurrent assets	13	12

Total other assets	$70	$66

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	December 31,
	2017	2016
Accounts payable and accrued liabilities:
Accounts payable	$199	$232
Accrued compensation	112	126
Restructuring and severance	56	89
Rebates and allowances	32	43
Distribution expenses payable	5	28
Liability to Time Warner	25	24
Accrued other taxes	15	18
Accrued interest	11	7
Deferred gain (c)	—	8
Barter liabilities	4	4
Put option liability (d)	10	—
Other current liabilities	25	19

Total accounts payable and accrued liabilities	$494	$598

	December 31,
	2017	2016
Other noncurrent liabilities:
Deferred rent	$138	$112
Deferred gain (c)	—	64
Noncurrent tax reserves and interest	44	38
Noncurrent deferred compensation	26	28
Noncurrent pension and postretirement liabilities (a)	16	44
Restructuring and severance	6	9
Put option liability (d)	—	10
Other noncurrent liabilities	22	23

Total other noncurrent liabilities	$252	$328

	Year Ended December 31,
	2017	2016	2015
Interest expense, net:
Interest expense	$74	$70	$77
Interest income	(3)	(2)	—

Total interest expense, net	$71	$68	$77

	Year Ended December 31,
	2017	2016	2015
Other (income) expense, net:
(Income) loss on equity-method investments	$4	$20	$8
(Gain) loss on extinguishment of debt	3	(4)	(2)
Investment (gains) losses, net	4	3	(4)
Cost method investment impairment	4	—	—
Other (income) expense	—	(1)	—

Total other (income) expense, net	$15	$18	$2

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31,
	2017	2016	2015
Cash Flows:
Cash payments made for income taxes	$10	$5	$36
Income tax refund received	(5)	(62)	(1)

Cash tax (receipts) payments, net	$5	$(57)	$35

Cash payments made for interest	$63	$66	$75
Interest income received	(3)	(2)	—

Cash interest (receipts) payments, net	$60	$64	$75

(a)	See Note 14, “Benefit Plans,” for more information on Pension asset and Noncurrent pension and postretirement liabilities.
(b)

Notes receivable relates primarily to a loan we provided of £10 million to a printing vendor for our U.K. operations to assist in financing its purchase of the printing facilities of our former printing vendor in June 2016. The loan was provided in order to maintain continuity in printing operations for our U.K. business. The interest rate on the loan is 8% per annum and has a term of five years with principal repayments of £0.3 million per quarter and £5 million at the end of the five year term. As of December 31, 2017, for the UK printer vendor Notes receivable, $1 million within Prepaid expenses and other current assets and $10 million within Other assets were reclassed to Assets held for sale as of December 31, 2017.

(c)

The Deferred gain related to the sale-leaseback of the Blue Fin Building that was completed in the fourth quarter of 2015 and will be recognized ratably over the lease term through 2025. The deferred gain was classified within Liabilities held for sale at December 31, 2017.

(d)	The put option liability is payable in November 2018 and therefore classified as current at December 31, 2017.

19.	SEGMENT INFORMATION

An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, and that has discrete financial information that is regularly reviewed by the chief operating decision maker in deciding how to allocate resources and assess performance. Our chief operating decision maker is our President and Chief Executive Officer. The chief operating decision maker evaluates performance and makes operating decisions about allocating resources based on consolidated financial data. Accordingly, our management has determined that we have one operating segment and therefore one reportable segment.

Revenues in different geographical areas are as follows (in millions):

	Year Ended December 31,
	2017	2016	2015
Revenues (a)
United States	$2,419	$2,674	$2,640
United Kingdom	270	313	370
Other international	86	89	93

Total revenues	$2,775	$3,076	$3,103

(a)	Revenues are attributed to countries based on location of customer.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Long-lived tangible assets in different geographical areas are as follows (in millions):

	December 31,
	2017	2016
Long-lived assets (a)
United States	$314	$305
United Kingdom	25	28
Other international	5	3

Total long-lived assets	$344	$336

(a)	Reflects total assets less current assets, Goodwill, Intangible assets, net, investments and non-current deferred tax assets.

Net assets in different geographical areas are as follows (in millions):

	December 31,
	2017	2016
Net assets
United States	$1,344	$1,316
United Kingdom	151	125
Other international	(5)	(1)

Total net assets	$1,490	$1,440

20.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through February 23, 2018, which is the date the Financial Statements were available to be issued.

Merger

On November 26, 2017, the Company entered into the Merger Agreement with Meredith, and Gotham Merger Sub, Inc., a wholly owned subsidiary of Meredith, providing for the merger with the Company continuing as the surviving corporation and a wholly owned subsidiary of Meredith. Pursuant to the Merger Agreement, on December 12, 2017, Purchaser commenced a tender offer to acquire any and all issued and outstanding shares of common stock of the Company for the right to receive $18.50 in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, filed as exhibits to the Tender Offer statement on Schedule TO (as amended or supplemented from time to time) filed by Meredith with the SEC on December 12, 2017. The Merger closed on January 31, 2018.

In connection with the closing of the Merger, we redeemed the 5.75% Senior Notes and the 7.50% Senior Notes and repaid the Term Loan under our Amended and Restated Credit Agreement. In addition, as a result of the Merger, (i) the effect of the change in control on RSUs caused outstanding and unvested units to be converted into a restricted stock units settled in Meredith common stock, on the same terms and conditions (including applicable vesting requirements) as applied to each RSU immediately prior to the change in control, (ii) the PSUs were deemed earned assuming achievement of performance at target and converted to a time-vested restricted stock unit settled in Meredith common stock, on the same terms and conditions and (iii) the effect of a change in control on OPPs thereunder caused outstanding and unvested OPPs to be deemed earned based on the Merger Consideration as contemplated by the terms of the Outperformance Plan and become fully vested and converted

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

into the right to receive an amount of cash equal to the total number of OPPs multiplied by the Merger Consideration. See Note 13, “Equity-Based Compensation” to the accompanying Financial Statements.

On February 6, 2018, Meredith entered into a long-term agreement with CDS Global to provide magazine fulfillment and related services for all of its brands, including those acquired as part of the merger with Time Inc. As a result, all Time Inc. brands fulfilled by Time Customer Service (“TCS”), Time Inc.‘s existing fulfillment operations, are planned to be transitioned in phases to CDS Global. The transition will be ongoing at least over the course of the year and is scheduled to begin in the spring of 2018. Meredith is moving forward with a plan to close down the TCS operations within one year.

On February 9, 2018, we completed the sale of Golf for approximately $12 million.

On February 23, 2018, the Company entered into an agreement to sell Time Inc. UK. The sale is expected to close in March 2018.

21.	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(in millions, except per share amounts)
2017
Revenues	$636	$694	$679	$766
Net income (loss)	(28)	(44)	13	71
Basic net income (loss) per common share	(0.29)	(0.44)	0.14	0.71
Diluted net income (loss) per common share	(0.29)	(0.44)	0.14	0.70

2016
Revenues	$690	$769	$750	$867
Net income (loss)	(10)	18	(112)	56
Basic net income (loss) per common share	(0.10)	0.18	(1.13)	0.57
Diluted net income (loss) per common share	(0.10)	0.18	(1.13)	0.56

The results for the three months ended March 31, 2017 included: Restructuring and severance costs of $16 million primarily related to headcount reductions and other costs of $2 million related to mergers, acquisitions, investments and dispositions, integration and transformation costs and other nonrecurring costs.

The results for the three months ended June 30, 2017 included: Goodwill impairments of $50 million related to INVNT and SI Play; Restructuring and severance costs of $31 million due to cost re-engineering initiatives undertaken in June 2017 related to headcount reductions; other costs of $8 million related to mergers, acquisitions, investments and dispositions, integration and transformation costs and other nonrecurring costs; and Assets impairments of $5 million related to a definite-lived tradename and a customer relationship intangible asset.

The results for the three months ended September 30, 2017 included: Restructuring and severance costs of $26 million primarily due to previously announced cost savings initiatives, the strategic transformation program and other exit costs related to vacating certain real estate leases and other costs of $8 million related to mergers, acquisitions, investments and dispositions, integration and transformation costs and other nonrecurring costs.

The results for the three months ended December 31, 2017 included: the favorable impact of a tax law change of $75 million; Goodwill impairments of $34 million related to the classification of Time Inc. UK and the

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Golf brand as held for sale; gain on operating assets of $16 million related primarily to the sale of SI Play and the recognition of the deferred gain from the sale-leaseback of the Blue Fin Building that was completed in the fourth quarter of 2015, partially offset by losses incurred related to the sale of Essence; pension settlement and curtailment of $12 million; Restructuring and severance costs of $7 million primarily related to headcount reductions; other costs of $40 million related to mergers, acquisitions, investments and dispositions, integration and transformation costs and other nonrecurring costs; and Asset impairments of $4 million related to impairments of certain definite-lived intangible assets.

22.	GUARANTOR AND NON-GUARANTOR CONDENSED CONSOLIDATING FINANCIAL INFORMATION

As noted in Note 20, on January 31, 2018, Meredith acquired 100% of the outstanding shares of the Company. The acquisition was partially financed by $1.4 billion of 6.875% senior unsecured notes due in 2026 (“6.875% Senior Notes”). The 6.875% Senior Notes issued by Meredith were guaranteed by Meredith and certain of its wholly-owned domestic subsidiaries, including Time Inc. and certain of its domestic subsidiaries.

All of the Time Inc. guarantor subsidiaries are 100% owned by the Company. Each guarantee by a guarantor subsidiary is full, unconditional, joint and several. The non-domestic subsidiaries of Time Inc. have not guaranteed the 6.875% Senior Notes.

The accompanying supplemental condensed, consolidating financial information as of and for the year ended December 31, 2017, is presented using the equity method of accounting. Under this method, Investments in subsidiaries are recorded at cost and adjusted for the Company’s share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The guarantor and non-guarantor subsidiaries are presented on a combined basis. Elimination entries relate primarily to the elimination of Investments in subsidiaries and associate intercompany balances and transactions.

Management believes that the allocations and adjustments noted above are reasonable. However, such allocations and adjustments may not be indicative of the actual amounts that would have been incurred had the Parent Company, Guarantor Subsidiaries and Non-Guarantor Subsidiaries operated independently.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet

December 31, 2017

(in millions)

	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated Total
ASSETS
Current assets
Cash and cash equivalents	$453	$9	$34	$—	$496
Receivables, less allowances of $167	213	162	54	—	429
Inventories, net of reserves	—	21	1	—	22
Prepaid expenses and other current assets	25	42	17	—	84
Assets held for sale	—	—	326	—	326

Total current assets	691	234	432	—	1,357

Property, plant and equipment, net	226	36	21	—	283
Intangible assets, net	625	26	44	—	695
Goodwill	1,059	699	22	—	1,780
Intercompany receivables	5,020	6,651	6,393	(18,064)	—
Intercompany notes receivable	180	63	—	(243)	—
Investment in subsidiaries	3,523	102	—	(3,625)	—
Other assets	13	7	50	—	70

Total assets	$11,337	$7,818	$6,962	$(21,932)	$4,185

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$266	$134	$94	$—	$494
Deferred revenue	4	298	27	—	329
Liabilities held for sale	—	—	176	—	176

Total current liabilities	270	432	297	—	999

Long-term debt	1,222	—	—	—	1,222
Deferred tax liabilities	116	25	10	—	151
Deferred revenue	—	65	6	—	71
Investment in subsidiaries	—	—	44	(44)	—
Intercompany payables	6,411	5,339	6,314	(18,064)	—
Intercompany notes payable	—	—	243	(243)	—
Other noncurrent liabilities	198	15	39	—	252
Commitments and contingencies

Stockholders’ equity
Total stockholders’ equity	3,120	1,942	9	(3,581)	1,490

Total liabilities and stockholders’ equity	$11,337	$7,818	$6,962	$(21,932)	$4,185

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Operations

Year Ended December 31, 2017

(in millions)

	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated Total
Revenues	$834	$1,484	$685	$(228)	$2,775
Costs of revenues	343	730	321	(228)	1,166
Selling, general and administrative expenses	566	446	318	—	1,330
Amortization of intangible assets	48	8	23	—	79
Restructuring and severance costs	45	18	17	—	80
Asset impairments	3	1	5	—	9
Goodwill impairment	1	—	83	—	84
(Gain) loss on operating assets, net	—	21	(45)	—	(24)

Operating income (loss)	(172)	260	(37)	—	51
Interest expense, net	72	—	(1)	—	71
Intercompany interest expense, net	(9)	(5)	14	—	—
Other expense, net	9	4	2	—	15

Income (loss) before income taxes	(244)	261	(52)	—	(35)
Income tax provision (benefit)	(120)	90	(17)	—	(47)

Income (loss) before equity income	(124)	171	(35)	—	12
Earnings (loss) from equity in subsidiaries	204	(62)	(20)	(122)	—

Net income (loss)	$80	$109	$(55)	$(122)	$12

Comprehensive income (loss)	$80	$109	$(15)	$(122)	$52

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2017

(in millions)

	Parent	Guarantor	Non-Guarantor	Eliminations	Consolidated Total
OPERATING ACTIVITIES
Cash provided by (used in) operations	$31	$(81)	$263	$—	$213

INVESTING ACTIVITIES
Capital expenditures	(38)	(4)	(27)	—	(69)
Proceeds from (payments for) dispositions	—	129	(4)	—	125
Acquisitions, net of cash acquired	—	(24)	2	—	(22)
(Investments in) dispositions of cost and equity-method investments	—	(2)	(1)	—	(3)
Maturities of short-term investments	40	—	—	—	40
Intercompany activities	(554)	(493)	(665)	1,712	—
Issuances of notes receivable	—	(2)	—	—	(2)
Repayments of notes receivable	—	2	1	—	3

Cash provided by (used in) investing activities	(552)	(394)	(694)	1,712	72

FINANCING ACTIVITIES
Repurchase of 5.75% Senior Notes	(102)	—	—	—	(102)
Proceeds from the issuance of debt	297	—	—	—	297
Principal payments on Term Loan	(222)	—	—	—	(222)
Intercompany activities	843	462	407	(1,712)	—
Dividends paid	(31)	—	—	—	(31)
Withholding taxes paid on equity-based compensation	(6)	(2)	(1)	—	(9)
Contingent/deferred consideration payments	—	(1)	(2)	—	(3)

Cash provided by (used in) financing activities	779	459	404	(1,712)	(70)

Effect of exchange rate changes on Cash and cash equivalents	—	—	1	—	1

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	258	(16)	(26)	—	216
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	195	25	76	—	296
CASH CLASSIFIED AS HELD FOR SALE	—	—	(16)	—	(16)

CASH AND CASH EQUIVALENTS, END OF PERIOD	$453	$9	$34	$—	$496

MEREDITH CORPORATION

Offer to Exchange

6.875% Senior Notes due 2026

January 30, 2019